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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on June 3, 2005

Registration No. 333-120718

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LANGER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3842 (Primary Standard Industrial Classification Code Number)	11-2239561 (I.R.S. Employer Identification Number)
450 Commack Road Deer Park, New York 11729-4510 (631) 667-1200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Andrew H. Meyers
Chief Executive Officer
Langer, Inc.
450 Commack Road
Deer Park, New York 11729-4510
(631) 667-1200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Robert L. Lawrence, Esq. Kane Kessler, P.C. 1350 Avenue of the Americas New York, New York 10019-4896 (212) 541-6222	Glenn R. Pollner, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 3, 2005

5,000,000 Shares

LANGER, INC.

Common Stock

$            per share

•
Langer, Inc. is offering 5,000,000 shares.

•
The last reported sale price of our common stock on June 2, 2005 was $8.00 per share.

•
Trading symbol: The Nasdaq Small Cap Market—GAIT. Our common stock has been approved for quotation on The Nasdaq National Market following the pricing of this offering, subject to the offering being completed.

This investment involves a high degree of risk. See "Risk Factors" beginning on page 9.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Langer	$	$

The underwriters have a 30-day option to purchase up to 750,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about June     , 2005.

Piper Jaffray

                            Ryan Beck & Co.

Wm Smith Securities,
Incorporated

The date of this prospectus is            , 2005.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Price Range of Common Stock
Dividend Policy
Capitalization
Dilution
Selected Consolidated Financial Data
Unaudited Pro Forma Condensed Consolidated Financial Statements
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Principal Stockholders
Certain Relationships and Related Party Transactions
Description of Capital Stock
Shares Eligible for Future Sale
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Index to Consolidated Financial Statements

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements and the related notes appearing elsewhere in this prospectus. References in this prospectus to "we," "us," "our" and "Langer" refer to Langer, Inc. and its subsidiaries, unless the context otherwise requires. Pro forma financial information included in this summary gives effect to the acquisition of Silipos, Inc. ("Silipos") as if it had occurred at the beginning of the period indicated. Unless otherwise specified, any reference to a year is to a fiscal year ended December 31.

Our Business

We design, manufacture and distribute a broad range of medical products targeting the orthopedic, orthotic and prosthetic markets. We also offer a diverse line of skincare products for the medical, therapeutic and retail markets. We sell our products primarily in the United States and Canada, as well as in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals.

Our broad range of over 500 orthopedic products, including custom foot and ankle orthotic devices, pre-fabricated foot products, rehabilitation products, and gel-based orthopedic and prosthetics products are designed to correct, protect, heal and provide comfort for the patient. Our line of over 50 skincare products, which include scar management products and gel-based therapeutic gloves and socks, is designed to improve skin appearance and transmit moisture agents, vitamins and nutrients to the skin.

Acquisition History

In February 2001, an investor group and management team, led by our current Chairman of the Board of Directors, Warren B. Kanders, our President and Chief Executive Officer, Andrew H. Meyers, and our Board of Directors member, Gregory R. Nelson, purchased a controlling interest in Langer, a custom orthotics company distributing its products primarily to healthcare podiatric professionals, as a platform to pursue a growth strategy in the orthopedic industry. Since that time, in connection with our growth strategy, we have consummated the following three strategic acquisitions:

  •
  Silipos.    On September 30, 2004, we acquired Silipos, Inc., our largest acquisition to date, from SSL International plc. ("SSL"). Silipos is a leading designer, manufacturer and marketer of gel-based products focusing on the orthopedic, orthotic, prosthetic, and skincare markets. We acquired Silipos because of its strong distribution channels and proprietary products, and to enable us to expand into additional product lines that are part of our market focus. The aggregate consideration paid by us in connection with this acquisition was approximately $16.5 million, including transaction costs, paid in cash and notes. On March 31, 2005, we entered into a settlement agreement and limited release with SSL, pursuant to which the purchase price for Silipos was reduced by approximately $0.2 million because Silipos did not satisfy certain minimum working capital requirements as of the closing date of the acquisition pursuant to the Silipos purchase agreement. Additionally, under circumstances described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations," we may be obligated to pay significant additional amounts in connection with the Silipos acquisition.

  •
  Bi-Op.    On January 13, 2003, we acquired Bi-Op Laboratories, Inc. ("Bi-Op"), which is engaged in the design, manufacture and sale of footwear and foot orthotic devices as well as orthotic and prosthetic services. We acquired Bi-Op to gain access to additional markets and complementary product lines. The aggregate consideration, including transaction costs, was approximately $2.2 million, paid in cash and shares of our common stock.

  •
  Benefoot.    On May 6, 2002, we acquired the net assets of Benefoot, Inc., and Benefoot Professional Products, Inc. (together, "Benefoot"). Benefoot designs, manufactures and distributes custom orthotics, custom Birkenstock® sandals, therapeutic shoes and prefabricated orthotic devices to healthcare professionals. We acquired Benefoot to gain additional scale in our core custom orthotics business as well as to gain access to complementary product lines. The aggregate consideration, including transaction costs, was approximately $7.9 million, consisting of cash, notes, the assumption of liabilities consisting of approximately $0.3 million of long-term debt paid at closing and shares of our common stock.

Our Addressable Markets

Orthopedic

The orthopedic market we target is comprised of orthotic devices and prosthetic components for non-invasive use. Orthotics are specialized devices used to supplement or support abnormal or weakened limbs or joints. These devices are designed to improve function and correct injuries or deformities of existing limbs or body parts and can be both custom designed to individual patient requirements or pre-fabricated for off-the-shelf use. Orthotic products range from full body spinal orthoses and custom fabricated arch supports to braces for the back, shoulder, arm or knee; they may be rigid, semi-rigid, or soft and flexible depending on the requirement of the patient.

Prosthetics involve the design, fabrication and fitting of artificial limbs for patients who have lost their limbs due to traumatic injuries, vascular diseases, diabetes, cancer and congenital diseases. Our target market is comprised of the production and distribution of the components utilized in the fabrication of these prosthetic devices. Prosthetic components include external mechanical joints such as hips and knees, artificial feet and hands, and sheaths and liners utilized as an interface between the amputee's skin and prosthetic socket.

Based on third-party research, we believe that the global orthopedic markets that we target represented approximately $2.4 billion in sales in 2003, with the United States accounting for approximately half of this amount, and are expected to grow to approximately $3.4 billion by the end of 2008.

We believe that the growth of the orthopedic markets we target will be driven by the following factors:

  •
  Aging Population.    It is estimated that the number of people in the United States between the ages of 40 and 60 will grow from approximately 58 million today to more than 64 million by 2010. With longer life expectancy, expanded insurance coverage, improved technology and devices, and greater mobility, individuals are expected to seek orthopedic rehabilitation services and products more often.

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  Increased Demand for Non-Invasive Procedures.    We believe there is growing awareness and clinical acceptance by patients and healthcare professionals of the benefits of non-invasive solutions, which should continue to drive demand for non-operative rehabilitation products.

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  Technological Sophistication of Orthotic and Prosthetic Devices.    In recent years the development of stronger, lighter and cosmetically appealing materials has led to advancements in design technology, driving growth in the orthotic and prosthetic industries. We believe that a continuation of this trend should enable the manufacture of new products that provide greater protection and comfort, and that more closely replicate the function of natural body parts.

  •
  Need for Replacement and Continuing Care.    Most prosthetic and orthotic devices have useful lives ranging from three to five years, necessitating ongoing device replacement and/or retrofitting over the life of the patient.

  •
  Growing Emphasis on Physical Fitness, Leisure Sports and Conditioning.    As a growing number of individuals participate in athletic activities, they are increasingly likely to suffer strains and injuries, requiring non-operative orthopedic rehabilitation products.

Skincare

Skincare products are generally sold in the retail cosmetic marketplace and include cleansers, toners, moisturizers, exfoliants and facial masks. Third-party research has reported that moisturizing products account for the predominant portion of the skincare market. Many of these products combine traditional moisturizing agents with compounds such as retinoids, hydroxy acids, and anti-oxidants that smooth and soothe dry skin, retain water in the outer layer skin cells and help maintain or reinforce the skin's protective barrier, particularly skin tissue damaged from surgery or injury.

Based on third-party research, we believe that the U.S. skincare moisturizer market, which is the market we target, represented approximately $2.0 billion in sales in 2003 and is expected to grow to approximately $2.5 billion by the end of 2008.

We believe that growth in this market will be driven by an aging population, an increasing number of image-conscious consumers, and the growth and popularity of spas and body/facial treatment centers.

Growth Strategy

  •
  Gain Access to New Sales Channels and Leverage Customer Relationships.    We are focused on expanding our customer base and offering an increasing array of products within our distribution channels. Our distribution historically focused on individual podiatry practices while Silipos focuses much of its marketing effort on medical distributors. We believe this diversification will facilitate access to a new customer base for our historical products, as well as provide the opportunity to offer new products to our existing customers.

  •
  Continue to Introduce New Products and Product Enhancements.    We have a history of product innovation. Since 2002, we have introduced over 80 new products, including activity-specific custom orthotics, a proprietary custom ankle-foot orthotics program, an enhanced version of our Explorer® mineral oil-based prosthetic liner, the SoftZone® heel pad product line and a new line of shock absorption materials. For the year ended December 31, 2004, these products accounted for approximately 11% of our revenues, on a pro forma basis after giving effect to our acquisition of Silipos. For the three months ended March 31, 2005, these products accounted for approximately 13% of our revenues. We believe that new product introductions and enhancements will enhance growth and provide an advantage over our competitors in the future.

  •
  Increase Penetration in Existing Markets and Expand into New Markets.    We believe our intellectual property and research and development capabilities will allow us to increase penetration in our existing markets and enter new markets. For example, gel technologies developed by Silipos are used to augment our orthopedic product offerings with internally developed prosthetic and skincare products. We intend to continue exploring additional applications of our intellectual property to grow our business.

  •
  Acquire Complementary Businesses.    Since February 2001, we have consummated three acquisitions. These acquisitions have increased our net sales by approximately 283% from the fiscal year ended February 28, 2001 to the fiscal year ended December 31, 2004 on a pro forma basis, after giving effect to our recent acquisition of Silipos as if it had occurred on January 1, 2004. We intend to continue our program of targeted acquisitions to gain access to new sales channels, acquire new product lines, increase penetration of our existing markets, and gain entry into new market sectors.

Competitive Strengths

  •
  Management Team.    Our management team has been involved in the acquisition and integration of a substantial number of companies. Our Chairman of the Board of Directors, Warren B. Kanders, brings a track record spanning over 20 years of building public companies through strategic acquisitions to enhance organic growth. In addition, our President and Chief Executive Officer, Andrew H. Meyers, brings over 25 years of experience in acquiring, integrating and building businesses in the orthopedic industry.

  •
  Scalable Infrastructure to Support Growth.    We have recently upgraded our information technology platform and other back office functions, and we believe we now have an infrastructure capable of supporting future organic growth and growth through acquisitions.

  •
  Strong Base Business.    We offer a broad range of over 500 orthopedic products and we believe our brand names represent a high level of quality in the markets in which we sell. We also hold approximately 35 patents and patent applications worldwide and a number of trademarks for technologies and brands related to our product offerings. We believe this combination of diversified products, brands, and intellectual property provides a competitive advantage in our markets.

  •
  Strength Across Distribution Channels.    We believe we maintain strong relationships across various distribution channels, including over 4,000 individual practitioners, a network of national, regional, independent and international distributors, medical catalog companies, group purchasing organizations, original equipment manufacturers, specialty retailers and consumer catalog companies.

Risks Related to Our Business

An investment in our common stock involves a high degree of risk. In the three months ended March 31, 2005, we generated earnings after taxes of approximately $1,410,000, which included a non-cash gain of $1,750,000 from the change in the estimated fair value of a put option (See "Restatement of Silipos Financial Statements"). In the year ended December 31, 2004, we generated earnings after taxes of approximately $375,000, which included a non-cash gain of approximately $605,000 from the change in the estimated fair value of the put option. Additionally, we incurred net losses in each of the years ended December 31, 2003 and 2002. In our efforts to achieve our goals, we face a number of challenges including:

  •
  Our growth prospects depend on assumptions being realized.    Our future growth prospects depend in part on increasing market demand for the types of products we sell. If our assumptions regarding demographics, trends and the estimated market for the types of products we sell prove to be wrong, our growth prospects would be materially adversely affected.

  •
  Our acquisition strategy entails significant risk.    A key element of our strategy is the acquisition of businesses and assets that will complement our current business, increase size, expand our geographic scope of operations and otherwise offer growth opportunities. We may not be able to successfully identify attractive acquisition opportunities, obtain financing for acquisitions or make acquisitions on satisfactory terms or successfully acquire and/or integrate identified targets. We recently acquired Silipos, which has substantially increased the size of our company and broadened our product offerings. An inability by us to successfully integrate and manage Silipos could have a material adverse effect on our business and profitability and harm our future growth prospects.

  •
  Our industry is characterized by significant competition.    The orthopedic, orthotic, prosthetic and skincare markets are highly competitive. Certain of our competitors in these markets may have more resources and more recognizable trademarks for products similar to those sold by us and may develop new products which render our products obsolete.

  •
  We may require substantial additional financing to carry out our business objectives.    We may require substantial financing in order to achieve our acquisition, product expansion and other business objectives. We do not currently have a working capital or revolving credit facility and may not be able to generate sufficient operating cash flow or otherwise obtain sufficient financing to meet these objectives.

For a more detailed discussion of these and the other risks that we face, see the discussion under the heading "Risk Factors" beginning on page 9.

Restatement of Silipos Financial Statements

Silipos is a party to a supply agreement dated August 20, 1999, with Poly-Gel, L.L.C. ("Poly-Gel"), pursuant to which, among other things, Poly-Gel had the right (the "Put Option") to require Silipos to purchase the assets or outstanding shares of Poly-Gel at a purchase price of 1.5 times Poly-Gel's revenues in the 12 months ending immediately prior to the exercise of the Put Option. The Put Option expired unexercised on February 16, 2005. We had been engaged in discussions with Poly-Gel in late 2004 regarding a possible acquisition of Poly-Gel by us, but we terminated these discussions and have no present intention to acquire Poly-Gel.

On January 28, 2005, we concluded that the consolidated financial statements of Silipos as of and for the six months ended September 30, 2004, and Langer's pro forma unaudited condensed consolidated statement of operations for the nine months ended September 30, 2004, contained in our Registration Statement on Form S-1 relating to this offering (the "S-1"), as initially filed with the Securities and Exchange Commission on November 23, 2004, incorrectly accounted for the Put Option, and that these financial statements should not be relied upon. We amended the S-1 to include, among other things, restated Silipos' historical financial statements as of and for the six months ended September 30, 2004 and restated pro forma financial statements for the nine months ended September 30, 2004. This restatement did not result in a change to Langer's unaudited financial statements as of and for the nine month period ended September 30, 2004. Silipos' restated financial statements reflect a liability of $2,355,000 on Silipos' September 30, 2004 balance sheet, which represents the difference between the purchase price under the Put Option and the fair value of Poly-Gel on September 30, 2004. Silipos' statement of operations for the six month period ended September 30, 2004 was restated to record a Put Option expense of $2,355,000. The Langer pro forma financial statements previously reported for the nine months ended September 30, 2004 have been replaced with pro forma financial statements for the year ended December 31, 2004.

At December 31, 2004, the fair value of the Put Option was approximately $1,750,000. We recorded the reduction in the estimated fair value of the Put Option obligation of $605,000 as a gain from the change in estimated fair value of the Put Option in the consolidated statement of operations for the year ended December 31, 2004. We recorded the expiration of the Put Option in the three months ended March 31, 2005 as an additional gain of $1,750,000 from the change in the estimated fair value of the Put Option.

Corporate Information

Our principal executive offices are located at 450 Commack Road, Deer Park, New York 11729-4510. Our telephone number is (631) 667-1200. Our website is located at www.langerinc.com. The information contained on our website is not a part of this prospectus.

The Offering

Common stock offered:	5,000,000 shares
Common stock outstanding after the offering	9,397,933 shares
Offering price	$ per share
Use of proceeds
We intend to use the net proceeds from the sale of the shares of common stock we are offering to repay certain of our indebtedness and for general corporate purposes, including potential acquisitions. See "Use of Proceeds."
The Nasdaq Small Cap Market symbol
GAIT. Subject to the pricing and completion of this offering, Nasdaq has approved our application for quotation of our common stock on The Nasdaq National Market, under the trading symbol GAIT. We expect trading of our common stock on The Nasdaq National Market to commence the day after pricing of this offering.

The number of shares of common stock that will be outstanding after this offering is based on shares outstanding as of June 2, 2005 and excludes as of that date:

  •
  1,186,004 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.92 per share;

  •
  120,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.02 per share;

  •
  2,431,500 shares of common stock issuable upon conversion of our outstanding 4% convertible subordinated notes due August 31, 2006, which convertible notes have a conversion price of $6.00 per share;

  •
  1,113,833 shares of common stock reserved for future grants under our 2001 Stock Incentive Plan; and

  •
  40,000 shares of restricted stock granted on November 12, 2004 and a May 1, 2005 grant, which has been deferred until September 1, 2005, of 100,000 shares of restricted stock to Kanders & Company, approved by the Board of Directors in November 2004, provided Mr. Kanders has not resigned as Chairman of the Board, all of which vest on November 12, 2007, and which accelerate upon termination of the consulting agreement, the death of Mr. Kanders, or our change of control.

In addition, at our annual meeting of stockholders to be held on June 23, 2005, we are seeking approval of a new long-term stock incentive plan. If approved, 2,000,000 shares of common stock would be reserved for future issuance under this plan.

Unless otherwise indicated, all information in this prospectus assumes:

  •
  no exercise of the underwriters' over-allotment option; and

  •
  no exercise of outstanding options and warrants to purchase shares of common stock or the conversion of our outstanding convertible subordinated notes into shares of common stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

You should read the following summary historical and unaudited pro forma financial information together with our consolidated financial statements, unaudited pro forma condensed consolidated financial statement and related notes and other financial information, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The summary historical consolidated statements of operations data for the years ended December 31, 2002, 2003 and 2004 has been derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated statement of operations data for the three months ended March 31, 2004 and 2005 and the summary historical consolidated balance sheet data as of March 31, 2005 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of management, these unaudited condensed consolidated financial statements include all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of these periods.

The summary unaudited pro forma statement of operations data for the year ended December 31, 2004 has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma statement of operations data gives effect to the Silipos acquisition as if it had occurred on January 1, 2004. The unaudited pro forma financial information may not be indicative of the results of operations that actually would have occurred had the Silipos acquisition been in effect on the date indicated or the financial position and results of operations that may be obtained in the future.

The unaudited, as adjusted, consolidated balance sheet data as of March 31, 2005 gives effect to the sale of the shares in this offering and the repayment of certain of our indebtedness with a portion of the net proceeds of this offering as described under "Use of Proceeds."

Historical results are not necessarily indicative of the operating results to be expected in the future.

	Years Ended December 31,				Three Months Ended March 31,
Consolidated Statements of Operations Data:				Pro Forma 2004
	2002	2003	2004		2004	2005
	(in thousands, except per share data)
Net sales	$18,677	$24,720	$30,127	$44,608	$5,764	$10,397
Cost of sales	11,963	16,050	18,023	23,712	3,791	5,502

Gross profit	6,714	8,670	12,104	20,896	1,973	4,895

Operating expenses
Sales and marketing	3,151	3,131	4,951	10,799	807	1,939
Research and development	165	—	48	433	—	130
General and administrative	3,868	4,775	5,928	7,502	1,174	2,300
Loss on impairment of goodwill	—	—	—	9,124	—	—

Total operating expenses	7,184	7,906	10,927	27,858	1,981	4,369

(Loss) income from operations	(470)	764	1,177	(6,962)	(8)	526

Change in fair value of Put Option	—	—	605	(1,750)	—	1,750
Change in fair value of Protection Payment	—	—	(223)	(223)	—	—
Other income (expense) net, including interest	(529)	(603)	(1,027)	(2,251)	(161)	(827)

Other income (expense) net	(529)	(603)	(645)	(4,224)	(161)	923

(Loss) income before income taxes	(999)	161	532	(11,186)	(169)	1,449
Provision for income taxes	107	166	157	157	50	39

Net (loss) income	$(1,106)	$(5)	$375	$(11,343)	$(219)	$1,410

Net (loss) income per share:
Basic	(.26)	(.00)	.09	(2.58)	(.05)	.32
Diluted	(.26)	(.00)	.08	(2.58)	(.05)	.22
Weighted-average number of shares used in per share calculations:
Basic	4,246	4,374	4,395	4,395	4,380	4,398
Diluted	4,246	4,374	4,793	4,395	4,380	7,418
	As of March 31, 2005
Consolidated Balance Sheet Data:
	Actual	As Adjusted(1)(2)
	(in thousands)
Cash and cash equivalents	$4,847	$23,422
Working capital	636	30,199
Total assets	47,810	66,322
Long-term debt (including current maturities)	32,964	17,289
Stockholders' equity	6,655	42,035

(1)
As adjusted to give effect to the sale of 5,000,000 shares of our common stock in this offering, at an assumed offering price of $8.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and to give effect to the repayment of certain of our indebtedness with a portion of the net proceeds of this offering as described under "Use of Proceeds".

(2)
Assumes that we will be required to utilize $1.0 million to satisfy obligations, as described in "Use of Proceeds," in connection with the Silipos acquisition.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations, financial condition or prospects would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Operations

We have a history of net losses and may incur additional losses in the future.

We have a history of net losses. In order for us to achieve and maintain consistent profitability from our operations, we must continue to achieve product revenue at or above current levels. We may increase our operating expenses as we attempt to expand our product lines and acquire other businesses and products. As a result, we may need to increase our revenues significantly to achieve sustainable profitability. We cannot assure you that we will be able to obtain sustainable profitability. Any such failure could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Our business plan relies on certain assumptions for the market for our products which, if incorrect, may adversely affect our profitability.

We believe that various demographics and industry-specific trends will help drive growth in the orthopedic, orthotic, prosthetic and skincare markets, including:

  •
  an aging population with broad medical coverage, increased disposable income and longer life expectancy;

  •
  a growing emphasis on physical fitness, leisure sports and conditioning, which will continue to lead to increased injuries; and

  •
  increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

These demographics and trends are uncertain. The projected demand for our products could materially differ from actual demand if our assumptions regarding these factors prove to be incorrect or do not materialize, or if alternative treatments to those offered by our products gain widespread acceptance.

There are significant risks associated with our strategy of acquiring and integrating businesses.

A key element of our strategy is the acquisition of businesses and assets that will complement our current business, increase size, expand our geographic scope of operations and otherwise offer growth opportunities. We may not be able to successfully identify attractive acquisition opportunities, obtain financing for acquisitions, make acquisitions on satisfactory terms, or successfully acquire and/or integrate identified targets. Additionally, competition for acquisition opportunities in our industry may escalate, thereby increasing the costs to us of completing acquisitions or cause us to refrain from making acquisitions. Our ability to implement our acquisition strategy is also subject to other risks and costs, including:

  •
  loss of key employees, customers or suppliers of acquired businesses;

  •
  diversion of management's time and attention from our core businesses;

  •
  adverse effects on existing business relationships with suppliers and customers;

  •
  our ability to realize operating efficiencies, synergies, or other benefits expected from an acquisition;

  •
  risks associated with entering markets in which we have limited or no experience; and

  •
  assumption of contingent or undisclosed liabilities of acquisition targets.

In addition, in connection with our recent acquisition of Silipos, we face the risk of incurring potential liabilities of Silipos which may not be covered by the limited indemnification in the Silipos purchase agreement.

The above risks could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

We may face difficulties integrating the operations of Silipos.

We recently completed the acquisition of Silipos, our largest acquisition to date. Our ability to integrate the operations of Silipos is subject to various risks, including:

  •
  failure to effectively integrate the two companies' sales and marketing teams;

  •
  potential incompatibility of the information technology systems of the companies, which could cause internal reporting problems; and

  •
  loss of key personnel.

If any of these risks were to materialize in the future, we may not be able to realize the operating efficiencies, synergies or other benefits expected from this acquisition. Our failure to successfully integrate the operations of Silipos in a timely manner without incurring unexpected costs could have a material adverse effect on the market price of our common stock, business, financial condition and results of operations.

We may not be able to adequately manage our growth.

We have expanded, and are seeking to continue to expand, our business. This growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. Personnel qualified in the production and marketing of our products are difficult to find and hire, and enhancements of information technology systems to support growth are difficult to implement. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel. In addition, although we have recently implemented a new information technology platform, we cannot assure you that the new system will be effective in accommodating our growing accounting, financial and information needs. Any failure to adequately manage our growth could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

A write-off of intangible assets would adversely affect our results of operations.

Our total assets include substantial intangible assets, including goodwill acquired in connection with the acquisitions of Benefoot, Bi-Op and Silipos representing the excess of cost over the fair value of the identifiable assets acquired. We expect to incur additional goodwill in connection with other acquisitions we make in the future. We evaluate on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of the goodwill or other intangible assets may no longer be recoverable, in which case a charge to earnings would become necessary. Any determination requiring the write-off a significant portion of unamortized intangible assets could have a material adverse effect on the market price of our common stock, and our business, financial condition and our results of operations.

Our business is highly competitive. If we fail to compete successfully, our sales and operating results may be negatively affected and we may not achieve future growth.

The orthopedic, orthotic, prosthetic and skincare markets are highly competitive. Certain of our competitors in these markets have more resources and experience as well as more recognizable trademarks for products similar to those sold by us. In addition, the market for orthopedic devices and related products is characterized by new product development and corresponding obsolescence of existing products. Our competitors may develop new techniques, therapeutic procedures or alternative products that are more effective than our current technology or products or that render our technology or products obsolete or uncompetitive, which could cause a decrease in orders for our custom orthotic products. Such decreases could have a material adverse effect on the market price of our common stock, and our business, financial condition and results of operations.

We may not be able to develop successful new products or enhance existing products, obtain regulatory clearances and approval of such products, market such products in a commercially viable manner or gain market acceptance for such products. Failure to develop, license or market new products and product enhancements could materially and adversely affect our competitive position, which could cause a significant decline in our sales and profitability.

We expect that the level of competition faced by us will increase in the future. Some competitors have substantially greater financial, marketing, research and technical resources than us. There can be no assurance that we will be able to continue to compete successfully in the orthopedic, orthotic, prosthetic and skincare markets. Any such failure could have a material adverse effect on the market price of our common stock and our business, financial condition, and results of operations.

We may not be able to raise adequate financing to fund our operations and growth prospects.

Our acquisition and product expansion programs, debt servicing requirements and existing operations will require substantial capital resources. Currently, we do not have a working capital facility or revolving line of credit with a financial institution for additional borrowings. Accordingly, we cannot assure you that we will be able to generate sufficient operating cash flow or obtain sufficient additional financing to meet these requirements. If we do not have adequate resources and cannot obtain additional capital on terms acceptable to us or at all, we may be required to reduce operating costs by altering and delaying our business plan or otherwise radically altering our business practices. Failure to meet our future capital requirements could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

We may be adversely affected by legal actions or proceedings.

Except as set forth below, neither we nor any of our subsidiaries are currently a party to any legal action or proceeding which we believe could have a material adverse effect on the market price of our common stock and our business, financial condition or results of operations.

On April 21, 2005, Thermo-Ply, Inc., a Florida corporation, filed an action in the United States District Court for the Middle District of Florida (Tampa Division) against Silipos and four other defendants. The action asserts a claim for alleged infringement of U.S. Patent No. 6,231,617. Although not specifically identified by the claim, we believe that the claim, insofar as it relates to us, may be directed towards the Explorer Gel Liners manufactured, distributed and sold by Silipos. We are currently investigating the validity of this claim. Should the plaintiff be successful in pressing this claim, Silipos could be enjoined from making, using or selling the accused products and could also be assessed damages for the alleged infringement, which damages could be increased up to three times in the event the infringement is found to be willful, together with attorney fees and certain costs.

Additionally, in the normal course of business, we may be subject to claims and litigations in the areas of general liability. We may also be subject to claims, litigations or other liabilities as a result of acquisitions we have completed. The results of legal proceedings are difficult to predict and we cannot provide you with any assurance that an action or proceeding will not be commenced against us, or that we will prevail in any such action or proceeding.

We could become subject to certain claims or actions brought by River Biomechanics ("River") and its principal, a former sales agent and distributor for our foot orthotic devices sold in Canada. These claims may include allegations relating to prior negotiations by us to acquire River, our hiring of certain former employees of River and use of certain confidential information. While we have received written correspondence from River and its principal threatening to institute litigation and seek damages for $5.0 million, no action has been brought to date. We would expect to vigorously defend against any claims brought by River and its principal. We also believe that we have potential causes of action against River and its principal. While we do not believe that any such claims would have a material adverse effect on our business, financial condition or results of operations we have and could continue to experience a decline in sales to our Canadian customers, which we expect to be offset to some extent by a reduction in our expenses, as a result of the change in our relationship with River.

In addition, in connection with our acquisition of Silipos, we could become subject to certain claims or actions brought by Poly-Gel, L.L.C. ("Poly-Gel"), Silipos' former supplier of mineral oil based gels, although no such claims have been brought to date. These claims may arise, for example, out of the supply agreement between Silipos and Poly-Gel dated August 20, 1999, the manufacture, marketing or sale of products made from gel not purchased from Poly-Gel, alleged misappropriation of trade secrets or other confidential information (including gel formulations) of Poly-Gel, as well as any other alleged violations of the supply agreement (the "Potential Poly-Gel Claims"). For any of these potential claims, SSL has agreed to indemnify us for losses up to $2.0 million, after which we would be liable for any such claims. Furthermore, we have assumed responsibility for the first $150,000 of any other liability in connection with our acquisition of Silipos, and SSL's maximum liability for total indemnification related to our acquisition of Silipos is between $5,000,000 and $7,000,000. Thus, if the total amount of all claims arising from the acquisition exceed this maximum, whether or not related to Poly-Gel, we would be liable for amounts in excess of the maximum. For claims arising out of conduct that occurs after the closing of the Silipos transaction on September 30, 2004, we have agreed to indemnify SSL against losses. We would expect to vigorously defend against any claims brought by Poly-Gel or any other third party. However, if such claims were brought, we may not ultimately prevail.

In addition to any indemnification obligations discussed above, our aggregate liability under the Silipos purchase agreement can be as high as $4.5 million under circumstances described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations."

An unfavorable resolution of any legal action or proceeding could both materially and adversely affect the market price of our common stock and our business, results of operations, liquidity or financial condition.

Our existing purchasing arrangements may be adversely affected if we are unable to maintain good relations with our suppliers.

Our ability to sustain our gross margins has been and will continue to be dependent, in part, on our ability to maintain satisfactory terms with the third-party manufacturers of certain raw materials. These terms may be adversely impacted by changes in our suppliers' strategies or changes in our relationship with our suppliers. We cannot assure you that we will continue to maintain satisfactory terms with our suppliers. Our inability to maintain such terms, the loss of any of our key suppliers or any other interruption or delay in the supply of our required materials or our inability to obtain these materials at acceptable prices or within a reasonable amount of time could impair our ability to meet scheduled product deliveries to our customers and could hurt our reputation and cause customers to cancel orders.

We may not be successful in manufacturing the raw material mineral oil based gels we use in our gel-based products.

We did not renew Silipos' supply agreement with Poly-Gel, which was the supplier of mineral oil based gels used in our gel-based products, based on our evaluation of the risks of relying on a single exclusive supplier and our belief that we could produce a satisfactory mineral oil based gel of our own at similar or at lower cost. We have only recently begun to manufacture such gels on our own and we do not have prior experience in manufacturing gel on a commercial basis. We may not be able to produce the gels in a consistent quality or in sufficient quantities to meet the requirement of our gel-based products. Our failure to produce sufficient quantities of high quality gels could hurt our reputation and cause customers to cancel orders for our gel-based products or could prevent us from continuing production of our gel-based products. On a pro forma basis, after giving effect to the acquisition of Silipos, gel-based products accounted for approximately 44% of our revenues in each of the years ended December 31, 2003 and 2004. For the three months ended March 31, 2005, gel-based products accounted for approximately 42% of our revenues. A large portion of Silipos' products utilize gels previously obtained from Poly-Gel. If we are unsuccessful in manufacturing the gels ourselves and we are unable to procure such gels from other suppliers on favorable terms or at all, our business, financial condition and results of operations and the market price of our common stock would be both materially and adversely affected.

We rely heavily on our relationships with healthcare practitioners, agents and distributors for marketing our products, and our failure to maintain these relationships could adversely affect our business.

The sales of our products depend significantly on the prescription or recommendation of such products by podiatrists, orthopedists, orthopedic surgeons, dermatologists, cosmetic and plastic surgeons, occupational and physical rehabilitation professionals, prosthetists, orthotists and other healthcare professionals. Failure of our products to retain the support of these surgeons and other specialists, or the failure of our products to secure and retain similar support from leading surgeons and other specialists, could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operation.

Our marketing success also depends largely upon arrangements with agents and distributors. Our success depends upon our agents' and distributors' sales and service expertise and their relationships with the customers in the marketplace. Our failure to maintain relationships with our agents and distributors for marketing our products could have an adverse effect on the market price of our common stock and our business, financial condition and results of operations.

If our medical specialist consultants and practitioners do not continue their relationships with us, we may be unable to develop, design and test new medical devices, enhance our existing medical devices or educate the public about our products and services.

We have relationships with medical specialists who provide professional consultative services to us in their areas of specialization. The consultants test and evaluate our products, speak for us at symposiums and professional meetings, disseminate information and generally participate in the development of our products and services. We also rely on practitioners in various parts of the country to act as field evaluators of our products. If these arrangements terminate, our ability to develop, design and test new medical devices or enhancements to our existing medical devices, and our ability to operate successfully, could be materially and adversely affected. We cannot assure you that we will be successful in maintaining or renewing our relationships with these medical specialists and practitioners.

The nature of our business could subject us to potential product liability and other claims.

The sale of orthotic and prosthetic products and other biomechanical devices as well as skincare products entails the potential risk of physical injury to patients and other end users and an inherent risk of product liability, lawsuits and product recalls. We currently maintain product liability insurance with coverage limits of $10 million per occurrence and an annual aggregate maximum of $10 million subject to a deductible of $25,000. However, we cannot assure you that this coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, will be obtainable at a reasonable cost. Our existing product liability insurance coverage may be inadequate to protect us from any liabilities we might incur, and we will continue to be exposed to the risk that our claims may be excluded and that our insurers may become insolvent. A product liability claim or series of claims brought against us for uninsured liabilities or liabilities in excess of our insurance coverage could have a material adverse effect on the market price of our common stock, business, financial condition and results of operations. In addition, as a result of a product liability claim, our reputation could be harmed and we may have to recall some of our products, which could result in significant costs to us and have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Health care regulations or health care reform initiatives could both materially and adversely affect the market price of our common stock and our business, financial condition and results of operations.

We are subject to governmental regulation and supervision in the United States—at the federal and state levels—and abroad. These regulations include FDA regulations and those regarding Medicare, Medicaid and physician self-referrals. These regulations are far-reaching, and we may be required to alter one or more of our practices to be in compliance with these laws. For example, we may be required to obtain regulatory approvals and otherwise comply with regulations regarding safety, quality and efficacy standards. If we fail to obtain such approvals and otherwise comply with applicable regulatory requirements that could result in government authorities taking punitive actions against us, including, among other things, imposing fines and penalties on us or preventing us from manufacturing or selling our products. Health care fraud and abuse regulations are complex, and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. Any violations of these laws could result in a material adverse effect on the market price of our common stock and our business, financial condition and results of operations. We cannot assure you that these laws and regulations will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with providers of orthotic and biomechanical products.

Changes in government and other third-party payor reimbursement levels could adversely affect our revenues and profitability.

Our products are sold by us through our network of national, regional, independent and international distributors, hospitals, doctors and other healthcare providers, many of whom are reimbursed for the healthcare services provided to their patients by third-party payors, such as government programs, including Medicare and Medicaid, private insurance plans and managed care programs. Many of these programs set maximum reimbursement levels for certain of the products sold by us in the United States. We may be unable to sell our products through our distribution channels on a profitable basis if third-party payors deny coverage or reduce their current levels of reimbursement, or if our costs of production increase faster than increases in reimbursement levels. The percentage of our sales dependent on Medicare or other insurance programs may increase as the portion of the United States population over age 65 continues to grow, making us more vulnerable to reimbursement level reductions by these organizations. Reduced government reimbursement levels could result in reduced private payor reimbursement levels because of indexing of Medicare fee schedules by certain third-party payors. Furthermore, the healthcare industry is experiencing a trend toward cost containment as government and private insurers seek to contain healthcare costs by imposing lower reimbursement rates and negotiating reduced contract rates with service providers.

Outside the United States, reimbursement systems vary significantly by country. Many foreign markets have government-managed health care systems that govern reimbursement for new devices and procedures. The ability of hospitals supported by such systems to purchase our products is dependent, in part, upon public budgetary constraints. Canada and some European countries, for example, have tightened reimbursement rates. If adequate levels of reimbursement from third-party payors outside of the United States are not obtained, international sales of our products may decline, which could adversely affect our net sales and could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Our business is subject to substantial government regulation relating to medical products that could have a material adverse effect on our business.

Government regulation in the United States and other countries is a significant factor affecting the research, development, formulation, manufacture and marketing of our products. In the United States, the FDA has broad authority to regulate the design, manufacture, formulation, marketing and sale of medical devices, skincare, and other medical products, and the Federal Trade Commission ("FTC") has broad authority over product advertising. Overseas, these activities are subject to foreign governmental regulation, which is in many respects similar to regulation in the United States, but which vary from country to country. United States and foreign regulation continues to evolve, which could result in additional burdens on our operations. If we fail to comply with applicable regulations we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Additionally, the cost of maintaining personnel and systems necessary to comply with applicable regulations is substantial and increasing.

Some of our products may require or will require regulatory approval prior to being marketed. The process of obtaining these approvals can be lengthy and expensive. We may not be able to obtain or maintain necessary approvals for testing or marketing our products. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which our products may be marketed or other restrictions or requirements that reduce the value to us of the products. Regulatory authorities may also withdraw product approvals if we fail to comply with regulatory standards or if any problems related to our products develop following initial marketing. We are also subject to strict regulation with respect to our manufacturing operations. This regulation includes testing, control and documentation requirements, and compliance with current good manufacturing practices is monitored through inspections by regulatory authorities.

Our profitability depends, in part, upon our and our distributors' ability to obtain and maintain all necessary certificates, permits, approvals and clearances from United States and foreign regulatory authorities and to operate in compliance with applicable regulations. Delays in the receipt of, or failure to receive necessary approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Modifications to our marketed devices may require FDA regulatory clearances or approvals and may require us to cease marketing or recall the modified devices until such clearances or approvals are obtained.

When required, the products we market in the United States have been subjected to Pre-market Notification requirements under Section 510(k) of the Federal Food Drug & Cosmetics Act or were exempt from the 510(k) Pre-market Notification process. We have modified some of our products and product labeling since obtaining 510(k) clearance. If the FDA requires us to submit a new 510(k) Pre-market Notification for modifications to our existing products, we may be the subject of enforcement actions by the FDA and be required to stop marketing the products while the FDA reviews the 510(k) Pre-market Notification. If the FDA requires us to go through a lengthier, more rigorous examination than we expect, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline or otherwise adversely impact our growth. In addition, the FDA may determine that future products will be subject to the more costly, lengthy and uncertain Pre-market Approval, or "PMA," process. Products that are approved through the PMA process generally need FDA approval before they may be modified.

Our products may be subject to product recalls even after receiving clearance or approval, which could harm our reputation and our business.

The FDA and foreign regulatory authorities have the authority to request and, in some cases, require the recall of products in the event of material deficiencies, design defects or manufacturing defects. A government-mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors, design defects or any other incidents related to our medical devices, including, but not limited to, adverse event recalls, cease and desist communications and any other product liability issues related to our medical devices. Any product recall would divert managerial and financial resources and could harm our reputation with customers and our business.

If we fail to comply with the FDA's Quality System Regulation, our manufacturing could be delayed, and our product sales and profitability could suffer.

Our manufacturing processes are required to comply with the FDA's Quality System Regulation, which covers the procedures concerning (and documentation of) the design, testing, production processes, controls, quality assurance, labeling, packaging, storage and shipping of our devices. We also are subject to state requirements and licenses applicable to manufacturers of medical devices. In addition, we must engage in extensive recordkeeping and reporting and must make available our manufacturing facilities and records for periodic unscheduled inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. Moreover, failure to pass a Quality System Regulation inspection or to comply with these and other applicable regulatory requirements could result in disruption of our operations and manufacturing delays. Failure to take adequate corrective action could result in, among other things, significant fines, suspension of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. We cannot assure you that the FDA or other governmental authorities would agree with our interpretation of applicable regulatory requirements or that we have in all instances fully complied with all applicable requirements. Any failure to comply with applicable requirements could adversely affect our product sales and profitability.

Loss of the services of key management personnel could adversely affect our business.

Our operations are dependent upon the skill, experience and performance of a relatively small group of key management and technical personnel, including our Chairman and our President and Chief Executive Officer. The unexpected loss of the services of one or more of key management and technical personnel could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Our business, operating results and financial condition could be adversely affected by litigation regarding our patents or other intellectual property rights.

The orthopedic, orthotic, prosthetics and skincare product industries have experienced extensive litigation regarding patents and other intellectual property rights, and companies in this industry have used intellectual property litigation in an attempt to gain a competitive advantage. Some of our products are presently, and our products generally in the future may become, subject to patent infringement claims (for a discussion of a current legal proceeding that we believe concerns our Explorer Gel Liner line of products, see "Business—Legal Proceedings") or litigation or interference proceedings declared by the United States Patent and Trademark Office, or USPTO, or the foreign equivalents thereto to determine the priority of inventions, by competitors or other companies. The defense and prosecution of intellectual property suits, USPTO interference proceedings or the foreign equivalents thereto and related legal and administrative proceedings are both costly and time consuming. An adverse determination in litigation or interference proceedings to which we may become a party could:

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  subject us to significant liabilities to third parties;

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  require disputed rights to be licensed from a third-party for royalties that may be substantial;

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  require us to cease manufacturing, using or selling such products or technology; or

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  result in invalidation or loss of our patent rights.

Any one of these outcomes could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations. Furthermore, we may not be able to obtain necessary licenses on satisfactory terms, if at all. Even if we are able to enter into licensing arrangements, costs associated with these transactions may be substantial and could include the long-term payment of royalties. Accordingly, adverse determinations in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products or from using certain processes to make such products, which would have a material adverse effect on the market price of our common stock and our business, operating results and financial condition. Moreover, even if we are successful in such litigation, the expense of defending such claims could be material.

In addition, we may in the future need to litigate to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Such enforcement of our intellectual property rights could involve counterclaims against us. Any future litigation or interference proceedings may result in substantial expense to us and significant diversion of effort by our technical and management personnel.

Intellectual property litigation relating to our products or technology could also cause our customers or potential customers to defer or limit their purchases of such products or technology, or cause healthcare professionals, agents and distributors to cease or lessen their support and marketing of our products.

In addition, in connection with our acquisition of Silipos, we may be subject to the Potential Poly-Gel Claims discussed under "Risk Factors—We may be adversely affected by legal actions or proceedings that could be commenced against us in the future," including intellectual property claims, brought by Poly-Gel. For any of these potential claims, SSL International plc, the seller of Silipos, has generally agreed to indemnify us for losses up to $2.0 million, after which we would be liable for any such claims. For claims arising out of conduct that occurs after the closing of the Silipos transaction on September 30, 2004, we have agreed to indemnify SSL against losses. We would expect to vigorously defend against any claims brought by Poly-Gel. However, if such claims were brought, we may not ultimately prevail.

We may not be able to maintain the confidentiality, or assure the protection, of our proprietary technology.

We hold a variety of patents, trademarks and copyrights in several countries, including the United States, including approximately 35 patents and patent applications in the U.S. and certain foreign jurisdictions and a number of trademarks for technologies and brands related to our product offerings. The ownership of a patent or an interest in a patent does not always provide significant protection, and the patents and patent applications in which we have an interest may be challenged as to their validity or enforceability. Others may independently develop similar technologies or design around the patented aspects of our technology. Challenges may result in potentially significant harm to our business. We are also dependent upon a variety of methods and technologies that we regard as proprietary trade secrets. In addition, we have (i) a non exclusive, paid up (except for certain administrative fees) license with Applied Elastomerics, Incorporated (the "AEI License") dated as of November 30, 2001, as amended, to manufacture and sell certain products using mineral oil based gels under certain patents, during the life of such patents, and (ii) a license with Gerald Zook (the "Zook License"), effective as of January 1, 1997, to manufacture and sell certain products using mineral oil based gels under certain patents and know how, during the life of such patents, in exchange for sales based royalty payments, that is exclusive as to certain products but is non exclusive as to others. We also have exclusive licenses to three types of orthotic devices which are patented in the United States and several foreign countries. We believe our trademarks and tradenames, including Langer™, Sporthotics™, PPT™, Silipos™, Explorer Gel Liner™, Siloliner™, and Silopad™, contribute significantly to brand recognition for our products, and the inability to use one or more of these names could have a material adverse affect on our business. For the years ended December 31, 2004, 2003 and 2002, revenues generated by the products incorporating the technology licensed under the AEI License accounted for approximately 42.6%, 43.4% and 45.3% of our revenues, on a pro forma basis after giving effect to our acquisition of Silipos as if it had occurred at the beginning of the earliest period. For the three months ended March 31, 2005, revenues generated by the products incorporating the technology licensed under the AEI License accounted for approximately 42.3% of our revenues.

We rely on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. There can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology and trade secrets.

Further, although we seek to protect our trade secrets, know-how and other unpatented proprietary technology, in part, with confidentiality agreements with certain of our employees and consultants, we cannot assure you that:

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  these confidentiality agreements will not be breached;

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  we will have adequate remedies for any breach;

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  we will not be required to disclose such information to the FDA or other governmental agency in order for us to have the right to market a product; or

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  trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or independently developed by our competitors.

Any finding of unenforceability, invalidity, non-infringement or misappropriation of our intellectual property could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our products, which could have a material adverse effect on the market price of our common stock, and our business, financial condition and results of operations.

In addition, our licenses, including the AEI License and the Zook License, could be terminated under a variety of circumstances including for material breach of the license agreements or in the event of the bankruptcy or insolvency of the licensor. Any such termination could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

A portion of our revenues and expenditures is subject to exchange rate fluctuations that could adversely affect our reported results of operations.

While a majority of our business is denominated in United States dollars, we maintain operations in foreign countries, primarily the United Kingdom and Canada, that require payments in the local currency and payments received from customers for goods sold in these countries are typically in the local currency. Consequently, fluctuations in the rate of exchange between the United States dollar and certain other currencies may affect our results of operations and period-to-period comparisons of our operating results. For example, the value of the U.S dollar has fallen over the last year relative to the British pound and the Canadian dollar (which are the principal foreign currencies material to our business) causing an increase in our reported revenues when we convert the higher valued foreign currencies into U.S. dollars. If the value of the U.S. dollar were to increase in relation to those currencies in the future, there could be a negative effect on the value of our sales in those markets when we convert amounts to dollars when we prepare our financial statements. We do not currently engage in hedging or similar transactions to reduce these risks.

We may be liable for contamination or other harm caused by hazardous materials that we use.

Our research and development and manufacturing processes involve the use of hazardous materials. We are subject to federal, state and local regulation governing the use, manufacture, handling, storage and disposal of hazardous materials or waste. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials or waste, and we may incur liability as a result of any contamination or injury. In addition, under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third-party waste disposal sites even if such contamination was not caused by us. We may incur significant expenses in the future relating to any failure to comply with environmental laws. Any such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations.

Our quarterly operating results are subject to fluctuations.

Our revenue and operating results have fluctuated and may continue to fluctuate from quarter to quarter due to seasonal factors and for other reasons. Revenues derived from our sales of orthotic devices have historically been significantly higher in North America in the warmer months of the year, while our sales of orthotic devices in the United Kingdom have not historically experienced seasonality. We believe that this seasonality in North America results from the portion of our orthotics sales comprised of custom sandals which tend to be higher in the spring and summer months. Our experience has also been that physical activities in general tend to increase in warmer weather and that many patients of our customers in the healthcare profession tend to defer healthcare purchases until the spring months. Similarly, Silipos' business is also subject to some seasonality. Other factors which can result in quarterly variations include the timing and amount of new business generated by us, the timing of new product introductions, our revenue mix, acquisitions, the timing of additional selling and general and administrative expenses to support the anticipated growth and development of new business units and the competitive and fluctuating economic conditions in the orthopedic industry.

Quarter-to-quarter comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of likely future performance or annual operating results. Reductions in revenues or net income between quarters could result in a decrease in the market price of our common stock.

We may be unable to realize the benefits of our net operating loss ("NOL") carryforwards.

NOLs may be carried forward to offset federal and state taxable income in future years and eliminate income taxes otherwise payable on such taxable income, subject to certain adjustments. Based on current federal corporate income tax rates, our NOL could provide a benefit to us, if fully utilized, of significant future tax savings. However, our ability to use these tax benefits in future years will depend upon the amount of our otherwise taxable income. If we do not have sufficient taxable income in future years to use the tax benefits before they expire, we will lose the benefit of these NOL carryforwards permanently. Additionally, future utilization of net operating losses will be limited under existing tax law due to the change in control of Langer in 2001 and may be further limited as a result of this offering.

The amount of NOL carryforwards that we have claimed has not been audited or otherwise validated by the U.S. Internal Revenue Service (the "IRS"). The IRS could challenge our calculation of the amount of our NOL or any deductions or losses included in such calculation, and provisions of the Internal Revenue Code may limit our ability to carry forward our NOL to offset taxable income in future years. If the IRS were successful with respect to any challenge in respect of the amount of our NOL, the potential tax benefit of the NOL carryforwards to us could be substantially reduced.

The recent changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.

A recent change in accounting standards is requiring all public companies to treat the fair value of stock options granted to employees as an expense effective as of the beginning of the first fiscal year beginning after June 15, 2005. When this change becomes mandatory, we and other companies will be required to record a compensation expense equal to the fair value of each stock option granted. Currently, we are generally not required to record compensation expense in connection with stock option grants. When we are required to expense the fair value of stock option grants, it may reduce the attractiveness to us of granting stock options because of the additional expense associated with these grants, which would negatively impact our reported results of operations. For example, had we been required to expense stock option grants by applying the measurement provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," our recorded net income for the three months ended March 31, 2005 of approximately $1,410,000 would have been reduced by approximately $386,000, to a net income of approximately $1,024,000 and our recorded net income for the year ended December 31, 2004 of approximately $375,000 would have been reduced by approximately $521,000, to a net loss of approximately $146,000 and our recorded net loss for the year ended December 31, 2003 of approximately $5,000 would have been increased by approximately $147,000, to a net loss of approximately $152,000 and our net loss for the year ended December 31, 2002 of approximately $1,106,000 would have been increased by approximately $58,000 to a net loss of approximately $1,164,000 net of compensation recognized from acceleration of option, net of tax. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, when we are required to expense stock option grants, our future results of operations will be negatively impacted, as could our willingness to use stock options as an employee recruitment and retention tool.

Risks Related to Our Common Stock and This Offering

One stockholder has the ability to significantly influence the election of our directors and the outcome of corporate action requiring stockholder approval.

As of June 2, 2005, Warren B. Kanders, our Chairman of the Board of Directors, in his capacity as sole manager and voting member of Langer Partners, LLC and the sole stockholder of Kanders & Company, Inc., may be deemed to be the beneficial owner of 2,008,523 shares, or approximately 40.9%, of our outstanding common stock prior to this offering and approximately 20.3% of our common stock after this offering, assuming our sale of 5,000,000 shares of common stock in this offering.

As of June 2, 2005, current executive officers and directors, including Mr. Kanders, beneficially own an aggregate of 3,851,953 shares, or approximately 71.6% of our outstanding common stock prior to this offering and approximately 36.2% of our common stock after this offering.

Consequently, Mr. Kanders, acting alone or together with our other officers and directors, has the ability to significantly influence all matters requiring stockholder approval, including the election of our directors and the outcome of corporate actions requiring stockholder approval, such as a change in control. Mr. Kanders, Andrew H. Meyers, our President, Chief Executive Officer and director, and Gregory R. Nelson, our Board of Directors member, participated in the February 2001 tender offer by which Langer Partners, LLC became our largest stockholder. Except for Mr. Kanders, our entire current Board of Directors was designated by Langer Partners LLC in 2001 following the tender offer.

Langer Partners, LLC is party to an agreement with Oracle Investment Management, Inc. ("Oracle"), the beneficial owner of some of our outstanding 4% convertible subordinated notes due August 31, 2006. Pursuant to the agreement, Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge or otherwise transfer any shares of our common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% convertible subordinated notes held by it, or shares of common stock received upon conversion of the notes. Oracle has not converted or transferred any of the 4% convertible subordinated notes to date. Oracle is considered to beneficially own 13.2% of our common stock prior to this offering and 6.6% of our common stock after this offering. Langer Partners further agreed with Oracle to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to our Board of Directors as is equal, on a percentage basis, to the aggregate percentage of our common stock owned by Oracle on a fully diluted basis. Under this arrangement, we believe Oracle would be currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director.

The price of our common stock has been and is expected to continue to be volatile, which could affect a stockholder's return on investment.

There has been significant volatility in the stock market and in particular in the market price and trading volume of securities of orthopedic and other health care companies, which has often been unrelated to the performance of the companies. The market price of our common stock has been subject to significant fluctuations, and we expect it to continue to be subject to such fluctuations for the foreseeable future. We believe the reasons for these fluctuations include, in addition to general market volatility, the relatively thin level of trading in our stock, and our relatively low public float. Therefore, variations in financial results, announcements of material events, technological innovations or new products by us or our competitors, our quarterly operating results, changes in general conditions in the economy or the health care industry, other developments affecting us or our competitors or general price and volume fluctuations in the market are among the many factors that could cause the market price of our common stock to fluctuate substantially.

Shares of our common stock have been thinly traded in the past.

Although a trading market for our common stock exists, the trading volume has not been significant and there can be no assurance that an active trading market for our common stock will develop or, if developed, be sustained in the future. As a result of the thin trading market or "float" for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future. Our common stock is currently traded on The Nasdaq Small Cap Market, although we plan for our common stock to begin trading on The Nasdaq National Market following the pricing of this offering.

If any problems arise in the transition of our common stock listing from The Nasdaq Small Cap Market to The Nasdaq National Market, our stock price may be adversely impacted.

We have applied to have our common stock approved for quotation on The Nasdaq National Market. Although we do not currently meet the listing standards of The Nasdaq National Market, which requires meeting certain financial thresholds, we believe that the liquidity and equity generated by this offering will allow us to meet the necessary financial requirements for listing. It is a condition to completion of this public offering that our common stock be approved for listing on The Nasdaq National Market upon closing of the offering. Our common stock has been approved for quotation on The Nasdaq National Market following the pricing of this offering, subject to the offering being completed. The transition of our common stock from quotation on The Nasdaq Small Cap Market to The Nasdaq National Market is expected to take place the day after the pricing of this offering. We cannot assure you that any glitches in transferring the listing of our stock from one market to the other or other delays in the transition will not disrupt trading in our common stock, either temporarily or for a longer term. If any problems were to arise in the transition, due to technical or logistical problems or otherwise, our stock price may be adversely impacted.

We may issue a substantial amount of our common stock in the future, which could cause dilution to new investors and otherwise adversely affect our stock price.

A key element of our growth strategy is to make acquisitions. As part of our acquisition strategy, we may issue additional shares of common stock as consideration for acquisitions. These issuances could be significant. To the extent that we make acquisitions and issue our shares of common stock as consideration, your equity interest in us will be diluted. Any such issuance will also increase the number of outstanding shares of common stock that will be eligible for sale in the future. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell off their common stock than investors purchasing in this offering, which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than might otherwise be obtained. We may issue common stock in the future for other purposes as well, including in connection with financings, for compensation purposes, in connection with strategic transactions or for other purposes.

We have a significant amount of convertible indebtedness outstanding and may issue a substantial amount of our common stock in connection with these and other outstanding securities and in connection with future acquisitions and our growth plans; any such issuances of additional shares could adversely affect our stock price.

On October 31, 2001, we sold $14,589,000 of our 4% convertible subordinated notes due August 31, 2006 in a private placement. The notes are convertible at any time into approximately 2,431,500 shares of our common stock, at a conversion price of $6.00 per share, subject to adjustment in certain circumstances. The conversion of our 4% convertible subordinated notes could result in dilution in the value of the shares of our outstanding stock and the voting power represented thereby. The effect of the conversion of all of our outstanding 4% convertible subordinated notes due August 31, 2006 would be to increase outstanding shares and dilute current shareholders by approximately 36% at March 31, 2005 and approximately 21% after giving effect to the offering (without regard to the underwriters' over-allotment option). In addition, the conversion price of our notes may be lowered under the conversion price adjustment provisions of the notes in certain circumstances, including if we issue common stock at a net price per share less than the conversion price then in effect or if we issue rights, warrants or options entitling the recipients to subscribe for or purchase shares of our common stock at a price per share less than the conversion price (after taking into account any consideration we received for such rights, warrants or options). A reduction in the conversion price may result in the issuance of an additional number of shares upon the conversion of our notes. As described under "Capitalization," we also have a significant number of stock options and warrants outstanding.

We anticipate issuing additional shares of our common stock and may also issue additional securities convertible into or exercisable or exchangeable for common stock to finance acquisitions or for other reasons in the future. The number of outstanding shares of our common stock that will be eligible for sale in the future is, therefore, likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions or financings may be more likely to sell large quantities of their common stock, which may adversely affect the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained. If our security holders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our common stock to finance acquisitions. Additional shares sold to finance acquisitions and conversions, exercises and exchanges of other securities for common stock may also dilute our earnings per share.

We currently have an aggregate of 5,475,814 shares of our common stock (of which 2,824,314 shares are issued and outstanding and the remainder of which shares underlie outstanding warrants or convertible securities) that are subject to demand and/or piggyback registration rights. We may grant additional registration rights in the future.

Certain of our securityholders with registration rights could seek to assert a right to participate in this offering.

We have previously granted registration rights to certain of our securityholders. Pursuant to these registration rights, we have registered 5,355,814 shares of common stock on a currently effective resale shelf registration statement. These securityholders may have the right to additional registrations, notwithstanding the prior registration of their shares, including the right to participate in this and future securities offerings by us. These securityholders may currently publicly resell their shares at any time pursuant to the effective resale shelf registration statement referred to above or, in some cases, pursuant to Rule 144 under the Securities Act. Holders of 4,960,676 of these shares have entered into 90-day lock-up agreements with the underwriters and/or have waived their right to participate in this offering. It is possible that the remaining securityholders may try to assert a right to participate in this offering or try to assert that we did not fully comply with our registration rights obligations. If these securityholders were to assert a claim, we could become subject to legal proceedings seeking damages, injunctive relief or other remedies, and, if such claim were asserted prior to the completion of this offering, it could have a disruptive effect on the offering.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage, delay or prevent a takeover attempt.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" (generally including mergers, consolidations and sales of 10% or more of the corporation's assets) with an "interested stockholder" (generally defined as a person owning 15% or more of the outstanding voting stock of the corporation, subject to certain exceptions) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

It could also discourage, delay or prevent another company from merging with us or acquiring us, even if our stockholders were to consider such a merger or acquisition to be favorable.

Additionally, our Board of Directors has the authority to issue up to 250,000 shares of preferred stock, and to determine the price, rights, preferences and restrictions, including voting and conversion rights, of those shares without any further action or vote by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that may be issued in the future. Such provisions could adversely affect the holders of common stock in a variety of ways, including by potentially discouraging, delaying or preventing a takeover of us and by diluting our earnings per share.

We do not expect to pay dividends in the foreseeable future.

We currently do not intend to pay any dividends on our common stock. We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes.

New investors in our common stock will experience immediate and substantial dilution.

The offering price of our common stock will be substantially higher than the net tangible book value of our common stock immediately after the offering. As a result, purchasers of our common stock in this offering will incur immediate and substantial dilution of approximately $5.90 per share. Those purchasers could experience additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution" for a more detailed discussion of the dilution new investors will incur in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including in the sections entitled "Summary," "Risk Factors," "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Generally, you can identify these statements because they include words and phrases like "expect," "estimate," "anticipate," "predict," "believe," "plan," "will," "should," "intend," and similar expressions and variations. These statements are only predictions, and although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those anticipated due to a number of uncertainties, many of which cannot be foreseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face that are described in the section entitled "Risk Factors" and elsewhere in this prospectus.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the previous risk factors and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.

USE OF PROCEEDS

The net proceeds to us from the sale of the 5,000,000 shares of common stock offered hereby are estimated to be approximately $36,036,000 ($41,616,000 if the underwriters' over-allotment option is exercised in full), assuming an offering price of $8.00 per share and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us in connection with the offering.

We expect to use the net proceeds of this offering as follows:

  •
  approximately $5.6 million to repay the entire principal amount and interest outstanding under our 7% senior subordinated notes due September 30, 2007, which we issued to finance a portion of the Silipos acquisition. Approximately $750,000 of this amount will be received by our largest stockholder, Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, our Chairman of the Board of Directors. Mr. Kanders is deemed to beneficially own the shares of our common stock owned by Langer Partners, LLC.

  •
  approximately $8.4 million to repay the entire principal amount and interest outstanding under our $7.5 million secured promissory note due March 31, 2006, which we issued to SSL International plc ("SSL") in connection with our September 30, 2004 acquisition of Silipos. Because we determined that the $7.5 million secured promissory note would not be prepaid in full on or before March 31, 2005, on March 15, 2005, we notified SSL of our election, in accordance with the terms of such note, to increase its principal amount by a $1,000,000 protection payment, effective as of April 1, 2005, rather than make a $500,000 protection payment in cash on or before March 31, 2005. Additionally, on March 31, 2005, we entered into a settlement agreement and limited release among the parties to the Silipos purchase agreement pursuant to which the parties exchanged mutual releases and agreed to a $232,000 reduction in the purchase price that we previously paid to SSL, which is being satisfied by decreasing the principal amount of the $7.5 million secured promissory note.

  •
  approximately $2.5 million to repay the entire principal amount and interest outstanding under our $3.0 million promissory note due December 31, 2009, which we issued to SSL in connection with our September 30, 2004 acquisition of Silipos. Pursuant to the amended and restated terms of this note, the principal amount of the $3.0 million promissory note will be reduced by $500,000 if both the $3.0 million promissory note and the $7.5 million secured promissory note are repaid in full on or before March 31, 2006.

Additionally, we intend to use the net proceeds from this offering to satisfy remaining obligations under the Silipos purchase agreement. As discussed in "Management's Discussion And Analysis Of Financial Condition And Results of Operations—Contractual Obligations," the Silipos purchase agreement provides that if we do not acquire Poly-Gel prior to March 31, 2006, and the amount of any liabilities for Potential Poly-Gel Claims does not exceed $2,500,000, then we will be obligated under the Silipos purchase agreement to pay SSL $1,000,000, plus an amount not to exceed $500,000, for certain costs incurred by SSL in defense of any such Potential Poly-Gel Claims. Although our aggregate liability under the Silipos purchase agreement could be as high as $4.5 million were we to acquire Poly-Gel, we have no present intention to acquire Poly-Gel.

We intend to use any remaining proceeds from this offering, which we expect to be at least $18.5 million (which takes into account the potential obligation to SSL under the Silipos purchase agreement, assuming we do not acquire Poly-Gel as discussed above, of $1,000,000, and assumes that we repay the $7.5 million secured promissory note and $3.0 million promissory note on or before March 31, 2006), to fund working capital and for other general corporate purposes. Although we are currently evaluating possible acquisition opportunities, we do not currently have any commitments or agreements with respect to any acquisitions. Any remaining proceeds, in addition to cash from operations, will be our primary source of working capital as we do not have a line of credit or access to other capital. Additionally, we could use some or all of any remaining funds to repay our outstanding 4% convertible subordinated notes, if they are not converted, when they mature on August 31, 2006. Mr. Kanders is a beneficial owner of $2,500,000 of those notes, and would receive an additional portion of the proceeds of this offering if the proceeds were applied to payment of the 4% convertible subordinated notes.

Pending application of the net proceeds for the purposes described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

In connection with the issuance of the 7% senior subordinated notes, we also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share. The fair value of the warrants issued with the 7% senior subordinated notes on September 30, 2004 was determined to be $735,900 using the Black-Scholes pricing model. This amount was recognized as a discount to the 7% senior subordinated notes and is being amortized over the term of these notes. We also incurred debt placement costs when we issued 10,000 warrants to purchase shares of our common stock, with a fair value of $75,800, which was determined using the Black-Scholes model. Such costs are being amortized over the term of the notes. To the extent that we prepay the 7% senior subordinated notes due September 30, 2007 with a portion of the net proceeds from this offering, we will incur a charge to earnings, as interest expense, for the amount of the balance of the unamortized discount and unamortized debt placement costs in the quarter in which this offering is completed.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for additional information regarding our sources and uses of capital.

PRICE RANGE OF COMMON STOCK

Our common stock, par value $0.02 per share, is traded on The Nasdaq Small Cap Market under the symbol GAIT. The following table sets forth the high and low bid prices for our common stock as reported on The Nasdaq Small Cap Market for the specified periods. Subject to the completion of this offering, Nasdaq has approved our application for quotation of our common stock on The Nasdaq National Market, under the trading symbol GAIT. We expect trading of our common stock on The Nasdaq National Market to commence the day after pricing of this offering.

The last reported sale price on June 2, 2005 was $8.00. On June 2, 2005, there were approximately 242 holders of record of our common stock. This figure excludes all owners whose stock is held beneficially or in "street" name.

Year ended December 31, 2003	High	Low
First Quarter	$3.80	$2.86
Second Quarter	$3.86	$2.55
Third Quarter	$3.73	$3.03
Fourth Quarter	$3.60	$2.71
Year ended December 31, 2004	High	Low
First Quarter	$7.49	$3.48
Second Quarter	$9.20	$5.43
Third Quarter	$7.15	$5.41
Fourth Quarter	$8.15	$5.50
Year ending December 31, 2005	High	Low
First Quarter	$8.24	$6.53
Second Quarter (through June 2, 2005)	$8.00	$6.18

DIVIDEND POLICY

We have not declared any cash dividends in the past, and we do not presently anticipate declaring or paying any cash dividends in the future, on our common stock. We currently anticipate that we will retain all future earnings for use in our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on payment of dividends and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2005:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to our sale of 5,000,000 shares of common stock in this offering, at an assumed public offering price of $8.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and to give effect to the repayment of certain of our indebtedness as described in "Use of Proceeds."

The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus and the consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

	As of March 31, 2005
	Actual	As adjusted
	(In thousands, except share and per share amounts)
Short-term debt	$10,795 (1)	$—
4% Convertible Subordinated Notes	14,589	14,589
Other long-term debt	7,580 (2)	2,700

Total long-term debt	32,964 (3)	17,289

Stockholders' equity:
Common stock, $0.02 par value; 50,000,000 shares authorized; 4,505,033 shares issued, actual; 4,397,933 shares outstanding, actual; 9,505,033 shares issued, as adjusted; 9,397,933 shares outstanding, as adjusted	90	190
Additional paid-in capital	14,441	50,377
Unearned stock compensation	(231)	(231)
Accumulated deficit	(7,374)	(8,030)
Accumulated other comprehensive loss	(156)	(156)
Treasury stock, at cost, 67,100 shares actual and as adjusted	(115)	(115)

Total stockholders' equity	6,655	42,035

Total capitalization	$39,619	$59,324

The above table excludes the following as of March 31, 2005:

  •
  1,186,004 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.92 per share;

  •
  120,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.02 per share;

  •
  2,431,500 shares of common stock issuable upon conversion of our outstanding 4% convertible subordinated notes due August 31, 2006, which convertible notes have a conversion price of $6.00 per share;

  •
  1,113,833 additional shares of common stock reserved for future grants under our 2001 Stock Incentive Plan subject to limitations. See "Management—2001 Stock Incentive Plan"; and

  •
  40,000 shares of restricted stock granted on November 12, 2004 and a May 1, 2005 grant, which has been deferred until September 1, 2005, of 100,000 shares of restricted stock to Kanders & Company, approved by the Board of Directors in November 2004, provided Mr. Kanders has not resigned as Chairman of the Board, all of which vest on November 12, 2007, and which accelerate upon termination of the consulting agreement, the death of Mr. Kanders or our change of control.

In addition, at our annual meeting of stockholders to be held on June 23, 2005, we are seeking approval of a new long-term stock incentive plan. If approved, 2,000,000 shares of common stock would be reserved for future issuance under this plan.

(1)
Includes the $7.5 million secured promissory note due March 31, 2006 (net of the settlement amount of $0.2 million reflected as a reduction in principal amount of the $7.5 million secured promissory note) and the $3.0 million promissory note due December 31, 2009, which we intend to pay off in full with a portion of the proceeds of this offering, plus the aggregate interest cost recorded through March 31, 2005 with respect to the increasing-rate debt and term-extending option aggregating approximately $0.5 million in the $7.5 million secured promissory note.

(2)
Includes the 7% senior subordinated notes payable at their carrying value of $4,879,588, which represents the $5.5 million face value of the 7% senior subordinated notes less the unamortized portion of the discount of $620,412 attributable to 110,000 warrants to purchase shares of our common stock at an exercise price of $0.02 per share, our $3.0 million promissory note due December 31, 2009 and our obligation of $2.7 million under a capital lease (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Long-Term Debt").

(3)
Includes the long-term debt that is classified as current liabilities either due to the related maturity date of the debt or our current intention to repay it within the year.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

The net tangible book value of our common stock on March 31, 2005 was approximately $(15,618,000), or $(3.55) per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of the 5,000,000 shares of common stock we are offering through this prospectus, assuming a public offering price of $8.00 per share, and deducting the underwriting discounts and commissions and estimated offering expenses, our net tangible book value at March 31, 2005 would have been approximately $19,762,000, or $2.10 per share. This represents an immediate increase in net tangible book value of $5.65 per share to existing stockholders and an immediate dilution of $5.90 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed public offering price per share		$8.00

Net tangible book value per share as of March 31, 2005	$(3.55)
Increase per share attributable to new investors	5.65

Net tangible book value per share after this offering		2.10

Dilution per share to new investors		$5.90

If the underwriters' over-allotment option is exercised in full, the immediate increase in net tangible book value to existing stockholders would be $6.05 per share, and the immediate dilution to new investors purchasing shares of common stock in this offering would be $5.50 per share.

The foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants and the conversion of convertible debt and therefore excludes as of March 31, 2005:

  •
  1,186,004 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.92 per share;

  •
  120,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.02 per share;

  •
  2,431,500 shares of common stock issuable upon conversion of our outstanding 4% convertible subordinated notes due August 31, 2006;

  •
  1,113,833 additional shares of common stock reserved for future grants under our 2001 Stock Incentive Plan subject to limitations. See "Management—2001 Stock Incentive Plan"; and

  •
  40,000 shares of restricted stock granted on November 12, 2004 and a May 1, 2005 grant, which has been deferred until September 1, 2005, of 100,000 shares of restricted stock to Kanders & Company, approved by the Board of Directors in November 2004, provided Mr. Kanders has not resigned as Chairman of the Board, all of which vest on November 12, 2007, and which accelerate upon termination of the consulting agreement, the death of Mr. Kanders, or our change of control.

Some of the foregoing items would be antidilutive to investors while others would be dilutive. If all such options and warrants outstanding at March 31, 2005 were exercised and convertible debt were converted, the aggregate effect would be an immediate increase in net tangible book value from $2.10 per share to $3.05 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. We derived the consolidated statements of operations data for the year ended February 28, 2001 and for the ten months ended December 31, 2001, and the consolidated balance sheet data as of February 28, 2001, December 31, 2001 and December 31, 2002 from our audited financial statements not included in this prospectus. We derived the consolidated statements of operations data for the years ended December 31, 2002, 2003 and 2004 and the consolidated balance sheet data as of December 31, 2003 and 2004 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statements of operations data for the three months ended March 31, 2004 and 2005 and the consolidated balance sheet data as of March 31, 2005 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statement data includes, in our opinion, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation. The historical results are not necessarily indicative of the operating results to be expected in the future.

	Year Ended	Ten Months Ended December 31,	Years Ended December 31,			Three Months Ended March 31,
	Feb. 28, 2001	2001	2002	2003	2004	2004	2005
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$12,072	$10,936	$18,677	$24,721	$30,127	$5,764	$10,397
Change in control and restructuring expenses	(1,008)	—	—	—	—	—	—
Operating (loss) income	(1,504)	139	(470)	764	1,177	(8)	526
Change in fair value of Put Option	—	—	—	—	605	—	1,750
Change in fair value of Protection Payment	—	—	—	—	(223)	—	—
(Loss) income before income taxes	(1,502)	73	(998)	161	532	(169)	1,449
Net (loss) income	(1,506)	70	(1,106)	(5)	375	(219)	1,410
Net (loss) income per share:
Basic	(.58)	.02	(.26)	(.00)	.09	(.05)	.32
Diluted	(.58)	.02	(.26)	(.00)	.08	(.05)	.22
Weighted average number of shares:
Basic	2,583	3,860	4,246	4,374	4,395	4,380	4,398
Diluted	2,583	4,307	4,246	4,374	4,793	4,380	7,418
	As of	As of December 31,				As of March 31,
	Feb. 28, 2001	2001	2002	2003	2004	2005
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Working capital	$757	$16,655	$10,569	$7,434	$1,387	$636
Total assets	4,554	20,700	23,810	24,023	47,807	47,810
Long-term liabilities (excluding current maturities)	126	14,719	15,937	15,528	26,780	24,131
Stockholders' equity	1,599	3,866	3,112	3,775	5,215	6,655

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 gives effect to the acquisition of Silipos which we consummated on September 30, 2004, as if it had occurred on January 1, 2004.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 has been prepared by combining Langer's historical condensed consolidated statement of operations for the year ended December 31, 2004, which includes Silipos' operating results for the quarter ended December 31, 2004, with the historical condensed consolidated statement of operations of Silipos for the nine months ended September 30, 2004. Appropriate pro forma adjustments have been applied to the historical accounts.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and it is not necessarily indicative of the results of operations that would have been achieved had the acquisition been completed as of the date indicated and is not necessarily indicative of our future results of operations.

The unaudited pro forma condensed consolidated financial statement should be read in conjunction with the historical consolidated financial statements of Langer and Silipos, respectively, including related notes thereto, which are included elsewhere in this prospectus.

LANGER, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004

	Historical		Pro Forma
	Langer, Inc.	Silipos, Inc.	Adjustments		Combined(4)
Net sales	$30,126,759	$14,481,494	$—		$44,608,253
Cost of sales	18,022,532	5,689,140	—		23,711,672

Gross profit	12,104,227	8,792,354	—		20,896,581
Research and development expenses	48,694	384,650	—		433,344
Selling expenses	4,950,947	5,847,563	—		10,798,510
General and administrative expenses	5,927,808	1,445,404	129,384	(1)	7,502,596
Loss on impairment of goodwill(4)	—	9,124,344	—		9,124,344

Operating income (loss)	1,176,778	(8,009,607)	(129,384)		(6,962,213)

Other income (expense):
Change in fair value of Put Option	605,000	(2,355,000)	—		(1,750,000)
Change in fair value of Protection Payment	(223,000)	—	—		(223,000)
Interest income	174,261	—	—		174,261
Interest expense	(1,219,427)	(332,298)	(917,202	)(2)	(2,468,927)
Other	18,859	25,546	—		44,405

Other income (expense), net	(644,307)	(2,661,752)	(917,202)		(4,223,261)

Income (loss) before income taxes	532,471	(10,671,359)	(1,046,586)		(11,185,474)
Provision for income taxes	157,683	310,791	(310,791	)(3)	157,683

Net income (loss)	$374,788	$(10,982,150)	$(735,795)		$(11,343,157)

Net income (loss) per common share:
Basic(5)	$0.09				$(2.58)

Diluted(5)	$0.08				$(2.58)

Weighted average number of common shares used in computation of net income (loss) per share:
Basic	4,395,180				4,395,180

Diluted	4,793,439				4,395,180

See notes to the unaudited proforma condensed consolidated statement of operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2004

(1)
Reflects an increase to amortization expense of $129,384 due to a net increase from purchase accounting in the fair value of identifiable intangible assets with definite useful lives.

(2)
Reflects interest expense of $721,875 related to the acquisition debt used to fund our acquisition of Silipos, amortization of debt discount of $176,377 associated with warrants issued in connection with the 7% senior subordinated notes due September 30, 2007 and amortization of $18,950 related to debt placement costs. The acquisition debt was issued by Langer on September 30, 2004 as follows:

  (i)
  $5,500,000 principal amount of 7% senior subordinated notes due September 30, 2007 to ten accredited investors.

  (ii)
  $7,500,000 principal amount of 5.5% secured promissory note due March 31, 2006 (the "$7.5 Million Note") to the seller of Silipos ("SSL").

  (iii)
  $3,000,000 principal amount of 5.5% promissory note due December 31, 2009, (the "$3.0 Million Note") to SSL.

The $5,500,000 principal amount of 7% senior subordinated notes due September 30, 2007 were issued to fund the cash portion of the purchase price for Silipos. As part of such issuance, we also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share, subject to adjustments under certain circumstances, which are exercisable commencing the earlier of (i) six months after the refinancing or repayment of such notes, or (ii) September 30, 2005. The warrants expire September 30, 2009. The fair value of the warrants was determined to be $735,900 using the Black-Scholes pricing model. Such amount will be amortized over the term of our 7% senior subordinated notes due September 30, 2007 and recorded as additional interest expense. Additionally, to the extent that we are required to make an additional payment under the $7.5 Million Note due March 31, 2006 pursuant to the terms of the notes as described below, such an additional payment would be recorded as an additional interest expense. We also incurred debt placement costs when we issued 10,000 warrants to purchase shares of our common stock, with a fair value of $75,800 which was determined using the Black-Scholes model. Such costs are being amortized over the term of the notes.

The $7.5 Million Note is secured by the pledge of the stock of Silipos. Because we determined that the $7.5 Million Note would not be prepaid in full on or before March 31, 2005, on March 15, 2005, we notified SSL that we elected, in accordance with the terms of such note, to increase its principal amount by a $1,000,000 protection payment, effective as of April 1, 2005, rather than make a $500,000 protection payment in cash on or before March 31, 2005. Both the $7.5 Million Note and the $3.0 Million Note provided for semi-annual payments of interest at the rate of 5.5% per annum with the first payments due February 1, 2005. The interest rate on the $7.5 Million Note increased from 5.5% to 7.5% on April 1, 2005 and if not repaid on or before March 31, 2006, the interest rate will increase to 12% per annum, escalating 3% per annum for each additional 90 days thereafter until the maximum rate permitted by law.

The $3.0 Million Note provides for a default rate of 11% per annum escalating by 3% per annum every 90 days thereafter up to the maximum rate permitted by law. A financial default under the $7.5 Million Note constitutes a default under the $3.0 Million Note. The principal amount of the $3.0 Million Note will be reduced by $500,000, if both the $3.0 Million Note and the $7.5 Million Note are repaid in full on or before March 31, 2006.

(3)
Reflects the tax effect of the pro forma adjustments.

(4)
The pro forma amounts reflect the loss on impairment of historic goodwill of $9,124,344 that was recorded at March 31, 2004, prior to the acquisition of Silipos. Had the write-off of the historic goodwill not been reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004, pro forma loss before income taxes would have been $2,061,130, pro forma net loss would have been $2,218,813, pro forma basic and diluted net loss per share would have been $0.50.

(5)
Basic net loss per common share is computed as follows: Net loss divided by basic weighted average common shares outstanding. Diluted net loss per common share is computed as follows: Net loss divided by diluted weighted average common shares outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those discussed under "Risk Factors" and elsewhere in this prospectus.

Overview

We design, manufacture and distribute a range of medical products targeting the orthopedic, orthotic and prosthetic markets. We also offer a diverse line of skincare products for the medical, therapeutic and retail markets. We sell our products primarily in the United States and Canada, as well as in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals.

Our broad range of over 500 orthopedic products, including custom foot and ankle orthotic devices, pre-fabricated foot products, rehabilitation products and gel-based orthopedic and prosthetics products are designed to correct, protect, heal and provide comfort for the patient. Our line of over 50 skincare products, which include scar management products and gel-based therapeutic gloves and socks, are designed to improve skin appearance and transmit moisture agents, vitamins and nutrients to the skin.

Since February 2001, we have consummated the following three acquisitions:

  •
  Silipos.    On September 30, 2004, we acquired Silipos, our largest acquisition to date, from SSL International plc ("SSL"). Silipos is a leading designer, manufacturer and marketer of gel-based products focusing on the orthopedic, orthotic, prosthetic and skincare markets. We acquired Silipos because of its distribution channels and proprietary products, and to enable us to expand into additional product lines that are part of our market focus. The aggregate consideration paid by us in connection with this acquisition was approximately $16.5 million, including transaction costs of approximately $1.0 million. We paid SSL $5.0 million cash and delivered to SSL promissory notes totaling $10.5 million. On March 31, 2005, we entered into a settlement agreement and limited release with SSL, pursuant to which the purchase price for Silipos was reduced by approximately $0.2 million based upon the working capital of Silipos at September 30, 2004 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Long-term Debt"). Additionally, under circumstances described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations", we may be obligated to pay significant additional amounts in connection with the Silipos acquisition.

  •
  Bi-Op.    On January 13, 2003, we acquired Bi-Op Laboratories, Inc. ("Bi-Op"), which is engaged in the design, manufacture and sale of footwear and foot orthotic devices as well as orthotic and prosthetic services. We acquired Bi-Op to gain access to additional markets and complementary product lines. The aggregate consideration, including transaction costs, was approximately $2.2 million, of which approximately $1.8 million was paid in cash and the remaining portion paid through the issuance of 107,611 shares of our common stock.

  •
  Benefoot.    On May 6, 2002, we acquired the net assets of Benefoot, Inc., and Benefoot Professional Products, Inc. (together, "Benefoot"). Benefoot designs, manufactures and distributes custom orthotics, custom Birkenstock® sandals, therapeutic shoes, and prefabricated orthotic devices to healthcare professionals. We acquired Benefoot to gain additional scale in our core custom orthotics business as well as to gain access to complementary product lines. The aggregate consideration, including transaction costs, was approximately $7.9 million, of which approximately $5.6 million was paid in cash, $1.8 million was paid through the issuance of 4% promissory notes and approximately $0.5 million was paid through the issuance of 61,805 shares of common stock. In connection with this acquisition, we also assumed certain liabilities of Benefoot, including approximately $0.3 million of long-term indebtedness which was paid at closing.

We sell our products directly to health care professionals and also to wholesale distributors. Custom orthotic products are primarily sold directly to health care professionals. Other products sold in our orthopedic business are sold both directly to health care professionals and to distributors. As a result of our aquisition of Silipos, the percentage of our orthopedic products sold through distributors has increased. Products sold in our skincare business are sold primarily to wholesale distributors. Silipos historically sold most of its products (both orthopedic and skincare) through distributors. Revenue from product sales is recognized at the time of shipment. Our most significant expense is cost of sales. Cost of sales consists of materials, direct labor and overhead and related shipping costs. General and administrative expenses consist of executive, accounting and administrative salaries and related expenses, insurance, pension expenses, bank service charges, stockholder relations and amortization of identifiable intangibles with definite lives. Selling expenses consist of advertising, promotions, commissions, conventions, postage, travel and entertainment, sales and marketing salaries and related expenses.

For the year ended December 31, 2004, we derived approximately 90% of our revenue from North America, and approximately 10% of our revenue from outside North America. Of our revenue derived from North America for the year ended December 31, 2004, approximately 83% was generated in the United States and approximately 7% was generated from Canada. On a pro forma basis giving effect to our recent acquisition of Silipos, for the year ended December 31, 2004, approximately 84% of our revenue would have been derived from North America, and approximately 16% of our revenue would have been derived from outside North America. On a pro forma basis giving effect to our acquisition of Silipos, for the year ended December 31, 2004, approximately 79% of our revenue would have been derived from the United States and approximately 5% would have been derived from Canada.

For the three months ended March 31, 2005, approximately 90% of our revenue was derived from North America, and approximately 10% of our revenue was derived from outside North America. For the three months ended March 31, 2005, approximately 85% of our revenue was derived from the United States and approximately 5% was derived from Canada.

From January 1, 2002 to September 30, 2004, we had two reportable segments, custom orthotics and distributed products. As a result of the Silipos acquisition, beginning with the fourth quarter of 2004, we are reporting custom orthotics and distributed products as a single segment called orthopedics, and we are reporting a new second segment called skincare. The orthopedics segment also includes orthotic and prosthetic products of Silipos.

On a pro forma basis giving effect to our acquisition of Silipos, for the year ended December 31, 2004, approximately 86% would have been derived from our orthopedics segment, and approximately 14% of our revenue would have been derived from our new skincare segment.

For the three months ended March 31, 2005, approximately 87% of our revenues was derived from our orthopedics segment, and approximately 13% of our revenue was derived from our new skincare segment.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 1 of the Notes to Consolidated Financial Statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results may differ from these estimates under different assumptions or conditions.

Accounting Estimates.    We believe the most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates associated with our determination of liabilities related to warranty activity and estimates associated with our reserves with respect to collectibility of accounts receivable, allowances for sales returns, inventory valuations, valuation allowance for deferred tax assets and impairment of goodwill and identifiable intangible assets. Various assumptions and other factors underlie the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, and product mix. We constantly re-evaluate these significant factors and make adjustments where facts and circumstances dictate. Historically, actual results have not significantly deviated from those determined using the estimates described above.

Warranty Reserve.    Warranty reserves represent our estimate of future costs associated with our warranty of fabricated products and are based upon historical experience. The warranty reserve at December 31, 2001 was approximately $40,000. During the year ended December 31, 2002, we added $80,000 to the reserve and charged the reserve by approximately $50,000 for costs to complete warranty repair resulting in a warranty reserve of $70,000 at December 31, 2002. During the year ended December 31, 2003, we added approximately $405,000 to the reserve and charged the same amount against the reserve for costs incurred to complete warranty repairs. The warranty reserve at December 31, 2003 was $70,000. During the year ended December 31, 2004, we added approximately $332,000 to the reserve and charged approximately $332,000 against the reserve for costs incurred to complete warranty repairs. The warranty reserve at December 31, 2004 was $70,000. During the three months ended March 31, 2005, we added approximately $80,000 to the reserve and charged approximately $80,000 against the reserve to complete warranty repairs. The warranty reserve at March 31, 2005 was $70,000. If future costs incurred were to differ from our estimates, we may need to increase or decrease our reserve.

Revenue Recognition.    Revenue from the sale of our products is recognized upon shipment. We generally do not have any post-shipment obligations to customers other than for product warranties. We generally warrant our products against defects in materials and workmanship for a period of 6 months. We record provision for estimated future costs associated with our warranties of fabricated products/custom orthotics when we ship such products, based on historical experience. We also offer extended warranty contracts which we record as deferred revenue and recognize over the lives of the contracts (24 months) on a straight-line basis. See "Warranty Reserve," above. Revenue from shipping and handling fees is included in net sales in the consolidated statements of operations. Costs incurred for shipping and handling is included in the cost of sales in the consolidated statements of operations.

Allowance for Doubtful Accounts.    Our allowance for doubtful accounts increased on a percentage basis from 5.1% of accounts receivable at December 31, 2004 to 6.2% of accounts receivable at March 31, 2005. Our allowance for doubtful accounts decreased on a percentage basis from 5.7% of accounts receivable at December 31, 2003 to 5.1% of accounts receivable at December 31, 2004. This is primarily due to the inclusion at December 31, 2004 of Silipos accounts receivable of approximately

$3,334,000 in our consolidated accounts. Silipos accounts receivable were originally recorded at fair value at September 30, 2004 and required a provision for doubtful accounts of approximately $10,000 in the fourth quarter of 2004. The allowance for doubtful accounts at December 31, 2004 without giving effect to the Silipos acquisition was approximately 8.9% of accounts receivable. Management believes that the overall allowance, as a percentage of accounts receivable at December 31, 2004 is appropriate based upon the consolidated collection and write-off history as well as the age of the consolidated accounts receivable. The allowance for doubtful accounts at December 31, 2002 was approximately $125,000. During the year ended December 31, 2003 we added approximately $118,000 to the allowance based upon increased net sales and our review of the accounts receivable aging. We wrote off, net of recoveries, approximately $18,000 against the allowance. The allowance for doubtful accounts at December 31, 2003 was approximately $225,000. During the year ended December 31, 2004, we added approximately $172,000 to the allowance and wrote off, net of recoveries, approximately $17,000 against the allowance. As of December 31, 2004, the allowance for doubtful accounts was approximately $380,000. During the three months ended March 31, 2005, we added approximately $45,000 to the allowance and collected or wrote-off approximately $4,000 against the allowance. At March 31, 2005, the allowance for doubtful accounts was approximately $421,000. If future payments by our customers are different from our estimates, we may need to increase or decrease our allowance for doubtful accounts.

Other Allowances.    The sales returns and allowances were approximately $21,000 at December 31, 2001. In 2002, we added approximately $7,000 to the allowance. The sales returns and allowances at December 31, 2002 were $28,000. In 2003, we added $40,000 to the allowance. The sales returns and allowances at March 31, 2005, December 31, 2004 and 2003 were approximately $68,000 for each date. If actual sales returns and allowances were to differ from our estimates, we may need to increase or decrease our sales return and allowance.

Inventory Reserve.    At December 31, 2001, the inventory reserve for excess or obsolete inventory was approximately $214,000. During 2002, we provided an additional reserve of approximately $14,000 and charged approximately $8,000 to the reserve, bringing the reserve to a balance of approximately $220,000. In 2003, we provided approximately $129,000 as an additional reserve and charged approximately $39,000 to the reserve. The inventory reserve for excess or obsolete inventory at December 31, 2003 was $310,000. During the year ended December 31, 2004, we added $214,000 of additional reserves and wrote off approximately $155,000 in excess or obsolete inventory which was disposed of during the year. During 2004, we reviewed our inventory levels and aging relative to current and expected usage and determined the requirement for additions to the reserve. The inventory reserve for obsolete inventory at December 31, 2004 was approximately $369,000. During the three months ended March 31, 2005, we provided an additional reserve of approximately $96,000 and charged approximately $21,000 to the reserve, bringing the reserve to a balance of approximately $444,000 at March 31, 2005. If the inventory quality or usage relative to quantities held were to deteriorate or improve in the future, we may need to increase or decrease our reserve for excess or obsolete inventory. Inventory write-downs represent the estimated loss of value of certain slow-moving inventory. Inventory usage is analyzed using turnover analysis, and an allowance for obsolescence is provided when inventory quantity exceeds its normal cycle. The percentage of allowance is based upon actual usage, historical data and experience. Most of these reserves are associated with raw materials used in the fabrication process and either represent items no longer utilized in the process or significant excess inventory. Certain of the raw material inventory for which a reserve was provided has subsequently been used in fabrication, with the related reserve being reversed. However, we re-evaluate the reserve as of the end of each reporting period based upon the age of the existing inventory and the usage analysis. Thus, gross profit is not materially affected. With respect to finished goods (distributed products), certain of these items have been sold at reduced prices which have reduced gross profit. However, these items were sold for prices at or slightly above their adjusted carrying value and did not materially impact gross profit.

Valuation Allowance—Deferred Tax Assets.    The valuation allowance relating to deferred tax assets was approximately $2,408,000 at December 31, 2002 which represented a full allowance against all net deferred tax assets except approximately $6,000 related to an alternative minimum tax carryforward. During the year ended December 31, 2003, the valuation allowance increased by approximately $17,000 to approximately $2,425,000 at December 31, 2003. During 2004, the valuation allowance was increased by approximately $143,000 to approximately $2,568,000. We believe this valuation allowance is required because it is more likely than not that these deferred tax assets will not be realized.

Goodwill and Identifiable Intangible Assets.    Goodwill represents the excess of purchase price over fair value of identifiable net assets of acquired businesses. Identifiable intangible assets primarily represent allocations of purchase price to identifiable intangible assets of acquired businesses. Because of our strategy of growth through acquisitions, goodwill and other intangibles assets comprise a substantial portion (approximately 35.4% as of December 31, 2003, approximately 47.4% as of December 31, 2004 and approximately 46.6% as of March 31, 2005) of our total assets.

We had no goodwill or other intangible assets prior to 2002. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). We adopted SFAS 142 effective January 1, 2002. As a result of the adoption of this standard, amortization of goodwill and certain intangible assets with indefinite lives has been discontinued. Instead, we review these assets for impairment on an annual basis.

During 2002, 2003 and 2004, impairment tests of goodwill and indefinite-lived intangible assets and evaluation of the useful lives of acquired intangible assets subject to amortization were performed in accordance with SFAS 142. No impairment losses or adjustments to useful lives have been recognized as a result of these tests. Goodwill and identifiable intangible assets, net, at December 31, 2002 were approximately $3,186,000 and approximately $3,313,000, respectively. During the year ended December 31, 2003, goodwill increased by approximately $1,350,000 which represented goodwill of approximately $820,000 created by the Bi-Op acquisition and approximately $530,000 representing performance-based contingent consideration pursuant to the Benefoot acquisition. During 2003, we added $900,000 of intangible assets with definite lives, all of which related to the Bi-Op acquisition and recorded amortization expense of approximately $253,000. Goodwill and identifiable intangible assets, net at December 31, 2003 were approximately $4,536,000 and approximately $3,960,000, respectively.

During 2004, goodwill increased by approximately $8,785,000 which represented the goodwill resulting from the Silipos acquisition of approximately $8,621,000 and the final payment of deferred performance based contingent consideration with respect to the Benefoot acquisition of approximately $164,000. Additionally, during 2004, we added $5,732,000 of intangible assets as a result of the Silipos acquisition and recorded amortization expense of approximately $349,000. Goodwill and identifiable intangible assets, net at December 31, 2004 were approximately $13,321,000 and approximately $9,343,000, respectively.

During the three months ended March 31, 2005, goodwill decreased by $232,000 as the result of a settlement agreement and limited release among the parties to the Silipos purchase agreement due to a $232,000 reduction in the purchase price paid by us to SSL because Silipos did not satisfy certain minimum working capital requirements as of the closing date of the acquisition pursuant to the Silipos purchase agreement. Goodwill and identifiable intangible assets, net, at March 31, 2005 were approximately $13,089,000 and $9,184,000, respectively. The reduction to the purchase price is being satisfied by decreasing the principal amount of the $7.5 million secured promissory note issued to SSL as part of the acquisition purchase price, and which is due on March 31, 2006.

Results of Operations

The following tables present the results and selected consolidated statements of operations data as a percentage of total revenues for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 and 2005.

	Years ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
Consolidated Statements of Operations Data:
Net sales	$18,676,503	$24,720,515	$30,126,759	$5,763,936	$10,397,193
Cost of sales	11,962,104	16,049,790	18,022,532	3,790,586	5,502,060

Gross profit	6,714,399	8,670,725	12,104,227	1,973,350	4,895,133
General and administrative expenses	3,867,882	4,775,142	5,927,808	1,174,134	2,300,098
Selling expenses	3,151,205	3,131,197	4,950,947	807,689	1,938,543
Research and development expenses	164,872	—	48,694	—	130,303

Operating (loss) income	(469,560)	764,386	1,176,778	(8,473)	526,189

Other income (expense):
Interest income	214,481	157,522	174,261	44,347	81,076
Interest expense	(829,498)	(836,273)	(1,219,427)	(204,966)	(918,457)
Change in fair value of Put Option	—	—	605,000	—	1,750,000
Change in fair value of Protection Payment	—	—	(223,000)	—	—
Other	86,214	75,798	18,859	—	10,484

Other (expense) income, net	(528,803)	(602,953)	(644,307)	(160,619)	923,103

(Loss) income before income taxes	(998,363)	161,433	532,471	(169,092)	1,449,292
Provision for income taxes	107,294	166,904	157,683	50,000	39,000

Net (loss) income	$(1,105,657)	$(5,471)	$374,788	$(219,092)	$1,410,292

	Years Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
Consolidated Statements of Operations Data:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	64.0	64.9	59.8	65.8	52.9

Gross profit	36.0	35.1	40.2	34.2	47.1
General and administrative expenses	20.7	19.3	19.7	20.4	22.1
Selling expenses	16.9	12.7	16.4	14.0	18.6
Research and development expenses	.9	—	.2	—	1.3

Operating (loss) income	(2.5)	3.1	3.9	(0.1)	5.1

Other income (expense):
Interest income	1.1	.6	.6	.8	.8
Interest expense	(4.4)	(3.4)	(4.0)	(3.6)	(8.8)
Change in fair value of Put Option	—	—	2.0	—	16.8
Change in fair value of Protection Payment	—	—	(.7)	—	—
Other	.5	.3	.1	—	.1

Other (expense) income, net	(2.8)	(2.4)	(2.1)	(2.8)	8.9

(Loss) income before income taxes	(5.3)	.7	1.8	(2.9)	13.9
Provision for income taxes	.6	.7	.5	.9	.4

Net (loss) income	(5.9)%	—%	1.2%	(3.8)	13.6

Three months ended March 31, 2005 and 2004

Net income for the three months ended March 31, 2005 was approximately $1,410,000, or $.22 per share on a fully diluted basis, as compared to a net loss of approximately $(219,000), or ($.05) per share on a fully diluted basis for the three months ended March 31, 2004, an increase of approximately $1,629,000. The principal reason for the increase in net income was the contribution from Silipos of approximately $2,393,000 of pre-tax income in the three months ended March 31, 2005, which included a non-cash gain of $1,750,000 from the change in the fair value of the Put Option (as defined below) that we assumed in connection with our acquisition of Silipos. The Put Option is contained in the supply agreement between Silipos and Poly-Gel, L.L.C ("Poly-Gel") dated August 20, 1999, which we assumed in connection with the Silipos acquisition. The supply agreement provided that Poly-Gel had the option (the "Put Option") to cause Silipos to purchase the assets or shares of Poly-Gel at a purchase price, payable in cash, of 1.5 times Poly-Gel's revenues over the 12 month period prior to the exercise of the Put Option. At September 30, 2004, the fair value of the Put Option was approximately $2,355,000. At December 31, 2004, the fair value of the Put Option was approximately $1,750,000. The Put Option expired unexercised on February 16, 2005 in accordance with its terms. In late 2004, we engaged in discussions with Poly-Gel regarding our possible acquisition of Poly-Gel. However, these discussions were terminated and we do not currently expect to acquire Poly-Gel. We recorded the reduction in the estimated fair value of the Put Option obligation of $605,000 at December 31, 2004, as a gain from the change in the estimated fair value of the Put Option in the consolidated statement of operations for the year ended December 31, 2004, and as described above, we recorded the expiration of the Put Option as an additional gain of $1,750,000 during the three months ended March 31, 2005. Our historic business generated a pre-tax loss of approximately $944,000 in the three months ended March 31, 2005, as compared to a pre-tax loss of approximately $169,000 in the three months ended March 31, 2004. Additionally, the results for the three months ended March 31, 2005 reflect the following impact on our historic business resulting from our acquisition and integration of Silipos: interest expense incurred with respect to debt issued in connection with the Silipos acquisition of approximately $609,000 (including amortization of debt discount associated with warrants issued, amortization of debt placement costs, and the amortization of interest cost related to the increasing interest rate and the protection payment included in the $7.5 million secured promissory note due March 31, 2006 issued to SSL (the "$7.5 Million Note"); an increase in professional fees of approximately $135,000; an increase in management compensation and consulting fees of approximately $105,000; an increase in amortization expense of approximately $96,000 associated with the identifiable intangible assets with definite lives acquired in the Silipos acquisition; an increase of approximately $46,000 associated with stock-based compensation; and an increase of approximately $17,000 associated with fee based franchise taxes.

We reported our operations in two segments, custom orthotics and distributed products, through September 30, 2004. Beginning October 1, 2004, we are reporting operations in two segments, orthopedics and skincare. Both our historic custom orthotics business and the distributed products business are now included in the orthopedic segment for reporting purposes, as are orthotics and prosthetic products sold by Silipos. Silipos products are primarily sold through distributors.

Net sales for the three months ended March 31, 2005 were approximately $10,397,000, as compared to approximately $5,764,000 for the three months ended March 31, 2004, an increase of approximately $4,633,000 or approximately 80.4%. The principal reason for the increase was the net sales of approximately $4,733,000 generated by Silipos (which was acquired on September 30, 2004), partially offset by a decline in net sales of approximately $100,000 in our historic business. The decline was attributable to several factors described below.

Net sales of orthopedics were approximately $9,034,000 in the three months ended March 31, 2005, as compared to approximately $5,764,000 in the three months ended March 31, 2004, an increase of approximately $3,270,000 or approximately 56.7%. This increase was due to approximately $3,370,000 of net sales in the orthopedic segment by Silipos, partially offset by a reduction in net sales in our historic business of approximately $100,000.

Within the orthopedic segment, net sales of custom orthotics for the three months ended March 31, 2005 were approximately $4,385,000, as compared to approximately $4,396,000 for the three months ended March 31, 2004, a decrease of approximately $11,000. As a result of a domestic shipping initiative that began in 2004, we generated shipping revenue on orthotics of approximately $241,000 in the three months ended March 31, 2005 as compared to approximately $204,000 in the three months ended March 31, 2004. Net sales of ankle-foot orthotics increased from approximately $332,000 in the three months ended March 31, 2004 to approximately $420,000 in the three months ended March 31, 2005 and net sales of our First Choice™ line of orthotics increased from approximately $234,000 in the three months ended March 31, 2004 to approximately $285,000 in the three months ended March 31, 2005. However, these increases were more than offset by a decrease in our other custom foot orthotic sales of approximately $187,000 from approximately $3,626,000 in the three months ended March 31, 2004 to approximately $3,439,000 in the three months ended March 31, 2005.

Net sales of historic distributed products for the three months ended March 31, 2005 were approximately $1,279,000, as compared to approximately $1,368,000 for the three months ended March 31, 2004, a decrease of approximately $89,000 or approximately 6.5%. This decrease was offset by an increase in sales of certain distributed products including PPT (which increased approximately $47,000 (excluding related shipping revenue) or approximately 17.1%).

Net sales of Silipos branded orthopedic products were approximately $3,370,000 in the three months ended March 31, 2005. Related cost of sales were approximately $1,174,000, or approximately 34.8% of net sales, resulting in a gross profit of approximately 65.2%.

We, through Silipos, generated net sales of approximately $1,363,000 in our skincare segment in the three months ended March 31, 2005. Net sales in the skincare segment represented approximately 28.8% of Silipos' sales for the three months ended March 31, 2005, and represented approximately

13.1% of our total net sales for the three months ended March 31, 2005. The cost of sales associated with skincare was approximately $591,000, or approximately 43.4% of net sales in our skincare segment, resulting in a gross profit of approximately 56.6%.

Cost of sales, on a consolidated basis, increased approximately $1,711,000 to approximately $5,502,000 for the three months ended March 31, 2005, as compared to approximately $3,791,000 for the three months ended March 31, 2004. This increase was primarily attributable to the cost of sales contributed by Silipos of approximately $1,765,000 in the three months ended March 31, 2005, partially offset by a decrease in cost of sales in our historic business of approximately $54,000, which was attributable to a decrease in net sales partially offset by an increase in overhead and certain material costs.

Cost of sales in the orthopedic segment were approximately $4,911,000 or approximately 54.4% of orthopedic net sales in the three months ended March 31, 2005, as compared to approximately $3,791,000 or approximately 65.8% of orthopedic net sales in the three months ended March 31, 2004. The reason for the increase in the cost of sales was the cost of sales related to the Silipos' products, which generated higher gross profit.

Costs of sales for custom orthotics were approximately $2,996,000 or approximately 68.3% of net sales of custom orthotics for the three months ended March 31, 2005, as compared to approximately $2,948,000, or approximately 67.1% of net sales of custom orthotics for the three months ended March 31, 2004. Cost of sales of historic distributed products were approximately $741,000, or approximately 57.9% of net sales of distributed products in the historic business for the three months ended March 31, 2005, as compared to approximately $843,000 or approximately 61.6% of net sales of distributed products in the historic business for the three months ended March 31, 2004.

Cost of sales for Silipos' branded orthopedic products were approximately $1,174,000, or approximately 34.8% of net sales of Silipos' branded orthopedic products of approximately $3,370,000.

Cost of sales for skincare products were approximately $591,000, or approximately 43.4% of net sales of skincare products of approximately $1,363,000.

Gross profit increased approximately $2,922,000, or approximately 148.1%, to approximately $4,895,000 for the three months ended March 31, 2005, as compared to approximately $1,973,000 in the three months ended March 31, 2004. Gross profit as a percentage of net sales for the three months ended March 31, 2005 was approximately 47.1%, as compared to approximately 34.2% for the three months ended March 31, 2004. The principal reason for the increase in gross profit was the approximately $2,968,000 gross profit contribution of Silipos. Silipos' gross profit as a percentage of its net sales for the three months ended March 31, 2005 was approximately 62.7%, which includes both orthopedics and skincare. Our historic business' gross profit as a percentage of net sales was approximately 34.0% for the three months ended March 31, 2005, reflecting a slight decrease over a gross profit of approximately 34.2% for the three months ended March 31, 2004.

Gross profit for the orthopedic segment was approximately $4,123,000, or approximately 45.6% of net sales of the orthopedic segment in the three months ended March 31, 2005, as compared to approximately $1,973,000, or approximately 34.2% of net sales of the orthopedic segment in the three months ended March 31, 2004.

Gross profit for custom orthotics was approximately $1,389,000, or approximately 31.7% of net sales of custom orthotics for the three months ended March 31, 2005, as compared to approximately $1,448,000, or approximately 32.9% of net sales of custom orthotics for the three months ended March 31, 2004. Gross profit for our historic distributed products was approximately $538,000, or approximately 42.1% of net sales of distributed products for the three months ended March 31, 2005, as compared to approximately $525,000, or approximately 38.4% of net sales of distributed products for the three months ended March 31, 2004. The decrease in gross profit in custom orthotics was attributable to increases in certain overhead expenses as well as a slight increase in certain material prices. The increase in gross profit in distributed products from our historical business was attributable to improved inventory control as well as a change in the mix of items sold to items with higher margins.

Gross profit generated by Silipos' branded orthopedic sales was approximately $2,196,000, or approximately 65.2% of net sales of Silipos' branded orthopedic products. The gross profit was enhanced by our decision to manufacture our own gel products used in production. Such products were previously purchased from Poly-Gel pursuant to the supply agreement between Silipos and Poly-Gel.

Gross profit generated by our skincare segment was approximately $772,000, or approximately 56.6% of net sales in the skincare segment.

General and administrative expenses for the three months ended March 31, 2005 were approximately $2,300,000, or approximately 22.1% of net sales, as compared to approximately $1,174,000, or approximately 20.4% of net sales for the three months ended March 31, 2004, representing an increase of approximately $1,126,000. Silipos generated approximately $565,000 of general and administrative expenses in the three months ended March 31, 2005. The principal reason for the balance of the $561,000 increase is due to an increase in executive salaries and consulting fees (approximately $105,000), an increase in provision for bonuses (approximately $60,000), an increase in professional fees (approximately $135,000), an increase in amortization expense associated with the identifiable intangible assets with definite lives acquired in the Silipos acquisition (approximately $96,000), an increase in depreciation associated with the implementation of the new information technology system (approximately $50,000), and an increase in stock-based compensation (approximately $46,000).

Selling expenses increased approximately $1,131,000, or approximately 140.0%, to approximately $1,939,000 for the three months ended March 31, 2005, as compared to approximately $808,000 for the three months ended March 31, 2004. Selling expenses as a percentage of net sales were approximately 18.6% in the three months ended March 31, 2005, as compared to approximately 14.0% in the three months ended March 31, 2004. Silipos contributed approximately $1,119,000 of selling expenses in the three months ended March 31, 2005, and selling expenses in our historic business increased by approximately $12,000 from approximately $808,000 in the three months ended March 31, 2004 to approximately $820,000 in the three months ended March 31, 2005. Silipos, which sells primarily to distributors, allocates more resources, both in absolute amounts and as a percentage of net sales, into sales, marketing, and sales-related expenses, including royalties and sales commissions, than our historic business. We will continue to closely monitor selling expenses in our historic custom orthotics and distributed products businesses. Additionally, we expect to continue to monitor and review the selling expenses of Silipos in order to focus such expenditures on growth areas and products.

Interest expense was approximately $918,000 for the three months ended March 31, 2005, as compared to approximately $205,000 for the three months ended March 31, 2004, an increase of approximately $713,000. The principal reasons for the increase in 2005 were:

  (i)
  Interest expense of approximately $240,000 associated with the acquisition indebtedness incurred in connection with the Silipos acquisition, which closed on September 30, 2004;

  (ii)
  Interest recorded with respect to a capital lease assumed in the Silipos acquisition, which totaled approximately $111,000 in the three months ended March 31, 2005;

  (iii)
  Interest amortization of the estimated fair value of the warrants issued in connection with our 7% senior subordinated notes due September 30, 2007, which aggregated approximately $58,000 and the amortization of the related debt placement costs of approximately $7,000; and

  (iv)
  Amortization of interest expense of approximately $304,000 associated with the increasing interest rate and interest cost related to the protection payment included in the $7.5 Million Note in the three months ended March 31, 2005 (see "—Long-term Debt").

These amounts were partially offset by a reduction in interest expense associated with the $800,000 in 4% promissory notes issued by us in 2002 in connection with our acquisition of Benefoot (the "Benefoot Notes"), which were outstanding in the three months ended March 31, 2004 and which were repaid in May 2004.

We recorded a reduction in the estimated fair value of the Put Option obligation of $605,000 at December 31, 2004 from September 30, 2004 as a gain from the change in the estimated fair value of the Put Option in the consolidated statement of operations for the year ended December 31, 2004. We recorded the expiration of the Put Option on February 16, 2005 as an additional gain of $1,750,000 from the change in the estimated fair value of the Put Option in the three months ended March 31, 2005.

The provision for income taxes decreased to approximately $39,000 in the three months ended March 31, 2005 from approximately $50,000 in the three months ended March 31, 2004. Prior to our adoption of SFAS No. 142, we would not have needed a valuation allowance for the portion of our net operating losses equal to the amount of tax-deductible goodwill and trade names amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the reversal will not occur during the carryforward period of the net operating losses. Therefore, we recorded a deferred income tax expense of approximately $37,000 each during the three months ended March 31, 2005 and the three months ended March 31, 2004. Additionally, our foreign tax provision decreased to $2,000 in the three months ended March 31, 2005 from $13,000 in the three months ended March 31, 2004 based upon the pre-tax income from foreign operations in the three months ended March 31, 2005, as compared to the three months ended March 31, 2004.

Years ended December 31, 2004 and 2003

Net income for the year ended December 31, 2004, was approximately $375,000, or $.08 per share on a fully diluted basis, as compared to a net loss of approximately $(5,000), or ($.00) per share on a fully diluted basis for the year ended December 31, 2003, an increase of approximately $380,000. The principal reason for the increase in net income was the contribution from Silipos in the fourth quarter of 2004 of approximately $1,337,000 of pretax income, which included the non-cash gain of $605,000 from the change in the fair value of the Put Option we assumed in connection with our acquisition of Silipos. At September 30, 2004, the fair value of the Put Option was approximately $2,355,000. At December 31, 2004, the fair value of the Put Option was approximately $1,750,000. The Put Option expired unexercised on February 16, 2005. We had been engaged in discussions with Poly-Gel in 2004 regarding a possible acquisition of Poly-Gel by us, but terminated these discussions and we have no present intention to acquire Poly-Gel. We recorded the reduction in the estimated fair value of the Put Option obligation of $605,000 as a gain from the change in estimated fair value of the Put Option in the consolidated statement of operations for the year ended December 31, 2004. Our historic business generated a pretax loss of approximately $805,000 in 2004 as compared to pretax income of approximately $161,000 in 2003. The principal reason for the increase in net loss in our historic business was a decrease in net sales and corresponding gross profit, partially offset by cost containment measures undertaken in 2004 as compared to 2003, all of which is discussed below. Additionally, the 2004 operating results for the historic business reflect the change in the fair value of the protection payment associated with the $7.5 Million Note and the $3.0 million promissory note due December 31, 2004 ("$3.0 Million Note") issued to SSL in connection with the Silipos acquisition, which resulted in an expense of $223,000, the interest expense incurred with respect to debt issued in connection with the Silipos acquisition of approximately $305,000 (including related warrants and debt placement cost amortization), and the increase in amortization expense of approximately $96,000 associated with the identifiable intangible assets with definite lives acquired in the Silipos acquisition.

We reported our operations in two segments, custom orthotics and distributed products, through September 30, 2004. Beginning October 1, 2004, we are reporting our operations in two different segments, orthopedics and skincare. Both the custom orthotics business and the distributed products business are now included in the orthopedic segment for reporting purposes.

Net sales for the year ended December 31, 2004 were approximately $30,127,000 as compared to approximately $24,721,000 for the year ended December 31, 2003, an increase of approximately $5,406,000 or approximately 21.9%. The principal reason for the increase was the net sales of approximately $5,558,000 generated by Silipos (which was acquired on September 30, 2004) in the fourth quarter of 2004, partially offset by a decline in net sales of approximately $152,000 in our historic business. The decline was attributable to several factors described below.

Net sales of orthopedics were approximately $27,947,000 in 2004 as compared to approximately $24,721,000 in 2003, an increase of approximately $3,226,000 or approximately 13.0%. This increase was due to approximately $3,378,000 of net sales in the orthopedic segment by Silipos, partially offset by a reduction in net sales in our historic business of approximately $152,000.

Within the orthopedic segment, net sales of custom orthotics for the year ended December 31, 2004 were approximately $18,836,000, as compared to approximately $19,031,000 for the year ended December 31, 2003, a decrease of approximately $195,000. Shipping revenue related to our sales of custom orthotics increased due to a domestic initiative to pass the cost of shipping to the customers. As a result of the domestic shipping initiative, we generated shipping revenue on orthotics of approximately $938,000 in 2004 as compared to approximately $725,000 in 2003. Net sales of ankle-foot orthotics also increased from approximately $1,290,000 in 2003 to approximately $1,571,000 in 2004 and net sales of our First Choice™ line of orthotics increased from approximately $889,000 in 2003 to approximately $1,234,000 in 2004. However, these increases were more than offset by a decrease in our other custom foot orthotic sales of approximately $1,034,000 from approximately $16,127,000 in 2003 to approximately $15,093,000 in 2004. In 2004, we raised custom foot orthotic prices by approximately 5% (including shipping) as part of an effort to improve our margins; however, we had a loss in sales unit volume of approximately 11% as a result of the price increase.

Net sales of historic distributed products for the year ended December 31, 2004 were approximately $5,733,000 as compared to approximately $5,690,000 for the year ended December 31, 2003, an increase of approximately $43,000 or approximately 0.8%. The increase was due to an increase in sales of certain distributed products including PPT (which increased approximately $279,000 (excluding related shipping revenue) or approximately 24.5%) which was partially offset by a reduction in the sale of therapeutic shoes. This decrease was primarily due to a 10% price decrease for therapeutic shoes which was intended to stimulate sales; however, there was an approximate 5% reduction in sales unit volume due to continued competitive pressure and an approximate 6% reduction in sales unit volume due to a discontinuation of a direct-to-consumer shoe program in early 2004.

Net sales of Silipos branded orthopedic products were approximately $3,378,000 in the fourth quarter of 2004. Related cost of sales was approximately $1,237,000, or approximately 36.6%, resulting in a gross profit of approximately 63.4%.

Langer, through Silipos, generated net sales of approximately $2,180,000 in its skincare segment. Such net sales were approximately 39.2% of Silipos' sales for the period we owned Silipos, and represented 18.9% of our total net sales since we acquired Silipos. The cost of sales associated with skincare was approximately $894,000, or approximately 41.0% of net sales in our skincare segment, resulting in a gross profit of approximately 59.0%.

Cost of sales increased approximately $1,973,000 to approximately $18,023,000 for the year ended December 31, 2004, as compared to approximately $16,050,000 for the year ended December 31, 2003. This increase was primarily attributed to the cost of sales contributed by Silipos of approximately

$2,131,000 in 2004, partially offset by a decrease in cost of sales in the historic business of approximately $158,000, which was attributable to a decrease in net sales and our focus on cost containment measures.

Cost of sales in the orthopedic segment were approximately $17,129,000 or approximately 61.3% of orthopedic net sales in the year ended December 31, 2004 as compared to approximately $16,050,000 or approximately 64.9% of orthopedic net sales in the year ended December 31, 2003. The reason for the increase in the cost of sales was the cost of sales related to the Silipos' products.

Cost of sales for custom orthotics were approximately $12,346,000, or approximately 65.5% of net sales of custom orthotics for the year ended December 31, 2004, as compared to approximately $12,910,000, or approximately 67.8% of net sales of custom orthotics for the year ended December 31, 2003. Cost of sales of distributed products were approximately $3,546,000, or approximately 61.9% of net sales of distributed products in the historic business for the year ended December 31, 2004, as compared to approximately $3,140,000 or approximately 55.2% of net sales of distributed products in the historic business for the year ended December 31, 2003.

Cost of sales for Silipos' branded orthopedic products was approximately $1,237,000, or approximately 36.6% of net sales of Silipos' branded orthopedic products of approximately $3,378,000.

Cost of sales for skincare products were approximately $894,000, or approximately 41.0% of net sales of skincare products of approximately $2,180,000.

Gross profit increased approximately $3,433,000, or approximately 39.6%, to approximately $12,104,000 for the year ended December 31, 2004, as compared to approximately $8,671,000 in 2003. Gross profit as a percentage of net sales for the year ended December 31, 2004 was approximately 40.2%, as compared to approximately 35.1% for the year ended December 31, 2003. The principal reason for the increase in gross profit was the approximately $3,427,000 gross profit contribution of Silipos. Silipos' gross profit as a percentage of its net sales for the period during which we owned Silipos was approximately 61.7%, which includes both orthopedics and skincare. Excluding Silipos, our gross profit as a percentage of net sales was approximately 35.3%, reflecting a slight increase over a gross profit of approximately 35.1% in 2003.

Gross profit for the orthopedic segment was approximately $10,818,000, or approximately 38.7% of net sales of the orthopedic segment in the year ended December 31, 2004, as compared to approximately $8,671,000, or approximately 35.1% of net sales in the year ended December 31, 2003.

Gross profit for custom orthotics was approximately $6,490,000 during the year ended December 31, 2004, as compared to approximately $6,121,000 for the year ended December 31, 2003. Gross profit for historic distributed products was approximately $2,187,000 for the year ended December 31, 2004 as compared to approximately $2,550,000 for the year ended December 31, 2003. The increase in gross profit as a percentage in net sales of custom orthotics from approximately 32.2% in 2003 to approximately 34.5% in 2004 was attributable to an approximate 5% price increase in custom orthotics (including shipping charges), and an increase in the sale of ankle-foot orthotics, which have a higher gross profit than other custom orthotics, offset by an approximate 11% reduction in the sales unit volume of custom orthotics. The sales unit volume declined due to the price increase. The decrease in gross profit percentage in distributed products from our historical business from approximately 44.8% in 2003 to approximately 38.1% in 2004 was attributable to an approximate 10% price decrease in the therapeutic shoe program and an approximate 8% reduction in the sales unit volume, partially offset by an increase in the sale of other distributed products, which include PPT, which has a higher profit margin, but lower sales unit volume, than the therapeutic shoe program. The price decrease for the therapeutic shoe program was designed to stimulate sales; however, there was an approximate 5% reduction in sales unit volume due to continued competitive pressure and an approximate 6% reduction in sales unit volume due to the discontinuation of a direct-to-consumer shoe program in early 2004.

Additionally, in the aggregate, gross profit as a percentage of net sales increased principally due to lower labor costs and lower manufacturing overhead, partially offset by increases in certain product costs. The lower labor costs and lower manufacturing overhead, resulting in a higher gross profit percentage, which we expect to benefit from in the future, was the result of cost containment measures undertaken in 2004 and described in the cost-of-sales analysis above. The cost containment measures included a reduction in staff of approximately 6%, and a decrease in overtime required, which was consistent with the reduction in sales unit volume in the custom orthotics segment.

Gross profit generated by Silipos' branded orthopedic sales was approximately $2,141,000, or approximately 63.4% of net sales of Silipos' branded orthopedic products. The gross profit was enhanced by our decision to manufacture our own gel products used in production. Such products were previously purchased from Poly-Gel.

Gross profit generated by our skincare segment was approximately $1,286,000, or approximately 59.0% of net sales in the skincare segment. The gross profit was in line with our expectation when we acquired Silipos.

General and administrative expenses for the year ended December 31, 2004 were approximately $5,928,000, or approximately 19.7% of net sales, as compared to approximately $4,775,000, or approximately 19.3% of net sales for the year ended December 31, 2003, representing an increase of approximately $1,153,000. Silipos generated approximately $307,000 of general and administrative expenses in the fourth quarter of 2004. Additionally, in 2004 we took a charge of approximately $292,000 with respect to transaction costs associated with our abandoned Poly-Gel acquisition efforts. Further, we incurred a charge of approximately $65,000 for capital-based franchise taxes as a result of the acquisition of Silipos. We recognized approximately $96,000 of amortization in connection with identifiable intangible assets with definitive lives acquired in the Silipos transaction. Finally, we incurred increased costs (depreciation of $148,000) associated with the acquisition and implementation of a new information technology platform, as well as increases in professional fees ($75,000) and insurance expense ($49,000), which costs are expected to remain at such levels.

Selling expenses increased approximately $1,820,000, or approximately 58.1%, to approximately $4,951,000, for the year ended December 31, 2004, as compared to approximately $3,131,000 for the year ended December 31, 2003. Selling expenses as a percentage of net sales were approximately 16.4% in 2004 as compared to approximately 12.7% in 2003. Silipos contributed approximately $1,816,000 of selling expenses in the fourth quarter of 2004, which comprised substantially all of the increase in selling expenses for the year ended December 31, 2004 over the year ended December 31, 2003. Silipos, which sells to distributors, allocates more resources, both in absolute amounts and as a percentage of net sales, into sales, marketing and sales-related expenses, including royalties and sales commissions, than our historic business. We intend to continue to closely monitor selling expenses in our historic business, i.e., custom orthotics and distributed products business. Additionally, we expect to rationalize the selling expenses of Silipos in order to focus such expenditures on growth areas and products.

Interest expense was approximately $1,219,000 for the year ended December 31, 2004, as compared to approximately $836,000 for the year ended December 31, 2003, an increase of approximately $383,000, or approximately 45.8%. The principal reasons for the increase in 2004 were:

  (i)
  The interest expense of approximately $242,000 associated with the acquisition indebtedness incurred in connection with the Silipos acquisition, which closed on September 30, 2004;

  (ii)
  The interest recorded with respect to the capital lease assumed in the Silipos acquisition, which totaled approximately $111,000 in 2004; and

  (iii)
  The interest amortization of the estimated fair value of the warrants issued in connection with the 7% senior subordinated notes due September 30, 2007, which aggregated approximately $57,000 and the amortization of the related debt placement costs of approximately $6,000.

These amounts were partially offset by the final repayment in May 2004 of $800,000 outstanding under the Benefoot Notes, which were outstanding for only part of the year.

At September 30, 2004, the fair value of the Put Option was approximately $2,355,000. At December 31, 2004, the fair value of the Put Option was approximately $1,750,000. The Put Option expired unexercised on February 16, 2005. We recorded the reduction in the estimated fair value of the Put Option obligation of $605,000 at December 31, 2004 as a gain from the change in estimated fair value of the Put Option in the consolidated statement of operations for the year ended December 31, 2004. We recorded the expiration of the Put Option in the first quarter of 2005 as an additional gain of $1,750,000 from the change in the estimated fair value of the Put Option.

Additionally, we recorded $223,000 as additional expense to reflect a change in the fair value of the protection payment arising pursuant to our obligation under the $7.5 Million Note and $3.0 Million Note (See "—Long-term Debt").

The provision for income taxes decreased to approximately $158,000 in 2004 from approximately $167,000 in 2003. Prior to the adoption of SFAS No. 142, we would not have needed a valuation allowance for the portion of the net operating losses equal to the amount of tax-deductible goodwill and trade names amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the reversal will not occur during the carryforward period of the net operating losses. Therefore, we recorded a deferred income tax expense of approximately $154,000 and approximately $158,000 during the years ended December 31, 2004 and 2003, respectively. The deferred income tax expense recorded in 2003 was partially offset by the recognition of a deferred tax benefit of approximately $6,000 related to an alternative minimum tax carryforward. Additionally, our foreign tax provision increased to approximately $4,000 in 2004 from $119 in 2003 because we had pre-tax income from foreign operations in 2004.

Years Ended December 31, 2003 and 2002

Net loss for the year ended December 31, 2003 was approximately $5,000, as compared to a loss of approximately $1,106,000 for the year ended December 31, 2002. The principal reason for the decrease in the loss was an increase in net sales and gross profit partially offset by an increase in general and administrative expenses both of which are described below.

Net sales for 2003 were approximately $24,721,000 as compared to approximately $18,677,000 in 2002, an increase of approximately $6,044,000 or approximately 32.4%. Net sales increased in 2003 due in part to the full year effect of the Benefoot acquisition which closed on May 6, 2002 and thus was only included in the consolidated results for a portion of 2002. Additionally, net sales increased in 2003 as compared to 2002 due to net sales of approximately $1,624,000 generated by Bi-Op Laboratories, Inc., which was acquired in January 2003.

Net sales of custom orthotic products increased approximately $4,362,000, or approximately 29.7%, to approximately $19,031,000 in 2003 from approximately $14,669,000 in 2002. This increase was primarily due to an increase in domestic custom orthotic products of approximately $2,124,000, reflecting a full year of operations from the Benefoot acquisition which occurred in May 2002, net sales associated with Bi-Op of approximately $1,644,000 which was acquired in January 2003 and increased sales of custom orthotic products in the United Kingdom of approximately $300,000. The increase in custom orthotics sales revenue in the U.K. in 2003 was attributable to approximately 62% to increased volume and approximately 38% to currency fluctuations.

Net sales of distributed products increased by approximately $1,682,000, or approximately 42.0%, to approximately $5,690,000 in 2003, from approximately $4,008,000 in 2002. This increase was primarily attributable to a full year of operations from the Benefoot acquisition, which occurred in May 2002.

Cost of sales increased approximately $4,088,000, or approximately 34.2%, to approximately $16,050,000 in 2003, as compared to approximately $11,962,000 in 2002. This increase was primarily due to approximately 32.4% increase in net sales primarily attributable to the full year effect of the Benefoot acquisition and the Bi-Op acquisition. The reasons that the costs of sales increase was greater than the increase in net sales is explained in the gross profit discussion below. Costs of sales in the custom orthotics product line were approximately $12,910,000 or approximately 67.8% of net sales in the custom orthotics product line for the year ended December 31, 2003, as compared to approximately $9,763,000, or approximately 66.6% of net sales in the custom orthotics product line for the year ended December 31, 2002. Cost of sales in the distributed products product line were approximately $3,140,000, or approximately 55.2% of net sales in the distributed products product line for the year ended December 31, 2003, as compared to approximately $2,199,000, or approximately 54.9% of net sales in the distributed products product line for the year ended December 31, 2002.

Gross profit increased approximately $1,957,000 or approximately 29.1%, from approximately $6,714,000 in 2002 to approximately $8,671,000 in 2003 and was consistent with the increase in net sales. Consolidated gross profit margin decreased from approximately 36.0% in 2002 to approximately 35.1% in 2003, due to decreases in gross profit percentages for both product lines. Custom orthotics gross profit margin decreased slightly in 2003, as compared to 2002 primarily due to an increase in direct labor costs in the U.K. U.K. direct labor costs increased due to normal salary increases. Distributed products gross profit margin decreased slightly as well in 2003 as compared to 2002, primarily due to a change in product mix.

General and administrative expenses were approximately $4,775,000, or approximately 19.3% of net sales in 2003 as compared to approximately $3,868,000, or approximately 20.7% of net sales in 2002. The increase in general and administrative expenses of approximately $907,000, or approximately 23.4%, was attributable to the amounts associated with Bi-Op, which we acquired in January 2003 (approximately $275,000) as well as an increase in legal and professional fees with respect to our regulatory compliance, an increased provision for our incentive bonus plan, an increase in insurance costs, principally workers compensation and an increase in pension expense. The decrease in general and administrative expenses as a percentage of sales was primarily related to efficiencies created through the leverage of Langer's infrastructure and the integration of Benefoot. The efficiencies created by the purchase of Benefoot, which we expect to continue to benefit from in the future, resulted from the elimination of redundant salaries and the spreading of certain marketing and administrative expenses over a larger revenue base.

Selling expenses decreased approximately $20,000, or approximately 0.6%, to approximately $3,131,000 for the year ended December 31, 2003 as compared to approximately $3,151,000 for the year ended December 31, 2002, and as a percentage of net sales were approximately 12.7% in 2003 as compared to approximately 16.9% in 2002. Selling expenses increased approximately $319,000 in connection with our 2003 acquisition of Bi-Op; such increase was more than offset by the general reduction in selling expenses reflecting certain synergies of the Benefoot acquisition, which provided a larger sales base with more products.

In 2003, we did not incur any research and development expenses. In 2002, such amounts were approximately $165,000.

Other expenses were approximately $603,000 in 2003 as compared to approximately $529,000 in 2002, an increase of approximately $74,000, or approximately 14.0%. Interest expense, which is substantially related to fixed rate debt, was consistent in 2003 as compared to 2002 based upon the amount of indebtedness outstanding. Interest income decreased by approximately $57,000, from approximately

$214,000 to approximately $158,000, or approximately 27% in 2003, as compared to 2002 due to a decrease in the amount available for investment in short-term interest bearing accounts.

The provision for income taxes increased to approximately $167,000 in 2003 from approximately $107,000 in 2002. Prior to the adoption of SFAS No. 142, we would not have needed a valuation allowance for the portion of the net operating losses equal to the amount of tax-deductible goodwill and trade names amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the reversal will not occur during the carryforward period of the net operating losses. Therefore, we recorded a deferred income tax expense of approximately $158,000 and approximately $82,000 during the years ended December 31, 2003 and 2002, respectively. The deferred income tax expense recorded in 2003 was partially offset by the recognition of a deferred tax benefit of approximately $6,000 related to an alternative minimum tax carryforward. Additionally, our foreign tax provision decreased to approximately $119 in 2003 from approximately $25,000 in 2002 because we had pre-tax losses from foreign operations in 2003.

Liquidity

Working capital as of March 31, 2005 was approximately $636,000, as compared to approximately $1,387,000 as of December 31, 2004. Cash balances at March 31, 2005 were approximately $4,847,000, an increase of approximately $937,000 from approximately $3,910,000 at December 31, 2004. The decrease in working capital at March 31, 2005 is attributable to the classification of the $3.0 Million Note, which is due on December 31, 2009, as a current liability as of March 31, 2005 as it is our intention to pay it by March 31, 2006, and the increase in the balance of the $7.5 Million Note, due to the interest cost associated with the increasing interest rate and the protection payment included in the $7.5 Million Note. The decrease was partially offset by the reduction in the obligation of the Put Option of $1,750,000, and the increase in certain prepaid expenses, partially offset by the increase in the balance of the $7.5 Million Note (see "Contractual Obligations" and "Long-term Debt"). The increase in cash at March 31, 2005, as compared to December 31, 2004, is primarily attributable to the collection of, and thus decrease in, accounts receivable.

Net cash provided by operating activities was approximately $1,144,000 for the three months ended March 31, 2005. Net cash used in operating activities was approximately $320,000 in the three months ended March 31, 2004. Net cash provided by operations in the three months ended March 31, 2005 primarily includes cash generated by Silipos. The net cash used in operating activities in the three months ended March 31, 2004 resulted primarily to increases in inventory levels and prepaid expenses and other assets, partially offset by an increase in accounts payable and accrued liabilities.

Net cash provided by operating activities was approximately $648,000 for the year ended December 31, 2004. Net cash provided by (used in) operating activities was approximately $450,000 and approximately ($1,351,000) in 2003 and 2002, respectively. Net cash provided by operations in the year ended December 31, 2004 primarily includes cash generated in the fourth quarter by Silipos, partially offset by cash used to fund increased inventory levels of approximately $216,000, increases in accounts receivable of approximately $206,000, payments for prepaid expenses and a reduction in accounts payable and other current liabilities of approximately $387,000. The net cash provided by operations in 2003 primarily reflects the full year benefit of the Benefoot acquisition as well as the Bi-Op acquisition. The net cash (used in) operations in 2002 primarily reflects the costs incurred in connection with the infrastructure build up as a result of the Benefoot acquisition, partially offset by synergies from the acquisition.

Net cash (used in) investing activities in the three months ended March 31, 2005 was approximately $204,000. Net cash (used in) investing activities was approximately $321,000 in the three months ended March 31, 2004. Net cash (used in) investing activities in the three months ended March 31, 2005 reflects the purchases of property and equipment of approximately $274,000, principally investment in our new information technology platform, partially offset by the sale of certain property and equipment of approximately $70,000. Net cash (used in) investing activities in the three months ended March 31, 2004 represents investment in property and equipment of approximately $321,000, principally our new information technology platform.

Net cash (used in) investing activities in the year ended December 31, 2004 was approximately ($6,994,000). Net cash (used in) investing activities was approximately ($3,300,000) and approximately ($5,037,000) in the years ended December 31, 2003 and 2002, respectively. Net cash (used in) investing activities in the year ended December 31, 2004, reflects the cash payment for Silipos (net of cash acquired) of approximately $5,331,000, the payment of deferred performance-based consideration with respect to the Benefoot acquisition of approximately $466,000, and purchases of property and equipment of approximately $1,198,000, principally investment in the new information technology platform of $725,000. Net cash (used in) investing activities in 2003 represents the cash purchase price paid for Bi-Op, net of cash acquired, performance-based contingent consideration paid with respect to Benefoot of approximately $1,897,000, and investment in property and equipment of approximately $1,402,000, principally the new information technology platform. Net cash (used in) investing activities in 2002 reflects the purchase price paid for Benefoot of approximately $4,704,000, as well as purchases of property and equipment of approximately $334,000.

We did not have any net cash provided by financing activities in the three months ended March 31, 2005. Net cash provided by financing activities was $1,600 in the three months ended March 31, 2004.

Net cash provided by financing activities was approximately $4,702,000 in the year ended December 31, 2004. Net cash (used in) provided by financing activities was ($1,000,000) and approximately $7,000 in 2003, and 2002, respectively. Net cash provided by financing activities in the year ended December 31, 2004 primarily represents the proceeds of our sale of $5,500,000 7% senior subordinated notes due September 30, 2007, partially offset by the final $800,000 payment under the Benefoot Notes. One of the purchasers of the 7% senior subordinated notes due September 30, 2007 was Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, our Chairman of the Board of Directors. Net cash (used in) financing activities in 2003 represents a $1,000,000 payment due under the Benefoot Notes. Net cash provided by financing activities in 2002 of approximately $7,000 represents the proceeds from the exercise of stock options.

Changes in Significant Balance Sheet Accounts—March 31, 2005

Accounts receivable, net, decreased from approximately $7,056,000 at December 31, 2004 to approximately $6,278,000 at March 31, 2005, a decrease of approximately $778,000. The decrease is primarily attributable to increased provision for doubtful accounts of approximately $45,000, as well as increased collection efforts resulting in an across the board improvement in the accounts receivable aging.

Inventories, net, decreased from approximately $4,846,000 at December 31, 2004 to approximately $4,707,000 at March 31, 2005, a decrease of approximately $139,000 which was consistent with our focus to reduce certain excess in inventory levels principally in the distributed products group.

Prepaid expenses and other increased from approximately $1,388,000 at December 31, 2004 to approximately $1,827,000 at March 31, 2005, an increase of approximately $439,000. The increase was primarily attributable to prepaid expenses associated with the registration statement filed by us for our proposed offering of common stock.

Property and equipment, net, decreased from approximately $7,181,000 at December 31, 2004 to approximately $7,154,000 at March 31, 2005, a decrease of approximately $27,000. The change was primarily attributable to the investment in property and equipment in the three months ended

March 31, 2005 of approximately $274,000, and to the investment in our new technology platform, offset by depreciation expense of approximately $235,000 in the three months ended March 31, 2005, and the sale of certain property and equipment that had a net book value of approximately $60,000.

Identifiable intangible assets, net, decreased from approximately $9,343,000 at December 31, 2004 to approximately $9,184,000 at March 31, 2005, a decrease of approximately $159,000, which was due to amortization expense recorded for the three months ended March 31, 2005.

Other assets decreased from approximately $762,000 at December 31, 2004 to approximately $724,000 at March 31, 2005, a decrease of approximately $38,000. The change was primarily attributable to amortization of deferred debt acquisition costs.

Goodwill decreased from approximately $13,321,000 at December 31, 2004 to approximately $13,089,000 at March 31, 2005, a decrease of approximately $232,000, which was attributable to the reduction in the purchase price of Silipos pursuant to the settlement agreement entered into between SSL and us (See Note 2 (a) to Unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 2005—Acquisition of Silipos).

Accounts payable increased from approximately $1,140,000 at December 31, 2004 to approximately $1,269,000 at March 31, 2005, an increase of approximately $129,000, which primarily reflects obligations associated with the filing of the registration statement, offset by a reduction in other operating accounts.

Other current liabilities increased from approximately $4,265,000 at December 31, 2004 to approximately $4,331,000 at March 31, 2005, an increase of approximately $66,000. The change was primarily attributable to the increase in certain accruals such as our incentive plan and professional fees, offset by the reduction in certain accruals including fee based franchise taxes.

Deferred income taxes payable increased by approximately $37,000 from approximately $1,640,000 at December 31, 2004 to approximately $1,677,000 at March 31, 2005. The deferred income taxes were provided with respect to the tax deductible goodwill and trade names amortization in accordance with SFAS 142.

Changes in Significant Balance Sheet Accounts—December 31, 2004

Accounts receivable, net, increased from approximately $3,628,000 at December 31, 2003 to approximately $7,056,000 at December 31, 2004, an increase of approximately $3,428,000. The increase is primarily attributable to the accounts receivable acquired in the Silipos acquisition of approximately $3,366,000, (approximately $3,324,000 at December 31, 2004) as well as a slight increase in accounts receivable from our other business, due mostly to lower collections in the year ended December 31, 2004.

Inventories, net, increased from approximately $2,497,000 at December 31, 2003 to approximately $4,846,000 at December 31, 2004, an increase of approximately $2,349,000. Inventory acquired in the Silipos acquisition of approximately $2,111,000 (approximately $1,973,000 at December 31, 2004) accounted for most of the increase with the balance being attributable to increased purchases of distributed products (including shoes) to take advantage of volume pricing and to build inventory levels for flexibility.

Prepaid expenses and other increased from approximately $495,000 at December 31, 2003 to approximately $1,388,000 at December 31, 2004, an increase of approximately $893,000. The increase was primarily attributable to prepaid expenses of Silipos of $327,000 at acquisition (approximately $349,000 at December 31, 2004), as well as certain costs associated with the registration statement we filed for this offering.

Property and equipment, net, increased from approximately $2,496,000 at December 31, 2003 to approximately $7,181,000 at December 31, 2004, an increase of approximately $4,685,000. The increase was attributable to property and equipment acquired in the Silipos transaction of approximately $4,059,000 (approximately $3,995,000 at December 31, 2004), plus investment in property and equipment in the year ended December 31, 2004 of approximately $1,198,000 primarily attributable to the investment in our new technology platform, partially offset by depreciation expense of approximately $604,000 in 2004.

Identifiable intangible assets, net, increased from approximately $3,960,000 at December 31, 2003 to approximately $9,343,000 at December 31, 2004, an increase of approximately $5,383,000. This increase was comprised of identifiable intangible assets of approximately $5,732,000 recorded with respect to the acquisition of Silipos, offset by amortization expense of approximately $349,000 recorded for the year ended December 31, 2004.

Other assets decreased from approximately $877,000 at December 31, 2003 to approximately $762,000 at December 31, 2004, a decrease of approximately $115,000. The change was primarily attributable to amortization of deferred debt acquisition costs of approximately $199,000, partially offset by the debt acquisition costs capitalized in connection with the sale of the 7% senior subordinated notes due September 30, 2007 of approximately $76,000.

Goodwill increased from approximately $4,536,000 at December 31, 2003 to approximately $13,321,000 at December 31, 2004, an increase of approximately $8,785,000, of which approximately $8,621,000 was associated with the Silipos acquisition and approximately $164,000 was associated with the performance-based contingent consideration related to the Benefoot transaction.

Accounts payable increased from approximately $1,133,000 at December 31, 2003, to approximately $1,140,000 at December 31, 2004, an increase of approximately $7,000, which represented the net effect of the accounts payable assumed in the Silipos acquisition of approximately $595,000 (approximately $304,000 at December 31, 2004), partially offset by a decrease in accounts payable of approximately $588,000 (including Silipos), which was primarily the result of our taking advantage of certain discounts for early payments.

Other current liabilities increased from approximately $2,114,000 at December 31, 2003 to approximately $4,265,000 at December 31, 2004, an increase of approximately $2,151,000. The change was primarily attributable to accrued liabilities associated with Silipos of approximately $1,419,000 (approximately $1,498,000 at December 31, 2004) plus accrued transaction costs relating to the Silipos acquisition, the cost of approximately $776,000 relating to the filing of this registration statement in connection with our proposed offering of common stock, and accrued interest of approximately $144,000, partially offset by the repayment of deferred contingent consideration of approximately $302,000 at December 31, 2003, and a reduction of accrued rebates of approximately $52,000 at December 31, 2004, compared to December 31, 2003.

Deferred income taxes payable increased by $1,139,000 at December 31, 2004 as compared to December 31, 2003, from approximately $501,000 to approximately $1,640,000 primarily as the result of deferred income taxes associated with intangible assets primarily relating to the acquisition of Silipos.

Contractual Obligations

Certain of our facilities and equipment are leased under noncancelable operating and capital leases. Additionally, as discussed below, we have certain long-term and short-term indebtedness. The following is a schedule, by fiscal year, of future minimum rental payments required under current operating and capital leases and debt repayment requirements as of March 31, 2005 measured from the end of our fiscal year (December 31):

	Payment due By Period
Contractual Obligations	Total	9 Months Ended Dec. 31, 2005	1-3 Years	4-5 Years	More than 5 Years
	(in thousands)
Operating Lease Obligations	$2,627	$536	$1,378	$713	$—
Capital Lease Obligations	6,617	301	833	876	4,607
Secured Promissory Note due March 31, 2006(1)(2)	7,268	7,268	—	—	—
Convertible Notes due August 31, 2006	14,589	—	14,589	—	—
Senior Subordinated 7% Notes due September 30, 2007	5,500	—	5,500	—	—
Promissory Note due December 31, 2009(1)(2)	3,000	—	3,000	—	—
Interest on Long-term Debt(3)	2,565	1,461	1,104	—	—

Total	$42,166	$9,566	$26,404	$1,589	$4,607

(1)
Assumes that the $7.5 Million Note will be repaid in October 2005 and the $3.0 Million Note will be repaid in March 2006.

(2)
Reflects the face value of the related notes. On March 31, 2005, we entered into a settlement agreement and limited release with SSL, pursuant to which the parties agreed to a $232,000 reduction in the purchase price for Silipos which was satisfied by a reduction of the principal amount of the $7.5 Million Note. The table does not include the protection payment of $1,000,000 which increased the principal amount of the note when we determined we could not repay the $7.5 Million Note on or before March 31, 2005. We are entitled to recover $500,000 of the increased principal amount if both the $7.5 Million Note and the $3.0 Million Note and related interest are repaid in full on or before March 31, 2006. This amount does not include the interest recorded with respect to increasing-rate debt and term-extending option (protection payment). See the discussion in Long-term Debt and Note 4 of the Notes to the Unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 2005—"Long-Term Debt".

(3)
Reflects interest to be paid in each period (based upon scheduled due date) assuming all debt is held to maturity except for the $7.5 Million Note which reflects interest to October 1, 2005 and the $3.0 Million Note which reflects interest to March 31, 2006.

Long-term Debt

On October 31, 2001, we sold $14,589,000 of our 4% convertible subordinated notes due August 31, 2006, in a private placement (the "Convertible Notes"). The Convertible Notes are convertible at the option of the holders at any time into our common stock at a conversion price of $6.00 per share and are subordinated to all of our existing and future senior indebtedness. We received net proceeds of approximately $13,668,000 from this offering. The cost of raising these proceeds, including placement and legal fees, was approximately $921,000, which is being amortized over the life of the Convertible Notes. The amortization of these costs for the years ended December 31, 2004, 2003 and 2002 was approximately $194,000, $194,000 and $193,000, respectively. Interest is payable in cash semi-annually on the last date in June and December. Interest expense on these Convertible Notes for each of the three months ended March 31, 2005 and 2004 was approximately $146,000.

In 2002, the Benefoot Notes totalling $1,800,000 were issued in connection with the acquisition of Benefoot. $1,000,000 of the Benefoot Notes was paid on May 6, 2003 and the balance was paid on May 6, 2004. Interest expense with respect to the Benefoot Notes was approximately $8,000 for the three months ended March 31, 2004.

On September 30, 2004, we completed the acquisition of all of the outstanding stock of Silipos (See Note 2(a) to Unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 2005—"Acquisition of Silipos." In connection with the acquisition of Silipos, we issued:

  •
  $5,500,000 principal amount of 7% senior subordinated notes due September 30, 2007 (the "Subordinated Notes") to ten accredited investors;

  •
  $7.5 Million Note to SSL; and

  •
  $3.0 Million Note to SSL.

The Subordinated Notes were issued to fund the cash portion of the purchase price for Silipos. Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, our Chairman of the Board of Directors since November 12, 2004, holds $750,000 principal amount of these Subordinated Notes. As part of such issuance, we also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share, subject to adjustments under certain circumstances, which warrants are exercisable until September 30, 2009, commencing the earlier of (i) six months after the refinancing or prepayment of such notes, or (ii) September 30, 2005. The fair value of the warrants at September 30, 2004 was determined to be $735,900, using the Black-Scholes pricing model and the following assumptions: risk free interest rate of 2.89%, dividend of 0%, volatility of 83%, and an expected life of three years. Such amount is being amortized over the term of the Subordinated Notes, and recorded as an additional interest expense. Additionally, we issued 10,000 warrants, under the same terms as described above, to an unaffiliated third-party for placing the debt which have a fair value of $75,800, using the Black-Scholes pricing model and the same assumptions used to value the other warrants. We recorded interest expense of $96,250 with respect to the Subordinated Notes and recorded interest expense of $58,090 with respect to the amortization of the warrants during the three months ended March 31, 2005. Additionally, we recorded amortization expense of $7,058 with respect to the debt placement fee during the three months ended March 31, 2005. The Subordinated Notes had a carrying value of $4,879,588 and $4,821,498 on the balance sheets as of March 31, 2005 and December 31, 2004, respectively.

The $7.5 Million Note is secured by the pledge of the stock of Silipos and, if not repaid in full on or before March 31, 2005, we would be obligated to make an additional payment of $500,000 or the principal amount would be increased by $1 million (either payment a "Protection Payment"). Both the $7.5 Million Note and the $3.0 Million Note provided for semi-annual payments of interest at the rate of 5.5% per annum with the first payments due and paid February 1, 2005. The interest rate on the $7.5 Million Note increased from 5.5% to 7.5% on April 1, 2005, which remains in effect until its maturity date of March 31, 2006. If not repaid on or before March 31, 2006, the $7.5 Million Note also provides for a default interest rate of 12% per annum, escalating 3% per annum for each additional 90 days thereafter up to the maximum rate permitted by law. Financial covenants under the $7.5 Million Note require that Silipos maintain a tangible net worth of at least $4.5 million and prohibits us from incurring any additional indebtedness except to borrow up to $3.5 million for working capital, any amounts that would have been required to be paid for the purchase of Poly-Gel pursuant to the Put Option, and equipment or capital leases up to a maximum of $500,000. We have determined that the Protection Payment represented a term-extending option that did not meet the criteria for bifurcation under SFAS No. 133 in that there is no provision for net settlement. We followed the guidance of Emerging Issues Task Force Issue No. 86-15 which addresses the calculation of interest cost on increasing-rate debt and requires that interest costs should be determined using the interest method based on the estimated outstanding term of the debt (12 months from issuance). Accordingly, we recorded additional interest expense of approximately $304,000 (in excess of the initial coupon rate of 5.5%) as an increase to the carrying value of the $7.5 Million Note for the three months ended March 31, 2005.

The $3.0 Million Note provides for a default interest rate of 11% per annum, escalating 3% per annum every 90 days thereafter up to the maximum rate permitted by law. A default under the $7.5 Million Note constitutes a default under the $3.0 Million Note. Under its original terms, the $3.0 Million Note would be reduced by half of any Protection Payment actually made pursuant to the $7.5 Million Note if both the $7.5 Million Note and the $3.0 Million Note are repaid prior to March 31, 2006. We have determined that the right to reduce the $3.0 Million Note by 50% of the Protection Payment made on the $7.5 Million Note if both the $7.5 Million Note and the $3.0 Million Note have been repaid in full by March 31, 2006, represented a call option ("Refund Provision") that is an embedded derivative that met the criteria under SFAS No. 133 for bifurcation and separate accounting treatment. The exercise price pursuant to the call option under the $3.0 Million Note is equal to the principal amount of the $3.0 Million Note less any refund we are entitled to under the Refund Provision, based upon whether or not the $7.5 Million Note has been repaid and the date of exercise. We have concluded that the Refund Provision embedded in the $3.0 Million Note is not clearly and closely related to the $3.0 Million Note because the $3.0 Million Note could be settled in such a way that the holder of such note would not recover substantially all of its investment. After reaching this determination, we followed the guidance of DIG B-16, which concludes that call options embedded in debt that are not considered clearly and closely related to the debt itself are net settleable and thus require bifurcation. Accordingly, the Refund Provision was recorded at fair value at issuance date (September 30, 2004), and was and will be subsequently marked to market through earnings. The fair value of the Refund Provision embedded in the $3.0 Million Note was determined to be de minimus and accordingly, no asset was recorded at September 30, 2004. Based upon a fair market value analysis to an unrelated third-party market participant, the Refund Provision was valued at $0 at March 31, 2005 due to the uncertainties associated with this call option. In making this determination, consideration was given to the following factors: 1) the transaction was a negotiated private transaction; 2) there is no fluid or established market for this type of option or transaction; 3) there are few, if any, comparable options or transactions with which to compare the Refund Provision; 4) our liquidity and ability to prepay the $7.5 Million Note in order to avoid having to make the Protection Payment or be in a position to collect under the Refund Provision; and 5) a number of factors outside of our control (e.g. the health of the public equity markets and the relatively short amount of time to refinance the $3.0 Million Note) are significant and result in high risk scenarios relative to the value of the Refund Provision to an unrelated third-party market participant. Each of these factors was considered in determining the fair market value of the Refund Provision at March 31, 2005.

Both the $7.5 Million Note and the $3.0 Million Note are included as current liabilities in the balance sheet as of March 31, 2005, as it is our intention to repay the $7.5 Million Note and the $3.0 Million Note by March 31, 2006. We accrued interest expense of approximately $407,000 (inclusive of approximately $304,000 of additional interest expense in excess of the initial coupon rate of 5.5%) and $41,000 with respect to the $7.5 Million Note and the $3.0 Million Note, respectively, in the three months ended March 31, 2005. We recorded the $7.5 Million Note and the $3.0 Million Note at their face value which represented the fair value of the notes on their date of issuance (September 30, 2004).

On March 31, 2005, we entered into a settlement agreement and limited release among the parties to the Silipos purchase agreement. Under the terms of the settlement agreement, the parties exchanged mutual releases and agreed to a $232,000 reduction in the purchase price previously paid by us to SSL because Silipos did not satisfy certain minimum working capital requirements as of the closing date of the acquisition pursuant to the Silipos purchase agreement. The reduction to the purchase price is being satisfied by amending and restating the $7.5 Million Note, which is due on March 31, 2006 to reflect the reduction in the purchase price of $232,000. In addition, the $7.5 Million Note was amended and restated to reflect our election on March 15, 2005, in accordance with the terms of the note, to increase the principal amount effective, April 1, 2005, by the $1,000,000 Protection Payment rather than to make an additional cash payment of $500,000 by March 31, 2005. As amended and effective as of

April 1, 2005, the principal balance of the $7.5 Million Note is $8,268,000. The carrying value of the $7.5 Million Note was approximately $7,795,000 at March 31, 2005.

Under the terms of the settlement agreement, the parties also agreed to amend and restate the $3.0 Million Note, which is due on December 31, 2009. The $3.0 Million Note was amended and restated to provide that the note would be reduced by $500,000 if the $7.5 Million Note were repaid in full on or before May 31, 2005, and will be further reduced by an additional $500,000 if both the $3.0 Million Note and the $7.5 Million Note are repaid in full on or before March 31, 2006.

It is anticipated that the $7.5 Million Note, the $3.0 Million Note and the 7% senior subordinated notes due September 30, 2007 will be repaid with a portion of the proceeds from this offering. In addition, we intend to use a portion of the proceeds from this offering to pay any further obligation that we may have under the Silipos purchase agreement.

Capital Resources

Our principal cash need is to reduce debt and other liabilities incurred in connection with our acquisition of Silipos, as well as to provide working capital and to fund growth.

Our ability to fund working capital requirements and make acquisitions and anticipated capital expenditures and satisfy our debt obligations will depend on our future performance, which is subject to general economic, financial and other factors, some of which are beyond our control, as well as the availability to us of other sources of liquidity. We believe that based on current levels of operations and anticipated growth, our cash flow from operations will be adequate for at least the next twelve months to fund our working capital requirements and anticipated capital expenditures. As discussed below, we intend to use a portion of the proceeds received from the public offering being made by this prospectus to repay outstanding debt.

Pursuant to the terms of our outstanding $7.5 Million Note, on March 15, 2005 we notified SSL, the holder of the $7.5 Million Note, of our election to increase the principal amount of such note, effective as of April 1, 2005, by $1,000,000 rather than make an additional payment of $500,000 by March 31, 2005. On March 31, 2005, we entered into a settlement agreement and limited release with SSL, pursuant to which the purchase price of Silpos was reduced by $232,000. The reduction in the purchase price was satisfied by a reduction in the principal balance of the $7.5 Million Note. The $7.5 Million Note, which has a revised face value of $8,268,000, matures on March 31, 2006 and had a carrying value of approximately $7,795,000 at March 31, 2005.

The Silipos purchase agreement provides that if we acquire Poly-Gel for less than $4,500,000, and liabilities and damages relating to claims brought by Poly-Gel, Silipos' former supplier of mineral based gels, arising out of the supply agreement between Silipos and Poly-Gel dated August 20, 1999, the manufacture, marketing or sale of products made from gel not purchased from Poly-Gel, alleged misappropriation of trade secrets or other confidential information (including gel formulation) of Poly-Gel, as well as any other alleged violations of the supply agreement (the "Potential Poly-Gel Claims"), do not exceed $2,000,000, we are obligated pursuant to the terms of the Silipos purchase agreement to pay SSL an additional amount of $4,500,000 less the purchase price paid for Poly-Gel. Our aggregate liability to SSL under this provision of the Silipos purchase agreement could be as high as $4.5 million.

If we do not acquire Poly-Gel prior to March 31, 2006, and the amount of any liabilities for Potential Poly-Gel Claims does not exceed $2,500,000, then we will be obligated under the Silipos purchase agreement to pay SSL $1,000,000, plus an amount, not to exceed $500,000, for certain costs incurred by SSL in defense of any such Potential Poly-Gel Claims.

In addition, if we do not complete the proposed offering of our common stock being made by this prospectus and are unable to arrange for other financing, we will be unable to repay the $7.5 Million Note and the $3.0 Million Note and fulfill our obligations under the Silipos purchase agreement (see "Contractual Obligations"). In such event, we would seek to restructure our debt, and we cannot be sure that we would be able to do so. In the three months ended March 31, 2005, we generated earnings after taxes of approximately $1,410,000, which includes the non-cash gain of $1,750,000 for the change in the estimated fair value of the Put Option. In 2004, we generated earnings after taxes of approximately $375,000 which included a non-cash gain of $605,000 for the change in the estimated fair value of the Put Option. In 2003, we did not have earnings after taxes. There can be no assurance that our business will generate cash flow from operations sufficient to enable us to fund our liquidity needs, which include debts that mature in 2006, 2007 and 2009. In such event, we may need to raise additional funds through public or private equity, borrowings from banks or other institutional lenders or debt financings. In addition, our growth strategy contemplates our making acquisitions, and we may need to raise additional funds for this purpose. We may finance acquisitions of other companies or product lines in the future from existing cash balances, through borrowings from banks or other institutional lenders, and/or the public or private offerings of debt or equity securities. We cannot assure you that any such funds will be available to us on favorable terms, or at all.

Seasonality

Revenue derived from our sales of orthotic devices in North America has historically been significantly higher in the warmer months of the year, while sales of orthotic devices by our United Kingdom subsidiary have historically not evidenced any seasonality. Other factors which can result in quarterly variations include the timing and amount of new business generated by us, the timing of new product introductions, our revenue mix, the timing of additional selling, general and administrative expenses to support the anticipated growth and development of new business units and the competitive and fluctuating economic conditions in the orthopedic industry.

Inflation

We have in the past been able to increase the prices of our products or reduce overhead costs sufficiently to offset the effects of inflation on wages, materials and other expenses.

Quarterly Results of Operations (unaudited)

Set forth below is certain unaudited quarterly financial data for each of our last nine quarters, and such data expressed as a percentage of our revenue for the respective quarters. The information has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to fairly present such quarterly information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.

	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004(1)	March 31, 2005(1)
Sales	$5,585	$6,365	$6,333	$6,438	$5,764	$6,547	$6,285	$11,531	$10,397
Cost of sales	3,794	4,073	4,114	4,069	3,791	4,160	4,007	6,065	5,502

Gross profit	1,791	2,292	2,219	2,369	1,973	2,387	2,278	5,466	4,895

Operating expenses:
Selling	752	798	784	797	807	786	790	2,568	1,939
General & administrative	1,088	1,271	1,206	1,211	1,174	1,344	1,259	2,150	2,300
Research & development.	—	—	—	—	—	—	—	49	130

Total operating expenses	1,840	2,069	1,990	2,008	1,981	2,130	2,049	4,767	4,369

Income (loss) from operations	(49)	223	229	361	(8)	257	229	699	526
Interest and other income (expense)	(164)	(153)	(142)	(144)	(161)	(155)	(147)	(563)	(827)
Change in fair value of Put Option	—	—	—	—	—	—	—	605	1,750
Change in fair value of Protection Payment	—	—	—	—	—	—	—	(223)	—

Income (loss) before taxes	(213)	70	87	217	(169)	102	82	518	1,449
Provision for income taxes	45	44	38	40	50	25	38	45	39

Net income (loss)	$(258)	$26	$49	$177	$(219)	$77	$44	$473	$1,410

Net Income (loss) per share
Basic	$(.06)	$.01	$.01	$.04	$(.05)	$.02	$.01	$.11	$.32
Diluted	$(.06)	$.01	$.01	$.04	$(.05)	$.02	$.01	$.10	$.22
	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004(1)	March 31, 2005
Sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	67.9	64.0	65.0	63.2	65.8	63.5	63.8	52.6	52.9

Gross profit	32.1	36.0	35.0	36.8	34.2	36.5	36.2	47.4	47.1

Operating expenses:
Selling	13.5	12.5	12.4	12.4	14.0	12.0	12.6	22.3	18.6
General & administrative	19.5	20.0	19.0	18.8	20.4	20.5	20.0	18.7	22.1
Research & development	—	—	—	—	—	—	—	.4	1.3

Total operating expenses	32.9	32.5	31.4	31.2	34.3	32.5	32.6	41.3	42.0

Income (loss) from operations	(.9)	3.5	3.6	5.6	(0.1)	4.0	3.6	6.1	5.1
Interest and other income (expense)	(2.9)	(2.4)	(2.2)	(2.2)	(2.8)	(2.4)	(2.3)	(4.9)	(8.0)
Change in fair value of Put Option	—	—	—	—	—	—	—	5.2	16.8
Change in fair value of Protection Payment	—	—	—	—	—	—	—	(1.9)	—

Income (loss) before taxes	(3.8)	1.1	1.4	3.4	(2.9)	1.6	1.3	4.5	13.9
Provision for income taxes	0.8	0.7	0.6	0.6	0.9	0.4	0.6	0.4	0.4

Net income (loss)	(4.6)%	0.4%	0.8%	2.8%	(3.8)%	1.2%	0.7%	4.1%	13.6%

(1)
Includes full quarter of operations of Silipos, Inc. and subsidiary, which was acquired September 30, 2004.

Quantitative and Qualitative Disclosures About Market Risk

In general, business enterprises can be exposed to market risks, including fluctuation in commodity and raw materials prices, foreign currency exchange rates and interest rates that can adversely affect the cost and results of operating, investing, and financing. In seeking to minimize the risks and/or costs associated with such activities, we manage exposure to changes in commodities and raw material prices, interest rates and foreign currency exchange rates through our regular operating and financing activities. We do not utilize financial instruments for trading or other speculative purposes, nor generally do we utilize leveraged financial instruments or other derivatives. The following discussion about our market rate risk involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. In the Silipos acquisition, we acquired the Put Option (see "—Contractual Obligations"), and under the Silipos purchase agreement and the $7.5 Million Note, we became obligated to make the Protection Payment (see "—Long-Term Debt"). The Put Option and Protection Payment have been recorded at their fair value in our consolidated financial statements as of and for the year ended December 31, 2004 (see Notes 1(p), 2(c) and 6 to our consolidated financial statements for the year ended December 31, 2004).

Our exposure to market rate risk for changes in interest rates relates primarily to our short-term monetary investments. There is a market rate risk for changes in interest rates earned on short-term money market instruments. There is inherent rollover risk in the short-term money market instruments as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable because of the variability of future interest rates and business financing requirements. However, there is little risk of loss of principal in the short-term money market instruments, rather, the primary risk relates to a potential reduction in future interest income. Derivative instruments are not presently used to adjust our interest rate risk profile.

The majority of our business is denominated in United States dollars. There are costs associated with our operations in foreign countries, primarily the United Kingdom and Canada, which require payments in the local currency and payments received from customers for goods sold in these countries are typically in the local currency. We partially manage our foreign currency risk related to those payments by maintaining operating accounts in these foreign countries and by having customers pay us in those same currencies.

Recently Issued Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 132(R), "Employers' Disclosures about Pensions and Other Postretirement Benefits," ("SFAS 132(R)"), which requires additional disclosures about assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. We adopted the required revised disclosure provisions of SFAS 132(R) as of December 31, 2003, except for the disclosure of estimated future benefit payments, which we are required and have disclosed as of December 31, 2004.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs" ("SFAS 151"). SFAS 151 amends the guidance in Chapter 4 of Accounting Research Bulletin No. 43, "Inventory Pricing," to clarify the accounting for amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 requires that these types of items be recognized as current period charges as they occur. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the impact of adoption of SFAS 151 on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)"), revising SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and superceding Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. As a result of the SEC's April 2005 extension of the compliance date for SFAS 123(R), SFAS 123(R) will be effective for the Company as of the beginning of the 2006 fiscal year. The adoption of this new accounting pronouncement is expected to have a material impact on the Company's consolidated financial statements commencing with the first quarter of the year ending December 31, 2006.

BUSINESS

Overview

We design, manufacture and distribute a broad range of medical products targeting the orthopedic, orthotic and prosthetic markets. We also offer a diverse line of skincare products for the medical, therapeutic and retail markets. We sell our products primarily in the United States and Canada, as well as in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals.

Our broad range of over 500 orthopedic products, including custom foot and ankle orthotic devices, pre-fabricated foot products, rehabilitation products and gel-based orthopedic and prosthetics products, are designed to correct, protect, heal and provide comfort for the patient. Our line of over 50 skincare products, which include scar management products and gel-based therapeutic gloves and socks, is designed to improve skin appearance and transmit moisture agents, vitamins and nutrients to the skin.

Acquisition History

In February 2001, an investor group and management team, led by our current Chairman of the Board of Directors Warren B. Kanders, our President and Chief Executive Officer, Andrew H. Meyers, and our Board of Directors member, Gregory R. Nelson, purchased a controlling interest in Langer, a custom orthotics company distributing its products primarily to podiatric professionals.

The investor group and management team sought Langer as a platform to pursue a growth strategy in the orthopedic industry. Since that time, in connection with our growth strategy, we have consummated the following three strategic acquisitions:

  •
  Silipos.    On September 30, 2004, we acquired Silipos Inc., our largest acquisition to date, from SSL International plc ("SSL"). Silipos is a leading designer, manufacturer and marketer of gel-based products focusing on the orthopedic, orthotic, prosthetic and skincare markets. We acquired Silipos because of its distribution channels and proprietary products, and to enable us to expand into additional product lines that are part of our market focus. The aggregate consideration paid by us in connection with this acquisition was approximately $16.5 million, including transaction costs, paid in cash and notes. On March 31, 2005 we entered into a settlement agreement and limited release with SSL, pursuant to which the purchase price for Silipos was reduced by approximately $0.2 million because Silipos did not satisfy certain minimum working capital requirements as of the closing date of the acquisition pursuant to the Silipos purchase agreement. Additionally, under circumstances described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations", we may be obligated to pay significant additional amounts in connection with the Silipos acquisition.

  •
  Bi-Op.    On January 13, 2003, we acquired Bi-Op Laboratories, Inc. ("Bi-Op"), which is engaged in the design, manufacture and sale of footwear and foot orthotic devices as well as orthotic and prosthetic services. We acquired Bi-Op to gain access to additional markets and complementary product lines. The aggregate consideration, including transaction costs, was approximately $2.2 million, paid in cash and shares of our common stock.

  •
  Benefoot.    On May 6, 2002, we acquired the net assets of Benefoot, Inc., and Benefoot Professional Products, Inc. (together, "Benefoot"). Benefoot designs, manufactures and distributes custom orthotics, custom Birkenstock® sandals, therapeutic shoes and prefabricated orthotics devices to healthcare professionals. We acquired Benefoot to gain additional scale in our core custom orthotics business as well as to gain access to complementary product lines. The aggregate consideration, including transaction costs, was approximately $7.9 million, consisting of cash, notes, the assumption of liabilities consisting of approximately $0.3 million of long-term debt paid at closing and shares of our common stock.

Our Addressable Markets

Orthopedic

The orthopedic market we target is comprised of orthotic devices and prosthetic componentry for non-invasive use. Orthotics are specialized devices to supplement or support abnormal or weakened limbs or joints. These devices are specially designed to improve function and correct injuries or deformities of existing limbs or body parts and can be both custom designed to individual patient requirements or pre-fabricated for off-the-shelf use. Orthotic products range from full body spinal orthoses and custom fabricated arch supports to braces for the back, shoulder, arm or knee; they may be rigid, semi-rigid or soft and flexible depending on the requirement of the patient as evaluated by the doctor treating the patient.

Prosthetics involve the design, fabrication and fitting of artificial limbs for patients who have lost their limbs due to traumatic injuries, vascular diseases, diabetes, cancer and congenital diseases. Our target market is comprised of the production and distribution of the components utilized in the fabrication of these prosthetic devices. Prosthetic componentry includes external mechanical joints such as hips and knees, artificial feet and hands and sheaths and liners utilized as an interface between the amputee's skin and prosthetic socket.

Based on third-party research, we believe that the global orthopedic markets that we target represented approximately $2.4 billion in sales in 2003, with the United States accounting for approximately half of this amount, and are expected to grow to approximately $3.4 billion by the end of 2008.

We believe that growth of the orthopedic markets we target will be driven by the following factors:

  •
  Aging Population.    By 2010, it is estimated that the number of people in the United States between the ages of 40 and 60 will grow from approximately 58 million today to more than 64 million. With longer life expectancy, expanded insurance coverage, improved technology and devices and greater mobility, individuals are expected to seek orthopedic rehabilitation services and products more often.

  •
  Increased Demand for Non-Invasive Procedures.    We believe there is growing awareness and clinical acceptance by patients and healthcare professionals of the benefits of non-invasive solutions, which should continue to drive demand for non-operative rehabilitation products.

  •
  Technological Sophistication of Orthotic and Prosthetic Devices.    In recent years the development of stronger, lighter and cosmetically appealing materials has led to advancements in design technology, driving growth in the orthotic and prosthetic industries. A continuation of this trend should enable the manufacture of new products that provide greater protection and comfort, and that more closely replicate the function of natural body parts.

  •
  Need for Replacement and Continuing Care.    Most prosthetic orthotic devices have useful lives ranging from three to five years, necessitating ongoing warrant replacement and retrofitting for the life of the patient.

  •
  Growing Emphasis on Physical Fitness, Leisure Sports and Conditioning.    As a large number of individuals participate in athletic activities, they are increasingly likely to suffer strains and injuries, requiring non-operative orthopedic rehabilitation products.

Skincare

Skincare products are generally sold in the retail cosmetic marketplace and include cleansers, toners, moisturizers, exfoliants and facial masks. Independent research has reported that moisturizing products account for the predominant portion of the skincare market. Many of these products combine traditional moisturizing agents with compounds such as retinoids, hydroxy acids and anti-oxidants that smoothe and soothe dry skin, retain water in the outer layer skin cells and help maintain or reinforce the skin's protective barrier, particularly skin tissue damaged from surgery or injury.

Based on third-party research, we believe that the U.S. skincare moisturizer market, which is the market we target, represented approximately $2.0 billion in sales in 2003 and is expected to grow to approximately $2.5 billion by the end of 2008.

We believe that growth in this market will be driven by an aging population, an increasing number of image-conscious consumers, and the growth and popularity of spas and body/facial treatment centers.

Growth Strategy

  •
  Gain Access to New Sales Channels and Leverage Customer Relationships.    We are focused on expanding our customer base and offering an increasing array of products within our distribution channels. Our distribution historically focused on individual podiatry practices while Silipos focuses much of its marketing effort on medical distributors. We believe this diversification will facilitate access to a new customer base for our historical products, as well as provide the opportunity to offer new products to our existing customers.

  •
  Continue to Introduce New Products and Product Enhancements.    We have a history of product innovation. Since 2002, we have introduced over 80 new products, including activity-specific custom orthotics, a proprietary custom ankle-foot orthotics program, an enhanced version of our Explorer® mineral oil-based prosthetic liner, the SoftZone® heel pad product line and a new line of shock absorption materials. For the year ended December 31, 2004, these products accounted for approximately 11% of our revenues, on a pro forma basis after giving effect to our recent acquisition of Silipos. For the three months ended March 31, 2005, these products accounted for approximately 10% of our revenues. We believe that new product introductions and enhancements will enhance growth and provide an advantage over our competitors in the future.

  •
  Increase Penetration in Existing Markets and Expand into New Markets.    We believe our intellectual property and research and development capabilities will allow us to increase penetration in our existing markets and enter new markets. For example, gel technologies developed by Silipos are used to augment our orthopedic product offerings with internally developed prosthetic and skincare products. We intend to continue exploring additional applications of our intellectual property to grow our business.

  •
  Acquire Complementary Businesses.    Since February 2001, we have consummated three acquisitions. These acquisitions have increased our net sales by approximately 283% from the fiscal year ended February 28, 2001 to the fiscal year ended December 31, 2004 on a pro forma basis, after giving effect to our recent acquisition of Silipos as if it had occurred on January 1, 2004. We intend to continue our program of targeted acquisitions to gain access to new sales channels, acquire new product lines, increase penetration of our existing markets, and gain entry into new market sectors.

Competitive Strengths

Management Team.    Our management team has been involved in the acquisition and integration of a substantial number of companies. Our Chairman of the Board of Directors, Warren B. Kanders, brings a track record spanning over 20 years of building public companies through strategic acquisitions to enhance organic growth. In addition, our President and Chief Executive Officer, Andrew H. Meyers, brings over 25 years of experience in acquiring, integrating and building businesses in the orthopedic industry.

Scalable Infrastructure to Support Growth.    We have recently upgraded our information technology platform and other back office functions, and we believe we now have an infrastructure capable of supporting future organic growth and growth through acquisitions.

Strong Base Business.    We offer a broad range of over 500 orthopedic products and we believe our brand names represent a high level of quality in the markets in which we sell. We also hold approximately 35 patents and patent applications and a number of trademarks for technologies and brands related to our product offerings. We believe this combination of diversified products, brands and intellectual property provides a competitive advantage in our markets.

Strength Across Distribution Channels.    We believe we maintain strong relationships across various distribution channels, including over 4,000 individual practitioners, a network of national, regional, independent and international distributors, medical catalog companies, group purchasing organizations, original equipment manufacturers, specialty retailers and consumer catalog companies.

Products

Orthotics.    We manufacture custom orthotic foot devices, which are contoured molds made from plastic, graphite or composite materials, that are placed in the patient's shoe to correct or mitigate abnormalities in gait and relieve symptoms associated with foot or postural misalignment. Our product line includes Sporthotics® that are specifically designed for various athletic activities, fashion oriented orthotics, custom sandals that integrate an orthotic shell into authentic Birkenstock® components, orthotics for patients who are prone to pre-ulcerative sites and controlling devices for patients with more severe foot abnormalities. In 2002 we introduced a line of custom Ankle-Foot orthotic devices, which are used to support the foot/ankle region. These products are often used for the more difficult and challenging foot and ankle injuries. In addition, in 2000, we introduced pre-fabricated (non-customized) orthotic devices for various applications as a cost effective solution for patients with less complex foot conditions.

Gel Based Orthopedic Products.    We offer gel-based products for the treatment of common orthopedic and footcare conditions. These products include digitcare products, diabetes management products, pressure, friction and shear force absorption products, products that protect the hands and wrists and gel sheeting products for various applications. In all of these products, the gel interfaces with the skin to provide moisturization and relief from friction, irritation and pain while aiding in healing of problem areas.

Gel Based Prosthetic Products.    We offer a line of products that are utilized in the fabrication of a prosthetic device. For example, we offer sheaths and liners that incorporate a gel interface between the amputee's skin and socket, providing protection for patients who are subject to significant pressure between their skin and prosthesis. We also offer liners and sleeves which are used as part of prosthetic suspension system to maintain an intimate fit while not limiting flexibility and motion. These products are designed to allow amputees to maintain more active lifestyles while providing protection from irritation and infection.

PPT and Other Materials.    PPT is a medical grade soft tissue cushioning material with a high density, open-celled urethane foam structure, which provides protection against forces of pressure, shock and shear. In addition to utilizing PPT in the manufacture of custom orthotics, we have developed and sell a variety of products fabricated from PPT, including molded insoles, components for orthotic devices and laminated sheets. Besides podiatric use, we believe PPT is suitable for other orthopedic and medical-related uses such as liners for braces and artificial limbs, as shock absorbers and generally in devices used in sports and physical therapy.

Distributed Products.    We offer a range of distributed products such as prefabricated rehabilitation products, compression hose, socks, therapeutic shoes, resting splints, walkers and other products for the lower extremities. All of these products are manufactured by third parties, using the Langer or manufacturer's brand name.

Skincare Products.    We offer a range of products for two primary uses. First, we offer scar management products that utilize mineral oil-based gel sheeting to moisturize the skin and reduce the appearance of visible scars developed as a result of procedures such as Cesarean section, abdominoplasty or breast reduction or reconstruction. We also offer a line of moisturizing gloves and socks developed for the cosmetics industry utilizing our proprietary gel technologies. These products are sold under our proprietary NouveaDerm® brand and also offered to specialty retailers, spas, health clubs and catalogs for private label programs.

Sales, Marketing and Distribution

Our sales, marketing and distribution is managed through a combination of account managers, product managers, inside sales representatives and outside sales representatives who are regionally and nationally based. We employ international sales and marketing representatives who represent us in the United Kingdom, Europe, Asia and Australia. We also utilize educational seminars to educate medical professionals about our product offerings, followed up with telemarketing efforts. Our custom and prefabricated orthotics, custom sandals, Ankle-Foot Orthoses and distributed products have historically been sold to health care practitioners. Our PPT and materials products have historically been sold to practitioners, manufacturers, shoe fabricators, as well as medical distributors, and our gel-based products have been sold primarily to medical distributors. As we continue to integrate our recent Silipos acquisition, we intend to manage our sales and marketing efforts in a unified effort, and we plan to take advantage of opportunities to leverage relationships to increase sales and utilize resources most effectively to increase the exposure of our product lines.

Health Care Practitioners

We utilize a network of regional sales representatives to target multi-practitioners and individual facilities. In addition, we use trade shows, advertising, direct mail, educational seminars, public relations and customer visits to market and distribute products. We emphasize customer service by maintaining a staff of customer service representatives.

We provide orthotic and prosthetic education and training for healthcare professionals who treat biomechanical problems of the lower extremity through seminars and in-service programs. We offer healthcare professionals a comprehensive program in biomechanics, gait analysis, prosthetic componentry and the cost-effectiveness of orthotic therapy.

We promote awareness of orthotics to medical professionals through marketing and operational initiatives. We maintain a volume incentive program and offer practice building assistance to help healthcare professionals expand the ancillary products portion of their practices. We believe these medical practitioner assistance programs strengthen our relationships with our existing or potential customer base.

Medical Distributors

Within our gel-based orthopedic and prosthetic product lines, we distribute through approximately 70 distributors and dealers including national distribution companies, regional distributors and catalog companies. National distributors typically focus on several medical specialties and have broad distribution throughout the United States either through direct marketing via catalogs or through a direct sales force. Regional distribution companies typically focus on specific medical specialties within defined geographic regions and may sometimes inventory product on behalf of manufacturers.

Skincare

For our skincare product lines, our account representatives interact directly with specialty retailers, cosmetics companies, health clubs and spas and catalog companies. We will sometimes ship product to customers in bulk for their own packaging pursuant to private label programs. In other cases, we will package the product ourselves and sell under our own proprietary brands.

Manufacturing and Sourcing

Manufacturing

We manufacture a large portion of our custom orthotics, including custom sandals and Ankle-Foot Orthoses, in our fabrication facility in Deer Park, New York with the remainder produced in facilities in Anaheim, California, Montreal, Canada and Stoke-on-Trent, England. In our manufacturing process, medical practitioners will send plaster casts, foam impressions or digital images of the patient's foot. Our advanced manufacturing operation allows plaster models to be digitized, creating an electronic three-dimensional image of the patient's foot. These images are then transmitted to milling machines that transform the digital image into a cast, and the orthotic is molded over the cast. The increased usage of computer-aided design/computer-aided manufacturing processes has increased the efficiency of our fabricating operation and decreased the turnaround time for orders.

We manufacture mineral oil-based gel in our Niagara Falls, New York facility and then utilize that gel to manufacture gel-based orthopedic, including orthotic and prosthetic, and skincare products. This manufacturing process includes the molding of the gels into specific shapes and sometimes the application of gels to textiles. Our Niagara Falls facility has obtained ISO 9001 certification, which permits the marketing of our products in certain foreign markets.

Sourcing

We source our products from a variety of suppliers. We purchase our therapeutic shoes from shoe manufacturers such as Apex and New Balance, each of which either manufacture shoes themselves or outsource the product manufacturing. Our prefabricated rehabilitation soft goods products such as walkers, resting splints and ankle braces are sourced from contract manufacturers, some of whom are located in China.

Although there are suppliers that supply products or materials that are material to our business, none of them supply us with products or materials that we believe could not otherwise be readily purchased or substituted for from other sources without significant additional expense to us.

We did not renew our supply agreement with Poly-Gel, the principal supplier of mineral oil based gels used in our gel-based products, and have recently begun to manufacture such gels on our own. Our failure to produce sufficient quantities of high quality gels could hurt our reputation and cause customers to cancel orders for our gel-based products, until a new source of gel supply is identified.

Competition

The markets for our products are highly competitive, and we compete with a variety of companies ranging from small businesses to large corporations. We believe the markets for foot orthotics and off-the-shelf footcare products are highly fragmented and regional (and in many instances local) in nature. Although a few licensed medical practitioners produce foot orthotics in-house, the custom orthotic market is serviced primarily by third-party laboratories. Competitors sell nationally in the United States under such brands as Bergmann Orthotic Laboratory, Foot Levelers, Footmaxx Holdings, KLM Orthotic Laboratories, Allied OSI Labs, ProLab Orthotics and PAL Health Systems. Included in the markets for off-the-shelf footcare products are participants such as Dr. Scholls, Implus, Spenco and

ProFoot. The market for soft tissue products such as PPT includes brand name products such as Spenco®, Sorbothane® and Poron®.

The broadly defined skincare market's products include lotions, creams, water-based gels, oil-based gels, ointments and other types of products that transmit moisture, vitamins, minerals, and comfort agents to the skin. The market for high end skincare products is dominated by a number of large multinational companies that sell under brands such as Shiseido, LVMH Moet Hennessy Louis Vuitton, Clarins and Revlon. In addition, a number of specialty retailers and catalog companies that focus on the skincare market, such as The Body Shop and L'Occitaine, are vertically integrated and manufacture their own products.

In each of our target markets, the principal competitive factors are product design, innovation and performance, efficiencies of scale, quality of engineering, brand recognition, reputation in the industry, production capability and capacity and price and customer relations.

Patents and Trademarks

We hold a variety of patents, trademarks and copyrights in several countries, including the United States. We hold approximately 35 patents and patent applications in the U.S. and in certain foreign jurisdictions and a number of trademarks for technologies and brands related to our product offerings. In addition we have (i) a non exclusive, paid up (except for certain administrative fees) license with Applied Elastomerics, Incorporated dated as of November 30, 2001, as amended the ("AEI License"), to manufacture and sell certain products using mineral oil based gels which are manufactured using certain patents; the license terminates upon the expiration of the patents which expire between November 16, 2010 and December 3, 2017, and (ii) a license with Gerald Zook effective as of January 1, 1997, to manufacture and sell certain products using mineral oil based gels under certain patents and know how, and terminates upon expiration of the underlying patents, which expire between June 27, 2006 and March 12, 2013, in exchange for sales based royalty payments that is exclusive as to certain products but is non exclusive as to others. We also have exclusive licenses to three types of orthotic devices which are patented in the United States and several foreign countries. Other than the AEI License and the Zook License, we believe that none of our active patents or licenses are essential to the successful operation of our business as a whole, although the loss of any patent protection that we have could allow competitors to utilize techniques developed by us or our licensors. We believe our trademarks and tradenames, including Langer, Sporthotics, PPT, Silipos, Explorer Gel Liner, Siloliner and Silopad, contribute significantly to brand recognition for our products, and the inability to use one or more of these names could have a material adverse affect on our business. For the years ended December 31, 2004, 2003 and 2002, revenues generated by the products incorporating the technology licensed under the AEI License accounted for approximately 42.6%, 43.4% and 45.3% of our revenues, on a pro forma basis after giving effect to our acquistion of Silipos as if it had occurred at the beginning of the earliest period. For the three months ended March 31, 2005, revenues generated by the products incorporating the technology licensed under the AEI License accounted for approximately 42.3% of our revenues.

Employees

As of March 1, 2005, we had 328 employees, of which 135 were located in Deer Park, New York, 81 were located in Niagara Falls, New York, 27 were located in Anaheim, California, 34 were located in Montreal, Canada, 37 were located in Stoke-on-Trent, England, 10 were located in New York, New York and four were outside salesmen. None of our employees are represented by unions or covered by any collective bargaining agreements. We have not experienced any work stoppages or employee-related slowdowns and believe that our relationship with our employees is satisfactory.

Properties

We are headquartered in Deer Park, New York and operate manufacturing locations in Deer Park, New York, Niagara Falls, New York, Anaheim, California, Montreal, Canada and Stoke-on-Trent, England.

The following table sets forth information about our real properties where our manufacturing, warehouse and office space are located:

Location	Use	2004 Annual Rent		Owned/ Leased	Lease Termination Date	Size (Square Feet)
Deer Park, New York	Corporate headquarters manufacturing and distribution	$335,538		Leased	July 31, 2009(1)	44,500
Deer Park, New York	Warehouse	$26,100		Leased	March 31, 2007	3,500
Anaheim, California	Manufacturing and distribution	$67,200	(2)	Leased	December 31, 2007	8,000
Stoke-on-Trent, England	Manufacturing and distribution	$66,500	(3)	Leased	July 31, 2009	15,000
Montreal, Canada	Manufacturing and distribution	—		Owned	NA	7,800
Niagara Falls, New York	Manufacturing and distribution	$401,016	(4)	Leased	December 31, 2018	40,000
New York, New York	Sales	$154,611		Leased	December 31, 2007	4,600
Niagara Falls, New York	Manufacturing	$18,936		Leased	September 30, 2005(5)	5,250

(1)
In January 2005, we exercised our option to extend the lease to July 31, 2009. The rent under the lease increases 4% annually commencing with each August payment.

(2)
Lease commenced January 1, 2005. The annual rent increases to $69,120 and $71,040 in 2006 and 2007, respectively. The table above reflects the 2005 annual rent payments due for this lease.

(3)
Assumes a conversion rate of 1.90 U.S. Dollars to 1.00 British pound sterling.

(4)
Reflects the annual rent due in 2005. The rent increases each year throughout the lease.

(5)
We intend to seek to negotiate an extension or renewal of the lease to become effective upon expiration of this lease. If we are unable to do so, we believe that we can find alternative space on a timely basis.

Government Regulation

Medical Device Regulation

United States.    Our products and operations are subject to regulation by the FDA, FTC, state authorities and comparable authorities in foreign jurisdictions. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, premarket clearance or approval, promotion, distribution and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the United States to international markets. Under the Federal Food, Drug, and Cosmetic Act, or FFDCA, medical devices are classified into one of three classes—Class I, Class II or Class III (described below)—depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our products are generally Class I devices, with the exception of certain gel sheeting and prosthetic devices which are Class II devices. The FTC regulates product advertising to help ensure that claims are truthful and non-misleading.

Class I devices are subject to the lowest degree of regulatory scrutiny because they are considered low risk devices. FDA requires Class I devices to comply with its General Controls, which include compliance with the applicable portions of the FDA's Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Most Class I devices are not required to submit 510(k) premarket notifications, but all are subject to FDA's general misbranding and adulteration prohibitions.

Class II devices are subject to the General Controls as well as certain Special Controls such as performance standards, post-market surveillance and patient registries to assure the device's safety and effectiveness. Class II devices also typically require the submission and clearance of a 510(k) premarket notification prior to marketing. Unless a specific exemption applies, 510(k) premarket notification submissions are subject to user fees. When a 510(k) premarket notification is required, the manufacturer must submit information to the FDA demonstrating that the device is "substantially equivalent" to a "predicate device" which is either a device that was legally marketed prior to May 28, 1976 (the date upon which the Medical Device Amendments of 1976 were enacted) or another commercially available, similar device that was subsequently cleared through the 510(k) process.

If the FDA agrees that the device is substantially equivalent, it will grant a clearance order to allow the commercial marketing of the device in the U.S. By statute, the FDA is required to clear a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance often takes longer. If the FDA determines that the device, or its intended use, is not "substantially equivalent" to a previously-cleared device or use, the FDA will place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill more rigorous premarketing requirements which may include the submission of a premarket approval application or the submission of a reclassification petition seeking de novo review of the device and placement into Class I or Class II. There can be no assurance that we will receive 510(k) clearances within 90 days of submission or that we will be successful in obtaining future 510(k) clearances for any of our products, which could have a materially adverse effect on us.

Class III devices are subject to the highest level of regulatory scrutiny and typically include life support and life sustaining devices and implants as well as devices with a new intended use or technological characteristics that are not substantially equivalent to a use or technology currently being legally marketed. A premarket approval application, or "PMA" must be submitted and approved by FDA before marketing in the U.S.

The FDA will grant a PMA approval if it finds that the safety and effectiveness of the product have been sufficiently demonstrated and that the product complies with all applicable regulations and standards. The FDA may require further clinical evaluation of the product, terminate the clinical trials, grant premarket approval but restrict the number of devices distributed or require additional patient follow-up for an indefinite period of time. There can be no assurance that we will be successful in obtaining a PMA for any Class III products, which is necessary before marketing a Class III product in the U.S. Delays in obtaining marketing approvals and clearances in the U.S could have a material adverse effect on us. Unless an exemption applies, PMA submissions also are subject to user fees.

The FDA, by statute and by regulation, has 180-days to review a PMA that has been accepted for filing, although the review of an application more often occurs over a significantly longer period of time, and can take several years. In approving a PMA application or clearing a 510(k) application, the FDA may also require some form of post-market surveillance when the agency determines it to be necessary to protect the public health or to provide additional safety and effectiveness data for the device. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Medical devices can be marketed only for the indications for which they are cleared or approved.

Modifications to a previously cleared or approved device that could significantly affect its safety or effectiveness or that would constitute a major change in its intended use, design or manufacture require the submission of a new 510(k) premarket notification, a premarket approval supplement or a new premarket approval application. We have modified various aspects of our devices in the past and determined that new approvals, clearances or supplements were not required or we filed a new 510(k) or a PMA supplement. Nonetheless, the FDA may disagree with our conclusion that clearances or approvals were not required for particular products and may require approval or clearances for such past or any future modifications or to obtain new indications for our existing products. Such submissions may require the submission of additional clinical or preclinical data and may be time consuming and costly, and may not ultimately be cleared or approved by the FDA.

Our manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our products. The QSR also, among other things, requires maintenance of a device master record, device history record and complaint files. Our domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA to assure compliance with the FFDCA and the regulations thereunder. Based on internal audits of our domestic facilities, we believe that our facilities are in substantial compliance with the applicable QSR regulations. We also are required to report to the FDA if our products cause or contribute to a death or serious injury or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. Although medical device reports have been submitted in the past 5 years, none have resulted in a recall of our products or other regulatory action by the FDA. The FDA and authorities in other countries can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can also withdraw or limit our product approvals or clearances in the event of serious, unanticipated health or safety concerns. We may also be required to submit reports to FDA of corrections and removals. Separately, we may on our own choose to conduct a voluntary market withdrawal in situations that do not require a recall, correction or removal. FDA could disagree with this characterization and require the reporting of a correction or removal.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted and criminal prosecution. The FDA can also require us to repair, replace or refund the cost of devices that we manufactured or distributed. If any of these events were to occur, it could materially adversely affect us.

Legal restrictions on the export from the United States of any medical device that is legally distributed in the United States are limited. However, there are restrictions under U.S. law on the export from the United States of medical devices that cannot be legally distributed in the United States. If a Class I or Class II device does not have 510(k) clearance, and the manufacturer reasonably believes that the device could obtain 510(k) clearance in the United States, then the device can be exported to a foreign country for commercial marketing without the submission of any type of export request or prior FDA approval, if it satisfies certain limited criteria relating primarily to specifications of the foreign purchaser and compliance with the laws of the country to which it is being exported (Importing Country Criteria). We believe that all of our current products which are exported to foreign countries currently comply with these restrictions.

International.    In many of the foreign countries in which we market our products, we are subject to similar regulatory requirements concerning the marketing of new medical devices. The regulations affect, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. The regulation of our products in Europe falls primarily within the European Economic Area, which consists of the fifteen member states of the European Union as well as Iceland, Lichtenstein and Norway. The legislative bodies of the European Union have adopted three directives in order to harmonize national provisions regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices: the Council Directives 90/385/EEC (Actives Implantables Directive); 93/42/EEC (Medical Device Directive); and 98/79/EC (In-Vitro-Diagnostics Directive). The member states of the European Economic Area have implemented the directives into their respective national law. Medical devices that comply with the essential requirements of the national provisions and the directives will be entitled to bear a CE marking. Unless an exemption applies, only medical devices which bear a CE marking may be marketed within the European Economic Area. There can be no assurance that we will be successful in obtaining CE marks for our products in a timely manner, if at all, which could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

The European Standardization Committees have adopted numerous harmonized standards for specific types of medical devices. Compliance with relevant standards establishes the presumption of conformity with the essential requirements for a CE marking and we are subject to conformity audits at any time.

Post market surveillance of medical devices in the European Economic Area is generally conducted on a country-by-country basis. The requirement within the member states of the European Economic Area vary. Due to the movement towards harmonization of standards in the European Union and the expansion of the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union-wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted.

In Canada, the Medical Devices Regulations under the Canadian Food and Drugs Act, administered by the Medical Device Bureau, Therapeutic Products Directorate of Health Canada ("TPD"), set out the requirements governing the sale, importation and advertisement of medical devices. The regulations are intended to ensure that medical devices distributed in Canada are both safe and effective. The Canadian medical device classification system is broadly similar to the classification systems in place in the European Union and the United States and is based on a Class I to Class IV risk-based classification system, with Class I being the lowest risk and Class IV being the highest. The TPD has provided a comprehensive set of rules determining the classification of a device, and, ultimately, the responsibility of the initial device classification lies with the manufacturer or importer. The TPD has provided a database of common devices and their risk classifications for reference. Devices that are Class II, III and IV are required to have a device license. Class I devices are not so required. Device licenses must be obtained from the TPD before the sale of the device, effectively creating a premarket approval regime for these categories. Many non-invasive devices are classified as Class I devices, the manufacturers of which normally require an establishment license, while manufacturers of Class II, III and IV devices do not. Effective January 1, 2003, new Canadian regulatory quality systems requirements for medical devices took effect applying established quality standards to all Canadian and foreign manufacturers holding Class II, III and IV medical device licenses, and all Canadian and foreign manufacturing applying for Class II, III and IV medical licenses. These quality system regulations require Class II medical devices to be manufactured under CAN/CSA ISO 13488-1998, and Class III and IV medical devices to be designed and manufactured under CAN/CSA ISO 13485-1998. There are no regulatory quality system requirements for Class I medical devices.

Skincare Product Regulation

Our Skincare products are subject to regulation by the FDA, FTC, and various other federal, state and foreign governmental authorities. Depending upon product claims and formulation, skincare products may be regulated as cosmetics or drugs. Our skincare products are primarily regulated as cosmetics, with the exception of the scar management gel sheeting which are medical devices because of their mode of use.

There are fewer regulatory requirements for cosmetic products than for drugs or medical devices. Cosmetics marketed in the United States must comply with the FFDCA, the Fair Packaging and Labeling Act and the FDA's implementing regulations. Cosmetics must also comply with FDA's ingredient, quality and labeling requirements and the FTC's requirements pertaining to truthful and non-misleading advertising. FDA or FTC could disagree with our characterization of our skincare products or product claims. This could result in a variety of enforcement actions which could require the reformulation or relabeling of our products, the submission of information in support of the products' claims or the safety and effectiveness of our products, or more punitive action, all of which could have a material adverse effect on the market price of our common stock and our business, financial condition and results of operations.

Federal Privacy and Transaction Law and Regulations

Other federal legislation requires major changes in the transmission and retention of health information by us. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards for the electronic exchange of health information that may require significant and costly changes to current practices. Sanctions for failure to comply with HIPAA include civil penalties of $100 per violation (up to $25,000 per year) and criminal penalties of up to $250,000 and 10 years in jail. The United States Department of Health and Human Services, or HHS, has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information.

Third-Party Reimbursement

Some of our products are prescribed by physicians or other health care service providers and are eligible for third-party reimbursement. An important consideration for our business is whether third-party payment amounts will be adequate, since this is a factor in our customers' selection of our products. We believe that third-party payers will continue to focus on measures to contain or reduce their costs through managed care and other efforts. Medicare policies are important to our business because third-party payers often model their policies after the Medicare program's coverage and reimbursement policies.

Healthcare reform legislation in the Medicare area has focused on containing healthcare spending. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or Modernization Act, was enacted, which provides for revisions to payment methodologies and other standards for items of durable medical equipment and orthotic devices under the Medicare program. First, beginning in 2004 through 2008, the payment amounts for orthotic devices (2004 through 2006) and durable medical equipment (2004 through 2008) will no longer be increased on an annual basis. Second, beginning in 2007, a competitive bidding program will be phased in to replace the existing fee schedule payment methodology. Off-the-shelf orthotic devices and other non-Class III devices are subject to the program. The competitive bidding program will begin in ten high population metropolitan statistical areas and in 2009 will be expanded to 80 metropolitan statistical areas (and additional areas thereafter). Payments in regions not subject to competitive bidding may also be adjusted using payment information from regions subject to competitive bidding. Third, supplier quality standards are to be established which will be applied by independent accreditation organizations. Fourth, clinical conditions for payment will be established for certain products.

In recent years, efforts to control Medicare costs have included the heightened scrutiny of reimbursement codes and payment methodologies. Under Medicare, certain devices used by outpatients are classified using reimbursement codes, which in turn form the basis for each device's Medicare payment levels. Changes to the reimbursement codes describing our products can result in reduced payment levels or the breadth of products for which reimbursement can be sought under recognized codes.

On February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, made effective an interim final regulation implementing "inherent reasonableness" authority, which allows the agency and contractors to adjust payment amounts by up to 15% per year for certain items and services when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used by CMS and its contractors to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine a realistic and equitable payment amount. CMS may make a larger adjustment each year if it undertakes prescribed procedures. The regulation remains in effect after the Modernization Act, although the use of inherent reasonableness authority is precluded for devices provided under competitive bidding. We do not know what impact inherent reasonableness and competitive bidding would have on us or the reimbursement of our products.

Beyond changes in reimbursement codes and payment methodologies, the movement, both domestically and in foreign countries, toward healthcare reform and managed care may continue to result in downward pressure on product pricing.

Fraud and Abuse

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE. We believe that our operations are in material compliance with such laws. However, because of the far-reaching nature of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be deemed to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on our financial condition and results of operations.

Anti-kickback and Fraud Laws

Our operations are subject to federal and state anti-kickback laws. Certain provisions of the Social Security Act, which are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit persons from knowingly and willfully soliciting, receiving, offering or providing remuneration directly or indirectly to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of "remuneration" has been broadly interpreted to include anything of value, including such items as gifts, discounts, waiver of payments, and providing anything at less than its fair market value. HHS has issued regulations, commonly known as safe harbors that set forth certain provisions which, if fully met, will assure healthcare providers and other parties that they will not be prosecuted under the Medicare Fraud and Abuse Statute. Although full compliance with these provisions ensures against prosecution under the Medicare Fraud and Abuse Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the Medicare Fraud and Abuse Statute will be pursued. The penalties for violating the Medicare Fraud and Abuse Statute include imprisonment for up to five years, fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the Medicare Fraud and Abuse Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs.

HIPAA created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program, including private payers. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. This statute applies to any health benefit plan, not just Medicare and Medicaid. Additionally, HIPAA granted expanded enforcement authority to HHS and the United States Department of Justice, or DOJ, and provided enhanced resources to support the activities and responsibilities of the OIG and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to healthcare delivery and payment.

Physician Self-Referral Laws

We are also subject to federal and state physician self-referral laws. Federal physician self-referral legislation (commonly known as the Stark Law) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain "designated health services" if the physician or an immediate family member has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. A person who engages in a scheme to circumvent the Stark Law's referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per service and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

False Claims Laws

Under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim or the knowing use of false statements to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,000 and $10,000 for each separate false claim. Suits filed under the False Claims Act, known as "qui tam" actions, can be brought by any individual on behalf of the government and such individuals (known as "relators" or, more commonly, as "whistleblowers") may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claim action, pay fines or be excluded from the Medicare, Medicaid or other federal or state healthcare programs as a result of an investigation arising out of such action.

Legal Proceedings

Except as set forth below, neither we nor any of our subsidiaries are a party to any legal action or proceeding.

On April 21, 2005, Thermo-Ply, Inc., a Florida corporation, filed an action in the United States District Court for the Middle District of Florida (Tampa Division) against Silipos and four other defendants. The action asserts a claim for alleged infringement of U.S. Patent No. 6,231,617. Although not specifically identified by the claim, we believe that the claim, insofar as it relates to us, may be directed towards the Explorer Gel Liners manufactured, distributed and sold by Silipos. We are currently investigating the validity of this claim. Should the plaintiff be successful in pressing this claim, Silipos could be enjoined from making, using or selling the accused products and could also be assessed damages for the alleged infringement, which damages could be increased up to three times in the event the infringement is found to be willful, together with attorney fees and certain costs.

We could become subject to certain claims or actions brought by River Biomechanics ("River") and its principal, a former sales agent and distributor for our foot orthotic devices sold in Canada. These claims may include allegations relating to prior negotiations by us to acquire River, our hiring of certain former employees of River and use of certain confidential information. While we have received written correspondence from River and its principal threatening to institute litigation and seek damages for $5.0 million, no action has been brought to date. We expect to vigorously defend against any claims brought by River and its principal. We also believe that we have potential causes of action against River and its principal. In the event we do not ultimately prevail in defending any such claims, we believe that any such claims would not have a material adverse effect on our business, financial condition or results of operations.

For a discussion of certain claims that could be asserted against us by Poly-Gel, see "Risk Factors—We may be adversely affected by legal actions or proceedings commenced against us."

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

Name	Age	Title
Warren B. Kanders	47	Chairman of the Board of Directors
Andrew H. Meyers	48	Chief Executive Officer, President and Director
W. Gray Hudkins	29	Chief Operating Officer
Steven Goldstein	39	Executive Vice President
Joseph P. Ciavarella	49	Vice President, Chief Financial Officer and Secretary
Burtt R. Ehrlich(1)(3)	65	Director
Jonathan R. Foster(1)(2)(3)	46	Director
Arthur Goldstein(1)(3)	72	Director
Gregory R. Nelson(2)	54	Director

(1)
Member of the Audit Committee.
(2)
Member of the Compensation Committee.
(3)
Member of the Nominating/Corporate Governance Committee.

Warren B. Kanders has been the Chairman of our Board of Directors since November 12, 2004, the date on which he became a member of our Board of Directors. Mr. Kanders has served as the founder and the chairman of the board of directors of Armor Holdings, Inc., a security and safety products company, since January 1996 and as its chief executive officer since April 2003. Mr. Kanders has served as a member of the board of directors of Clarus Corporation since June 2002 and as the executive chairman of Clarus Corporation's board of directors since December 2002. Mr. Kanders has also served as the executive chairman of Net Perceptions' board of directors since April 2004. From October 1992 to May 1996, Mr. Kanders served as Founder and Vice Chairman of the Board of Benson Eyecare Corporation. Mr. Kanders received a B.A. degree in Economics from Brown University in 1979.

Andrew H. Meyers has been our President and Chief Executive Officer and a member of our Board of Directors since February 13, 2001, and initially became employed on December 28, 2000 as an advisor to the Board of Directors. He has been an executive in the orthotics and musculoskeletal industry since 1979. In the two years prior to becoming an advisor to our Board of Directors, he was an executive officer responsible for marketing, sales and strategic planning for Hanger Orthopedic Group ("Hanger"), a national provider of orthotic and prosthetic services; for more than three years prior to joining Hanger, Mr. Meyers was an executive officer responsible for clinical programs, marketing and sales of the orthotics and prosthetics division of NovaCare, Inc., an orthopedic rehabilitation company. Mr. Meyers received a Bachelor of Science degree with a major in prosthetics and orthotics from New York University in 1979 and is a Certified Orthotist/Prosthetist of the American Board for Certification in Prosthetics and Orthotics. He is a member of the American Academy of Orthotists and Prosthetists, and the International Society of Prosthetists and Orthotists.

W. Gray Hudkins became our Chief Operating Officer effective as of October 1, 2004. Mr. Hudkins served as Director of Corporate Development for Clarus Corporation from December 2002 until September 2004, as a Principal in Kanders & Company, Inc. from December 2003 until September 2004, and as Director of Corporate Development for Net Perceptions, Inc. from April 2004 until September 2004. Prior to this, from February 2002 until December 2002, Mr. Hudkins served as Manager of Financial Planning and Development for Bay Travelgear, Inc., a branded consumer products company based in New York and Chicago. From April 2000 until February 2002, Mr. Hudkins served as an Associate at Chartwell Investments LLC, a New York based private equity firm, and from

August 1999 until April 2000, Mr. Hudkins served as an Associate at Saunder, Karp & Megrue L.P., a private merchant bank based in Stamford, Connecticut. Mr. Hudkins graduated cum laude with an A.B. in Economics and a Certificate in Germanic Language and Literature from Princeton University in 1997.

Steven Goldstein has been Executive Vice President since June 2003, Vice President since February 13, 2001 and has been an employee of ours since December 28, 2000. As Executive Vice President, Mr. Goldstein is primarily responsible for sales and marketing. Mr. Goldstein was a Vice President of Clinical Sales and Marketing for Hanger Orthopedic Group, a national provider of orthotic and prosthetic services, from July 1999 until he joined us in December 2000. Mr. Goldstein received a Certificate in Orthotics from the Northwestern University Prosthetics-Orthotics Center in 1987, and a Certificate in Prosthetics from the Northwestern University Prosthetics-Orthotics Center in 1988. He received a degree of Associate in Applied Science in Orthotic Technology from Dutchess Community College in New York in 1988, and he became a Certified Orthotist of the American Board for Certification in Orthotics and Prosthetics, Inc., in 1990.

Joseph P. Ciavarella became our Vice President and Chief Financial Officer on February 16, 2004 and became our Secretary on March 25, 2005. From August 2002 until he joined us, Mr. Ciavarella was the Chief Financial Officer of New York Medical, Inc., a medical practice management company, and from 1998 through July 2002, he was Senior Vice President—Finance of Aviation Capital Group, an independent aircraft leasing and finance company that became a subsidiary of Pacific Life Insurance Company. Mr. Ciavarella received a Bachelor of Business Administration degree from Hofstra University, Hempstead, New York, in 1977, and became a Certified Public Accountant in 1979.

Burtt R. Ehrlich has been a member of our Board of Directors since February 13, 2001, and is a member of our Audit Committee and our Nominating/Corporate Governance Committee. Mr. Ehrlich served as our Chairman of the Board of Directors from February 2001 until November 2004. Mr. Ehrlich has been an independent consultant for more than five years. He is a director of two other public companies, Armor Holdings, Inc. and Clarus Corporation.

Jonathan R. Foster has been a member of our Board of Directors since February 13, 2001, and is Chairman of our Compensation Committee, a member of our Audit Committee and a member of our Nominating/Corporate Governance Committee. He was President of Howard Capital Management, a money management company, from 1994 through 2004, overseeing the firm's operations and strategic development and managing Howard Capital Management's West Coast operations. In January 2005, Howard Capital Management became a wholly owned subsidiary of E-Trade Financial, Inc. Mr. Foster is currently Vice President, Wealth Management of E-Trade Financial, Inc. In addition, he has retained his client responsibilities at Howard Capital Management.

Arthur Goldstein has been a member of our Board of Directors since February 13, 2001, is Chairman of our Audit Committee and a member of our Nominating/Corporate Governance Committee. He is President of AGA Associates, investment advisors, which he founded in 1986.

Gregory R. Nelson has been a member of our Board of Directors since February 13, 2001, and is a member of the Compensation Committee. Mr. Nelson is currently a financial consultant and investor. Mr. Nelson was a director of BREG, Inc., which he co-founded in 1990, until March 2004, when it was acquired by Orthofix International NV, an orthopedic device company. BREG is a diversified orthopedic products company with product lines including cold therapy, pain care products, knee bracing and soft goods. Mr. Nelson is also a co-founder of DonJoy Orthopedics, which is now known as dj Orthopedics and is a medical company specializing in rehabilitation and regeneration products.

Each of our directors is elected annually. We have a commitment to sound and effective corporate governance practices. Recently, we and our Board of Directors reviewed our corporate governance practices in light of the Sarbanes-Oxley Act of 2002 and the revised listing requirements of The Nasdaq

National Market. Based on that review, and to the extent necessary, the Board of Directors has adopted codes of ethics and conduct, corporate governance guidelines, committee charters, complaint procedures for accounting and auditing matters and an Audit Committee pre-approval policy. Our Board of Directors has determined that the Board is currently comprised of a majority of independent directors, with each of Messrs. Ehrlich, Foster, Arthur Goldstein and Nelson being independent.

In connection with the issuance of our 4% convertible subordinated notes in October 2001, Langer Partners, LLC ("Langer Partners"), our largest stockholder, agreed with Oracle Investment Management, Inc. ("Oracle"), one of the investors in the 4% convertible subordinated notes offering, to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to our Board of Directors as is equal on a percentage basis to the aggregate percentage of our common stock owned by Oracle on a fully diluted basis. We believe that Oracle is currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director.

Committees of the Board of Directors

Audit Committee

The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors, pre-approve all services to be performed by our independent auditors and to analyze the reports and recommendations of such auditors. The committee also monitors the adequacy and effectiveness of our financial controls and reporting procedures and the performance of our independent auditors. During fiscal 2004, the Audit Committee consisted of Messrs. Arthur Goldstein (Chairman), Ehrlich and Foster all of whom were determined by the Board to be independent based on Exchange Act Rule 10A-3 and The Nasdaq Stock Market's definition of "independence". Currently, the members of the Committee are still Messrs. Arthur Goldstein (Chairman), Ehrlich and Foster. The Board of Directors has determined that it currently does not have an audit committee financial expert (as such term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder) serving on its Audit Committee. However, the Board of Directors is looking for and considering candidates to appoint to the Board of Directors and the Audit Committee who will serve on the Audit Committee as an audit committee financial expert. The Audit Committee met four times and acted seven times by unanimous written consent during fiscal 2004. The Board of Directors revised the Audit Committee charter in March 2004, and a complete copy of our written Charter for the Audit Committee is available at our website.

Compensation Committee

The purpose of the Compensation Committee is to recommend to the Board of Directors the compensation and benefits of our executive officers and other key managerial personnel, and to administer our 2001 Stock Incentive Plan. During fiscal 2004, the Compensation Committee consisted of Messrs. Foster, Meyers and Nelson. Mr. Meyers, as our President and Chief Executive Officer, was not "independent" as required by the standards for independence of The Nasdaq Stock Market, and resigned from the Committee in March 2004. Currently, the members of the Committee are Messrs. Foster and Nelson. All of the current members of the Committee are non-management directors who meet applicable independence requirements under the rules of The Nasdaq Stock Market and qualify as "non-employee directors" within the meaning of Exchange Act Rule 16b-3 and as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee does not meet on a regular basis, but only as circumstances require. During fiscal 2004 the Compensation Committee met once. A copy of the Compensation Committee Charter is available at our website.

Nominating/Corporate Governance Committee

The purpose of the Nominating/Corporate Governance Committee is to identify, evaluate and nominate candidates for election to the Board of Directors as well as review our corporate governance guidelines and other related documents for compliance with applicable laws and regulations such as the Sarbanes-Oxley Act of 2002 and The Nasdaq National Market's listing requirements. The Nominating/Corporate Governance Committee was established in March 2004 and replaced our Nominating Committee, which consisted of Messrs. Ehrlich, Meyers and Foster. Currently, the members of this Committee are Messrs. Ehrlich, Foster and Goldstein. A copy of the Nominating/Corporate Governance Committee Charter is available at our website.

Compensation of Directors

Directors who are not our executive officers are compensated through the issuance of stock and stock options. However, during the year ended December 31, 2003, the directors who were not executive officers did not receive any stock or stock options except for Thomas Strauss, who resigned as a director as of our most recent Annual Meeting of Stockholders in June 2004. Mr. Strauss received 16,330 options at an exercise price of $6.50 per share, which have been forfeited. In March 2004, each director who was not our employee received options to purchase 3,876 shares of common stock at an exercise price of $5.94 per share, which vested immediately. In June 2004, each director who was not our employee received 10-year options to purchase 10,000 shares at an exercise price of $6.28 per share, which vested immediately. In November 2004, each director who was not our employee received 10-year options to purchase 15,000 shares at an exercise price of $7.50 per share, which vest in equal, annual tranches commencing in November 2005. Mr. Ehrlich was entitled to annual compensation of $10,000 for his services as Chairman of the Board. Mr. Ehrlich resigned as Chairman on November 12, 2004; he received $8,639 for his services through such date. All directors are reimbursed for their out-of-pocket expenses in connection with their attendance at meetings. In November 2004, we extended and amended our employment agreement with Mr. Meyers, our President and Chief Executive Officer, which is described in greater detail below under the heading "Employment Agreements."

On November 12, 2004, we entered into a consulting agreement (the "Consulting Agreement") with Kanders & Company, Inc. ("Kanders & Company"), the sole stockholder of which is Warren B. Kanders, who on November 12, 2004, became our Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC ("Langer Partners"), our largest stockholder. The Consulting Agreement provides that Kanders & Company will act as our non-exclusive consultant to provide us with strategic consulting and corporate development services for a term of three years. Kanders & Company will receive, pursuant to the agreement, an annual fee of $200,000 in addition to separate compensation for assistance, at our request, with certain transactions, and options to purchase 240,000 shares of our common stock at an exercise price of $7.50 per share, vesting in three equal annual installments beginning on November 12, 2005. We have also agreed to provide Kanders & Company with indemnification protection which survives the termination of the Consulting Agreement for six years, and extends to any actual or wrongfully attempted breach of duty, neglect, error or misstatement by Kanders & Company alleged by any claimant. The Consulting Agreement replaces a previous agreement for similar consulting services, pursuant to which Kanders & company received an annual fee of $100,000, options to purchase 100,000 shares of our common stock at an exercise price of $1.525 per share, which vested in three equal annual installments beginning on December 31, 2001, and the indemnification protection described above. We paid or accrued $113,611, $100,000 and $100,000 during the years ended December 31, 2004, 2003 and 2002, respectively, and accrued $50,000 and $25,000 during the three months ended March 31, 2005 and 2004, respectively, pursuant to the Consulting Agreement and the previous consulting agreement as described above.

In November 2004, the Board of Directors approved a May 1, 2005 grant, which has been deferred until September 1, 2005, of 100,000 shares of restricted stock to Kanders & Company, provided Mr. Kanders has not resigned as Chairman of the Board, all of which vest on November 12, 2007, and which accelerate upon termination of the Consulting Agreement, death of Mr. Kanders, or our change of control.

Executive Compensation

The following table sets forth information with respect to the compensation paid or awarded by us to the Chief Executive Officer and our other most highly compensated executive officers whose annual salary and bonus for the year ended December 31, 2004 exceeded $100,000 (collectively, the "Named Executive Officers"). During 2004, we named Mr. W. Gray Hudkins as our Chief Operating Officer and Mr. Joseph P. Ciavarella succeeded Mr. Anthony Puglisi as our Chief Financial Officer. Our employment agreements with each of our executive officers are described below.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation:
Name and Principal Position	Fiscal Year Ended	Salary $	Bonus $		Other Annual Compensation(3) $	Restricted Stock Award(s) ($)	Common Stock Underlying Options(#)
Andrew H. Meyers(1) President and Chief Executive Officer	Dec. 31, 2004 Dec. 31, 2003 Dec. 31, 2002	175,000 178,365 173,664	50,000 — 115,000	(2)	— — —	— — —	— — —
Steven Goldstein(4) Vice President	Dec. 31, 2004 Dec. 31, 2003 Dec. 31, 2002	254,519 166,827 151,331	— 75,000 60,000		— — —	— — —	100,000 — —
Anthony J. Puglisi(5) Vice President and Chief Financial Officer	Dec. 31, 2004 Dec. 31, 2003 Dec. 31, 2002	27,849 178,365 117,945	— 25,000		— — —	— — —	— — 90,000
W. Gray Hudkins(6) Chief Operating Officer	Dec. 31, 2004	50,000	—		—	300,000	150,000
Joseph P. Ciavarella(7) Vice President, Secretary and Chief Financial Officer	Dec. 31, 2004	134,135	60,000		—	—	50,000

(1)
Mr. Meyers' employment commenced on December 28, 2000 in an unpaid capacity as an advisor to the Board of Directors, and his official duties as President and Chief Executive Officer, and his compensation, commenced on February 13, 2001.

(2)
We may make a bonus payment to Mr. Meyers for the year ended December 31, 2003 of up to $150,000, which has been accrued for such year; however, the amount of such bonus to be paid has not yet been determined.

(3)
In accordance with the rules of the SEC, the annual compensation described in this table does not include various perquisites and other personal benefits received by our named executive officers that do not exceed, in the aggregate, the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(4)
Mr. Goldstein's employment commenced December 28, 2000. Mr. Goldstein became Executive Vice President in June 2003.

(5)
Mr. Puglisi's employment commenced April 15, 2002, and Mr. Puglisi resigned effective February 6, 2004.

(6)
Pursuant to Mr. Hudkins' employment agreement, he receives an annual base salary of $200,000.

(7)
Pursuant to Mr. Ciavarella's employment agreement, he receives an annual base salary of $155,000. Effective January 1, 2005, Mr. Ciavarella's annual base salary was increased to $200,000.

Employment Agreements

On November 16, 2004, we agreed to extend our employment agreement with Andrew H. Meyers, our President and Chief Executive Officer, for an additional year to December 31, 2005, and to modify certain other provisions of his employment agreement. The agreement, as amended, provides for a base salary of $175,000, participation in incentive or bonus plans at the discretion of our Board of Directors and maintenance of a $1 million life insurance policy for Mr. Meyers' beneficiary. Mr. Meyers would be entitled to receive payment of $300,000 over a period of one year in addition to any accrued and unpaid obligations of Langer if we terminate his agreement without "cause", he terminates for "good reason", or in the event of a "change of control" of Langer, as such terms are defined in the agreement. Mr. Meyers also agreed to certain confidentiality and non-competition provisions and certain limitations on his ability to sell or transfer his shares of common stock or options for the purchase of common stock.

On November 16, 2004, we entered into an employment agreement with W. Gray Hudkins, effective as of October 1, 2004, that provides that he will serve as our Chief Operating Officer for a term expiring on October 1, 2007. The agreement provides for a base salary of $200,000, participation in incentive and bonus plans at the discretion of our Board of Directors, ten-year options to purchase up to 150,000 shares of our common stock at an exercise price of $7.50 per share, vesting in three equal annual installments commencing on November 12, 2005 and maintenance of a $1 million life insurance policy for Mr. Hudkins' beneficiary. Mr. Hudkins also received 40,000 shares of restricted stock which vest in three equal annual installments commencing November 12, 2005. Mr. Hudkins has also agreed to certain confidentiality, non-competition and non-solicitation provisions. In the event Mr. Hudkins is terminated by us without "cause", he is entitled to receive his base compensation, which may be payable at our option in cash or shares of our common stock, for a period of six months from the date of such termination.

On November 16, 2004, we entered into a new employment agreement with Steven Goldstein, effective as of January 1, 2004, that provides that he will serve as our Executive Vice President for a term expiring on January 1, 2007. The agreement provides for a base salary of $250,000, participation in incentive and bonus plans at the discretion of our Board of Directors, ten-year options to purchase up to 100,000 shares of our common stock at an exercise price of $7.50 per share, vesting in three equal annual installments commencing on November 12, 2005, and maintenance of a $1 million life insurance policy for Mr. Goldstein's beneficiary. Mr. Goldstein also receives a car allowance of $500 a month. Mr. Goldstein has also agreed to certain confidentiality, non-competition and non-solicitation provisions. In the event Mr. Goldstein is terminated by us without "cause", he is entitled to receive his base compensation, which may be payable at our option in cash or shares of our common stock, for a period of six months from the date of such termination.

We entered into an employment agreement with Joseph P. Ciavarella, effective as of February 16, 2004, that provides he will serve as our Chief Financial Officer. The agreement provides for a base salary of $155,000, participation in incentive and bonus plans at the discretion of our Board of Directors and ten-year options to purchase up to 50,000 shares of our common stock at an exercise price of $5.94 per share, vesting in three equal annual installments commencing on March 24, 2005. The agreement may be terminated by either Mr. Ciavarella or us upon 30 days' prior written notice. Mr. Ciavarella has also agreed to certain confidentiality, non-competition and non-solicitation provisions. In the event Mr. Ciavarella is terminated by us without "cause" following the first anniversary of his agreement, he will be entitled to receive his base compensation for a period of six months from the date of termination.

2001 Stock Incentive Plan

Our 2001 Stock Incentive Plan was adopted by our Board of Directors on February 23, 2001 and was approved by our stockholders on July 17, 2001. The purpose of the plan is to attract and retain valuable employees by giving them the opportunity to acquire a proprietary interest in our common stock and thereby strengthen their commitment to the company and align their interests with our stockholders. The plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards and stock bonuses to our and our subsidiaries' and affiliates' employees, officers, directors, consultants, independent contractors and advisors. The maximum number of shares of our common stock available for issuance under the plan is 1,500,000 shares. However, we may not grant awards under the plan to the extent that the total outstanding awards granted under the plan plus the total number of outstanding awards granted under our 1992 Stock Incentive Plan exceeds 15% of our total number of shares of common stock outstanding.

The plan provides for its administration by either a committee consisting solely of two or more outside directors or the Board of Directors. Such administrator, in its sole discretion, determines which eligible employees, officers, directors, consultants, independent contractors and advisors may participate in the plan and the type, extent and terms of the equity-based awards to be granted to them.

The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options may be above or below the fair market value of our common stock on the date of grant as determined by the plan administrator. The maximum term of options granted under the plan is ten years. Awards granted under the plan may not be transferred in any manner other than by will or by the laws of descent and distribution, except as determined by the plan administrator, and may be exercised during the lifetime of the optionee only by the optionee (unless otherwise determined by the plan administrator and set forth in the award agreement with respect to awards that are nonqualified stock options). Options granted under the plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate immediately upon termination for "cause".

The plan administrator may make grants of restricted stock for cash or other consideration, as the plan administrator determines in its discretion. The number of shares of common stock granted to each grantee will be determined by the plan administrator. Grants of restricted stock will be made subject to such restrictions and conditions as the plan administrator may determine in its sole discretion, including periods of restriction on transferability during which time the stock certificates representing the shares subject to the award may be required to be deposited with an escrow agent.

A stock bonus is an award of shares of common stock (which may consist of restricted stock) for past or future services rendered. Stock bonuses and the criteria they are based upon will be determined by the plan administrator in its discretion.

Upon a "change of control event" (as defined in the plan), all outstanding awards under the plan may be substituted by the successor corporation (if any). In addition, the plan administrator may, in its discretion, provide for the accelerated vesting of awards granted under the plan to occur immediately prior to the consummation of a change of control transaction. In the event of a stock dividend, recapitalization, stock split, reclassification or other specified event affecting us or shares of our common stock, appropriate and equitable adjustments may be made to the number and kind of shares of our common stock available for grant, as well as to the maximum share limitation under the plan, and the number and kind of shares of our common stock or other rights and prices under outstanding awards.

The Board has the right to amend or terminate the plan at any time, provided that no amendment or change in the plan that requires stockholder approval will be effective until such approval is obtained.

As of June 2, 2005, there were 386,167 shares of our common stock issued and outstanding or otherwise reserved for issuance pursuant to awards granted under the plan, leaving 1,113,833 shares remaining available for issuance pursuant to future grants under the plan.

2005 Stock Incentive Plan

At this year's Annual Meeting of Stockholders, to be held on June 23, 2005, we are asking our stockholders to adopt and approve a new long-term stock incentive plan called the 2005 Stock Incentive Plan.

If the 2005 Stock Incentive Plan is approved by our stockholders, an aggregate of 2,000,000 shares of our common stock will be reserved for issuance and available for awards under the 2005 Stock Incentive Plan of which 1,500,000 shares will be available for grant in the form of restricted shares, restricted units or performance awards. In any calendar year, no participant may receive awards for more than 500,000 shares and $2,000,000 in cash.

The 2005 Stock Incentive Plan shall be effective immediately on the date of its approval by our stockholders. If not approved by the stockholders, no awards will be made under the 2005 Stock Incentive Plan. If and when the 2005 Stock Incentive Plan becomes effective, no further awards will be permitted under the 2001 Stock Incentive Plan, and any shares of our common stock then reserved for grant under the 2001 Stock Incentive Plan will be released from reserve under the 2001 Stock Incentive Plan. However, 636,004 shares of our common stock subject to or reserved for outstanding awards granted under the 2001 Stock Incentive Plan and the 1992 Stock Incentive Plan prior to the effective date of the 2005 Stock Incentive Plan will remain available or reserved for issuance under such plans, and the 2001 Stock Incentive Plan will remain in effect after the effective date of the 2005 Stock Incentive Plan to the extent necessary to administer such previously granted awards.

The material features of the 2005 Stock Incentive Plan are summarized in our Definitive Proxy Statement filed with the Securities and Exchange Commission on May 2, 2005 and the full text of which is set forth as Appendix A to the Definitive Proxy Statement.

Aggregate Option Exercises in 2004 Year and 2004 Year End Option Values

The table below sets forth information regarding unexercised options held by our Named Executive Officers as of December 31, 2004. There were no options exercised by our executive officers during the year ended December 31, 2004.

	Number of Shares of Common Stock Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-The-Money Options At Fiscal Year End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew H. Meyers	175,000	—	$942,375	$—
Joseph P. Ciavarella	—	50,000	$—	$48,500
W. Gray Hudkins	—	150,000	$—	$—
Steven Goldstein	80,000	100,000	$430,800	$—
Anthony J. Puglisi	—	—	$—	$—

(1)
The closing bid price of the Company's Common Stock as reported by The Nasdaq Small Cap Market on December 31, 2004 was $6.91. Value is calculated on the difference between the option exercise price of in-the-money options and such closing price, multiplied by the number of shares of Common Stock underlying the option.

Options Granted in Fiscal 2004

We granted the following options to our Named Executive Officers during fiscal 2004.

Individual Grants
			Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)
				Exercise or Base Price ($/Sh)
Name					Expiration Date
						5%($)	10%($)
Joseph P. Ciavarella	50,000	(1)	14.8%	5.94	3/24/14	186,782	473,342
Steven Goldstein	100,000	(2)	29.6%	7.50	11/12/04	471,671	1,195,307
W. Gray Hudkins	150,000	(3)	44.4%	7.50	11/12/04	707,506	1,792,960

(1)
Options to purchase 50,000 shares of common stock became exercisable in three equal annual installments on March 24, 2005.

(2)
Options to purchase 100,000 shares of common stock become exercisable in three equal annual installments commencing November 12, 2005.

(3)
Options to purchase 150,000 shares of common stock become exercisable in three equal annual installments commencing November 12, 2005.

Compensation Committee Interlocks and Insider Participation

Messrs. Foster, Meyers, and Nelson served on the Compensation Committee in the year ended December 31, 2004. Mr. Meyers is our President and Chief Executive Officer. During the year ended December 31, 2004, none of our executive officers (a) served as a member of the Compensation Committee (or other board of directors committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (b) served as director of another entity, one of whose executive officers served on our Compensation Committee, or (c) served as member of the Compensation Committee (or other board of directors committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as one of our directors. Mr. Meyers, as our President and Chief Executive Officer, was not "independent" as required by the standards for independence of The Nasdaq Stock Market, and resigned from the Committee in March 2004.

Appointment of Independent Public Accountants

As disclosed in our proxy statement for our 2005 annual meeting of stockholders, we have not yet selected an independent registered public accounting firm to audit our financial statements for the year ending December 31, 2005.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 2, 2005, certain information regarding beneficial ownership of our common stock by (a) each person or entity who is known to us owning beneficially 5% or more of our common stock, (b) each of our directors, (c) each of the executive officers listed in the summary compensation table under "Management—Executive Compensation" and (d) all executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o 450 Commack Road, Deer Park, New York 11729-4510.

Name of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering		Percentage of Common Stock Beneficially Owned Prior to Offering(1)	Percentage of Common Stock Beneficially Owned After Offering(14)
Warren B. Kanders	2,008,523	(2)	40.9%	20.3%
Andrew H. Meyers	1,077,580	(3)	23.6%	11.3%
Gregory R. Nelson	241,597	(6)	5.4%	2.6%
Oracle Partners, L.P.	666,667	(4)	13.2%	6.6%
Narragansett Partners, L.P.	333,333	(5)	7.0%	3.4%
Burtt R. Ehrlich	190,283	(6)(7)	4.3%	2.0%
Arthur Goldstein	84,996	(6)(8)	1.9%	0.9%
Jonathan R. Foster	132,236	(6)	3.0%	1.4%
Steven Goldstein	100,072	(9)	2.2%	1.1%
Joseph P. Ciavarella	16,666	(10)	*	*
Anthony J. Puglisi	0	(11)	*	*
W. Gray Hudkins	0	(12)	*	*
Directors, nominees and current and named executive officers as a group (10 persons)	3,851,953	(13)	71.6%	37.1%

*
Less than 1%

(1)
The applicable percentage of beneficial ownership is based on 4,397,933 shares of common stock outstanding as of June 2, 2005, plus, with respect to particular individuals, shares of common stock that may be acquired by exercise of stock options or other rights to acquire common stock within 60 days after the date of this prospectus.

(2)
Includes 100,000 options granted to Kanders & Company, Inc., exercisable immediately, 1,491,856 shares held by Langer Partners, LLC and 416,667 shares of common stock acquirable upon conversion of notes held by Langer Partners, LLC. Mr. Kanders is the sole voting member and sole manager of Langer Partners, LLC and the sole stockholder of Kanders & Company, Inc. Does not include 240,000 options awarded to Kanders & Company, Inc., which vest in three equal annual tranches commencing November 12, 2005, or 100,000 shares of restricted stock granted to Kanders & Company, Inc., which do not vest until November 12, 2007, or warrants to purchase 15,000 shares which are not exercisable within the next 60 days. Does not include 98,333 shares of common stock acquirable upon conversion of $590,000 principal amount of our 4% convertible subordinated notes due August 31, 2006 held by members of Mr. Kanders' extended family, as to which he disclaims beneficial ownership.

(3)
Includes 175,000 options held by Mr. Meyers which are exercisable immediately.

(4)
Includes 666,667 shares of common stock acquirable upon conversion of notes held in the aggregate by Oracle Partners, L.P. and its affiliates, SAM Oracle Investments, Inc., SAM Oracle Fund, Inc., Oracle Investment Management, Inc., Oracle Associates, LLC, and Larry N. Feinberg, as a group. This information has been obtained from the Schedule 13G filed by Oracle Partners, L.P. and its affiliates on November 13, 2001. Excludes 2,008,523 shares of common stock beneficially owned by Warren Kanders. The entities owning the shares beneficially owned by Mr. Kanders have agreed not to sell their shares unless and until Oracle Partners, L.P. have sold 222,222 shares of common stock or $1,333,333 of 4% convertible subordinated notes due August 31, 2006. The address for each of Oracle Partners, L.P. and its affiliates named above is c/o Oracle Investment Management, Inc., 200 Greenwich Avenue, Greenwich, CT 06830. Mr. Feinberg controls the entities named in this footnote.

footnotes continued on following page

(5)
Includes 333,333 shares of common stock acquirable upon conversion of notes held in the aggregate by Narragansett Partners, L.P. and its affiliates, Narragansett Offshore Ltd., Leo Holdings, LLC, and Joseph L. Dowling III, as a group. This information has been obtained from the Schedule 13G filed by Narragansett Partners, L.P. and its affiliates on November 13, 2001. The address for each of Narragansett Partners, L.P. and the affiliates named above is c/o Narragansett Asset Management, LLC, 153 East 53rd Street, New York, NY 10022. Mr. Dowling controls the entities named in this footnote.

(6)
Includes 43,876 options granted to each of four outside directors, i.e., Messrs. Ehrlich, Foster, Arthur Goldstein, and Nelson, which are currently exercisable. Excludes 15,000 options granted to such persons which vest in three equal annual tranches commencing November 12, 2005.

(7)
Includes 46,600 shares held in trust, and 8,333 shares acquirable upon conversion of notes held in trust, by Mrs. Burtt Ehrlich as Trustee for David Ehrlich, as to which Mr. Ehrlich disclaims beneficial ownership.

(8)
Includes 8,333 shares acquirable upon conversion of notes held by Mr. Goldstein.

(9)
Includes 80,000 options held by Mr. Goldstein which are exercisable immediately. Excludes 100,000 options granted to Mr. Steven Goldstein which vest in three equal annual tranches commencing November 12, 2005.

(10)
Includes 16,666 options held by Mr. Ciavarella which are exercisable immediately. Excludes 33,334 options granted to Mr. Ciavarella which vest in two equal annual installments commencing March 24, 2006.

(11)
Mr. Puglisi's employment commenced April 15, 2002, and Mr. Puglisi resigned effective February 6, 2004. Mr. Puglisi does not beneficially own any shares of our common stock.

(12)
Excludes 150,000 options and 40,000 shares of restricted stock granted to Mr. Hudkins, which vest in three equal annual tranches commencing November 12, 2005.

(13)
Consists of 2,871,450 shares owned of record directly or indirectly by such persons, plus 980,503 shares issuable upon exercise of stock options or conversion of notes held directly or indirectly by such persons. Excludes an aggregate of options to purchase 533,334 shares of common stock, 15,000 warrants to purchase common stock and stock awards totaling 140,000 shares that are presently unexercisable and unexercisable within the next 60 days.

(14)
The applicable percentage of beneficial ownership is based on 4,397,933 shares of common stock outstanding as of June 2, 2005 and assumes the sale of 5,000,000 shares of common stock in the offering, plus, with respect to particular individuals, shares of common stock that may be acquired by exercise of stock options or other rights to acquire common stock within 60 days after the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Consulting Agreement with Kanders & Company, Inc.    On November 12, 2004, we entered into a consulting agreement (the "Consulting Agreement") with Kanders & Company, Inc. ("Kanders & Company"), the sole stockholder of which is Warren B. Kanders, who on November 12, 2004, became our Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC ("Langer Partners"), our largest stockholder. The Consulting Agreement provides that Kanders & Company will act as our non-exclusive consultant to provide us with strategic consulting and corporate development services for a term of three years. Kanders & Company will receive, pursuant to the agreement, an annual fee of $200,000 in addition to separate compensation for assistance, at our request, with certain transactions, and 10-year options to purchase 240,000 shares of our common stock at an exercise price of $7.50 per share, vesting in three equal annual installments beginning on November 12, 2005. We have also agreed to provide Kanders & Company with indemnification protection which survives the termination of the Consulting Agreement for six years, and extends to any actual or wrongfully attempted breach of duty, neglect, error or misstatement by Kanders & Company alleged by any claimant. The Consulting Agreement replaces a previous agreement for similar consulting services, pursuant to which Kanders & company received an annual fee of $100,000, 10-year options to purchase 100,000 shares of our common stock at an exercise price of $1.525 per share, which vested in three equal annual installments beginning on December 31, 2001, and the indemnification protection described above. We paid or accrued $113,611, $100,000 and $100,000 during the years ended December 31, 2004, 2003 and 2002, respectively, and accrued $50,000 and $25,000 during the three months ended March 31, 2005 and 2004, respectively, pursuant to the Consulting Agreement and the previous consulting agreement as described above.

In November 2004, the Board of Directors approved a May 1, 2005 grant, which has been deferred until September 1, 2005, of 100,000 shares of restricted stock to Kanders & Company, provided Mr. Kanders has not resigned as Chairman of the Board, all of which vest on November 12, 2007, and which accelerate upon termination of the Consulting Agreement, the death of Mr. Kanders, or our change of control.

Note and Warrant Purchase Agreement.    On September 30, 2004, we sold (a) an aggregate principal amount of $5,500,000 of our 7% senior subordinated notes due September 30, 2007 (the "Subordinated Notes"), and (b) warrants to purchase an aggregate of 110,000 shares of our common stock at an exercise price of $0.02 per share (the "Warrants") pursuant to a Note and Warrant Purchase Agreement dated September 30, 2004 by and among us and ten accredited investors, including Langer Partners. The Subordinated Notes and Warrants were sold by us to finance the cash portion of the Silipos acquisition. Langer Partners purchased and holds $750,000 principal amount of the Subordinated Notes and Warrants to purchase 15,000 shares of our common stock. The Subordinated Notes are prepayable at any time without penalty, and interest will accrue on the unpaid principal amount of the Subordinated Notes at the rate of 7% per annum, payable semi-annually in arrears on the last day of June and December in each year until the maturity date. The Warrants are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of the Subordinated Notes, or (ii) September 30, 2005. The Warrants expire September 30, 2009. The exercise price of the Warrants is subject to adjustment in certain circumstances. The fair value of the Warrants was determined to be $735,900 using the Black-Scholes pricing model. This amount was recognized as a discount to the Subordinated Notes and is being amortized over the term of the Subordinated Notes and recorded as an additional interest expense. Under the Note and Warrant Purchase Agreement, we agreed to use our best efforts to file a shelf registration statement covering resales of the shares underlying the Warrants by December 31, 2005.

We intend to use a portion of the net proceeds from the offering being made by this prospectus to repay the Subordinated Notes in full. In connection with the repayment, we will record a non-cash charge to earnings in the amount of the unamortized portion of discount related to the issuance of the Subordinated Notes. This charge will be recorded in the quarter in which this offering is completed.

4% Convertible Subordinated Notes.    On October 31, 2001, we sold $14,589,000 of our 4% convertible subordinated notes due August 31, 2006 in a private placement. These notes are convertible into approximately 2,431,500 shares of our common stock at a conversion price of $6.00 per share, subject to adjustment in certain circumstances. Langer Partners purchased and currently holds $2,500,000 principal amount of our 4% convertible subordinated notes. Additionally, several persons and entities that have family relationships with Warren Kanders purchased and currently hold an aggregate of $590,000 principal amount of these notes.

On October 31, 2001, Langer Partners entered into an agreement with Oracle Investment Management, Inc. ("Oracle"), pursuant to which Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge or otherwise transfer any shares of all our common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% convertible subordinated notes acquired by it, or shares of common stock received upon conversion of the notes. Oracle originally acquired and currently holds $4,000,000 in aggregate principal amount of the 4% convertible subordinated notes. Oracle and certain of its affiliates has not converted any of the 4% convertible subordinated notes to date. If Oracle transfers less than one-third of its interest in the 4% convertible subordinated notes acquired by it or the shares of our common stock it may receive upon conversion of the notes, Langer Partners will be permitted to transfer a pro-rata percentage of our common stock owned by it. Langer Partners further agreed with Oracle to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to our Board of Directors as is equal on a percentage basis to the aggregate percentage of our common stock owned by Oracle on a fully diluted basis. Oracle is currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director. Based on Oracle's current ownership and assuming Oracle does not acquire any more of our common stock, we believe that Oracle would not be entitled to nominate any directors once this offering is completed.

Tender Offer.    In February 2001, an investor group and management team, including our current Chairman of the Board of Directors, Warren B. Kanders, our President, Chief Executive Officer and director, Andrew H. Meyers, and our Board of Directors member, Gregory R. Nelson, gained a controlling interest in Langer, by purchasing 1,362,509 shares of Langer at $1.525 per share, or approximately 51% of the then outstanding common stock of Langer, under the terms of a negotiated tender offer agreement. The aggregate purchase price paid by the group was $2,077,826. The investor group was also granted a 180 day option to purchase up to 1,400,000 additional shares of Langer common stock, with an initial exercise price of $1.525 per share, rising up to $1.60 per share. On May 14, 2001, the option was exercised in full and the shares were purchased at a price of $1.525 per share. As a result of the tender offer and option exercise, the investor group acquired approximately 57.8% of the outstanding common stock of Langer (without giving effect to the options granted to Kanders & Company and Andrew H. Meyers as discussed below) for an aggregate consideration of $4,212,826. In connection with the tender offer, we entered into an employment agreement with Mr. Meyers that provided that he would serve as our President and Chief Executive Officer for a three-year term that would expire December 31, 2003 at a salary of $175,000 and granted him options to purchase 175,000 shares at an exercise price of $1.525. We also entered into a three year consulting agreement for financial advisory services with Kanders & Company, of which Mr. Kanders is sole stockholder, providing for an annual fee of $100,000, an award of options for 100,000 shares at a price of $1.525 per share (which equaled the price paid in the tender offer), and a non-renewal fee of $100,000, which Kanders & Company waived when it entered into a consulting agreement with us in November 2004.

Loan to Steven Goldstein.    In April 2002, we made a full-recourse secured two-year term loan to Mr. Steven Goldstein, our Executive Vice President, in the principal sum of $21,000, which bore interest at the rate of 4% per year, compounded quarterly. The loan, along with applicable interest, was repaid in April 2004.

Other related party transactions.    We have obtained certain technology related products and services from a company owned by the brother-in-law of Andrew Meyers, our President, Chief Executive Officer and director. Costs incurred by us for such products and services were approximately $31,000, $142,000 and $127,700 in the years ended December 31, 2004, 2003 and 2002, respectively and approximately $0 and $12,000 in the three months ended March 31, 2005 and 2004, respectively. We also engaged a company owned by Steven Goldstein's father-in-law to provide certain promotional and marketing goods and services to us. Costs incurred with respect to such goods and services for the years ended December 31, 2004, 2003 and 2002 were approximately $50,000, $56,000 and $47,000, respectively and approximately $0 and $20,309 in the three months ended March 31, 2005 and 2004, respectively. We believe that the prices and terms of the products and services that we obtained from Mr. Meyers' brother-in-law as well as the company owned by Mr. Goldstein's father-in-law are at least as favorable as those we could have obtained in arms length negotiations or otherwise are at prevailing market prices and terms.

Howard Capital Management, an entity owned and managed by Jonathan R. Foster, one of our directors, performed consulting services for us in 2001 and 2002. Costs incurred with respect to such services were approximately $6,500 and $2,500 in the years ended December 31, 2002 and 2001, respectively.

Peter Bickel, the Executive Vice President of Sales for Silipos, is the son of Joel Bickell, the principal of Poly-Gel, L.L.C., Silipos' former supplier of mineral oil based gel pursuant to a supply agreement dated August 20, 1999.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue an aggregate of 50,250,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.02 par value, and 250,000 shares of preferred stock, $1.00 par value.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders, including the election of directors. No holders of our common stock have any right to cumulative voting. Subject to any preferential rights of any outstanding series of our preferred stock created by our Board of Directors, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our Board of Directors from funds available therefrom, and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to such holders. We currently do not pay cash dividends on our common stock.

In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and other amounts owed to the holders of our preferred stock. Holders of our common stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to our common stock.

Warrants

As of June 2, 2005, we had outstanding warrants to purchase 120,000 shares of our common stock at an exercise price of $0.02 per share (110,000 of which were issued to the holders of our 7% senior subordinated notes due September 30, 2007 and 10,000 of which were issued to Wm Smith Securities, Incorporated in connection with private placement services rendered), subject to adjustments under certain circumstances, which are exercisable commencing upon the earlier of (i) six months after the refinancing or prepayment of our 7% senior subordinated notes, or (ii) September 30, 2005. The warrants expire September 30, 2009. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

Convertible Notes

On October 31, 2001, we sold $14,589,000 of our 4% convertible subordinated notes, due August 31, 2006, in a private placement. The 4% convertible subordinated notes are convertible at any time, at the option of the holders, into our common stock at a conversion price of $6.00 per share and are subordinated to all of our existing or future senior indebtedness. The Company has the right to call, at any time, the 4% convertible subordinated notes on 15 business days' prior notice, subject to the right of each holder to convert such holder's notes within 10 business days of each holder's receipt of the call notice. The 4% convertible subordinated notes contain anti-dilution provisions providing for pro-rata adjustments in the event of a stock dividend, stock split or reclassification of shares of our common stock, and a weighted-average adjustment in the event of the issuance of common stock, options, warrants or other securities convertible into or exchangeable for common stock at prices below the conversion price under the 4% convertible notes then in effect, and weighted-average adjustments in the event of distributions of securities, assets or cash (other than cash dividends paid out of retained earnings) to the holders of our common stock.

Registration Rights

In connection with the sale of our 7% Senior Subordinated Notes and issuance of the related Warrants, as well as the warrants issued to Wm Smith Securities, Incorporated, we have agreed to use our best efforts to file a shelf registration statement for the shares of our common stock underlying the Warrants by December 31, 2005.

In addition, we granted demand and piggyback registration rights to Andrew H. Meyers, Gregory R. Nelson, Jonathan Foster and Langer Partners, LLC and its designees in connection with the purchase of 1,362,509 shares of our common stock and the exercise of options to purchase 1,400,000 shares of our common stock in connection with the purchase of a controlling interest in our company in February 2001. We also granted demand and piggyback registration rights to Kanders & Company in connection with the February 2001 grant to it of options to purchase 100,000 shares of our common stock. Additionally, we granted piggyback registration rights for and agreed to register the 2,431,500 shares of common stock underlying our 4% Convertible Subordinated Notes due August 31, 2006. Registration rights were also granted for the 61,805 shares of common stock issued in connection with the Benefoot acquisition. We filed a registration statement on Form S-3 to register all of the above shares. It is possible that certain securityholders may try to assert a right to participate in this offering or try to assert that we did not fully comply with our registration rights obligations. The persons and entities having the registration rights set forth above may be able to request additional registrations in the future.

Preferred Stock

We currently have no shares of preferred stock outstanding. Our Board of Directors is authorized, without further stockholder action, to issue up to 250,000 shares of our preferred stock, in one or more series. Our Board of Directors is authorized to fix for each such series the voting power and the designations, preferences and relative, participating, optional, or other rights of each such series, and the qualifications, limitations or restrictions thereof, as are stated in the resolutions adopted by the Board of Directors and as are permitted by the Delaware General Corporation Law (the "DGCL"). The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of our outstanding voting stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of the Certificate of Incorporation and Bylaws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of us if the Board of Directors determine that such takeover is not in the best interests of us and our stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

The provisions in the Certificate of Incorporation and the Bylaws include: (1) a procedure which requires stockholders to nominate directors in advance of a meeting to elect such directors; and (2) the authority to issue additional shares of preferred stock without stockholder approval.

The DGCL contains statutory "anti-takeover" provisions, including Section 203 of the DGCL which applies automatically to a Delaware corporation unless that corporation elects to opt-out as provided in Section 203. We, as a Delaware corporation, have not elected to opt-out of Section 203 of the DGCL. Under Section 203 of the DGCL, a stockholder acquiring more than 15% of the outstanding voting shares of a corporation (an "Interested Stockholder") but less than 85% of such shares may not engage in certain business combinations with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the Interested Stockholder.

Limitation of Liability and Indemnification of Officers and Directors

Pursuant to provisions of the DGCL, we have adopted provisions in our Certificate of Incorporation that provide that our directors shall not be personally liable for monetary damages to us or our stockholders for a breach of fiduciary duty as a director to the full extent that the Act permits the limitation or elimination of the liability of directors.

We have also entered into separate indemnification agreements with each of our directors and executive officers which provide significant additional protection to such persons. In addition, we have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy. Our Certificate of Incorporation also contains a provision for the indemnification by us of all of our directors and officers, to the fullest extent permitted by the DGCL.

Transfer Agent and Registrar

Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, is the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

We will have 9,397,933 shares of common stock outstanding after the completion of this offering (10,147,933 shares if the underwriters' over-allotment is exercised in full). Of those shares, the 5,000,000 shares of common stock sold in the offering (5,750,000 shares if the underwriters' over-allotment option is exercised in full) will be freely transferable without restriction, unless purchased by persons deemed to be our "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Securities Act.

Andrew H. Meyers, Gregory R. Nelson, Jonathan Foster, Kanders & Company and Langer Partners LLC, have certain registration rights. We also granted piggyback registration rights for and agreed to register the 2,431,500 shares of common stock underlying our 4% Convertible Subordinated Notes due August 31, 2006. Registration rights were also granted for the 61,805 shares of common stock issued in connection with the Benefoot acquisition. The shares of common stock covered by these registration rights, 5,355,814 shares in the aggregate, have been registered on a currently effective shelf registration statement. Of these registered shares, 3,970,842 shares are subject to the lock-up agreements referred to in the next paragraph; the remainder of these shares may be sold at anytime pursuant to the shelf registration statement without restriction. In addition, the holders of our Warrants, as well as warrants we issued to Wm Smith Securities, Incorporated, have registration rights entitling them to future registration of the shares of common stock underlying these warrants. The persons and entities having the registration rights may be able to request additional registrations in the future. See "Description of Capital Stock."

All of our executive officers and directors and certain of our stockholders and convertible note holders, who together beneficially own in the aggregate approximately 74.7% of our shares outstanding prior to completion of this offering, have entered into lock-up agreements pursuant to which they have agreed, subject to certain exceptions for gifts and certain transfers to immediate family members, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 90 days from the date of this prospectus without the prior written consent of Piper Jaffray & Co. See "Underwriting." After the 90-day lock-up period, these shares may be sold, subject to applicable securities laws.

On October 31, 2001, Langer Partners entered into an agreement with Oracle pursuant to which Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge or otherwise transfer any shares of all our common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% convertible subordinated notes due August 31, 2006 acquired by it, or shares of common stock received upon conversion of the notes.

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for one year or more, may sell in the open market within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the then outstanding shares of our common stock (approximately 93,979 shares immediately after the offering, assuming the underwriters' over-allotment option is not exercised); or

  •
  the average weekly trading volume in our common stock on The Nasdaq Stock Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and the availability of our current public information. A person (or persons whose shares are aggregated) who is deemed not to have been our affiliate at any time during the 90 days preceding a sale by him and who has beneficially owned his shares for at least two years, may sell the shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information we refer to above.

Currently, there are approximately 2,979,061 shares of our common stock outstanding which are subject to Rule 144 restrictions, 2,871,450 of which are owned by our affiliates and 107,611 of which were issued in connection with the Bi-Op acquisition in January 2003. The shares owned by our affiliates are included in the shelf registration statement referred to above and so are able to be sold without regard to Rule 144 restrictions, and those affiliates are subject to the 90-day lock-up restrictions described above.

UNDERWRITING

The underwriters have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters have committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriters	Number of Shares
Piper Jaffray & Co.
Ryan Beck & Co., Inc.
Wm Smith Securities, Incorporated

Total

The underwriters have advised us that they propose to offer the shares to the public at $      per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $        per share. The underwriters may allow and the dealers may reallow a concession of not more than $        per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional 750,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as they were obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total to be paid by us	$	$

We estimate that the total expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $1,164,000.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The offering of our shares of common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.

We and each of our directors, executive officers and certain of our stockholders and convertible note holders, who together beneficially own in the aggregate approximately 74.7% of our shares outstanding prior to completion of this offering, have agreed to certain restrictions on the ability to sell shares of our common stock for a period of 90 days after the date of this prospectus. We have also agreed for a period of 90 days after the date of this prospectus not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of Piper Jaffray. The agreement provides exceptions for the issuance of common stock by us upon the exercise of stock options, warrants or convertible notes as disclosed in this prospectus, the granting of options to purchase shares under our existing stock option plan and the granting of up to 250,000 non-plan options (in each case not exercisable during the lock-up period), and the issuance by us of shares or options in connection with the acquisition of a business (subject to the recipients' written agreement not to dispose of such securities during the lock-up period). At any time and without public notice, Piper Jaffray may in its sole discretion release all or some of the securities from these lock-up agreements.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize of maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transaction is uncertain. These transactions may be effected on The Nasdaq Small Cap Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters (and selling group members) may also engage in passive market making transactions in the common stock on The Nasdaq Stock Market. Passive market making consists of displaying bids on The Nasdaq Stock Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us for which they have received or will receive customary compensation. Wm Smith Securities, Incorporated, one of the underwriters, received warrants for 10,000 shares of our common stock at an exercise price of $0.02 per share for its services in connection with the September 2004 private placement of our 7% senior subordinated notes due September 30, 2007. The NASD's Corporate Financing Department deems these warrants to be underwriting compensation in connection with this offering. Wm Smith Securities, Incorporated also acted as placement agent in connection with the October 2001 private placement of our 4% convertible subordinated notes due August 31, 2006.

LEGAL MATTERS

The validity of the shares of common stock offered hereunder will be passed upon for us by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Langer, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Silipos, Inc. and subsidiary as of March 31, 2004 and 2003, and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the March 31, 2004 and 2003 consolidated financial statements refers to Silipos Inc.'s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and a change in the method of accounting for goodwill in 2003.

Trachtenberg & Pauker, LLP, independent auditors, have audited the combined financial statements of Benefoot, Inc. and Affiliate at December 31, 2001 and 2000, and for the years then ended, as set forth in their report. These financial statements have been included in this Prospectus in reliance on Trachtenberg & Pauker, LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed as part of the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can obtain copies of our SEC filings, including the registration statement, over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

You should rely only on the information contained in this prospectus and in the registration statement. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus and the registration statement. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. This prospectus does not offer to sell or solicit any offer to buy any securities other than the common stock to which it relates, nor does it offer to sell or solicit any offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

LANGER, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SILIPOS, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Financial Statements
Condensed Consolidated Balance Sheet as of September 30, 2004 (as restated)	F-75
Condensed Consolidated Statements Of Operations for the Periods Ended September 30, 2004 (as restated) and 2003	F-76
Condensed Consolidated Statements of Cash Flows for the Periods Ended September 30, 2004 (as restated) and 2003	F-77
Notes to Condensed Consolidated Financial Statements	F-78

BENEFOOT, INC. AND AFFILIATE

INDEX TO COMBINED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Langer, Inc.
Deer Park, New York

We have audited the accompanying consolidated balance sheets of Langer, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Langer, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, LLP
Jericho, New York
March 17, 2005 (March 31, 2005 as to Note 15)

LANGER, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$3,909,849	$5,533,946
Accounts receivable, net of allowances for doubtful accounts and returns and allowances aggregating $447,657 and $292,725, respectively	7,055,505	3,628,052
Inventories, net	4,846,083	2,496,583
Prepaid expenses and other	1,387,800	495,386

Total current assets	17,199,237	12,153,967
Property and equipment, net	7,181,277	2,496,071
Identifiable intangible assets, net	9,342,898	3,960,105
Goodwill	13,321,151	4,536,198
Other assets	762,013	876,856

Total assets	$47,806,576	$24,023,197

Liabilities and Stockholders' Equity
Current liabilities:
Secured promissory note payable	$7,986,000	$—
Obligation under Put Option	1,750,000	—
Current maturities of long-term debt	—	800,000
Accounts payable	1,139,953	1,133,149
Unearned revenue	670,513	672,597
Other current liabilities	4,265,345	2,114,270

Total current liabilities	15,811,811	4,720,016

Non current liabilities:
Long-term debt:
Convertible notes	14,589,000	14,589,000
Promissory note payable	2,737,000	—
Senior subordinated notes payable	4,821,498	—
Obligation under capital lease, excluding current installments	2,700,000	—
Unearned revenue	116,000	166,757
Accrued pension expense	94,445	171,893
Deferred income taxes payable	1,639,610	501,073
Other liabilities	82,519	99,265

Total liabilities	42,591,883	20,248,004

Commitments and contingencies (Note 2, 7 and 15)
Stockholders' equity:
Preferred stock, $1.00 par value; authorized 250,000 shares; no shares issued	—	—
Common stock, $.02 par value; authorized 50,000,000 shares; issued 4,505,033 and 4,447,451, respectively	90,101	88,949
Additional paid-in capital	14,441,541	13,202,129
Unearned stock compensation	(277,083)	—
Accumulated deficit	(8,784,352)	(9,159,140)
Accumulated other comprehensive loss	(140,057)	(241,288)

	5,330,150	3,890,650
Treasury stock at cost, 67,100 shares	(115,457)	(115,457)

Total stockholders' equity	5,214,693	3,775,193

Total liabilities and stockholders' equity	$47,806,576	$24,023,197

See accompanying notes to consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the years ended December 31,
	2004	2003	2002
Net sales	$30,126,759	$24,720,515	$18,676,503
Cost of sales	18,022,532	16,049,790	11,962,104

Gross profit	12,104,227	8,670,725	6,714,399
General and administrative expenses	5,927,808	4,775,142	3,867,882
Selling expenses	4,950,947	3,131,197	3,151,205
Research and development expenses	48,694	—	164,872

Operating income (loss)	1,176,778	764,386	(469,560)

Other income (expense):
Interest income	174,261	157,522	214,481
Interest expense	(1,219,427)	(836,273)	(829,498)
Change in fair value of Put Option	605,000	—	—
Change in fair value of Protection Payment	(223,000)	—	—
Other	18,859	75,798	86,214

Other expense, net	(644,307)	(602,953)	(528,803)

Income (loss) before income taxes	532,471	161,433	(998,363)
Provision for income taxes (Note 12)	157,683	166,904	107,294

Net income (loss)	$374,788	$(5,471)	$(1,105,657)

Net income (loss) per common share:
Basic	$.09	$(.00)	$(.26)

Diluted	$.08	$(.00)	$(.26)

Weighted average number of common shares used in computation of net income (loss) per share
Basic	4,395,180	4,374,396	4,245,711

Diluted	4,793,439	4,374,396	4,245,711

See accompanying notes to consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

							Accumulated Other Comprehensive Income (Loss)
	Common Stock
			Treasury stock	Unearned stock compensation	Additional paid-in capital	Accumulated deficit	Foreign currency translation	Minimum pension liability	Comprehensive income	Total stockholders' equity
	Shares	Amount
Balance at January 1, 2002	4,268,022	$85,361	$(115,457)	$—	$12,258,724	$(8,048,012)	$(52,787)	$(261,620)		$3,866,209
Net loss						(1,105,657)			$(1,105,657)
Foreign currency adjustment							26,570		26,570
Minimum pension liability adjustment								(242,795)	(242,795)

Total comprehensive loss									$(1,321,882)	(1,321,882)

Issuance of stock to purchase business	64,895	1,298			528,214					529,512
Issuance of stock and exercise of stock options	3,827	76			11,729					11,805
Issuance of stock options for consulting services					6,513					6,513
Compensation expense to accelerate stock options					20,057					20,057

Balance at December 31, 2002	4,336,744	86,735	(115,457)	—	12,825,237	(9,153,669)	(26,217)	(504,415)		3,112,214
Net loss						(5,471)			$(5,471)
Foreign currency adjustment							238,038		238,038
Minimum pension liability adjustment								51,306	51,306

Total comprehensive income									$283,873	283,873

Issuance of stock to purchase business	107,611	2,152			366,954					369,106
Issuance of stock for consulting services	3,096	62			9,938					10,000

Balance at December 31, 2003	4,447,451	88,949	(115,457)	—	13,202,129	(9,159,140)	211,821	(453,109)		3,775,193
Net income						374,788			$374,788
Foreign currency adjustment							82,330		82,330
Minimum pension liability adjustment								18,901	18,901

Total comprehensive income									$476,019	476,019

Exercise of stock options	500	10			1,590					1,600
Stock issued for services	17,082	342			126,922					127,264
Common stock issued for restricted stock grants	40,000	800		(300,000)	299,200					—
Amortization of unearned stock compensation				22,917						22,917
Issuance of warrants					811,700					811,700

Balance at December 31, 2004	4,505,033	$90,101	$(115,457)	$(277,083)	$14,441,541	$(8,784,352)	$294,151	$(434,208)		$5,214,693

See accompanying notes to consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the years ended December 31,
	2004	2003	2002
Cash Flows From Operating Activities:
Net income (loss)	$374,788	$(5,471)	$(1,105,657)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment and amortization of identifiable intangible assets	953,222	651,209	455,111
Change in fair value of Put Option	(605,000)	—	—
Change in fair value of Protection Payment	223,000	—	—
Amortization of debt acquisition costs	199,346	193,772	193,105
Amortization of debt discount	57,398	—	—
Amortization of unearned stock compensation	22,917	—	—
Compensation expense for options acceleration	—	—	20,057
Provision for doubtful accounts receivable	172,295	117,993	88,348
Deferred income taxes	131,988	135,500	79,606
Issuance of stock for services	66,132	10,000	11,755
Changes in operating assets and liabilities:
Accounts receivable	(206,165)	(512,078)	(533,849)
Inventories	(216,305)	33,901	(519,701)
Prepaid expenses and other assets	(78,718)	403,361	(389,303)
Accounts payable and other current liabilities	(387,236)	(377,345)	359,524
Unearned revenue and other liabilities	(59,690)	(200,723)	(10,175)

Net cash provided by (used in) operating activities	647,972	450,119	(1,351,179)

Cash Flows From Investing Activities:
Purchase of businesses, net of cash acquired	(5,796,534)	(1,897,328)	(4,703,606)
Purchase of property and equipment	(1,197,845)	(1,402,336)	(333,697)

Net cash used in investing activities	(6,994,379)	(3,299,664)	(5,037,303)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	1,600	—	6,563
Proceeds from issuance of debt	5,500,000	—	—
Payments of promissory notes	(800,000)	(1,000,000)	—

Net cash provided by (used in) financing activities	4,701,600	(1,000,000)	6,563

Effect of exchange rate changes on cash	20,710	(28,219)	(3,293)

Net decrease in cash and cash equivalents	(1,624,097)	(3,877,764)	(6,385,212)
Cash and cash equivalents at beginning of year	5,533,946	9,411,710	15,796,922

Cash and cash equivalents at end of year	$3,909,849	$5,533,946	$9,411,710

Supplemental Disclosures of Non-Cash Financing Activities
Issuance of promissory notes in purchase of business	$10,500,000

Obligation under the Put Option	$1,750,000

Warrants issued in connection with senior subordinated note payable	$735,900

Warrants issued for debt placement fee	$75,800

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$804,792	$642,501	$636,393

Income taxes	$6,284	$33,288	$—

See accompanying notes to consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)    Summary of Significant Accounting Policies

(a)    Change in Name and Fiscal Year End and State of Incorporation

At the Company's July 17, 2001 annual meeting, the shareholders approved changing the name of the Company from The Langer Biomechanics Group, Inc. to Langer, Inc. Additionally, the stockholders approved changing the fiscal year end from February 28 to December 31 of each year. At the Company's June 27, 2002 annual meeting, the shareholders approved changing the state of incorporation from New York to Delaware.

(b)    Description of the Business

The Company is an orthotics products company specializing in the designing, manufacturing, distributing and marketing of high quality foot and gait-related biomechanical products. The Company's diversified range of products is comprised of (i) custom orthotic devices ordered by healthcare professionals and (ii) pre-fabricated orthopedic rehabilitation and recovery devices and related devices distributed by the Company to healthcare professionals for use by their patients. On September 30, 2004, the Company acquired Silipos, Inc. and subsidiary, a designer manufacturer and distributor of gel based products that target orthopedics (including prosthetics) and skincare (see Note 2).

(c)    Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Langer, Inc. and its subsidiaries (the "Company" or "Langer"). All significant intercompany transactions and balances have been eliminated in consolidation.

(d)    Revenue Recognition

Revenue from the sale of the Company's products is recognized upon shipment. The Company generally does not have any post-shipment obligations to customers other than for product warranties. The Company generally warrants its products against defects in materials and workmanship for a period of 6 months. The Company records a provision for estimated future costs associated with its warranties of fabricated products/custom orthotics as warranty reserves upon shipment, based upon historical experience. The Company offers extended warranty contracts which are recorded as deferred revenue and recognized over the lives of the contracts (24 months) on a straight-line basis. Revenue from shipping and handling fees is included in net sales in the consolidated statements of operations. Costs incurred for shipping and handling are included in cost of sales in the consolidated statements of operations.

(e)    Advertising and Promotion Expenses

Advertising and promotional costs are expensed as incurred. Advertising and promotion expenses were approximately $553,000, $326,000 and $326,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company accounts for sales and incentives which include discounts, coupons, co-operative advertising and free products or services in accordance with Emerging Issues Task Force Issue No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer". Generally, cash consideration is to be classified as a reduction of net sales, unless specific criteria are met regarding goods or services that a vendor may receive in return for this consideration. The Company's consideration given to customers does not meet these conditions and, accordingly is classified as a reduction to revenue.

(f)    Cash Equivalents

The Company considers all short-term, highly liquid investments purchased with a maturity of three months or less to be cash equivalents consisting primarily of money market funds.

(g)    Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

(h)    Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method. The lives on which depreciation and amortization are computed are as follows:

Building and improvements	20 years
Office furniture and equipment	3-10 years
Computer equipment and software	3-10 years
Machinery and equipment	5-15 years
Leasehold improvements	5-10 years or term of lease if shorter
Automobiles	3-5 years

The Company reviews long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. If an impairment loss is required, the amount of such loss is equal to the excess of the carrying value of the impaired asset over its fair value.

(i)    Goodwill and Identifiable Intangible Assets with Indefinite Lives

In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, the Company no longer amortizes goodwill and identifiable intangible assets with indefinite lives (trade names). Instead these assets are reviewed for impairment on an annual basis (October 1).

(j)    Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

(k)    Net Income (Loss) Per Share

Basic income (loss) per share is based on the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is based on the weighted average number of shares of common stock and common stock equivalents (options, warrants, stock awards and convertible subordinated notes) outstanding during the period, except where the effect would be antidilutive.

(l)    Foreign Currency Translation

Assets and liabilities of the foreign subsidiaries that are denominated in local currencies have been translated at year-end exchange rates, while revenues and expenses have been translated at average exchange rates in effect during the year. Resulting cumulative translation adjustments have been recorded as a separate component of accumulated other comprehensive loss in stockholders' equity.

(m)    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(n)    Fair Value of Financial Instruments

At December 31, 2004 and 2003, the carrying amount of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximated fair value because of their short-term maturity. The carrying value of long-term debt at December 31, 2004 and 2003 also approximated fair value based on borrowing rates currently available to the Company for debt with similar terms.

(o)    Internal Use Software

In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company capitalizes internal-use software costs upon the completion of the preliminary project stage and ceases capitalization when the software project is substantially complete and ready for its intended use. Capitalized costs are amortized on a straight-line basis over the estimated useful life of the software.

(p)    Derivative Financial Instruments

In accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended, the Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in stockholders' equity as a component of accumulated other comprehensive income (loss) depending on whether the derivative financial instrument qualifies for hedge accounting or, if so, whether it qualifies as a fair value or cash flow hedge. Generally, the changes in the fair value of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair value of the hedged item that relate to the hedged risks. Changes in the fair value of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in accumulated other comprehensive income (loss), net of deferred taxes. Changes in fair values of derivatives not qualifying as hedges are reported in income.

(q)    Stock Options

At December 31, 2004, the Company has two stock-based employee compensation plans, which are described more fully in Note 9. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under those plans had an exercise price equal to market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

		For the years ended December 31,
		2004	2003	2002
Net income (loss)—as reported		$374,788	$(5,471)	$(1,105,657)
Deduct:	Total stock-based employee compensation expense determined under fair value basis method for all awards, net of tax	(520,656)	(146,594)	(78,695)
Add:	Compensation expense recognized from acceleration of options, net of taxes	—	—	20,057

Pro forma net loss:		$(145,868)	$(152,065)	$(1,164,295)

Earnings (loss) per share:
	Basic—as reported	..09	(.00)	(.26)

	Basic—pro forma	(.03)	(.03)	(.27)

	Diluted—as reported	..08	(.00)	(.26)

	Diluted—pro forma	(.03)	(.03)	(.27)

(r)    Concentration of Credit Risk

Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of cash investments and accounts receivable. The Company places its cash investments with high-credit quality financial institutions and currently invests primarily in money market accounts. Accounts receivable are generally diversified due to the number of healthcare professionals comprising the Company's customer base. As of December 31, 2004 and 2003, the Company's allowance for doubtful accounts was approximately $380,000 and $225,000, respectively. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable. The carrying amounts of these financial instruments are reasonable estimates of their fair value.

(s) Reclassifications

Certain amounts in the prior years' financial statements have been reclassified to conform to the current year's presentation.

(t) Recently Issued Accounting Pronouncements

In December 2003, the FASB issued SFAS No. 132(R), "Employers' Disclosures about Pensions and Other Postretirement Benefits," ("SFAS 132(R)"), which requires additional disclosures about assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company adopted the required revised disclosure provisions of SFAS 132(R) as of December 31, 2003, except for the disclosure of estimated future benefit payments, which the Company was required to and has disclosed as of December 31, 2004.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs" ("SFAS 151"). SFAS 151 amends the guidance in Chapter 4 of Accounting Research Bulletin No. 43, "Inventory Pricing," to clarify the accounting for amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 requires that these types of items be recognized as current period charges as they occur. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of adoption of SFAS 151 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation" ("SFAS 123(R)"). This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro forma disclosures of fair value were required. SFAS 123(R) will be effective for the Company as of the beginning of the first interim reporting period that begins after June 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the consolidated financial statements of the Company commencing with the third quarter of the year ending December 31, 2005.

(2)   Acquisitions

(a) Bi-Op Laboratories, Inc.

Effective January 1, 2003, the Company, through a wholly-owned subsidiary, acquired all of the issued and outstanding stock of Bi-Op Laboratories, Inc. ("Bi-Op") pursuant to the terms of a Stock Purchase Agreement dated as of January 13, 2003 (the "Stock Purchase Agreement"). Bi-Op was purchased to expand Langer's global presence and to take over fabrication of custom orthotics for Canadian customers of Langer, which comprises 10% of Langer's net orthotic sales. The move of fabrication for Canadian customers to Canada was designed to reduce costs and improve service. The move of fabrication for Canadian customers to Bi-Op began in mid 2004. The purchase price for Bi-Op was determined by arms'-length negotiations between the Company and the seller and was based in part upon analyses and due diligence which the Company performed on the financial records of Bi-Op, focusing on enterprise value, historic cash flows and expected future cash flow to determine valuation. The results of operations of Bi-Op have been included in the Company's consolidated financial statements since January 1, 2003.

In connection with the acquisition, the Company paid consideration in Canadian dollars, determined through arms-length negotiation of the parties. When converted to U.S. dollars the total purchase price approximated $2.2 million, of which approximately $1.8 million (including $0.5 million for transaction costs) was paid in cash and approximately $0.4 million was paid by issuing 107,611 shares of the Company's common stock (the "Shares"). The purchase price was funded by using a portion of the proceeds remaining from the sale of the Company's 4% convertible subordinated notes due August 31,

2006. The Shares were valued based upon the average of the market price of the Company's common stock two days before, two days after, and on the date the acquisition was announced.

In connection with the Stock Purchase Agreement, the Company entered into an employment agreement with Raynald Henry, Bi-Op's former principal owner, having a term of three years and providing for an annual base salary of $75,000 CDN and benefits, including certain severance payments. The allocation of the purchase price among the assets and liabilities was based upon the Company's valuation of the fair value of assets and liabilities of Bi-Op.

The following table sets forth the components of the purchase price:

Cash consideration	$1,368,756
Common stock issued	369,106
Transaction costs	495,383

Total purchase price	$2,233,245

The following table provides the allocation of the purchase price:

Assets:
Cash and cash equivalents	$194,531
Accounts receivables	212,593
Inventories	109,572
Prepaid expenses and other	232,394
Property and equipment	437,148
Goodwill	820,056
Identified intangible assets (non-competition agreement of $400,000 and repeat customer base of $500,000)	900,000
Other assets	41,802

2,948,096

Liabilities:
Accounts payable	117,809
Other current liabilities	140,217
Deferred income taxes	270,000
Long-term debt and other liabilities	186,825

714,851

Total purchase price	$2,233,245

The value allocated to goodwill in the purchase of Bi-Op is not deductible for income tax purposes.

(b) Benefoot, Inc. and Benefoot Professional Products, Inc.

On May 6, 2002 the Company, through a wholly-owned subsidiary, acquired substantially all of the assets and liabilities of each of Benefoot, Inc. and Benefoot Professional Products, Inc. (collectively, "Benefoot"), pursuant to the terms of an asset purchase agreement (the "Asset Purchase Agreement"). The assets acquired include machinery and equipment, other fixed assets, inventory, receivables, contract rights, and intangible assets. Benefoot was acquired to strengthen the Company's core business of custom orthotics and provide it with new products (distributed products), including therapeutic shoes and custom sandals, thereby broadening the product selection for customers. The purchase price for Benefoot was determined by arms'-length negotiations between the Company and the seller and was based in part upon analyses and due diligence which the Company performed on the financial records of Benefoot, focusing on enterprise value, historic cash flows and expected future cash flow to determine valuation. The results of operations of Benefoot since May 6, 2002 (the date of acquisition) have been included in the Company's consolidated financial statements.

In connection with the acquisition, the Company paid consideration of $6.1 million, of which $3.8 million was paid in cash, $1.8 million was paid through the issuance of 4% promissory notes (the "Promissory Notes") and $0.5 million was paid by issuing 61,805 shares of common stock (the "Shares"), together with certain registration rights. The Shares were valued based upon the average of the market price of the Company's common stock two days before, two days after and on the date the acquisition was announced. $1.0 million of the Promissory Notes were repaid on May 6, 2003 and the balance of $0.8 million, plus interest was repaid on May 6, 2004. The Company also assumed certain liabilities of Benefoot, including approximately $0.3 million of long-term indebtedness which was paid at closing. The Company also agreed to pay Benefoot up to an additional $1 million ("Performance- based Consideration") upon achievement of certain performance targets on or prior to May 6, 2004 measured at various intervals. During the year ended December 31, 2004, the Company recorded $163,952 of such Performance-based Consideration as additional goodwill. As of May 6, 2004, the final measurement date for such performance targets, the Company had incurred a total of $767,190 with respect to such Performance-based Consideration. Such amount was recorded as an adjustment to the purchase price as it was not related to the employment of the selling shareholders and was based solely on the achievement of certain performance targets. The Company funded the entire cash portion of the purchase price with proceeds from the prior sale of the Company's 4% convertible subordinated notes due August 31, 2006.

In connection with the Asset Purchase Agreement, the Company entered into an employment agreement with each of two shareholders of Benefoot, each having a term of two years and providing for an annual base salary of $150,000 and benefits, including certain severance arrangements. One of these shareholders subsequently terminated his employment agreement with the Company and the second contract expired in the second quarter of 2004. The allocation of the purchase price among the assets acquired and liabilities assumed is based on the Company's valuation of the fair value of the assets and liabilities of Benefoot.

The following table sets forth the components of the purchase price:

Cash consideration	$3,800,351
Benefoot long-term debt paid at closing	307,211

Total cash paid at closing		$4,107,562
Promissory note issued		1,800,000
Common stock issued		529,512
Transaction costs		680,228
Performance-based contingent consideration		767,190

Total purchase price		$7,884,492

The following table provides the allocation of the purchase price:

Assets:
Cash and cash equivalents	$225,953
Accounts receivables	806,370
Inventories	660,559
Prepaid expenses and other	76,973
Property and equipment	155,110
Goodwill	3,880,094
Identified intangible assets (trade names of $1,600,000, non-competition agreements of $230,000, and license agreements and related technology of $1,600,000)	3,430,000
Other assets	6,163

9,241,222

Liabilities:
Accounts payable	647,873
Other accrued liabilities	389,400
Unearned revenue	210,355
Long-term debt and other liabilities	109,102

1,356,730

Total purchase price	$7,884,492

In accordance with the provisions of SFAS No. 142, the Company will not amortize goodwill and intangible assets with indefinite lives (trade names with an estimated fair value of $1,600,000). The value allocated to goodwill in the purchase of Benefoot is deductible for income tax purposes.

(c) Acquisition of Silipos

On September 30, 2004, the Company acquired all of the outstanding stock of Silipos, Inc. ("Silipos") from SSL International plc ("SSL" or "Seller"). Silipos is a manufacturer of gel-based products for the orthopedic, prosthetic and skincare markets, and operates out of a 40,000 square-foot manufacturing facility in Niagara Falls, New York, and a sales and marketing office in New York City. Silipos was acquired because of its distribution channels and its proprietary products. The purchase price for Silipos was determined by arms'-length negotiations between the Company and the seller and was based in part upon analyses and due diligence which the Company performed on the financial records of Silipos, focusing on enterprise value, historic cash flows and expected future cash flow to determine valuation. The results of operations of Silipos since September 30, 2004 (the date of acquisition) have been included in the Company's consolidated financial statements.

The purchase price paid was $15.5 million, plus transaction costs of approximately $1,020,000, and was comprised of $5.0 million of cash paid at closing, a $7.5 million note and a $3 million note. (See Note 6, "Long Term Debt", for a description of the notes). The purchase price is subject to reduction based upon adjustments to tangible net worth, as defined, at September 30, 2004. (See Note 15, "Subsequent Event").

Silipos was a party to a supply agreement with Poly-Gel, L.L.C. ("Poly-Gel") under which the owners of Poly-Gel had the option to require Silipos to purchase Poly-Gel at a purchase price equal to 1.5 times Poly-Gel's revenue for the twelve month period ending immediately prior to the exercise of the option ("Put Option"). The fair value of the obligation under the Put Option was $2,355,000, at September 30, 2004. The fair value of the obligation under the Put Option was $1,750,000 at December 31, 2004. The Company recorded the reduction in the fair value of the obligation under the Put Option of $605,000 as a gain on change in the fair value of the Put Option in the consolidated statement of operations for the year ended December 31, 2004. The Put Option expired unexercised on February 16, 2005. Poly-Gel did not exercise the Put Option and the Company did not otherwise acquire Poly-Gel. Therefore the Company will record the expiration of the Put Option as an additional gain of $1,750,000 in the first quarter of 2005. Additionally, if the Company does not acquire Poly-Gel prior to March 31, 2006 and the amount of any liabilities for Potential Poly-Gel Claims as defined, do not exceed $2,500,000, then the Company will be obligated under the Silipos purchase agreement to pay SSL $1,000,000, plus an amount not to exceed $500,000 for certain costs incurred by SSL in defense of any such Potential Poly-Gel Claims. The Company will record the $1,000,000 payment as contingent consideration under SFAS No. 141 when it becomes payable as additional goodwill and will record any amount due as payment for costs incurred by SSL up to $500,000 in the consolidated statement of operations when incurred. Additionally, the Company recorded approximately $292,000 as transaction expenses associated with the abandoned Poly-Gel acquisition which was included in general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2004.

Allocation of Silipos' purchase price among the assets acquired and liabilities assumed is based on the Company's evaluation of the fair value of the assets and liabilities of Silipos.

The following table sets forth the components of the estimated purchase price:

Total cash consideration	$5,000,000
Promissory notes issued	10,500,000
Transaction costs paid or accrued	1,019,626

Total purchase price	$16,519,626

The following table provides the allocation of the purchase price based upon the estimated fair value of the assets acquired and liabilities assumed:

Assets:
Cash and cash equivalents	$378,264
Accounts receivable	3,365,847
Inventories	2,111,511
Other current assets	326,996
Property and equipment	4,059,300
Goodwill	8,621,001
Identifiable intangible assets (trade name of $2,688,000, repeat customer base of $1,680,000, and licensing agreement and related technology of $1,364,000)	5,732,000
Deferred income tax assets	692,047

25,286,966

Liabilities:
Accounts payable	594,982
Obligation under Put Option	2,355,000
Accrued liabilities	1,418,762
Capital lease obligation	2,700,000
Deferred income taxes payable	1,698,596

8,767,340

Total purchase price	$16,519,626

In accordance with the provisions of SFAS No. 142, the Company will not amortize goodwill and intangible assets with indefinite lines.

The value allocated to goodwill in the purchase of Silipos is not deductible for income tax purposes.

Summary unaudited pro forma condensed results of operations for the year ended December 31, 2004 and 2003, assuming the Silipos acquisition had occurred at the beginning of the earliest period presented are as follows:

	For the years ended December 31,
	2004	2003
Net sales	$44,608,253	$45,558,684
Loss before income tax	(11,185,474)	(7,709,072)
Net loss	(11,343,157)	(8,494,633)
Net loss per share	$(2.58)	$(1.94)

Summary unaudited pro forma condensed results of operations for the year ended December 31, 2002, as if the Company had acquired Bi-Op and Benefoot at the beginning of 2002 are as follows:

Year ended December 31, 2002
Net sales	$22,954,754
Loss before income tax	(679,716)
Net loss	(881,903)
Net loss per share	$(.20)

These pro forma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the period presented, and they may not be indicative of results expected in the future.

(d)    Identifiable intangible assets

Identifiable intangible assets at December 31, 2004 consisted of:

Assets	Useful Life	Original Cost	Accumulated Amortization	Net Carrying Value
Trade names	indefinite	$1,600,000	$—	$1,600,000
Non-competition agreements	7/8 Years	630,000	187,197	442,803
License agreements and related technology	11 Years	1,600,000	386,010	1,213,990
Repeat customer base	20 Years	500,000	50,000	450,000
Trade Names—Silipos	indefinite	2,688,000	—	2,688,000
Repeat customer base—Silipos	7 Years	1,680,000	60,000	1,620,000
License agreements and related technology—Silipos	9.5 Years	1,364,000	35,895	1,328,105

		$10,062,000	$719,102	$9,342,898

Identifiable intangible assets at December 31, 2003 consisted of:

Assets	Useful Life	Original Cost	Accumulated Amortization	Net Carrying Value
Trade names	indefinite	$1,600,000	$—	$1,600,000
Non-competition agreements	7/8 Years	630,000	104,339	525,661
License agreements and related technology	11 Years	1,600,000	240,556	1,359,444
Repeat customer base	20 Years	500,000	25,000	475,000

		$4,330,000	$369,895	$3,960,105

Aggregate amortization expense relating to the above identifiable intangible assets for the years ended December 31, 2004, 2003, and 2002, was $349,207, $253,308 and $116,587, respectively. As of December 31, 2004, the estimated future amortization expense is approximately $637,000 per annum for 2005 - 2008, and $615,000 for 2009.

(e)    Goodwill

Changes in goodwill for the years ended December 31, 2002, 2003 and 2004 are as follows:

	Orthopedics	Skincare	Total
Balance, January 1, 2002	$—	$—	$—
Acquisition of Benefoot	3,186,386	—	3,186,386

Balance, December 31, 2002	3,186,386	—	3,186,386
Purchase price adjustments related to achievement of milestones and acquisition costs	529,756	—	529,756
Acquisition of Bi-Op	820,056	—	820,056

Balance, December 31, 2003	4,536,198	—	4,536,198
Purchase price adjustments related to achievement of milestones	163,952	—	163,952
Acquisition of Silipos	6,034,701	2,586,300	8,621,001

Balance, December 31, 2004	$10,734,851	$2,586,300	$13,321,151

(3)   Inventories, net

        Inventories, net, consisted of the following:

	December 31,
	2004	2003
Raw materials	$2,621,930	$1,397,916
Work-in-process	466,980	174,164
Finished goods	2,126,417	1,234,503

	5,215,327	2,806,583
Less: Allowance for excess and obsolescence	369,244	310,000

	$4,846,083	$2,496,583

(4)   Property and Equipment, net

        Property and equipment, net, is comprised of the following:

	December 31,
	2004	2003
Land, building and improvements (see Note 6)	$2,542,203	$475,433
Office furniture and equipment	1,060,232	909,632
Computer equipment and software	3,222,660	2,219,048
Machinery and equipment	2,460,732	669,552
Leasehold improvements	784,259	615,418
Automobiles	—	2,973

	10,070,086	4,892,056
Less: Accumulated depreciation and amortization	2,888,809	2,395,985

	$7,181,277	$2,496,071

Depreciation and amortization expense relating to property and equipment was $604,015, $397,901 and $338,524 for the years ended December 31, 2004, 2003 and 2002, respectively.

(5)   Other Current Liabilities

        Other current liabilities consisted of the following:

	December 31,
	2004	2003
Accrued payroll and related payroll taxes	$633,191	$334,608
Accrued transaction costs	775,921	—
Accrued interest	662,500	—
Accrued bonuses	410,775	308,553
Deferred compensation—Benefoot	—	302,036
Accrued professional fees	384,711	211,400
Accrued warranty	70,000	70,000
Other	1,328,247	887,673

	$4,265,345	$2,114,270

The following is a summary of the activity related to the Company's warranty reserve:

	Years Ended December 31,
	2002	2003	2004
Balance at the beginning of the year	$40,342	$70,000	$70,000
Acquired	80,000	—	—
Provisions for warranty	—	404,538	332,343
Warranty utilized	(50,342)	(404,538)	(332,343)

Balance at the end of the year	$70,000	$70,000	$70,000

(6)   Long-term Debt

        On October 31, 2001, the Company completed the sale of $14,589,000 principal amount of its 4% convertible subordinated notes due August 31, 2006 (the "Notes"), in a private placement. Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, the Company's recently appointed Chairman of the Board of Directors, holds $2,500,000 principal amount of these Notes. The Notes are convertible into shares of the Company's common stock at a conversion price of $6.00 per share (equal to the market value of the Company's stock on October 31, 2001), subject to anti-dilution protections in the event that, among other things, the Company issues common stock or equity securities convertible into or exchangeable for common stock at a price below the conversion price of the Notes, and are subordinated to existing or future senior indebtedness of the Company. Among other provisions, the Company may, at its option, call, prepay, redeem, repurchase, convert or otherwise acquire (collectively, "Call") the Notes, in whole or in part, (1) after August 31, 2003 or (2) at any time if the closing price of the Company's common stock equals or exceeds $9.00 per share for at least ten consecutive trading days. If the Company elects to Call any of the Notes, the holders of the Notes may elect to convert the Notes into the Company's common stock. Interest is payable semi-annually on the last day of June and December. Interest expense on these Notes for each of the years ended December 31, 2004, 2003 and 2002 was $583,560.

The Company received net proceeds of $13,668,067 from the offering of the Notes. The cost of raising these proceeds was $920,933, which is being amortized over the life of the Notes. The amortization of these costs for each of the years ended December 31, 2004 and 2003 was $193,772 and it was $193,105 for the year ended December 31, 2002 and was included in interest expense in the related consolidated statements of operations.

The Company issued $1,800,000 in Promissory Notes in connection with the acquisition of Benefoot. $1,000,000 of the notes were repaid on May 6, 2003 and the balance was repaid on May 6, 2004. Related interest expense for the years ended December 31, 2004, 2003 and 2002 was $11,111, $45,932 and $47,200, respectively.

On September 30, 2004 the Company completed the acquisition of all of the outstanding stock of Silipos (see Note 2(c), "Acquisition of Silipos"). In connection with the acquisition of Silipos, the Company issued:

  (i)
  $5,500,000 principal amount of 7% senior subordinated notes due September 30, 2007 to ten accredited investors.

  (ii)
  $7,500,000 principal amount of 5.5% secured promissory note due March 31, 2006 (the "$7.5 Million Note") to the Seller.

  (iii)
  $3,000,000 principal amount of 5.5% promissory note due December 31, 2009 (the "$3.0 Million Note") to the Seller.

The $5,500,000 principal amount of 7% senior subordinated notes due September 30, 2007 were issued to fund the cash portion of the purchase price for Silipos. Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, the Company's recently appointed Chairman of the Board of Directors, holds $750,000 principal amount of these 7% senior subordinated notes due September 30, 2007. As part of such issuance, the Company also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share, subject to adjustments under certain circumstances, which are exercisable until September 30, 2009, commencing the earlier of (i) six months after the refinancing or prepayment of such notes, or (ii) September 30, 2005. The fair value of the warrants at September 30, 2004 was determined to be $735,900, using the Black-Scholes pricing model and the following assumptions: risk free interest rate of 2.89%, dividend of 0%, volatility of 83%, and an expected life of three years. Such amount will be amortized over the term of the 7% senior subordinated notes due September 30, 2007, and recorded as an additional expense. Additionally, the Company issued 10,000 warrants, under the same terms as described above, to an unaffiliated third party for placing the debt which have a fair value of $75,800, using the Black-Scholes pricing model and the same assumptions used to value the other warrants. The Company recorded interest expense of $97,319 with respect to the Notes in 2004 (which was paid on December 31, 2004) and recorded interest expense of $57,398 with respect to the amortization of the warrants during the year ended December 31, 2004. Additionally, the Company recorded amortization expense of $5,574 with respect to the debt placement fee.

The $7.5 Million Note is secured by the pledge of the stock of Silipos and provide that, if not repaid in full on or before March 31, 2005, the Company would be obligated to make a cash payment of $500,000 or the principal amount will be increased by $1 million (either payment a "Protection Payment"). Both the $7.5 Million Note and the $3.0 Million Note provide for semi-annual payments of interest at the rate of 5.5% per annum with the first payments due and paid February 1, 2005. Additionally, the interest rate on the $7.5 Million Note increases from 5.5% to 7.5% on April 1, 2005, and if not repaid on or before March 31, 2006, the interest rate will increase to 12% per annum, escalating 3% per annum for each additional 90 days thereafter up to the maximum rate permitted by law. Financial covenants under the $7.5 Million Note require that Silipos maintain a tangible net worth of at least $4.5 million and prohibits the Company from incurring any additional indebtedness except to borrow up to $3.5 million for working capital, any amounts that would have been required to be paid for the purchase of Poly-Gel pursuant to the Put Option, and equipment or capital leases up to a maximum of $500,000.

The $3.0 Million Note provides for a default interest rate of 11% per annum escalating by 3% per annum every 90 days thereafter up to the maximum rate permitted by law. A default under the $7.5 Million Note constitutes a default under the $3.0 Million Note. The $3.0 Million Note will be reduced by half of any Protection Payment actually made pursuant to the $7.5 Million Note if both the $7.5 Million Note and the $3.0 Million Note are repaid prior to March 31, 2006.

The Company accrued interest expense of $103,125 and $41,250 with respect to the $7.5 Million Note and the $3.0 Million Note, respectively in 2004.

The Company recorded the $7.5 Million Note and the $3.0 Million Note at their face value which represented the fair value of the notes on their date of issuance. The Company determined that the Protection Payment relating to the $7.5 Million Note and the potential reduction of the principal amount of the $3.0 Million Note by the Protection Payment represent embedded derivative instruments and thus accounted for them under SFAS 133 by fair valuing and subsequently marking both derivative instruments to market through earnings. As of December 31, 2004, management determined that there were two possible scenarios:

(i)
that the Company's proposed offering of 5,000,000 shares of common stock would be successfully completed and that a portion of the proceeds would be utilized to repay both the $7.5 Million Note and the $3.0 Million Note prior to March 31, 2006; or

(ii)
that the proposed offering would not be completed and that the Company would not be able to meet its obligations under the two notes.

Further, management determined at the valuation date that it would not be able to prepay the $7.5 Million Note by March 31, 2005, thus requiring a Protection Payment (see Note 15, "Subsequent Event"). Management also gave a probability weighting to the two possible alternatives to making the Protection Payment in its analysis.

The derivative instruments embedded in the $7.5 Million Note and the $3.0 Million Note were valued using the discounted cashflow method. The Company projected expected payments of interest and principal as of December 31, 2004 (the Valuation Date) and discounted the payments to present value at a discount rate reflected in the inherent level of risk. The same discount rate was used for each derivative instrument since management believes that the same risk of not completing the offering was applicable to both derivative instruments.

The derivatives are embedded in each note, because to the extent there is a payment made pursuant to the $7.5 Million Note, there is a derivative relating to the potential reduction of the principal of the $3.0 Million Note based upon the repayment of both notes by March 31, 2006. Thus, each component of the Protection Payment was fair valued. The Company recorded $486,000 as an increase in the basis of the $7.5 Million Note to record the estimated fair value of the Protection Payment liability under the $7.5 Million Note at December 31, 2004. Additionally, the Company recorded $263,000 as a reduction of the basis of the $3.0 Million Note, to record the estimated fair value of the Protection Payment under the $3.0 Million Note at December 31, 2004. The Company believes that it will not be able to prepay the $7.5 Million Note in full by March 31, 2005, and on March 15, 2005, the Company provided notice to the Seller to increase the principal balance by the $1 million Protection Payment as of April 1, 2005.

Long-term debt (including current maturities) at December 31, 2004 consisted of the following:

	Year	Total	4% Convertible Notes	$7.5 Million Note		$3.0 Million Note	7% Senior Subordinated Notes
	2005	$7,500,000	$—	$7,500,000	(1)	$—	$—
	2006	14,589,000	14,589,000	—		—	—
	2007	5,500,000	—	—		—	5,500,000
	2008	—	—	—		—	—
	2009	3,000,000	—	—		3,000,000	—

		30,589,000	14,589,000	7,500,000		3,000,000	5,500,000
Unamortized debt discount		(678,502)	—	—		—	(678,502)
Fair value of related Protection Payment		223,000	—	486,000		(263,000)	—

Balance, December 31, 2004		$30,133,498	$14,589,000	$7,986,000		$2,737,000	$4,821,498

(1)
Such note matures March 31, 2006, but is included as a current liability as it is the Company's intent to repay the note in 2005. Such amount excludes the Protection Payment of $1,000,000 previously described.

Pursuant to the acquisition of Silipos, the Company is obligated under a capital lease covering the land and building at the Silipos facility in Niagara Falls, N.Y. that expires in 2018. This lease also contains two five-year renewal options. As of September 30, 2004, the Company's obligation under capital lease, excluding current installments, is $2,700,000.

Annual future minimum capital lease payments are as follows:

Years ending December 31:
2005	$401,016
2006	411,504
2007	422,052
2008	432,516
2009	443,016
Later years through 2018	4,607,224

Total minimum lease payments	6,717,328
Less: Amount representing interest	4,017,328

Present value of net minimum capital lease payments	2,700,000
Less: Current installments of obligations under capital lease	—

Obligations under capital lease, excluding current installments	$2,700,000

At December 31, 2004, the gross amount of land and building and related accumulated depreciation recorded under the capital lease was as follows:

Land	$278,153
Building	1,654,930

1,933,083
Less: Accumulated depreciation	30,273

$1,902,810

(7)   Commitments and Contingencies

(a)    Leases

Certain of the Company's facilities and equipment are leased under noncancelable operating leases. Rental expense amounted to $580,895, $519,094 and $500,558 for the years ended December 31, 2004, 2003 and 2002, respectively.

Future minimum rental payments required under current operating leases are:

2005	$718,702
2006	696,093
2007	682,243
2008	453,167
2009	260,225

$2,810,430

(b)    Royalties

The Company has entered into several agreements with licensors, consultants and suppliers, which require the Company to pay royalty fees relating to the sale of certain products. Royalties in the aggregate under these agreements totaled $323,715, $57,680 and $43,865 for the years ended December 31, 2004, 2003 and 2002, respectively.

(c)    Litigation

From time to time, the Company is subject to certain legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their final resolution will not have a material adverse effect on the Company's consolidated financial statements.

In addition, in connection with the Company's acquisition of Silipos, the Company could become subject to certain claims or actions brought by Poly-Gel, L.L.C. ("Poly-Gel"), Silipos' former supplier of mineral oil based gels, although no such claims have been brought to date. These claims may arise, for example, out of the supply agreement between Silipos and Poly-Gel dated August 20, 1999, the manufacture, marketing or sale of products made from gel not purchased from Poly-Gel, alleged misappropriation of trade secrets or other confidential information (including gel formulations) of Poly-Gel, as well as any other alleged violations of the supply agreement (the "Potential Poly-Gel Claims"). For any of these potential claims, SSL has agreed to indemnify the Company for losses up to

$2.0 million, after which the Company would be liable for any such claims. Furthermore, the Company has assumed responsibility for the first $150,000 of such liability in connection with the Company's acquisition of Silipos, and SSL's maximum liability for total indemnification related to the Company's acquisition of Silipos is between $5,000,000 and $7,000,000. Thus, if the total amount of all claims arising from the acquisition exceed this maximum, whether or not related to Poly-Gel, the Company would be liable for amounts in excess of the maximum. For claims arising out of conduct that occurs after the closing of the Silipos transaction on September 30, 2004, the Company has agreed to indemnify SSL against losses. The Company would expect to vigorously defend against any claims brought by Poly-Gel or any other third party. The Company does not believe that the ultimate resolution of the claims will have a material impact on the consolidated financial statements.

(8)   Employee Restricted Stock and Other Stock Issuance

In November 2004, the Company granted 40,000 shares of restricted stock to a key employee of the Company. Unearned stock compensation of $300,000 was recorded based on the fair market value of the Company's common stock at the date of grant, or $7.50 per share. Unearned stock compensation is shown as a separate component of stockholders' equity and is being amortized to expense over the three-year vesting period of the restricted stock. Amortization of unearned stock compensation for the year ended December 31, 2004 was $22,917 and was included in general and administrative expenses in the consolidated statement of operations. The restricted stock has all the rights and privileges of the Company's common stock, subject to certain restrictions and forfeiture provisions. At December 31, 2004, all 40,000 shares were unvested.

During the years ended December 31, 2004, 2003 and 2002, the Company issued 17,082 shares, 3,096 shares and 3,827 shares of common stock with fair values of $127,264, $10,000, and $11,805, respectively, for consulting services.

(9)   Stock Options

The Company maintained a stock option plan for employees, officers, directors, consultants and advisors of the Company covering 550,000 shares of common stock (the "1992 Plan"). Options granted under the 1992 Plan are exercisable for a period of either five or ten years at an exercise price at least equal to 100 percent of the fair market value of the Company's common stock at the date of grant. Options become exercisable under various cumulative increments over a ten year period from date of grant. The Board of Directors has the discretion as to the persons to be granted options as well as the number of shares and terms of the option agreements. The expiration date of the plan was July 26, 2002. At the Company's July 17, 2001 annual meeting, the shareholders approved and adopted a new stock incentive plan for a maximum of 1,500,000 shares of common stock (the "2001 Plan") with substantially the same terms as the 1992 Plan.

In 2002, in connection with a separation agreement with a former employee, the Company agreed to accelerate the vesting of 12,000 options at the date of separation in exchange for transitional consulting assistance. As a result, the Company recognized an expense of $20,057 for these options for the year ended December 31, 2002.

In 2002, the Company recognized $6,513 of expense associated stock option granted pursuant to a consulting agreement in 2001.

The following is a summary of activity related to the Company's qualified and non-qualified stock options:

	Number of Shares	Exercise price range per share	Weighted average exercise price per share
Outstanding at January 1, 2002	583,000	$1.53-6.50	$2.24
Granted	154,000	8.07-8.15	8.07
Exercised	(3,000)	2.19	2.19
Cancelled	(125,000)	1.56-8.07	6.11

Outstanding at December 31, 2002	609,000	1.53-8.15	2.92
Granted	32,330	3.20-6.50	4.87
Exercised	—	—	—
Cancelled	(18,000)	3.20-8.15	5.52

Outstanding at December 31, 2003	623,330	1.53-8.07	2.95
Granted	396,880	5.94-7.50	7.19
Granted subject to shareholder approval	300,000	7.50	7.50
Exercised	(500)	3.20	3.20
Cancelled	(126,206)	3.20-8.07	7.67

Outstanding at December 31, 2004	1,193,504	$1.53-8.07	$4.93

The following table summarizes information about options outstanding as of December 31, 2004:

Exercise Prices	Number Outstanding	Weighted Avg. Remaining Contractual Life (yrs)	Number Exercisable
$1.53	475,000	6.06	475,000
$5.34	10,000	6.75	8,000
$8.07	13,500	7.30	9,000
$3.20	3,000	8.21	750
$5.94	94,504	9.25	15,504
$6.21	7,500	9.38	—
$6.28	40,000	9.50	40,000
$7.50	550,000	9.87	—

	1,193,504		548,254

At December 31, 2004, all 255,000 options were exercisable and no options were available for issuance under the 1992 Plan. At December 31, 2004, 193,254 options were exercisable, 195,250 options were unexercisable and 1,106,333 options were available, subject to plan limitations, for future grants under the 2001 Plan. The options outstanding at December 31, 2004 under both the 1992 Plan and the 2001 Plan had remaining lives ranging from approximately six years to more than nine years, with a weighted-average life of approximately 7.4 years.

At December 31, 2004, there were 1,494,837 and 255,000 shares of common stock reserved for issuance under the 2001 Plan and 1992 Plan, respectively.

In 2001, the Company issued 100,000 options to Kanders and Company which are exercisable at a price of $1.525 per share. (See Note 14 (Related Party Transactions) for more information.)

In 2004, the Company granted 150,000 options as an inducement to hire a new officer. The exercise price under the inducement option was $7.50, which was equal to the market price of the stock on the grant date. Such options vest ratably over three years.

Additionally in November 2004, the Company issued in the aggregate, 300,000 options with an exercise price of $7.50 that are subject to shareholder approval. All such options are included in the above tables.

Additional Stock Plan Information

The Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB 25, "Accounting for Stock Issued to Employees", and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

SFAS No. 123, "Accounting for Stock-Based Compensation", requires the disclosure of pro forma net income and net income per share had the Company adopted the fair value method as of the beginning of fiscal 1997 (see Note 1(q)). Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 60 months following vesting; stock volatility of 63%, 62%, and 52%, and risk free interest rates of 3.52%, 2.57%, and 4.64% for the years ended December 31, 2004, 2003 and 2002, respectively, and no dividends during the expected term. The Company's calculations are on a multiple option valuation approach and forfeitures are recognized as they occur.

(10) Segment Information

        In the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, the Company operated in two segments, (custom orthotics and distributed products) principally in the design, development, manufacture and sale of foot and gait-related products. Intersegment net sales are recorded at cost.

Beginning October 1, 2004, following the acquisition of Silipos, the Company operated in two segments, orthopedic and skincare. The segment information for the year ended December 31, 2004 is reported utilizing these segments, and the information for the years ended December 31, 2003 and 2002 has been restated to reflect the current segment reporting structure. Segment information for the years ended December 31, 2004, 2003 and 2002 is summarized as follows:

Year ended December 31, 2004	Orthopedic	Skincare	Total
Net sales	$27,946,332	$2,180,427	$30,126,759
Operating income	755,654	421,124	1,176,778
Depreciation of property and equipment and amortization of identifiable intangible assets	888,380	64,842	953,222
Total assets	40,269,829	7,536,747	47,806,576
Capital expenditures	1,197,845	—	1,197,845
Year ended December 31, 2003	Orthopedic	Skincare	Total
Net sales	$24,720,515	$—	$24,720,515
Operating income	764,386	—	764,386
Depreciation of property and equipment and amortization of identifiable intangible assets	651,209	—	651,209
Total assets	24,023,197	—	24,023,197
Capital expenditures	1,402,336	—	1,402,336
Year ended December 31, 2002	Orthopedic	Skincare	Total
Net sales	$18,676,503	$—	$18,676,503
Operating loss	(469,560)	—	(469,560)
Depreciation of property and equipment and amortization of identifiable intangible assets	455,111	—	455,111
Total assets	23,810,154	—	23,810,154
Capital expenditures	333,697	—	333,697

Geographical segment information is summarized as follows:

Year ended December 31, 2004	United States	Canada	United Kingdom	Consolidated Total
Net sales to external customers	$24,909,667	$2,099,329	$3,117,763	$30,126,759
Intersegment net sales	344,877	—	—	344,877
Gross profit	9,759,521	1,099,134	1,245,572	12,104,227
Operating income	996,259	134,763	45,756	1,176,778
Depreciation of property and equipment and amortization of identifiable intangible assets	868,246	40,213	44,763	953,222
Total assets	44,023,302	1,717,155	2,066,119	47,806,576
Capital expenditures	1,080,007	101,243	16,595	1,197,845
Year ended December 31, 2003	United States	Canada	United Kingdom	Consolidated Total
Net sales to external customers	$20,494,911	$1,644,438	$2,581,166	$24,720,515
Intersegment net sales	267,425	—	—	267,425
Gross profit	6,932,015	735,844	1,002,866	8,670,725
Operating income (loss)	803,439	(34,705)	(4,348)	764,386
Depreciation of property and equipment and amortization of identifiable intangibles assets	553,599	41,893	55,717	651,209
Total assets	21,577,577	1,333,881	1,111,739	24,023,197
Capital expenditures	1,354,666	10,295	37,375	1,402,336
Year ended December 31, 2002	United States	Canada	United Kingdom	Consolidated Total
Net sales to external customers	$16,560,280	$—	$2,116,223	$18,676,503
Intersegment net sales	305,798	—	—	305,798
Gross profit	5,735,147	—	979,252	6,714,399
Operating income (loss)	(585,118)	—	115,558	(469,560)
Depreciation of property and equipment and amortization of identifiable intangible assets	404,897	—	50,214	455,111
Total assets	22,850,246	—	959,908	23,810,154
Capital expenditures	266,755	—	66,942	333,697

Export sales from the Company's total United States operations accounted for approximately 15 percent, 17 percent and 21 percent of net sales for each of the years ended December 31, 2004, 2003 and 2002, respectively.

(11) Pension Plan and 401(k) Plan

        Prior to July 30, 1986, the Company maintained a non-contributory defined benefit pension plan covering substantially all employees. Effective July 30, 1986, the Company adopted an amendment to the plan under which future benefit accruals to the plan ceased (freezing the maximum benefits available to employees as of July 30, 1986), other than those required by law. Previously accrued benefits remain in effect and continue to vest under the original terms of the plan.

The following table sets forth the Company's defined benefit plan status at December 31, 2004 and December 31, 2003, determined by the plan's actuary in accordance with SFAS No. 87, "Employers' Accounting for Pensions", as amended by SFAS No. 132:

	December 31,
	2004	2003
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year	$(684,510)	$(672,483)
Interest cost	(33,987)	(36,366)
Benefits paid	8,615	59,332
Actuarial loss	(10,034)	(32,957)
Settlement	—	(2,036)

Benefit obligation at end of year	$(719,916)	$(684,510)

CHANGE IN PLAN ASSETS:
Fair value of plan assets, beginning of year	$512,617	$462,944
Actual return on plan assets	49,390	61,005
Employer contribution	72,079	48,000
Benefits paid	(8,615)	(3,046)
Settlement	—	(56,286)

Fair value of plan assets, end of year	$625,471	$512,617

Funded status	$(94,445)	$(171,893)
Unrecognized transition (asset)/obligation	104,529	112,320
Unrecognized net (gain) loss	434,208	453,109

Net Amount Recognized	$444,292	$393,536

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit cost	$(94,445)	$(171,893)
Intangible asset	104,529	112,320
Accumulated other comprehensive income	434,208	453,109

Net Amount Recognized	$444,292	$393,536

          The estimated future benefit payments payable by year are as follows:

2005	$615,700
2006	2,800
2007	2,800
2008	2,800
2009	2,800
2010-2014	14,100

$641,000

There are only 14 participants in the defined benefits pension plan. The reason for the significant estimated future benefit payment in 2005 is because the oldest, longest, and highest compensated participant in the pension plan, is beyond the pension plan's normal retirement age and thus it is assumed that he retires in 2005 and elects a lump sum distribution.

	December 31,
	2004	2003
Projected benefit obligation	$719,916	$684,510
Accumulated benefit obligation	719,916	684,510
Fair value of plan assets	625,471	512,617

Net periodic pension expense is comprised of the following components:

	Year ended Dec. 31, 2004	Year ended Dec. 31, 2003	Year ended Dec. 31, 2002
Interest cost	$33,987	$36,366	$42,030
Expected return on plan assets	(39,688)	(35,090)	(38,995)
Amortization of unrecognized transition obligation	7,791	7,791	7,791
Amortization of net loss	19,233	23,126	12,883
Settlement	—	37,258	—

Net periodic pension expense	$21,323	$69,451	$23,709

The change in minimum liability with respect to pension benefits included in comprehensive income (loss) is as follows:

	Years ended December 31,
	2004	2003	2002
(Decrease) increase in minimum liability included in comprehensive income (loss)	$(18,901)	$(51,306)	$242,795

Assumptions

Weighted average assumptions used to determine benefit obligations at December 31:

	2004	2003	2002
Discount rate	5%	5%	5.4%

Weighted average assumptions used to determine periodic benefit cost for years ended December 31:

	2004	2003	2002
Discount rate	5.0%	5.0%	5.4%
Expected long-term rate of return on plan assets	7.5%	7.5%	7.5%

The discount rate is based upon applicable interest rates prescribed in the Plan for lump sum settlement payments.

The expected long-term rate of return is selected based upon the expected duration of the projected benefit obligation for the plan and the asset mix of the plan. There is no assumed increase in compensation levels since future benefit accruals have ceased as discussed above. The unrecognized transition liability and unrecognized net loss are being amortized over 30.4 and 18.2 years, respectively.

The Company's pension plan weighted average asset allocations at December 31, 2004 and 2003 by asset category are as follows:

Asset Category	2004	2003
Cash and money markets	5.16%	9.26%
Equity securities	47.72%	48.93%
Debt securities	41.80%	41.81%
Other	5.32%	—

Total	100.00%	100.00%

The Company's investment policy is to maximize the total rate of return (income and appreciation) with a view to the long-term funding objectives of the pension plan. Therefore the plan assets are diversified to the extent necessary to minimize risk and to achieve optimal balance between risk and return and between income and growth of assets though capital appreciation.

In 2004 and 2003, none of the Company's stock was included in the equity securities component.

Cash flows

The Company expects to contribute approximately $57,000 to the pension plan in 2005.

As required by Statement of Financial Accounting Standards No. 87, the Company recorded a pension liability of $94,445 at December 31, 2004 (included in Accrued Pension Expense) to reflect the excess of accumulated benefits over the fair value of pension plan assets. Since the required additional pension liability is in excess of the unrecognized prior service cost (unrecognized transition obligation), an amount equal to the unrecognized prior service cost has been recognized as an intangible asset in the amounts of $104,529 and $112,320 (included in "Other assets") as of December 31, 2004 and 2003, respectively. The remaining liability required to be recognized is reported as a separate component of stockholders' equity.

The Company has a defined contribution retirement and savings plan (the "401(k) Plan") designed to qualify under Section 401(k) of the Internal Revenue Code (the "Code"). Eligible employees include those who are at least twenty-one years old and who have worked at least 1,000 hours during any one year. The Company may make matching contributions in amounts that the Company determines at its discretion at the beginning of each year. In addition, the Company may make further discretionary contributions. Participating employees are immediately vested in amounts attributable to their own salary or wage reduction elections, and are vested in Company matching and discretionary contributions under a vesting schedule that provides for ratable vesting over the second through sixth years of service. The assets of the 40l (k) Plan are invested in stock, bond and money market mutual funds. For the years ended December 31, 2004, 2003 and 2002, and the Company made contributions totaling $46,879, $47,225 and $42,288, respectively, to the 401(k) Plan.

(12)    Income Taxes

The provision for (benefit from) income taxes is comprised of the following:

	Years Ended December 31,
	2004	2003	2002
Current:
Federal	$—	$5,910	$—
State	—	2,875	—
Foreign	25,695	22,619	27,688

	25,695	31,404	27,688
Deferred:
Federal	135,988	137,000	72,000
State	18,500	21,000	10,000
Foreign	(22,500)	(22,500)	(2,394)

	131,988	135,500	79,606

	$157,683	$166,904	$107,294

As of December 31, 2004, the Company has net Federal tax operating loss carryforwards of approximately $4,100,000 which may be applied against future taxable income and expire from 2005 through 2023. Future utilization of these net operating loss carryforwards will be limited under existing tax law due to the change in control of the Company in 2001. The Company also has available tax credit carryforwards of approximately $141,000.

The net deferred tax liability is included in other liabilities on the accompanying consolidated balance sheets.

The following is a summary of deferred tax assets and liabilities:

	December 31,
	2004	2003
Current assets:
Accounts receivable	$185,241	$77,438
Stock options	119,557	119,557
Inventory reserves	369,156	219,154
Accrued expenses	295,191	274,523

	969,145	690,672
Non-current assets:
Capital lease	512,932	—
Property and equipment	—	28,457
Identifiable intangible assets	57,669	41,559
Net operating loss carryforwards	1,494,123	1,517,551
Tax credit carryforwards	141,000	146,770

	2,205,724	1,734,337
Non-current liabilities:
Goodwill and trade names	(1,414,610)	(243,489)
Property and equipment	(465,148)	(10,084)
Identifiable intangible assets	(366,391)	(247,500)

	(2,246,149)	(501,073)

Net deferred tax asset (liability)	928,720	1,923,936
Valuation allowances	(2,568,330)	(2,425,009)

Net deferred tax liabilities	$(1,639,610)	$(501,073)

The increase in the net deferred tax liability includes approximately $1,699,000 of deferred tax liabilities and approximately $692,000 of deferred tax assets, net of valuation allowance of approximately $143,000, relating to the Silipos acquisition in September 2004.

Prior to the adoption of SFAS No. 142, the Company would not have needed a valuation allowance for the portion of the net operating losses equal to the amount of tax-deductible goodwill and trade names amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the reversal will not occur during the carryforward period of the net operating losses. Therefore, the Company recorded a deferred income tax expense of approximately $154,000, $158,000 and $82,000 during the years ended December 31, 2004, 2003 and 2002, respectively, which would not have been required prior to the adoption of SFAS 142.

The deferred income tax recorded in 2003 was partially offset by the recognition of a deferred tax benefit of approximately $6,000 related to an alternative minimum tax carryforward.

The following is a summary of the domestic and foreign components of income (loss) before income taxes:

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Domestic	$418,560	$317,081	$(1,113,923)
Foreign	113,911	(155,648)	115,560

	$532,471	$161,433	$(998,363)

The Company's effective provision for income taxes differs from the Federal statutory rate. The reasons for such differences are as follows:

	Year ended December 31, 2004		Year ended December 31, 2003		Year ended December 31, 2002
	Amount	%	Amount	%	Amount	%
Provision at Federal statutory rate	$181,040	34.0	$54,887	34.0	$(339,443)	(34.0)
Other (Permanent items)	12,768	2.4	5,100	3.2	(23,576)	(2.4)
Increase (decrease) in taxes resulting from:
State income tax expense, net of federal benefit	18,500	3.5	15,760	9.7	6,600	0.7
Foreign (income) losses with no tax benefit provided	(38,730)	(7.3)	52,920	32.8
Foreign taxes	3,195	0.6	—	—	25,294	2.5
(Use) of net operating loss and credit carryforwards	—	—	—	—	(140,761)	(14.1)
Change in tax rate	—	—	—	—	(258,300)	(25.9)
Change in valuation allowance	—	—	16,768	10.4	837,480	83.9
Other	(19,090)	(3.6)	21,469	13.3	—	—

Effective tax rate	$157,683	29.6%	$166,904	103.4%	$107,294	10.7%

(13) Reconciliation of Basic and Diluted Earnings Per Share

Basic earnings per common share ("EPS") are computed based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are computed based on the weighted average number of common shares, after giving effect to dilutive common stock equivalents outstanding during each period. The diluted income (loss) per share computations for the years ended December 31, 2004, 2003 and 2002 exclude approximately 611,000, 623,000 and 609,000 shares, respectively, related to employee stock options because the effect of including them would be anti-dilutive. The impact of the convertible notes on the calculation of the fully-diluted earnings per share was anti-dilutive and is therefore not included in the computation for the years ended December 31, 2004, 2003 and 2002. Had the impact of the convertible notes been included in the calculation of diluted earnings per share, net income would have increased by approximately $777,000 for the year ended December 31, 2004 and net loss would have decreased by approximately $777,000 in each of the years ended December 31, 2003 and 2002. Additionally, the diluted weighted average shares would have increased by 2,431,500 for each of the years ended December 31, 2004, 2003 and 2002, to reflect the conversion of the convertible notes. The following table provides a reconciliation between basic and diluted earnings (loss) per share:

	Years ended December 31,
	2004			2003			2002
	Income	Shares	Per Share	Income	Shares	Per Share	Income	Shares	Per Share
Basic EPS
Net income (loss)	$374,788	4,395,180	$.09	$(5,471)	4,374,396	$(.00)	$(1,105,657)	4,245,711	$(.26)
Effect of Dilutive Securities
Stock options warrants and stock awards	—	398,259	(.01)	—	—	—	—	—	—

Diluted EPS	$374,788	4,793,439	$.08	$(5,471)	4,374,396	$(.00)	$(1,105,657)	4,245,711	$(.26)

(14) Related Party Transactions

Consulting Agreement with Kanders & Company, Inc.    On November 12, 2004, Langer, Inc., entered into a consulting agreement (the "Consulting Agreement") with Kanders & Company, Inc. ("Kanders & Company"), the sole stockholder of which is Warren B. Kanders, who on November 12, 2004, became the Company's Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC ("Langer Partners"), the Company's largest stockholder. The Consulting Agreement provides that Kanders & Company will act as the Company's non-exclusive consultant to provide us with strategic consulting and corporate development services for a term of three years. Kanders & Company will receive, pursuant to the agreement, an annual fee of $200,000 and may receive separate compensation for assistance, at the Company's request, with certain transactions or other matters to be determined by the board from time to time, and options to purchase 240,000 shares of the Company's common stock at an exercise price of $7.50 per share, vesting in three equal annual installments beginning on November 12, 2005. The Company has also agreed to provide Kanders & Company with indemnification protection which survives the termination of the Consulting Agreement for six years, and extends to any actual or wrongfully attempted breach of duty, neglect, error or misstatement by Kanders & Company alleged by any claimant. The Consulting Agreement replaced a previous agreement for similar consulting services, pursuant to which Kanders & Company received an annual fee of $100,000, options to purchase 100,000 shares of the Company's common stock at an exercise price of $1.525 per share, and the indemnification protection described above. The Company paid or accrued $113,611, $100,000 and $100,000 during the years ended December 31, 2004, 2003 and 2002, respectively, pursuant to the Consulting Agreement and a previous consulting agreement.

In November 2004, the Board of Directors approved a May 1, 2005 grant, which has been deferred until September 1, 2005, of 100,000 shares of restricted stock to Kanders & Company, provided Mr. Kanders has not resigned as Chairman of the Board, all of which vest on November 12, 2007, and which accelerate upon termination of the consulting agreement, death of Mr. Kanders, or the change of control of the Company.

Note and Warrant Purchase Agreement.    On September 30, 2004, the Company sold (a) an aggregate principal amount of $5,500,000 of the Company's 7% Senior Subordinated Notes due September 30, 2007 (the "Subordinated Notes"), and (b) warrants to purchase an aggregate of 110,000 shares of the Company's common stock at an exercise price of $0.02 per share (the "Warrants") pursuant to a Note and Warrant Purchase Agreement dated September 30, 2004 by and among the Company and ten accredited investors, including Langer Partners. The Subordinated Notes and Warrants were sold by the Company to finance the cash portion of the Silipos acquisition. Langer Partners purchased and holds $750,000 principal amount of the Subordinated Notes and Warrants to purchase 15,000 shares of the Company's common stock. The Subordinated Notes are prepayable at any time without penalty, and interest will accrue on the unpaid principal amount of the Subordinated Notes at the rate of 7% per annum, payable semi-annually in arrears on the last day of June and December in each year until the maturity date. The Warrants are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of the Subordinated Notes, or (ii) September 30, 2005. The Warrants expire September 30, 2009. The exercise price of the Warrants is subject to adjustment in certain circumstances. The fair value of the Warrants was determined to be $735,900 using the Black-Scholes pricing model. This amount was recognized as a discount to the Senior Subordinated Notes and is being amortized over the term of the Company's 7% Senior Subordinated Notes due September 30, 2007 and recorded as an additional interest expense. Under the Note and Warrant Purchase Agreement, the Company agreed to use its best efforts to file a shelf registration statement covering resales of the shares underlying the Warrants by December 31, 2005.

4% Convertible Subordinated Notes.    On October 31, 2001, the Company sold $14,589,000 of the Company's 4% Convertible Subordinated Notes due August 31, 2006 in a private placement. The notes are convertible into approximately 2,431,500 shares of the Company's common stock at a conversion price of $6.00 per share, subject to adjustment in certain circumstances. Langer Partners purchased and currently holds $2,500,000 principal amount of the Company's 4% Convertible Subordinated Notes. Additionally, several persons and entities that have family relationships with Warren Kanders purchased and currently hold an aggregate of $590,000 principal amount of these notes.

On October 31, 2001, Langer Partners entered into an agreement with Oracle Investment Management, Inc. ("Oracle"), pursuant to which Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge, or otherwise transfer any shares of all the Company's common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% Convertible Subordinated Notes acquired by it, or shares of common stock received upon conversion of the notes. Oracle originally acquired and currently holds $4,000,000 in aggregate principal amount of the 4% Convertible Subordinated Notes. Neither Oracle nor its affiliates have converted any of the 4% Convertible Subordinated Notes to date. If Oracle transfers less than one-third of its interest in the 4% Convertible Subordinated Notes acquired by it or the shares of the Company's common stock it would receive upon conversion of the notes, Langer Partners will be permitted to transfer a pro-rata percentage of the Company's common stock owned by it. Langer

Partners further agreed with Oracle to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to the Company's Board of Directors as is equal on a percentage basis to the aggregate percentage of the Company's common stock owned by Oracle on a fully diluted basis. Oracle is currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director.

Tender Offer.    In February 2001, an investor group and management team, including the Company's current Chairman of the Board of Directors Warren B. Kanders, the Company's President, Chief Executive Officer and director, Andrew H. Meyers, and the Company's Board of Directors member, Gregory R. Nelson, obtained a controlling interest in Langer, by purchasing 1,362,509 shares of Langer at $1.525 per share, or approximately 51% of the then outstanding common stock of Langer, under the terms of a negotiated tender offer agreement with the Company. The aggregate purchase price paid by the group was $2,077,826. The investor group was also granted a 180 day option to purchase up to 1,400,000 additional shares of Langer common stock, with an initial exercise price of $1.525 per share, rising up to $1.60 per share. On May 14, 2001, the option was exercised in full and the shares were purchased at a price of $1.525 per share. As a result of the tender offer and option exercise, the investor group acquired approximately 57.8% of the outstanding common stock of Langer (without giving effect to the options granted to Kanders & Company and Andrew H. Meyers as discussed below) for an aggregate consideration of $4,212,826. In connection with the tender offer, the Company entered into an employment agreement with Mr. Meyers that provided that he would serve as the Company's President and Chief Executive Officer for a three-year term that would expire December 31, 2003 at a salary of $175,000 and granted him options to purchase 175,000 shares at an exercise price of $1.525. The Company also entered into a three year consulting agreement for financial advisory services with Kanders & Company, of which Mr. Kanders is sole stockholder, providing for an annual fee of $100,000, an award of options for 100,000 shares at a price of $1.525 per share (which equaled the price paid in the tender offer), and a non-renewal fee of $100,000, which Kanders & Company waived when it entered into a consulting agreement with the Company in November 2004.

Loan to Steven Goldstein.    In April 2002, the Company made a full-recourse secured two-year term loan to Mr. Steven Goldstein, the Company's Executive Vice President, in the principal sum of $21,000, which provided for interest at the rate of 4% per year, compounded quarterly. The loan, along with applicable interest, was repaid in April 2004.

Other related party transactions.    The Company has obtained certain technology related products and services from a company owned by the brother-in-law of Andrew Meyers, the Company's President, Chief Executive Officer and director. Costs incurred by the Company for such products and services were approximately $31,000, $142,000 and $127,700 in the years ended December 31, 2004, 2003 and 2002, respectively. The Company also engaged a company owned by Steven Goldstein's father-in-law to provide certain promotional and marketing goods and services to the Company. Costs incurred with respect to such goods and services for the years ended December 31, 2004, 2003 and 2002 were approximately $50,000, $56,000 and $47,000, respectively.

(15) Subsequent Event

On March 31, 2005, the Company entered into a settlement agreement and limited release among the parties to the Silipos purchase agreement. Under the terms of the settlement agreement, the parties exchanged mutual releases and agreed to a $232,000 reduction in the purchase price previously paid by the Company to SSL because Silipos did not satisfy certain minimum working capital requirements as of the closing date of the acquisition pursuant to the Silipos purchase agreement.

The reduction to the purchase price is being satisfied by decreasing the principal amount of the $7.5 Million Note, which is due on March 31, 2006. The $7.5 Million Note has accordingly been amended to reflect a principal reduction of $232,000. In addition, the $7.5 Million Note was amended to reflect the Company's election, in accordance with the terms of the note, to increase the principal amount, effective as of April 1, 2005, by the $1,000,000 Protection Payment rather than make an additional cash payment of $500,000 by March 31, 2005. The $1,000,000 increase to the $7.5 Million Note will be recorded as an additional interest expense in the quarter ended March 31, 2005. As amended, the outstanding principal of the $7.5 Million Note is $8,268,000.

Under the terms of the settlement agreement, the parties also agreed to amend the $3.0 Million Note, which is due on December 31, 2009. The $3.0 Million Note was amended to provide that the note will be reduced by $500,000 if the $7.5 Million Note is repaid in full on or before May 31, 2005, and will be further reduced by an additional $500,000 if both the $3.0 Million Note and the $7.5 Million Note are repaid in full on or before March 31, 2006.

LANGER, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

(Unaudited)

March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$4,846,633
Accounts receivable, net of allowances for doubtful accounts and returns and allowances aggregating $489,579	6,278,443
Inventories, net	4,706,838
Prepaid expenses and other	1,827,234

Total current assets	17,659,148

Property and equipment, net	7,154,413
Identifiable intangible assets, net	9,183,681
Goodwill	13,089,151
Other assets	723,522

Total assets	$47,809,915

Liabilities and Stockholders' Equity
Current liabilities:
Secured promissory note payable	$7,795,372
Promissory note payable	3,000,000
Accounts payable	1,269,110
Unearned revenue	627,783
Other current liabilities	4,331,352

Total current liabilities	17,023,617

Non current liabilities:
Long-term debt:
Convertible notes	14,589,000
Senior subordinated notes payable	4,879,588
Obligation under capital lease, excluding current installments	2,700,000
Unearned revenue	104,814
Accrued pension expense	94,445
Deferred income taxes payable	1,676,610
Other liabilities	86,794

Total liabilities	41,154,868

Commitments and contingencies (Notes 2 and 10)
Stockholders' equity:
Preferred stock, $1.00 par value; authorized 250,000 shares; no shares issued	—
Common stock, $.02 par value; authorized 50,000,000 shares; issued 4,505,033	90,101
Additional paid-in capital	14,441,541
Unearned stock compensation	(231,250)
Accumulated deficit	(7,374,060)
Accumulated other comprehensive loss	(155,828)

6,770,504
Treasury stock at cost, 67,100 shares	(115,457)

Total stockholders' equity	6,655,047

Total liabilities and stockholders' equity	$47,809,915

See accompanying notes to unaudited condensed consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2005	2004
Net sales	$10,397,193	$5,763,936
Cost of sales	5,502,060	3,790,586

Gross profit	4,895,133	1,973,350
General and administrative expenses	2,300,098	1,174,134
Selling expenses	1,938,543	807,689
Research and development expenses	130,303	—

Operating income (loss)	526,189	(8,473)

Other income (expense):
Interest income	81,076	44,347
Interest expense	(918,457)	(204,966)
Change in fair value of Put Option	1,750,000	—
Other	10,484	—

Other income (expense), net	923,103	(160,619)

Income (loss) before income taxes	1,449,292	(169,092)
Provision for income taxes	39,000	50,000

Net income (loss)	$1,410,292	$(219,092)

Net income (loss) per common share:
Basic	$.32	$(.05)

Diluted	$.22	$(.05)

Weighted average number of common shares used in computation of net income (loss) per share:
Basic	4,397,933	4,380,422

Diluted	7,418,362	4,380,422

See accompanying notes to unaudited condensed consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders' Equity

For the three months ended March 31, 2005

(Unaudited)

							Accumulated Other Comprehensive Income (Loss)
	Common Stock
			Treasury stock	Unearned stock compensation	Additional paid-in capital	Accumulated deficit	Foreign currency translation	Minimum pension liability	Comprehensive income	Total stockholders' equity
	Shares	Amount
Balance at January 1, 2005	4,505,033	$90,101	$(115,457)	$(277,083)	$14,441,541	$(8,784,352)	$294,151	$(434,208)		$5,214,693
Net income	—	—	—	—	—	1,410,292	—	—	$1,410,292	—
Foreign currency adjustment	—	—	—	—	—	—	(15,771)	—	(15,771)	—

Total comprehensive income	—	—	—	—	—	—	—	—	$1,394,521	1,394,521

Amortization of unearned stock compensation	—	—	—	45,833	—	—	—	—		45,833

Balance at March 31, 2005	4,505,033	$90,101	$(115,457)	$(231,250)	$14,441,541	$(7,374,060)	$278,380	$(434,208)		$6,655,047

See accompanying notes to unaudited condensed consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2005	2004
Cash Flows From Operating Activities:
Net income (loss)	$1,410,292	$(219,092)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment and amortization of identifiable intangible assets	393,986	229,835
Gain on sale of property and equipment	(10,402)	—
Change in fair value of Put Option	(1,750,000)	—
Amortization of interest expense relating to increasing-rate debt and term-extending option on the $7.5 Million Note	304,372	—
Amortization of debt acquisition costs	55,501	—
Amortization of debt discount	58,090	—
Amortization of unearned stock compensation	45,833	—
Provision for doubtful accounts receivable	45,000	24,000
Deferred income taxes	37,000	37,000
Changes in operating assets and liabilities:
Accounts receivable	726,627	29,339
Inventories	134,795	(360,563)
Prepaid expenses and other assets	(458,316)	(209,273)
Accounts payable and other current liabilities	207,584	131,791
Unearned revenue and other liabilities	(56,253)	17,268

Net cash provided by (used in) operating activities	1,144,109	(319,695)

Cash Flows From Investing Activities:
Proceeds from sale of property and equipment	70,000	—
Purchase of property and equipment	(273,850)	(321,362)

Net cash used in investing activities	(203,850)	(321,362)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	—	(1,600)

Net cash provided by financing activities	—	(1,600)

Effect of exchange rate changes on cash	(3,475)	(6,540)

Net increase (decrease) in cash and cash equivalents	936,784	(632,917)
Cash and cash equivalents at beginning of period	3,909,849	5,533,946

Cash and cash equivalents at end of period	$4,846,633	$4,901,029

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$295,968	$2,828

Supplemental Disclosures of Non-cash Investing Activities:
Reduction in purchase price of business acquired satisfied by the reduction of the principal balance of the $7.5 Million Note	$232,000	$—

See accompanying notes to unaudited condensed consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Notes To Unaudited Condensed Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

(a) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited consolidated financial statements should be read in conjunction with the related financial statements and consolidated notes, included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.

Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

(b) Derivative Financial Instruments

In the consolidated financial statements for the year ended December 31, 2004, the Company accounted for its option to make a cash payment of $500,000 on March 31, 2005, or increase the principal amount of the Company's $7.5 million secured promissory note due March 31, 2006 (the "$7.5 Million Note") by $1 million effective April 1, 2005 (either payment a "Protection Payment"), if the Company does not prepay the $7.5 Million Note by March 31, 2005, as an embedded derivative which required bifurcation under Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities." Additionally, the Company accounted for the option which is embedded in its $3.0 million promissory note due December 31, 2009 (the "$3.0 Million Note") to receive a payment equal to one half of the actual Protection Payment made under the $7.5 Million Note if the $3.0 Million Note is prepaid by March 31, 2006, as an embedded derivative which requires bifurcation under SFAS No. 133. For the year ended December 31, 2004, the embedded derivative instruments in the $7.5 Million Note and the $3.0 Million Note were recorded at their fair value using the discounted cash flow method.

During the three months ended March 31, 2005, the Company determined that it should have accounted for the $7.5 Million Note as increasing-rate debt with a term-extending option under the provisions of Emerging Issues Task Force ("EITF") Issue No. 86-15, "Increasing-Rate Debt." Additionally, the Company determined that it should have accounted for the $3.0 Million Note as debt with an embedded call option which requires bifurcation under SFAS No. 133. The embedded derivative instrument in the $3.0 Million Note should have been recorded at its fair value to an unrelated third-party market participant. The Company has determined that this error, which would have reduced net income by approximately $34,000, did not have a material impact on its financial position or results of operations for the year ended December 31, 2004 or its results of operations for the three months ended March 31, 2005 and accordingly, this error has been corrected in its condensed consolidated financial statements for the three months ended March 31, 2005. Note 4—Long-term Debt, to the unaudited condensed consolidated financial statements further describes the Company's current accounting with respect to the $7.5 Million Note and the $3.0 Million Note.

(c) Provision for Income Taxes

For the three months ended March 31, 2005 and 2004 the Company's provision for income taxes on foreign operations was estimated at $2,000 and $13,000, respectively.

Prior to the adoption of SFAS No. 142, the Company would not have needed a valuation allowance for the portion of the net operating losses equal to the amount of tax-deductible goodwill and trade names amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the reversal will not occur during the carryforward period of the net operating losses. Therefore, the Company recorded a deferred income tax expense of approximately $37,000 each during the three months ended March 31, 2005 and 2004, which would not have been required prior to the adoption of SFAS 142.

(d) Reclassifications

Certain amounts have been reclassified in the prior period consolidated financial statements to present them on a basis consistent with the current year.

(e) Seasonality

A substantial portion of the Company's revenue is derived from the sale of custom orthotics. North American custom orthotic revenue has historically been significantly higher in the warmer months of the year, while custom orthotic revenue of the Company's United Kingdom subsidiary has historically not evidenced any seasonality.

(f) Stock Options

At March 31, 2005, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under those plans had an exercise price equal to market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the company had applied the fair value recognition provisions of SFAS Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

	Three months ended March 31,
	2005	2004
Net income (loss)—as reported	$1,410,292	$(219,092)
Deduct: Total stock-based employee compensation expense determined under fair value basis method for all awards, net of tax	(385,917)	(66,953)

Pro forma net income (loss)	$1,024,375	$(286,045)

Earnings (loss) per share:
Basic—as reported	$.32	$(.05)

Basic—pro forma	$.23	$(.07)

Diluted—as reported	$.22	$(.05)

Diluted—pro forma	$.16	$(.07)

(g) Recently Issued Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs" ("SFAS 151"). SFAS 151 amends the guidance in Chapter 4 of Accounting Research Bulletin No. 43, "Inventory Pricing", to clarify the accounting for amounts of idle facility expense, freight, handling costs and wasted material. SFAS 151 requires that these types of items be recognized as current period charges as they occur. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of adoption of SFAS 151 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)"), revising SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and superceding Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. As a result of the SEC's April 2005 extension of the compliance date for SFAS 123(R), SFAS 123(R) will be effective for the Company as of the beginning of the 2006 fiscal year. The adoption of this new accounting pronouncement is expected to have a material impact on the Company's consolidated financial statements commencing with the first quarter of the year ending December 31, 2006.

NOTE 2—ACQUISITION

(a) Acquisition of Silipos

On September 30, 2004, the Company acquired all of the outstanding stock of Silipos, Inc. ("Silipos") from SSL International plc ("SSL"). Silipos is a manufacturer of gel-based products for the orthopedic, prosthetic and skincare markets, and operates out of a 40,000 square-foot manufacturing facility in Niagara Falls, New York, and a sales and marketing office in New York City. Silipos was acquired because of its distribution channels and its proprietary products. The purchase price for Silipos was determined by arm's-length negotiations between the Company and SSL and was based in part upon analyses and due diligence which the Company performed on the financial records of Silipos, focusing on enterprise value, historic cash flows and expected future cash flow to determine valuation. The results of operations of Silipos since September 30, 2004 (the date of acquisition) have been included in the Company's consolidated financial statements.

The purchase price paid was $15.5 million, plus transaction costs of approximately $1.2 million, and was comprised of $5.0 million of cash paid at closing a $7.5 million secured promissory note and a $3 million note. (See Note 4, "Long Term Debt", for a description of the notes). On March 31, 2005, the Company entered into a settlement agreement and limited release with SSL, pursuant to which the purchase price for Silipos was reduced by approximately $0.2 million, and which is described more fully below.

Silipos was a party to a supply agreement with Poly-Gel, L.L.C. ("Poly-Gel"), Silipos' former supplier of mineral based gels, under which the owners of Poly-Gel had the option to require Silipos to purchase Poly-Gel at a purchase price equal to 1.5 times Poly-Gel's revenue for the twelve month period ending immediately prior to the exercise of the option (the "Put Option"). The fair value of the obligation under the Put Option was $2,355,000, at September 30, 2004. The fair value of the obligation under the Put Option was $1,750,000 at December 31, 2004. The Company recorded the reduction in the fair value of the obligation under the Put Option of $605,000 as a gain on change in the fair value of the Put Option in the consolidated statement of operations for the year ended December 31, 2004. The Put Option expired unexercised on February 16, 2005, and the Company did not otherwise acquire Poly-Gel. The Company recorded the expiration of the Put Option as an additional gain of $1,750,000 during the three months ended March 31, 2005.

The Silipos purchase agreement provides that if the Company acquires Poly-Gel prior to March 31, 2006, for less than $4,500,000, and liabilities and damages relating to claims brought by Poly-Gel arising out of the supply agreement between Silipos and Poly-Gel dated August 20, 1999, the manufacture, marketing or sale of products made from gel not purchased from Poly-Gel, alleged misappropriation of trade secrets or other confidential information (including gel formulation) of Poly-Gel, as well as any other alleged violations of the supply agreement (the "Potential Poly-Gel Claims"), do not exceed $2,000,000, the Company is obligated pursuant to the terms of the Silipos purchase agreement to pay SSL an additional amount of $4,500,000 less the purchase price paid for Poly-Gel, which could result in a payment to SSL of up to $4.5 million. The Company's aggregate liability under this provision of the Silipos purchase agreement could be as high as $4.5 million.

If the Company does not acquire Poly-Gel prior to March 31, 2006 and the amount of any liabilities for Potential Poly-Gel Claims, as defined in the Silipos purchase agreement, do not exceed $2,500,000, then the Company will be obligated under the Silipos purchase agreement to pay SSL $1,000,000, plus an amount not to exceed $500,000, for certain costs incurred by SSL in defense of any such Potential Poly-Gel Claims. The Company will record the $1,000,000 payment as contingent consideration under SFAS No. 141 when it becomes payable as additional goodwill and will record any amount due as payment for costs incurred by SSL up to $500,000 in the consolidated statement of operations when incurred. Additionally, the Company recorded approximately $292,000 as transaction expenses associated with a possible acquisition of Poly-Gel that was abandoned, which was included in general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2004.

Allocation of Silipos' purchase price among the assets acquired and liabilities assumed is based on the Company's evaluation of the fair value of the assets and liabilities of Silipos.

The following table sets forth the components of the purchase price:

Total cash consideration	$5,000,000
Promissory notes issued	10,268,000	(1)
Transaction costs paid or accrued	1,019,626

Total purchase price	$16,287,626

(1)
On March 31, 2005, the Company entered into a settlement agreement and limited release among the parties to the Silipos purchase agreement. Under the terms of the settlement agreement, the parties exchanged mutual releases and agreed to a $232,000 reduction in the purchase price previously paid by the Company to SSL because Silipos did not satisfy certain minimum working capital requirements as of the closing date of the acquisition pursuant to the Silipos purchase agreement. The reduction to the purchase price was satisfied by decreasing the principal amount of the $7.5 million secured promissory note, which is due on March 31, 2006, and is reflected above.

The following table provides the allocation of the purchase price based upon the fair value of the assets acquired and liabilities assumed at September 30, 2004:

Assets:
Cash and cash equivalents	$378,264
Accounts receivable	3,365,847
Inventories	2,111,511
Other current assets	326,996
Property and equipment	4,059,300
Goodwill	8,389,001
Identifiable intangible assets (trade name of $2,688,000, repeat customer base of $1,680,000, and licensing agreement and related technology of $1,364,000)	5,732,000
Deferred income tax assets	692,047

25,054,966
Liabilities:
Accounts payable	594,982
Obligation under Put Option	2,355,000
Accrued liabilities	1,418,762
Capital lease obligation	2,700,000
Deferred income taxes payable	1,698,596

8,767,340

Total purchase price	$16,287,626

In accordance with the provisions of SFAS No. 142 the Company will not amortize goodwill and intangible assets with indefinite lives. The value allocated to goodwill in the purchase of Silipos is not deductible for income tax purposes.

Below are unaudited pro forma results of operations for the three months ended March 31, 2004, as if the Company acquired Silipos on January 1, 2004. Such pro forma results are not necessarily indicative of the actual consolidated results of operations had the acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations.

Unaudited pro forma results for the three months ended March 31, 2004 were:

Net sales	$10,836,334
Net loss	$(9,357,299	)(1)
Loss per share	$(2.14)

(1)
Includes loss on impairment of Silipos of historic goodwill of $9,124,344.

(b) Identifiable intangible assets

Identifiable intangible assets at March 31, 2005 consisted of:

Assets	Useful Life	Original Cost	Accumulated Amortization	Net Carrying Value
Trade names	indefinite	$1,600,000	$—	$1,600,000
Non-competition agreements	7/8 Years	630,000	207,909	422,091
License agreements and related technology	11 Years	1,600,000	422,371	1,177,629
Repeat customer base	20 Years	500,000	56,250	443,750
Trade Names—Silipos	indefinite	2,688,000	—	2,688,000
Repeat customer base—Silipos	7 Years	1,680,000	120,000	1,560,000
License agreements and related technology—Silipos	9.5 Years	1,364,000	71,789	1,292,211

		$10,062,000	$878,319	$9,183,681

Aggregate amortization expense relating to the above identifiable intangible assets for the three months ended March 31, 2005 and 2004 was $159,217 and $63,327, respectively. As of December 31, 2004, the estimated future amortization expense is $637,000 per annum for 2005 to 2008 and $615,000 for 2009.

(c) Goodwill

Changes in goodwill for the three months ended March 31, 2005 and for the year ended December 31, 2004 are as follows:

	Orthopedics	Skincare	Total
Balance, January 1, 2005	$10,734,851	$2,586,300	$13,321,151
Purchase price adjustments related to Silipos	(162,400)	(69,600)	(232,000)

Balance, March 31, 2005	$10,572,451	$2,516,700	$13,089,151

NOTE 3—INVENTORIES, NET

March 31, 2005
Raw materials	$2,670,135
Work-in-process	314,130
Finished goods	2,166,661

5,150,926
Less: Allowance for excess and obsolescence	444,088

$4,706,838

NOTE 4—LONG-TERM DEBT

On October 31, 2001, the Company completed the sale of $14,589,000 principal amount of its 4% convertible subordinated notes due August 31, 2006 (the "Notes"), in a private placement. Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, the Company's Chairman of the Board of Directors, holds $2,500,000 principal amount of these Notes. The Notes are convertible into shares of the Company's common stock at a conversion price of $6.00 per share (equal to the market value of the Company's stock on October 31, 2001), subject to anti-dilution protections in the event that, among other things, the Company issues common stock or equity securities convertible into or exchangeable for common stock at a price below the conversion price of the Notes, and are subordinated to existing or future senior indebtedness of the Company. Among other provisions, the Company may, at its option, call, prepay, redeem, repurchase, convert or otherwise acquire (collectively, "Call") the Notes, in whole or in part after August 31, 2003. If the Company elects to Call any of the Notes, the holders of the Notes may elect to convert the Notes into the Company's common stock. Interest is payable semi-annually on the last day of June and December. Interest expense on these Notes for each of the three months ended March 31, 2005 and 2004 was $145,890.

The Company received net proceeds of $13,668,067 from the offering of the Notes. The cost of raising these proceeds was $920,933, which is being amortized over the life of the Notes. The amortization of these costs for each of the three months ended March 31, 2005 and 2004 was $48,443 and was included in interest expense in the related consolidated statements of operations.

The Company issued $1,800,000 in Promissory Notes in connection with the acquisition of Benefoot. $1,000,000 of the notes were repaid on May 6, 2003 and the balance was repaid on May 6, 2004. Related interest expense for the three months ended March 31, 2004 was $8,000.

On September 30, 2004, the Company completed the acquisition of all of the outstanding stock of Silipos (see Note 2 (a), "Acquisition of Silipos"). In connection with the acquisition of Silipos, the Company issued:

  (i)
  $5,500,000 principal amount of 7% senior subordinated notes due September 30, 2007 (the "Subordinated Notes") to ten accredited investors;

  (ii)
  $7,500,000 principal amount of 5.5% secured promissory note due March 31, 2006 (the "$7.5 Million Note") to SSL; and

  (iii)
  $3,000,000 principal amount of 5.5% promissory note due December 31, 2009 (the "$3.0 Million Note") to SSL.

The Subordinated Notes were issued to fund the cash portion of the purchase price for Silipos. Langer Partners, LLC, whose sole manager and voting member is Warren B. Kanders, the Company's Chairman of the Board of Directors since November 12, 2004, holds $750,000 principal amount of these Subordinated Notes. As part of such issuance, the Company also issued warrants to purchase 110,000 shares of its common stock at an exercise price of $0.02 per share, subject to adjustments under certain circumstances, which warrants are exercisable until September 30, 2009, commencing the earlier of (i) six months after the refinancing or prepayment of such notes, or (ii) September 30, 2005. The fair value of the warrants at September 30, 2004 was determined to be $735,900, using the Black-Scholes pricing model and the following assumptions: risk free interest rate of 2.89%, dividend of 0%, volatility of 83%, and an expected life of three years. Such amount is being amortized over the term of the Subordinated Notes, and recorded as an additional interest expense. Additionally, the Company issued 10,000 warrants, under the same terms as described above, to an unaffiliated third-party for placing the debt which have a fair value of $75,800, using the Black-Scholes pricing model and the same assumptions used to value the other warrants. The Company recorded interest expense of $96,250 with respect to the Subordinated Notes and recorded interest expense of $58,090 with respect to the amortization of the warrants during the three months ended March 31, 2005. Additionally, the Company recorded amortization expense of $7,058 with respect to the debt placement fee during the three months ended March 31, 2005. The Subordinated Notes had a carrying value of $4,879,588 on the balance sheet as of March 31, 2005.

The $7.5 Million Note is secured by the pledge of the stock of Silipos and, if not repaid in full on or before March 31, 2005, the Company was obligated to make an additional payment of $500,000 or the principal amount would be increased by $1 million (either payment a "Protection Payment"). Both the $7.5 Million Note and the $3.0 Million Note provided for initial semi-annual payments of interest at the rate of 5.5% per annum with the first payments due and paid February 1, 2005. The interest rate on the $7.5 Million Note increased from 5.5% to 7.5% on April 1, 2005, which remains in effect until its maturity date of March 31, 2006. If not repaid on or before March 31, 2006, the $7.5 Million Note also provides for a default interest rate of 12% per annum, escalating 3% per annum for each additional 90 days thereafter up to the maximum rate permitted by law. Financial covenants under the $7.5 Million Note require that Silipos maintain a tangible net worth of at least $4.5 million and prohibits the Company from incurring any additional indebtedness except to borrow up to $3.5 million for working capital, any amounts that would have been required to be paid for the purchase of Poly-Gel pursuant to the Put Option, and equipment or capital leases up to a maximum of $500,000. The Company has determined that the Protection Payment represented a term-extending option that did not meet the criteria for bifurcation under SFAS No. 133 in that there is no provision for net settlement. The Company followed the guidance of EITF 86-15 which addresses the calculation of interest cost on increasing-rate debt and requires that interest costs should be determined using the interest method based on the estimated outstanding term of the debt (12 months from issuance). Accordingly, the Company recorded additional interest expense of approximately $304,000 (in excess of the initial coupon rate of 5.5%) as an increase to the carrying value of the $7.5 Million Note for the three months ended March 31, 2005.

The $3.0 Million Note provides for a default interest rate of 11% per annum escalating by 3% per annum every 90 days thereafter up to the maximum rate permitted by law. A default under the $7.5 Million Note constitutes a default under the $3.0 Million Note. Under its original terms, the $3.0 Million Note would be reduced by half of any Protection Payment actually made pursuant to the $7.5 Million Note if both the $7.5 Million Note and the $3.0 Million Note are repaid prior to March 31,

2006. The Company has determined that the right to reduce the $3.0 Million Note by 50% of the Protection Payment made on the $7.5 Million Note if both the $7.5 Million Note and the $3.0 Million Note have been repaid in full by March 31, 2006, represented a call option ("Refund Provision") that is an embedded derivative that met the criteria under SFAS No. 133 for bifurcation and separate accounting treatment. The exercise price of the Refund Provision under the $3.0 Million Note is equal to the principal amount of the $3.0 Million Note less any refund the Company is entitled to under the Refund Provision, based upon whether or not the $7.5 Million Note has been repaid and the date of exercise. The Company has concluded that the Refund Provision embedded in the $3.0 Million Note is not clearly and closely related to the $3.0 Million Note because the $3.0 Million Note could be settled in such a way that the holder of such note would not recover substantially all of its investment. After reaching this determination, the Company followed the guidance of DIG B-16, which concludes that call options embedded in debt that are not considered clearly and closely related to the debt itself are net settleable and thus require bifurcation. Accordingly, the Refund Provision was recorded at fair value at issuance date (September 30, 2004), and was and will be subsequently marked to market through earnings. The fair value of the Refund Provision embedded in the $3.0 Million Note was determined to be de minimus and accordingly, no asset was recorded at September 30, 2004. Based upon a fair market value analysis to an unrelated third-party market participant, the Refund Provision was valued at $0 at March 31, 2005 due to the uncertainties associated with this call option. In making this determination, consideration was given to the following factors: 1) the transaction was a negotiated private transaction; 2) there is no fluid or established market for this type of option or transaction; 3) there are few, if any, comparable options or transactions with which to compare the Refund Provision; 4) the Company's liquidity and ability to prepay the $7.5 Million Note in order to avoid having to make the Protection Payment or be in a position to collect under the Refund Provision; and 5) a number of factors outside of the Company's control (e.g. the health of the public equity markets and the relatively short amount of time to refinance such note) are significant and result in high risk scenarios relative to the value of the Refund Provision to an unrelated third-party market participant. Each of these factors was considered in determining that the fair market value of the Refund Provision at March 31, 2005.

Both the $7.5 Million Note and the $3.0 Million Note are included as current liabilities in the balance sheet as of March 31, 2005, as it is the intention of the Company to repay the $7.5 Million Note and the $3.0 Million Note by March 31, 2006. The Company accrued interest expense of approximately $407,000 (inclusive of approximately $304,000 of additional interest expense in excess of the initial coupon rate of 5.5%) and $41,000 with respect to the $7.5 Million Note and the $3.0 Million Note, respectively, in the three months ended March 31, 2005. The Company recorded the $7.5 Million Note and the $3.0 Million Note at their face value which represented the fair value of the notes on their date of issuance (September 30, 2004).

On March 31, 2005, the Company entered into a settlement agreement and limited release among the parties to the Silipos purchase agreement. Under the terms of the settlement agreement, the parties exchanged mutual releases and agreed to a $232,000 reduction in the purchase price previously paid by the Company to SSL because Silipos did not satisfy certain minimum working capital requirements as of the closing date of the acquisition pursuant to the Silipos purchase agreement. The reduction to the purchase price is being satisfied by amending and restating the $7.5 Million Note, which is due on March 31, 2006 to reflect the reduction in the purchase price of $232,000. In addition effective as of April 1, 2005, the $7.5 Million Note was amended and restated to reflect the Company's election on March 15, 2005, in accordance with the terms of the note, to increase the principal amount effective,

April 1, 2005, by the $1,000,000 Protection Payment rather than to make an additional cash payment of $500,000 by March 31, 2005. As amended effective as of April 1, 2005, the principal balance of the $7.5 Million Note is $8,268,000. The carrying value of the $7.5 Million Note was approximately $7,795,000 at March 31, 2005.

Under the terms of the settlement agreement, the parties also agreed to amend and restate the $3.0 Million Note, which is due on December 31, 2009. The $3.0 Million Note was amended and restated to provide that the note will be reduced by $500,000 if the $7.5 Million Note is repaid in full on or before May 31, 2005, and will be further reduced by an additional $500,000 if both the $3.0 Million Note and the $7.5 Million Note have been repaid in full on or before March 31, 2006.

NOTE 5—SEGMENT INFORMATION

Prior to October 1, 2004, the Company operated in two segments, custom orthotics and distributed products. Beginning October 1, 2004, following the acquisition of Silipos, the Company has operated in two new segments, orthopedic and skincare. The segment information for the three months ended March 31, 2005 is reported utilizing these segments, and the information for the three months ended March 31, 2004 has been restated to reflect the current segment reporting structure. Intersegment net sales are recorded at cost. Segment information for the three months ended March 31, 2005 and 2004 is summarized as follows:

Three months ended March 31, 2004	Orthopedic	Skincare	Total
Net sales	$5,763,936	$—	$5,763,936
Gross profit	1,973,350	—	1,973,350
Operating loss	(8,473)	—	(8,473)
Three months ended March 31, 2005	Orthopedic	Skincare	Total
Net sales	$9,034,011	$1,363,182	$10,397,193
Gross profit	4,123,321	771,812	4,895,133
Operating income	363,718	162,471	526,189

Geographical segment information is summarized as follows:

Three months ended March 31, 2004	United States	Canada	United Kingdom	Consolidated Total
Net sales to external customers	$4,607,333	$471,238	$685,365	$5,763,936
Intersegment net sales	70,952	—	—	70,952
Gross profit	1,517,235	224,655	231,460	1,973,350
Operating (loss) income	(67,299)	41,641	17,185	(8,473)
Three months ended March 31, 2005	United States	Canada	United Kingdom	Consolidated Total
Net sales to external customers	$8,852,956	$514,033	$1,030,204	$10,397,193
Intersegment net sales	200,111	—	—	200,111
Gross profit	4,196,424	225,636	473,073	4,895,133
Operating income (loss)	509,802	(2,942)	19,329	526,189

NOTE 6—COMPREHENSIVE INCOME (LOSS)

The Company's comprehensive income (loss) were as follows:

	Three months ended March 31,
	2005	2004
Net income (loss)	$1,410,292	$(219,092)
Other comprehensive (loss) income net of tax:
Change in equity resulting from translation of financial statements into U.S. dollars	(15,771)	38,405

Comprehensive income (loss)	$1,394,521	$(180,687)

NOTE 7—INCOME (LOSS) PER SHARE

Basic earnings per common share ("EPS") are computed based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are computed based on the weighted average number of common shares, after giving effect to dilutive common stock equivalents outstanding during each period. The diluted income (loss) per share computations for the three months ended March 31, 2005 and 2004 excludes approximately 14,000 and 649,000 shares, respectively, related to employee stock options because the effect of including them would be anti-dilutive. The impact of the convertible notes on the calculation of the fully-diluted earnings per share was anti-dilutive and is therefore not included in the computation for the three months ended March 31, 2004. Had the impact of the Notes been included in the calculation of diluted earnings per share, net loss would have decreased by approximately $194,000 in the three months ended March 31, 2004. Additionally, the diluted weighted average shares would have increased by 2,431,500 for the three months ended March 31, 2004, to reflect the conversion of the Notes.

The following table provides a reconciliation between basic and diluted earnings (loss) per share:

	Three months ended March 31,
	2005			2004
Basic EPS	Income (loss)	Shares	Per Share	Income (loss)	Shares	Per Share
Net income (loss)	$1,410,292	4,397,933	$.32	$(219,092)	4,380,422	$(.05)
Effect of Dilutive Securities
Stock options and warrants	—	548,929	—	—	—	—
Stock awards	—	40,000	—	—	—	—
Convertible notes	194,333	2,431,500	—	—	—	—

Diluted EPS	$1,604,625	7,418,362	$.22	$(219,092)	4,380,422	$(.05)

NOTE 8—RELATED PARTY TRANSACTIONS

Consulting Agreement with Kanders & Company, Inc.    On November 12, 2004, the Company, entered into a consulting agreement (the "Consulting Agreement") with Kanders & Company, Inc. ("Kanders & Company"), the sole stockholder of which is Warren B. Kanders, who on November 12, 2004, became the Company's Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC ("Langer Partners"), the Company's largest stockholder. The

Consulting Agreement provides that Kanders & Company will act as the Company's non-exclusive consultant to provide us with strategic consulting and corporate development services for a term of three years. Kanders & Company will receive, pursuant to the agreement, an annual fee of $200,000 and may receive separate compensation for assistance, at the Company's request, with certain transactions or other matters to be determined by the board from time to time, and options to purchase 240,000 shares of the Company's common stock at an exercise price of $7.50 per share, vesting in three equal annual installments beginning on November 12, 2005. The Company has also agreed to provide Kanders & Company with indemnification protection which survives the termination of the Consulting Agreement for six years, and extends to any actual or wrongfully attempted breach of duty, neglect, error or misstatement by Kanders & Company alleged by any claimant. The Consulting Agreement replaced a previous agreement for similar consulting services, pursuant to which Kanders & Company received an annual fee of $100,000, options to purchase 100,000 shares of the Company's common stock at an exercise price of $1.525 per share, and the indemnification protection described above. The Company paid or accrued $50,000 and $25,000 during the three months ended March 31, 2005 and 2004, respectively, pursuant to the Consulting Agreement and the previous agreement.

In November 2004, the Board of Directors approved a May 1, 2005 grant, which has been deferred until September 1, 2005, of 100,000 shares of restricted stock to Kanders & Company, provided Mr. Kanders has not resigned as Chairman of the Board, all of which vest on November 12, 2007, and which accelerate upon termination of the consulting agreement, death of Mr. Kanders, or the change of control of the Company.

Note and Warrant Purchase Agreement.    On September 30, 2004, the Company sold (a) an aggregate principal amount of $5,500,000 of the Company's 7% senior subordinated notes due September 30, 2007 (the "Subordinated Notes"), and (b) warrants to purchase an aggregate of 110,000 shares of the Company's common stock at an exercise price of $0.02 per share (the "Warrants") pursuant to a Note and Warrant Purchase Agreement dated September 30, 2004 by and among the Company and ten accredited investors, including Langer Partners. The Subordinated Notes and Warrants were sold by the Company to finance the cash portion of the purchase price of the Silipos acquisition. Langer Partners purchased and holds $750,000 principal amount of the Subordinated Notes and Warrants to purchase 15,000 shares of the Company's common stock. The Subordinated Notes are prepayable at any time without penalty, and interest will accrue on the unpaid principal amount of the Subordinated Notes at the rate of 7% per annum, payable semi-annually in arrears on the last day of June and December in each year until the maturity date. The Warrants are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of the Subordinated Notes, or (ii) September 30, 2005. The Warrants expire September 30, 2009. The exercise price of the Warrants is subject to adjustment in certain circumstances. The fair value of the Warrants was determined to be $735,900 using the Black-Scholes pricing model. This amount was recognized as a discount to the Subordinated Notes and is being amortized over the term of the Company's Subordinated Notes and recorded as an additional interest expense. Under the Note and Warrant Purchase Agreement, the Company agreed to use its best efforts to file a shelf registration statement covering resales of the shares underlying the Warrants by December 31, 2005.

Loan to Steven Goldstein.    In April 2002, the Company made a full-recourse secured two-year term loan to Mr. Steven Goldstein, the Company's Executive Vice President, in the principal sum of $21,000, which provided for interest at the rate of 4% per year, compounded quarterly. The loan, along with applicable interest, was repaid in April 2004.

Other related party transactions.    The Company has obtained certain technology related products and services from a company owned by the brother-in-law of Andrew Meyers, the Company's President, Chief Executive Officer and director. Costs incurred by the Company for such products and services were approximately $0 and $12,000 in the three months ended March 31, 2005 and 2004, respectively. The Company also engaged a company owned by Steven Goldstein's father-in-law to provide certain promotional and marketing goods and services to the Company. Costs incurred with respect to such goods and services for the three months ended March 31, 2005 and 2004 were approximately $0 and $20,309, respectively.

NOTE 9—PENSION

	Pension Benefits
Three months ended March 31
	2005	2004
Interest cost	$8,996	$8,550
Expected return on plan assets	(11,723)	(9,603)
Amortization of transition (assets) or obligations	1,948	1,948
Recognized actuarial (gain) loss	4,766	4,808

Net periodic benefit cost	$3,987	$5,703

Employer Contributions

The Company previously disclosed in its consolidated financial statements for the year ended December 31, 2004, that it expected to contribute approximately $57,000 to its pension plan in 2005. As of March 31, 2005, no contributions have been made.

NOTE 10—LITIGATION

From time to time, the Company is subject to certain legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their final resolution will not have a material adverse effect on the Company's consolidated financial statements.

In addition, in connection with the Company's acquisition of Silipos, the Company could become subject to certain claims or actions brought by Poly-Gel, although no such claims have been brought to date. These claims may arise, for example, out of the supply agreement between Silipos and Poly-Gel dated August 20, 1999, the manufacture, marketing or sale of products made from gel not purchased from Poly-Gel, alleged misappropriation of trade secrets or other confidential information (including gel formulations) of Poly-Gel, as well as any other alleged violations of the supply agreement (the "Potential Poly-Gel Claims"). For any of these potential claims, SSL has agreed to indemnify the Company for losses up to $2.0 million, after which the Company would be liable for any such claims. Furthermore, the Company has assumed responsibility for the first $150,000 of such liability in connection with the Company's acquisition of Silipos, and SSL's maximum liability for total indemnification related to the Company's acquisition of Silipos is between $5,000,000 and $7,000,000. Thus, if the total amount of all claims arising from the acquisition exceed this maximum, whether or not related to Poly-Gel, the Company would be liable for amounts in excess of the maximum. For claims arising out of conduct that occurs after the closing of the Silipos transaction on September 30,

2004, the Company has agreed to indemnify SSL against losses. The Company would expect to vigorously defend against any claims brought by Poly-Gel or any other third party. The Company does not believe that the ultimate resolution of the claims will have a material impact on the consolidated financial statements.

On April 21, 2005, Thermo-Ply, Inc., a Florida corporation, filed an action in the United States District Court for the Middle District of Florida (Tampa Division) against Silipos and four other defendants. The action asserts a claim for alleged infringement of U.S. Patent No. 6,231,617. Although not specifically identified by the claim, the Company believes that the claim insofar as it relates to the Company may be directed towards the Explorer Gel Liners manufactured, distributed and sold by Silipos. The Company is currently investigating the validity of this claim. Should the plaintiff be successful in pressing this claim, Silipos could be enjoined from making, using or selling the accused products and could also be assessed damages for the alleged infringement, which damages could be increased up to three times in the event the infringement is found to be willful, together with attorney fees and certain costs.

The Company could become subject to certain claims or actions brought by River Biomechanics ("River") and its principal, a former sales agent and distributor for our foot orthotic devices sold in Canada. While the Company has received written correspondence from River and its principal threatening to institute litigation, no action has been brought to date. These claims may include allegations relating to prior negotiations by the Company to acquire River, the Company's hiring of certain former employees of River and use of certain confidential information. The Company expects to vigorously defend against any claims brought by River and its principal. The Company also believes that it has potential causes of action against River and its principal. In the event the Company does not ultimately prevail in defending any such claims, the Company believes that any such claims would not have a material adverse effect on its business, financial condition or results of operations.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Silipos, Inc.:

We have audited the accompanying consolidated balance sheets of Silipos, Inc. and subsidiary as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silipos, Inc. and subsidiary as of March 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, effective April 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and changed its method of accounting for goodwill in 2003.

KPMG LLP

Atlanta, Georgia
July 12, 2004

Silipos, Inc. and Subsidiary

Consolidated Balance Sheets

March 31, 2004 and 2003

Assets

	2004	2003
Current assets:
Cash and cash equivalents	$1,563,692	$699,723
Trade accounts receivable, less allowance for doubtful accounts of $58,812 in 2004 and $73,958 in 2003	2,923,978	2,367,627
Due from Ultimate Parent	1,953,392	32,751
Due from affiliates	6,378	441,346
Inventories, net	2,466,051	2,670,539
Deferred tax asset	232,159	213,485
Income tax receivable	803,776	483,181
Prepaid expenses and other receivables	144,968	87,299

Total current assets	10,094,394	6,995,951

Property, plant and equipment at cost	6,193,774	5,728,462
Less accumulated depreciation	(2,144,873)	(1,692,526)

Property, plant and equipment, net	4,048,901	4,035,936

Due from Ultimate Parent	848,670	—
Other assets:
Goodwill, net	—	9,124,344
Deferred tax asset	2,275,403	2,225,525
Intangible assets, net	1,743,864	1,954,932

Total other assets	4,019,267	13,304,801

Total assets	$19,011,232	$24,336,688

Liabilities and Stockholder's Equity
Current liabilities:
Trade accounts payable	$527,696	$723,382
Due to Ultimate Parent	894,303	—
Due to affiliates	1,638,721	555,619
Accrued expenses	1,124,548	1,156,134

Total current liabilities	4,185,268	2,435,135
Obligations under capital leases, excluding current installments	2,700,000	2,700,000

Total liabilities	6,885,268	5,135,135

Stockholder's equity:
Common stock
Class A voting, no par value, Authorized 1,000 shares; issued and outstanding 300 shares	—	—
Class B nonvoting, no par value, Authorized 1,000 shares; issued and outstanding 15 shares	—	—
Additional paid-in capital	35,305,076	33,901,290
Accumulated deficit	(23,179,112)	(14,699,737)

Total stockholder's equity	12,125,964	19,201,553

Commitments and contingencies (notes 6 and 10)
Total liabilities and stockholder's equity	$19,011,232	$24,336,688

See accompanying notes to consolidated financial statements.

Silipos, Inc. and Subsidiary

Consolidated Statements of Operations

Years ended March 31, 2004 and 2003

	2004	2003
Net sales	$20,838,169	$20,395,505
Cost of goods sold	8,475,262	7,573,109

Gross profit	12,362,907	12,822,396
Selling, general, and administrative expenses	9,525,874	8,914,652
Loss on impairment of goodwill	9,124,344	3,489,631

Operating (loss) income	(6,287,311)	418,113
Other income (expense):
Interest	(443,064)	(1,527,849)
Gain (loss) on foreign currency translation	223,823	(348)
Other, net	4,834	5,612

Loss before income taxes	(6,501,718)	(1,104,472)
Income tax expense	1,072,657	913,676

Loss before cumulative effect of change in accounting principle	(7,574,375)	(2,018,148)
Cumulative effect of a change in accounting principle	—	14,132,353

Net loss	$(7,574,375)	$(16,150,501)

Net loss per share:
Loss per share before cumulative effect of change in accounting principle	$(24,046)	$(6,407)
Cumulative effect of change in accounting principle	—	(44,864)

Net loss per share — basic	$(24,046)	$(51,271)

Net loss per share — diluted	$(24,046)	$(51,271)

Weighted average number of shares used in computation of net loss per share:
Basic	315	315

Diluted	315	315

See accompanying notes to consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholder's Equity

Years ended March 31, 2004 and 2003

	Class A Common stock		Class B Common stock
					Additional paid-in capital	Accumulated deficit	Total Stockholder's equity
	Shares	Amount	Shares	Amount
Balance at April 1, 2002	300	$—	15	$—	$5,301,290	$1,450,764	$6,752,054
Net loss	—	—	—	—	—	(16,150,501)	(16,150,501)
Capital contribution	—	—	—	—	28,600,000	—	28,600,000

Balances at March 31, 2003	300	—	15	—	33,901,290	(14,699,737)	19,201,553
Net loss	—	—	—	—	—	(7,574,375)	(7,574,375)
Capital contribution	—	—	—	—	1,403,786	—	1,403,786
Dividends paid	—	—	—	—	—	(905,000)	(905,000)

Balances at March 31, 2004	300	$—	15	$—	$35,305,076	$(23,179,112)	$12,125,964

See accompanying notes to consolidated financial statements.

Silipos, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years ended March 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(7,574,375)	$(16,150,501)
Adjustment to reconcile net loss to net cash provided by operating activities:
Goodwill impairment	9,124,344	17,621,984
Depreciation and amortization	662,150	1,609,859
(Gain) loss on foreign currency translation	(223,823)	348
Deferred income taxes	(68,552)	(401,775)
Changes in operating assets and liabilities:
Accounts receivable	(749,889)	(656,776)
Inventories, net	596,055	(1,084,110)
Prepaid expenses and other receivables	(378,264)	(150,862)
Accounts payable and accrued expenses	1,320,048	276,016

Net cash provided by operating activities	2,707,694	1,064,183

Cash flows from investing activities:
Cash assumed on capital contribution of Silipos UK Limited	105,337	—
Capital expenditures	(464,047)	(664,950)
Acquisition of patent	—	(66,000)
Loan to Ultimate Parent	(848,670)	—

Net cash used in investing activities	(1,207,380)	(730,950)

Cash flows used in financing activities:
Dividends paid	(905,000)	—

Effect of exchange rate changes on cash	268,655	—

Net increase in cash and cash equivalents	863,969	333,233
Cash and cash equivalents at beginning of year	699,723	366,490

Cash and cash equivalents at end of year	$1,563,692	$699,723

	2004	2003
Supplemental Disclosures of cash paid during the year for:
Interest	$385,346	$1,495,631
Income taxes	500,977	1,437,455
Supplemental disclosures of noncash operating, investing, and financing activities:
During 2004 the Company's Ultimate Parent contributed its investment in Silipos (UK) Limited, giving the Company a 100% ownership interest. The capital contribution consisted of:
Cash	$105,337	—
Inventories	391,567	—
Due from Ultimate Parent	1,336,967	—
Due to affiliate	(430,085)	—

Capital contribution	$1,403,786	$—

Supplemental disclosure of noncash investing activity:
Acquisition of patent through capital contribution	$—	$(3,100,000)
Supplemental disclosure of noncash financing activity:
Loan payable converted to stockholder's equity	—	(25,500,000)
Capital contribution	—	28,600,000

See accompanying notes to consolidated financial statements

Silipos, Inc. and Subsidiary

Notes to Consolidated Financial Statements

March 31, 2004 and 2003

(1)    Summary of Significant Accounting Policies and Practices

(a) Description of Business

Silipos, Inc. and subsidiary (the Company) is a designer, manufacturer and distributor of gel-based products that target three market segments: (i) orthopedics, (ii) skincare, and (iii) prosthetics. Established in 1989 and headquartered in the United States, Silipos currently operates as a wholly owned subsidiary of SSL International, PLC (the Ultimate Parent), a global manufacturer and distributor of healthcare, household, and industrial products, with headquarters in the United Kingdom. Silipos' products are sold in more than 60 countries. The Company has approximately 108 full-time employees operating out of its two main facilities in Niagara Falls, N.Y. and New York, N.Y.

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of Silipos, Inc. and its wholly owned subsidiary, Silipos (UK) Limited (Subsidiary). All significant intercompany balances and transactions have been eliminated in consolidation.

(c) Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(d) Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience and known credit risks related to specific customers. The Company reviews its allowance for doubtful accounts periodically. Past-due balances over 60 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(e) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

(f) Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

(g) Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets, as of April 1, 2002. Pursuant to FASB Statement No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142. FASB Statement No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

In connection with FASB Statement No. 142's transitional goodwill impairment evaluation, the statement required the Company to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of April 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of April 1, 2002. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The second step was required for the Company's only reporting unit. In this step, the Company compared the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which were measured as of the date of adoption. The implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB No. 141, Business Combinations. The residual fair value after this allocation was the implied fair value of the reporting unit goodwill. The carrying amount of this reporting unit's goodwill exceeded its implied fair value and the Company recognized an impairment loss of $14,132,353 as the cumulative effect of a change in accounting principle.

(h) Intangible Assets

Intangible assets represents a Patent License Agreement between the Company and the developer of gel technology utilized by the Company and is being amortized over the estimated life of the patent.

(i) Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred and totaled $1,601,909 and $792,826 in 2004 and 2003, respectively.

The Company accounts for sales incentives which include discounts, coupons, co-operative advertising, and free products or services in accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer. Generally, cash consideration is to be classified as a reduction of net sales, unless specific criteria are met regarding goods or services that a vendor may receive in return for this consideration. The Company's consideration given to customers does not meet these conditions and, accordingly, is classified as a reduction to revenue.

(j) Research and Development

Research and development expenses are charged to earnings during the period in which they are incurred and totaled $433,771 and $406,260 in 2004 and 2003, respectively.

(k) Foreign Currency Translation

The functional currency of the operations of Silipos (UK) Limited is the U.S dollar. Foreign currency balances of Silipos (UK) Limited have been remeasured to U.S. dollars at the current rate at the balance sheet date. Revenue and expenses are measured at average rates in effect during the periods. Gains or losses on foreign currency remeasurement are included in the results of operations in the year incurred.

(l) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is part of a consolidated group that joins in the filing of income tax returns. These consolidated financial statements are being prepared on a stand alone basis.

(m) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant, and equipment; intangibles and goodwill; and valuation allowances for receivables, inventories, and deferred income tax assets. Actual results could differ from those estimates.

(n) Comprehensive Income

No statements of comprehensive income have been included in the accompanying financial statements for the years ended March 31, 2004 and 2003, since the Company does not have any "other comprehensive income" to report.

(o) Impairment of Long-Lived Assets

The Company adopted FASB Statement No. 144 on April 1, 2002. The adoption of FASB Statement No. 144 did not affect the Company's financial statements.

In accordance with FASB No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

(p) Revenue Recognition

The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss.

(q) Shipping and Handling

All amounts billed to a customer in a sale transaction relating to shipping and handling, if any, represent revenue earned for the goods provided and are classified as revenue. Shipping and handling costs are included in cost of sales.

(r) Fair Value of Financial Instruments

Management of the Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, affiliate payables and receivables, accounts payable, and accrued expenses are reasonable approximations of their fair value because of the short maturity of these instruments. The carrying value of the amounts due to and from the Ultimate Parent and capital lease obligations approximates fair value since the rates for the majority of these instruments are at rates currently offered to the Company.

(s) Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(t) Risks and Uncertainties

Three customers accounted for approximately 35% of the Company's sales and 28% of the Company's trade accounts receivables as of and for the year ended March 31, 2004. The loss of one of these customers could have an adverse impact on the Company's consolidated financial position, results of operations, or cash flows. The Company does not require collateral for its trade accounts receivable, but management attempts to mitigate the risk of nonpayment through the maintenance of adequate allowances for potential credit losses and the performance of ongoing credit evaluations.

(2)    Inventories

Inventories at March 31, 2004 and 2003 consisted of the following:

	2004	2003
Raw materials	$1,551,720	1,450,038
Work in progress	161,545	332,331
Finished goods	752,786	888,170

Total	$2,466,051	2,670,539

The inventory balances noted above are net of an inventory reserve of $293,022 and $130,000 as of March 31, 2004 and 2003, respectively.

(3)    Property, Plant, and Equipment

Property, plant, and equipment, at cost as of March 31, 2004 and 2003 is as follows:

	Useful life	2004	2003
Land, building and improvements	20 years	$2,700,000	2,700,000
Machinery and equipment	5-15 years	1,906,695	1,816,667
Computer hardware and software	3-5 years	590,866	541,803
Furniture and fixtures	5 years	280,656	280,656
Leasehold improvements	10 years	362,445	362,445
Construction in process	—	353,112	26,891

Total		$6,193,774	$5,728,462

(4)    Related-Party Transactions

During fiscal 2004, the Company entered into a Loan Agreement (the Loan) in which its Ultimate Parent borrowed an initial amount of $845,000. The loan may be increased or decreased at the Company's discretion on the first day of a two-month interval commencing after February 25, 2004. The Loan initially bore interest at 1.12% and accrues at LIBOR in two-month intervals commencing after February 25, 2004.

Total interest earned on the Loan during 2004 was $3,670. The Loan has no set terms of repayment; however, it is due on demand under certain circumstances including liquidation, failure to make scheduled payments under the agreement, or the borrower is deemed unable to pay. Total principal and interest outstanding at March 31, 2004 was $848,670.

Entities affiliated with the Company incur expenses in the ordinary course of business on behalf of the Company. Expenses incurred include salaries and wages, travel, insurance, legal, and audit fees. During the years ended March 31, 2004 and 2003, total expenses incurred by affiliates on behalf of the Company were approximately $4,002,000 and $4,861,000, respectively. All amounts outstanding with affiliates in excess of two months are paid by the Ultimate Parent on behalf of the Company and incur interest at LIBOR until the balance outstanding is repaid in full. Due to affiliates and Ultimate Parent represents amounts for these expenses incurred.

Sales to affiliates during the years ended March 31, 2004 and 2003 were $39,870 and $1,207,672, respectively. Due from affiliates represents amounts receivable from these sales.

Sales to the Ultimate Parent company during the years ended March 31, 2004 and 2003 were $658,381 and $413,930, respectively. Included in due from Ultimate Parent at March 31, 2004 and 2003 is approximately $403,588 and $32,751, respectively, from these sales.

The Company converted an intercompany loan in the amount of $25,500,000 with the immediate parent company to additional paid-in capital during the year ended March 31, 2003. Total interest incurred in relation to this loan in 2003 was $1,084,785. The interest rate in effect during 2003 was 4.05%.

An entity affiliated with the Company incurred expenses associated with signing a Patent License Agreement. During the year ended March 31, 2003, costs associated with that agreement in the amount of $3,100,000 were accounted for as a contribution of capital.

During the year ended March 31, 2004, the Company became part of an affiliated group of corporations in the United States that join in the filing of consolidated Federal income tax returns. Accordingly, the Company entered into a tax-sharing agreement (the Agreement), whereby each member of the affiliated group is responsible for paying its share of the consolidated tax liability. In accordance with the Agreement, the Company recorded a liability to its affiliate as of March 31, 2004 in the amount of $960,827 for its share of the consolidated Federal tax liability.

During the year ended March 31, 2004, the Company incurred a loss at its Subsidiary. Other members of an affiliated group in the United Kingdom that join in the filing of income tax returns utilized the loss incurred by the Subsidiary. No tax sharing agreement exists by which the Subsidiary would be reimbursed by the members of the affiliated group for the use of the loss. Accordingly, the Company has recorded no deferred tax asset.

(5)    Employee Benefit Plans

The Company has a defined contribution 401(k) plan covering all eligible employees. Employees may contribute up to 15% of total compensation, subject to Internal Revenue Service (IRS) limitations. If an employee elects to make such a contribution, the Company makes a guaranteed matching contribution equal to 50% of every dollar contributed by the employee, up to 6% of eligible pay. Employer contributions become fully vested after five years of service with the Company. The Company made matching contributions of $34,146 and $48,316 during the years ended March 31, 2004 and 2003, respectively.

The Company also has a defined contribution pension plan covering all eligible employees. The plan is fully funded by contributions made by the Company at 5% of total compensation subject to IRS limitations which become fully vested after five years of service with the Company. The Company made contributions of $131,434 and $181,002 during the years ended March 31, 2004 and 2003, respectively.

(6)    Leases

The Company is obligated under a capital lease covering the land and building at the Company's facility in Niagara Falls, N.Y. that expires in 2018. This lease contains two five-year renewal options. At March 31, 2004 and 2003, the gross amount of land and building and related accumulated amortization recorded under capital leases were as follows:

	2004	2003
Land and Building	$2,700,000	2,700,000

Less accumulated amortization	(706,371)	(585,279)

	$1,993,629	2,114,721

Amortization of assets held under capital leases is included with depreciation expense.

The Company also has several noncancelable operating leases, primarily for an office facility in New York, N.Y. and office equipment that expire over the next four years. These leases generally contain renewal options for periods ranging from three to five years. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) during 2004 and 2003 was $178,559 and $176,437, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of March 31, 2004 are:

	Capital leases	Operating leases
Year ending March 31:
2005	$389,725	$165,342
2006	400,225	159,633
2007	410,725	154,961
2008	421,225	115,958
2009	435,138	—
Later years, through 2018	4,898,901	—

Total minimum lease payments	6,955,939	$595,894

Less amount representing interest	4,255,939

Present value of net minimum capital lease payments	2,700,000
Less current installments of obligations under capital leases	—

Obligations under capital leases, excluding current installments	$2,700,000

(6)    Leases (Continued)

The Company is subject to escalating rent payments under its capital lease therefore there have been no reductions in the principal obligation outstanding. Included in accrued expenses is accrued interest of $473,461 and $415,743 as of March 31, 2004 and 2003, respectively.

(7)    Income Taxes

Income tax expense attributable to income from operations consists of:

	Current	Deferred	Total
Year ended March 31, 2004:
U.S. Federal	$960,827	(57,716)	903,111
State and local	180,382	(10,836)	169,546
Foreign jurisdiction	—	—	—

	$1,141,209	(68,552)	1,072,657

Year ended March 31, 2003:
U.S. Federal	$1,107,529	(338,270)	769,259
State and local	207,922	(63,505)	144,417
Foreign jurisdiction	—	—	—

	$1,315,451	(401,775)	913,676

Income tax expense attributable to income from operations was $1,072,657 and $913,676 for the years ended March 31, 2004 and 2003, respectively, and differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax loss from operations as a result of the following:

	2004	2003
Computed "expected" tax benefit	$(2,210,584)	(375,521)
Nondeductible impairment losses	3,102,277	1,186,475
State taxes, net of federal income tax benefit	111,900	95,315
Nondeductible foreign tax losses	61,598	—
Other, net	7,466	7,407

	$1,072,657	913,676

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2004 and 2003 are presented below.

	2004	2003
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$20,119	28,074
Inventories, principally due to additional costs inventoried for tax purposes and obsolescence reserves	164,734	114,517
Compensated absences, principally due to accrual for financial reporting purposes	47,306	40,728
Intangible assets	386,722	387,255
Capital lease	447,825	379,949
Loan from immediate parent	1,657,977	1,657,977
Other accruals	—	30,166

Total gross deferred tax assets	2,724,683	2,638,666
Deferred tax liabilities:
Property, plant and equipment, principally due to accelerated depreciation	(217,121)	(199,656)

Net deferred tax asset	$2,507,562	2,439,010

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences at March 31, 2004. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(8)    Goodwill and Other Intangible Assets

Acquired Intangible Assets

	March 31, 2004
	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Patent	$3,166,000	15 yrs.	$1,422,136

In April 2002 in settlement of a patent dispute, the Company signed a Patent License Agreement (the Agreement). The Agreement covered the current and future use of the technology to which the patent relates. During the year ended March 31, 2003, the Company recorded a charge of $1,000,000 for its past use of the patent, which is included in selling, general, and administrative expenses. The Company estimated that the patent had an original life of 15 years; however, at the time the Agreement was signed, the Company had effectively been utilizing the technology to which the patent relates during the prior five years. Therefore, as of April 2002, the Company began amortizing the patent over the estimated remaining life of 10 years.

The Agreement also included a provision for the Company's past use of the patented technology, which indicated that the Company was liable for 6% of all past sales of gel products utilizing the patented technology. However, one third of the liability will be forgiven annually commencing on November 30, 2001, provided the Company fully and faithfully discharges all obligations undertaken by it in the Agreement for a period of at least three years. In the event of a breach of this Agreement, the Company would be liable for 6% of all past sales less the fraction of the royalties forgiven each year the Company performed under the Agreement.

Amortization expense for amortizing intangible assets was $211,067 and $1,211,069 for the years ended March 31, 2004 and 2003, respectively. Estimated amortization expense for each of the next five years is $211,067.

Goodwill

The changes in the carrying amount of goodwill are as follows:

Balance as of April 1, 2002	$26,746,328
Impairment loss	(17,621,984)

Balance as of March 31, 2003	9,124,344
Impairment loss	(9,124,344)

Balance as of March 31, 2004	$—

Upon adoption of FASB Statement No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform to the new classification criteria in FASB Statement No. 141 for recognition separate from goodwill. The Company also was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. The Company was required to test goodwill for impairment as of April 1, 2002 and annually thereafter, in accordance with the provisions of FASB Statement No. 142. The goodwill was created when the Ultimate Parent acquired the Company in 1999. Subsequent to the acquisition, markets in general slowed down and the Company did not realize the cash flows originally anticipated. As noted in note 1 to the consolidated financial statements, this analysis as of April 1, 2002 required the Company to recognize an impairment loss of $14,132,353 on adoption.

In accordance with FASB Statement No. 142, the Company performed its annual impairment tests as of March 31, 2004 and 2003. Consequently, impairment losses of $9,124,344 and $3,489,631 in 2004 and 2003, respectively, were recognized since the carrying amount of the applicable reporting unit was greater than the fair value of the applicable reporting units and the carrying amount of the reporting unit's goodwill exceeded the implied fair value of that goodwill.

In 2003 and 2004, the Company continued to generate less than anticipated cash flows and continued to feel competitive pressure. Additionally the Ultimate Parent altered its strategic direction and began aggressively marketing the Company for sale. The valuation on March 31, 2004 was based upon the negotiated sales price of the Company and resulted in the impairment loss of $9,124,344.

(9)    Capital Contribution

On April 1, 2003, the Company's immediate parent contributed to the Company 100% of the outstanding common shares of Silipos UK Limited with a carrying value of $1,403,786. The results of Silipos UK's operations have been included in the consolidated financial statements since that date. Silipos UK is a distributor of the Company's products in the United Kingdom.

The following table summarizes the carrying value of the assets acquired and liabilities assumed at the date of the contribution.

Cash	$105,337
Inventories	391,567
Due from Ultimate Parent	1,336,967

Total assets acquired	1,833,871
Due to affiliate	430,085

Net assets acquired	$1,403,786

(10)    Commitments and Contingencies

Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Put Option

In accordance with the Supply Agreement (the Supply Agreement) between the Company and its primary gel supplier (the Supplier) the Company is subject to a put option (the Option). The Supply Agreement grants the Supplier an irrevocable right and option to cause the Company to purchase the assets or shares of the Supplier. The option is exercisable at any time from and after August 20, 2004 and prior to February 16, 2005. The purchase price is calculated as 1.5 times the revenue of the Supplier from sales of gel to the Company during the 12-month period ending on the last day of the month next preceding the date of exercise of the Option. As of March 31, 2004, the purchase price of the Supplier in accordance with the terms of the Supply Agreement would be approximately $3,874,000.

License Agreement

The Company is a party to a License Agreement, which grants the Company certain exclusive and non-exclusive rights to both manufacture and sell certain products that are covered by certain patents that are not owned by the Company. During the initial term of the License Agreement, which expires on June 15, 2005, the Company is subject to royalty payments in the amount of 4% of the net sales price of each Silipos product sold covered by one of the patents noted in the License Agreement. Subsequent to the initial term, the Company is still subject to a 4% royalty until such time as the applicable patents expire or the termination of the respective license granted in the License Agreement. Notwithstanding any other provisions in the License Agreement, the Company's total royalty payment for each successive twelve-month period during the initial term of the License Agreement will be at least $100,000, and $112,500 after the initial term. Royalties expense was $791,000 and $785,000 for the years ended March 31, 2004 and 2003, respectively.

(11)    Subsequent Event (Unaudited)

On September 30, 2004, all of the Company's outstanding stock was acquired by Langer, Inc. The sales price received was $15.5 Million and was comprised of $5.0 Million of cash received at closing, a $7.5 Million Note and a $3.0 Million Note. The sales price is subject to reduction based upon adjustments to working capital, as defined, at September 30, 2004.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Balance Sheet
September 30, 2004
(as restated—see Note 1(c))

Current assets:
Cash and cash equivalents	$380,294
Trade accounts receivable, less allowance for doubtful accounts of $75,000	3,174,486
Inventories, net	2,638,228
Other current assets	1,287,350

Total current assets	7,480,358
Property, plant and equipment, net	4,059,300
Other assets:
Deferred tax asset	2,293,847
Intangible assets, net	1,638,330

Total other assets	3,932,177

Total assets	$15,471,835

Liabilities and Stockholder's Equity
Current liabilities:
Trade accounts payable	$591,656
Due to affiliates	254,975
Accrued expenses	1,400,968
Obligation under put option	2,355,000

Total current liabilities	4,602,599
Obligations under capital leases, excluding current installments	2,700,000

Total liabilities	7,302,599
Stockholder's equity:
Common stock
Class A voting, no par value, authorized 1,000 shares; issued and outstanding 300 shares	—
Class B non-voting, no par value, authorized 1,000 shares; issued and outstanding 15 shares	—
Additional paid-in capital	33,596,899
Accumulated deficit	(25,427,663)

Total stockholder's equity	8,169,236
Commitments and contingencies (notes 5 and 8)

Total liabilities and stockholder's equity	$15,471,835

See accompanying note to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Operations
Six months ended September 30, 2004 and 2003

	2004	2003
	(as restated— see Note 1(c))
Net sales	$9,409,096	$12,438,143
Cost of goods sold	3,538,731	5,005,691

Gross profit	5,870,365	7,432,452
Selling expenses	4,001,064	3,902,316
General and administrative expenses	1,181,801	1,088,220
Put option expense	2,355,000	—

Operating (loss) income	(1,667,500)	2,441,916
Other income (expense):
Interest	(221,532)	(221,532)
Gain (loss) on foreign currency translation	(4,833)	82,200
Other, net	(5,665)	3,080

Other income (expense), net	(232,030)	(136,252)

(Loss) income before income taxes	(1,899,530)	2,305,664
Provision for income taxes	(175,852)	(878,664)

Net (loss) income	$(2,075,382)	$1,427,000

Net (loss) income per share:
Net (loss) income per share—basic	$(6,589)	$4,530

Net (loss) income per share—diluted	$(6,589)	$4,530

Weighted average number of shares used in computation of net (loss) income per share:
Basic	315	315

Diluted	315	315

See accompanying notes to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Cash Flows
Six months ended September 30, 2004 and 2003

	2004	2003
	(as restated— see Note 1(c))
Cash Flows From Operating Activities:
Net (loss) income available to shareholder	$(2,075,382)	$1,427,000
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	302,725	344,975
Loss (gain) on foreign currency translation	4,833	(82,200)
Put option expense	2,355,000	—
Deferred income taxes	23,552	(8,362)
Changes in operating assets and liabilities:
Trade accounts receivable	(250,508)	(281,880)
Inventories, net	(172,177)	40,874
Other current assets	1,806,494	(185,202)
Accounts payable, due to affiliates and accrued expenses	(1,937,669)	625,238

Net cash provided by operating activities	56,868	1,880,443
Cash Flows From Investing Activities:
Cash assumed on capital contribution of Silipos (UK) Limited	—	105,337
Capital expenditures	(207,590)	(153,771)
Collection of loan to Ultimate Parent	848,670	—

Net cash provided by (used in) investing activities	641,080	(48,434)
Cash Flows From Financing Activities:
Distribution of capital to Ultimate Parent	(1,708,177)	—
Dividends paid	(173,169)	—

Net cash used in financing activities	(1,881,346)	—
Effect of exchange rate changes on cash	—	77,000

Net (decrease) increase in cash and cash equivalents	(1,183,398)	1,909,009
Cash and cash equivalents at beginning of period	1,563,692	699,723

Cash and cash equivalents at end of period	$380,294	$2,608,732

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$221,532	$221,532
Income taxes	$10,118	$1,267,572
Supplemental Disclosure of Non-cash Financing Activities:
Obligation under put option	$2,355,000	$—

See accompanying notes to unaudited condensed consolidated financial statements.

SILIPOS, INC. AND SUBSIDIARY

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2004 and 2003

(1)    Summary of Significant Accounting Policies and Other Matters

  (a)
  Basis of presentation

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements, including the related notes, for the fiscal years ended March 31, 2004 and 2003.

    Operating results for the six months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended March 31, 2005.

  (b)
  Description of business

    Silipos, Inc. and subsidiary (the Company) is a designer, manufacturer and distributor of gel-based products that target three market segments: (i) orthopedics, (ii) skincare, and (iii) prosthetics. Established in 1989 and headquartered in the United States, Silipos currently operates as a wholly owned subsidiary of SSL International, PLC (the Ultimate Parent), a global manufacturer and distributor of healthcare, household and industrial products, with headquarters in the United Kingdom. The Company's products are sold in more than 60 countries. The Company has approximately 92 full time employees operating out of its two main facilities in Niagara Falls, NY and New York, NY.

  (c)
  Restatement

    Subsequent to the issuance of its condensed consolidated financial statements for the six months ended September 30, 2004, the Company determined that it should have recognized a liability of $2,355,000 related to the difference between the purchase price under the put option and the fair value of the supplier on September 30, 2004 (see note 8)). As a result, the accompanying condensed consolidated statement of operations has been restated to record the put option expense of $2,355,000 and the accompanying condensed consolidated balance sheet as of September 30, 2004 has been restated to increase the amount recorded for the obligation under the put option by $2,355,000.

    The following table presents the originally reported amounts that are affected by the restatement compared to the amounts as restated.

	As of or for the Six Months Ended September 30, 2004
	As Restated	As Originally Reported
Operating (loss) income	$(1,667,500)	$687,500
Net (loss) income available to shareholder	(2,075,382)	279,618
Total current liabilities	4,602,599	2,247,599
Total liabilities	7,302,599	4,947,599
Total stockholder's equity	$8,169,236	$10,524,236
  (d)
  Principles of Consolidation

    The consolidated financial statements include the financial statements of Silipos, Inc. and its wholly owned subsidiary, Silipos (UK) Limited. All significant intercompany balances and transactions have been eliminated in consolidation.

  (e)
  Cash Equivalents

    The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (f)
  Trade Accounts Receivable

    Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience and known credit risks related to specific customers. The Company reviews its allowance for doubtful accounts periodically. Past-due balances over 60 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

  (g)
  Inventories

    Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

  (h)
  Goodwill

    Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets, as of April 1, 2002. Pursuant to FASB Statement No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142. FASB Statement No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

  (i)
  Property, Plant, and Equipment

    Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

    Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  (j)
  Intangible Assets

    Intangible assets represents a Patent License Agreement between the Company and the developer of gel technology utilized by the Company and is being amortized over the estimated life of the patent.

  (k)
  Advertising Costs and Vendor Consideration

    Advertising and promotion expenses are charged to earnings during the period in which they are incurred and totaled approximately $708,000 and $736,000 in the six months ended September 30, 2004 ("2004 Period") and the six months ended September 30, 2003 ("2003 Period"), respectively.

    The Company accounts for sales incentives which include discounts, coupons, co-operative advertising and free products or services in accordance with Emerging Issues Task Force Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer. Generally, cash consideration is to be classified as a reduction of net sales, unless specific criteria are met regarding goods or services that a vendor may receive in return for this consideration. The Company's consideration given to customers does not meet these conditions and, accordingly, is classified as a reduction to revenue.

  (l)
  Research and Development

    Research and development expenses are charged to earnings during the period in which they are incurred and totaled approximately $276,000 and $201,000 in the 2004 Period and the 2003 Period, respectively.

  (m)
  Foreign Currency Translation

    The functional currency for the operations of Silipos (UK) Limited is the U.S. dollar. Foreign currency balances of Silipos (UK) Limited have been re-measured to U.S. dollars at the current rate at the balance sheet date. Revenue and expenses are measured at average rates in effect during the periods. Gains and losses on foreign currency re-measurement are included in the results of operations in the year incurred.

  (n)
  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is part of a consolidated group that joins in a filing of income tax returns. These condensed consolidated financial statements have been prepared on a stand alone basis.

  (o)
  Use of Estimates

    The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; intangibles and goodwill; and valuation allowances for receivables, inventories and deferred income tax assets. Actual results could differ from those estimates.

  (p)
  Comprehensive Income

    No statements of comprehensive income have been included in the accompanying financial statements for the six months ended September 30, 2004 and 2003, since the Company does not have any "other comprehensive income" to report.

  (q)
  Impairment of Long-lived Assets

    In accordance with FASB Statement No. 144, long-lived assets, such as property, plant and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

    Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

  (r)
  Revenue Recognition

    The Company recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss.

  (s)
  Shipping and Handling

    All amounts billed to a customer in a sale transaction relating to shipping and handling, if any, represent revenue earned for the goods provided and are classified as revenue. Shipping and handling costs are included in cost of sales.

  (t)
  Commitments and Contingencies

    Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

  (u)
  Risks and Uncertainties

    Three customers accounted for approximately 29% of the Company's sales and 49% of the Company's trade accounts receivable as of and for the six months ended September 30, 2004. The loss of one of these customers could have an adverse impact on the Company's consolidated financial position, results of operations, or cash flows. The Company does not require collateral for its trade accounts receivable, but management attempts to mitigate the risk of nonpayment through the maintenance of adequate allowances for potential credit losses and the performance of ongoing credit evaluations.

(2)    Inventories

  Inventories at September 30, 2004 consisted of the following:

2004
Raw materials	$1,337,803
Work in progress	384,369
Finished Goods	916,056

Total	$2,638,228

  The inventory balances noted above are net of an inventory reserve of $228,657.

(3)    Related-Party Transactions

  In the fourth quarter of 2003, the Company entered into a Loan Agreement (the Loan) in which the Ultimate Parent borrowed an initial amount of $845,000. The Loan initially bore interest at 1.12% and accrued interest at LIBOR in two-month intervals commencing after February 25, 2004. Total interest earned on this Loan during the six months ended September 30, 2004 was $2,352. The Loan, plus accrued interest was paid in full in August 2004.

  Entities affiliated with the Company incur expenses in the ordinary course of business on behalf of the Company. Expenses incurred include salaries and wages, travel, insurance, legal, and audit fees. During the 2004 Period and the 2003 Period, total expenses incurred by affiliates on behalf of the Company were approximately $1,568,662 and $1,974,282, respectively. All amounts outstanding with affiliates in excess of two months are paid by the Ultimate Parent on behalf of the Company and incur interest at LIBOR until the balance outstanding is repaid in full. Due to affiliates and Ultimate Parent represents amounts from these expenses incurred.

  Sales to affiliates during the 2004 Period and the 2003 Period were $56,232 and $39,870, respectively. Due from affiliates which was included in other current assets in the balance sheet, represents amounts receivable from these sales.

  Sales to the Ultimate Parent during the 2004 Period and the 2003 Period were $251,411 and $237,476, respectively.

  During the fiscal year ended March 31, 2004, the Company became part of an affiliated group of corporations in the United States that join in the filing of consolidated Federal income tax returns. Accordingly, the Company entered into a tax-sharing agreement (the Agreement), whereby each member of the affiliated group is responsible for paying its share of the consolidated tax liability. In accordance with the Agreement, the Company recorded a liability to its affiliate as of September 30, 2004 in the amount of $132,649 for its share of the consolidated Federal tax liability.

  During the year ended March 31, 2004, the Company incurred a loss at its Subsidiary. Other members of an affiliated group in the United Kingdom that join in the filing of income tax returns utilized the loss incurred by the Subsidiary. No tax sharing agreement exists by which the Subsidiary would be reimbursed by the members of the affiliated group for the use of the loss. Accordingly, the Company has recorded no deferred tax asset.

(4)    Employee Benefit Plans

  The Company has a defined contribution 401(k) plan covering all eligible employees, Employees may contribute up to 15% of total compensation, subject to Internal Revenue Service (IRS) limitations. If an employee elects to make such a contribution, the Company makes a guaranteed matching contribution equal to 50% of every dollar contributed by the employee, up to 6% of eligible pay. Employer contributions become fully vested after five years of service with the Company. The Company made matching contributions of $22,870 and $17,303 during the 2004 Period and the 2003 Period, respectively.

  The Company also has a defined contribution pension plan covering all eligible employees. The plan is fully funded by contributions made by the Company at 5% of total compensation subject to

  IRS limitations which become fully vested after five years of service with the Company. The Company made contributions of $77,942 and $66,996 during the 2004 Period and 2003 Period, respectively.

(5)    Leases

  The Company is obligated under a capital lease covering the land and building at its facility in Niagara Falls, NY that expires in 2018. This lease contains two five-year renewal options. At September 30, 2004, the gross amount of land and building and related accumulated amortization recorded under capital leases were as follows:

2004
Land and Building	$2,700,000
Less accumulated amortization	766,917

$1,933,083

  Amortization of assets held under capital leases is included with depreciation expense.

  Future minimum capital lease payments as of September 30, 2004 are:

Six months ending March 31, 2005	$197,883
Year ending March 31:
2006	400,225
2007	410,725
2008	421,225
2009	435,138
2010	445,641
Later years through 2018	4,504,120

Total minimum lease payment	6,814,957
Less amount representing interest	4,114,957

Present value of net minimum capital lease payments	2,700,000

Less current installment of obligations under capital leases	—

Obligations under capital leases, excluding current installments	$2,700,000

  The Company is subject to escalating rent payments under its capital lease, therefore there have been no reductions in the principal obligation outstanding. Included in accrued expenses is accrued interest of $504,987 as of September 30, 2004.

(6)    Goodwill and Other Intangible Assets

Acquired Intangible Assets

	September 30, 2004
	Gross carrying amount	Weighted average amortization period	Accumulated amortization
Amortizing intangible assets:
Patent	$3,166,000	15 years	$1,527,670

  Amortization expense for amortizing intangible assets was $105,533 in both the 2004 Period and the 2003 Period. Estimated amortization expense for each of the next five years is $211,067.

Goodwill

  The changes in the carrying amount of goodwill are as follows:

Balance as of April 1, 2002	$26,746,328
Impairment loss	(17,621,984)

Balance as of September 30, 2003	9,124,344
Impairment loss	(9,124,344)

Balance as of March 31, 2004 and September 30, 2004	$—

  Upon adoption of FASB Statement No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform to the new classification criteria in FASB Statement No. 141 for recognition separate from goodwill. The Company also was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. The Company was required to test goodwill for impairment as of April 1, 2002 and annually thereafter, in accordance with the provisions of FASB Statement No. 142. The goodwill was created when the Ultimate Parent acquired the Company in 1999. Subsequent to the acquisition, markets in general slowed down and the Company did not realize the cash flows originally anticipated. The Company recognized an impairment loss of $14,132,353 on adoption of FASB Statement No. 142.

  In accordance with Statement FASB Statement No. 142, the Company performed its annual impairment test as of March 31, 2004 and 2003. Consequently, impairment losses of $9,124,344 and $3,489,631 in 2004 and 2003, respectively were recognized since the carrying amount of the goodwill exceeded the implied fair value of that goodwill.

  In 2003 and 2004, the Company continued to generate less than anticipated cash flows and continued to feel competitive pressure. Additionally, the Ultimate Parent altered its strategic direction and began aggressively marketing the Company for sale. The valuation on March 31,

  2004 was based upon the negotiated sales price of the Company and resulted in the impairment loss of $9,124,344.

(7)    Capital Contribution

  On April 1, 2003, the Company's immediate parent contributed to the Company 100% of the outstanding common shares of Silipos (UK) Limited (Silipos UK) with a carrying value of $1,403,786. The results of Silipos UK's operations have been included in the consolidated financial statements since that date. Silipos UK is a distributor of the Company's products in the United Kingdom.

  During the 2004 Period, the Company made a distribution of additional paid in capital to the Ultimate Parent in the amount of $1,708,177. Additionally, a dividend of $173,169 was declared and paid by the Company during the 2004 Period.

(8)    Commitments and Contingencies

Legal Proceedings

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Put Option

  In accordance with the supply agreement (the Supply Agreement) between the Company and its primary gel supplier (the Supplier) the Company is subject to a put option (the Option). The Supply Agreement grants the Supplier an irrevocable right and option to cause the Company to purchase the assets or shares of the Supplier. The option is exercisable at any time from and after August 20, 2004 and prior to February 16, 2005. The purchase price is calculated as 1.5 times the revenue of the Supplier from sales of gel to the Company during the twelve month period ending on the last day of the month next preceding the date of the exercise of the Option. As of September 30, 2004, the purchase price in accordance with the terms of the Supply Agreement would be approximately $2,355,000. Because the Supply Agreement was expiring, and the Company was no longer purchasing gel from the Supplier, the Company concluded that the value of the Supplier was zero since the supplier had no other customers and thus had no future cash flow stream. Accordingly, during the six months ended September 30, 2004, the Company recorded an expense of $2,355,000 to record the difference between the purchase price under the Put Option and the estimated value of the Supplier.

License Agreement

  The Company is a party to a License Agreement, which grants the Company certain exclusive and non-exclusive rights to both manufacture and sell certain products that are covered by certain patents that are not owned by the Company. During the initial term of the License Agreement, which expires on June 15, 2005, the Company is subject to royalty payments in the amount of 4% of the net sales price of each Silipos product sold covered by one of the patents noted in the License Agreement. Subsequent to the initial term, the Company is still subject to a 4% royalty until such time as the applicable patents expire or the termination of the respective license granted in the License Agreement. Notwithstanding any other provisions in the License Agreement, the Company's total royalty payment for each successive twelve-month period during the initial term of the License Agreement will be at least $100,000, and $112,500 after the initial term. Royalties expense was $863,504 and $476,557 for the 2004 Period and the 2003 Period, respectively.

(9)    Subsequent Event

  On September 30, 2004, all of the Company's outstanding stock was acquired by Langer, Inc. The sales price received was $15.5 Million and was comprised of $5.0 Million of cash received at closing, a $7.5 Million Note and a $3.0 Million Note. The sales price is subject to reduction based upon adjustments to working capital, as defined, at September 30, 2004.

Independent Auditors' Report

To the Board of Directors
Benefoot, Inc. and Affiliate

We have audited the accompanying combined balance sheets of Benefoot, Inc. and Affiliate as of December 31, 2001 and 2000, and the related combined statements of income, cash flows and statement of stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Benefoot, Inc. and Affiliate as of December 31, 2001 and 2000 and the combined results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Trachtenberg & Pauker, LLP

Woodbury, New York
March 22, 2002

BENEFOOT, INC. AND AFFILIATE
COMBINED BALANCE SHEETS

DECEMBER 31, 2001 AND 2000

ASSETS

	2001	2000
Current Assets
Cash and cash equivalents (Note A-3 and A-10)	$338,836	$129,492
Accounts receivable, net of allowance for doubtful accounts of $20,000 and $29,000 for 2001 and 2000, respectively (Note A-4)	745,169	782,336
Inventory (Note A-5 and B)	644,291	522,459
Prepaid expenses	66,144	37,955
Other receivables	6,886	18,446

Total Current Assets	1,801,326	1,490,688

Property and Equipment, net of accumulated depreciation of $337,764 and $289,979 for 2001 and 2000, respectively (Notes A-6 and C)	247,303	253,331

Other Assets
Security deposits	10,858	9,660
Organization costs, net of accumulated amortization of $2,260 and $1,695 for 2001 and 2000, respectively (Note A-7)	563	1,128

Total Other Assets	11,421	10,788

Total Assets	$2,060,050	$1,754,807

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

LIABILITIES AND STOCKHOLDERS' EQUITY

	2001	2000
Current Liabilities
Current maturities of long-term debt (Note D)	$94,960	$61,981
Current maturities of capitalized lease obligations (Note E)	23,903	16,329
Accounts payable and accrued expenses	880,485	857,909
Payroll and other taxes payable	42,134	33,308
Loans from shareholders	11,258	13,106
Customer deposits	35,549	44,492
Unearned revenue (Note A-14)	163,407	155,318
Warranty reserve (Note F)	81,000	78,000

Total Current Liabilities	1,332,696	1,260,443

Long-Term Liabilities
Unearned revenue (Note A-14)	53,032	48,558
Deposits payable (Note G)	83,410	89,530
Long-term debt (Note D)	248,340	331,848
Capitalized lease obligations (Note E)	16,547	14,340

Total Long-Term Liabilities	401,329	484,276

Total Liabilities	1,734,025	1,744,719

Commitments and Contingencies (Note H)
Stockholders' Equity
Common stock—Benefoot, Inc. (no-par value; 7,500 shares authorized, 200 shares issued and outstanding)	147,287	147,287
Common stock—Benefoot Professional Products, Inc. (no-par value; 200 shares authorized, 103.95 shares and 100.00 shares issued and outstanding for 2001 and 2000, respectively)	1,000	1,000
Retained earnings (accumulated deficit)	177,738	(138,199)

Total Stockholders' Equity	326,025	10,088

Total Liabilities and Stockholders' Equity	$2,060,050	$1,754,807

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
Net Revenue	$7,665,769	$6,719,354
Cost of Sales	4,039,722	3,473,746

Gross Profit	3,626,047	3,245,608

Operating Expenses
Officers' salaries	684,730	529,288
Selling	1,001,984	1,090,251
Shipping	732,605	698,660
General and administrative	784,160	721,255
Interest	97,761	90,776

Total Operating Expenses	3,301,240	3,130,230

Income From Operations	324,807	115,378

Other Expenses
Acquisition Costs (Note J)	2,200	97,151
Loss on disposal of fixed assets	0	1,796

Total Other Expenses	2,200	98,947

Income Before Income Taxes	322,607	16,431
Income Taxes (Note A-8)	6,670	4,456

Net Income	$315,937	$11,975

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	Common Stock	Retained Earnings (Accumulated Deficit)	Total
Balance—December 31, 1999	$148,287	$(150,174)	$(1,887)
Net income	0	11,975	11,975

Balance—December 31, 2000	148,287	(138,199)	10,088
Net income	0	315,937	315,937

Balance—December 31, 2001	$148,287	$177,738	$326,025

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
Cash Flows From Operating Activities:
Net Income	$315,937	$11,975
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	62,803	58,887
Provision for doubtful accounts receivable	(9,000)	(6,000)
Warranty reserve	3,000	(8,000)
Unearned revenue	12,563	(2,018)
Loss on disposal of fixed assets	0	1,796
Changes in Assets and Liabilities
Decrease (Increase) in accounts receivable	46,166	(136,804)
Increase in inventory	(121,832)	(31,912)
(Increase) Decrease in prepaid expenses	(28,189)	7,333
Decrease (Increase) in other receivables	11,560	(11,786)
Increase in security deposits	(1,198)	0
Increase in accounts payable and accrued expenses	22,576	219,588
Increase (Decrease) in payroll and other taxes payable	8,826	(4,839)
Decrease in deposits payable	(6,120)	(40,855)
(Decrease) Increase in loans from shareholders	(1,848)	986
Decrease in customer deposits	(8,943)	(27,437)
Decrease in pension plan payable	0	(50,000)

Net Cash Provided by (Used In) Operating Activities	306,301	(19,086)

Cash Flows From Investing Activities:
Acquisition of property and equipment	(23,309)	(47,431)

Net Cash Used In Investing Activities	(23,309)	(47,431)

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

	2001	2000
Cash Flows From Financing Activities:
Proceeds from bank revolving line of credit	75,000	0
Principal payments of long-term debt	(125,529)	(86,091)
Payment of capitalized lease obligations	(23,119)	(13,521)

Net Cash Used In Financing Activities	(73,648)	(99,612)

Net Increase (Decrease) In Cash and Cash Equivalents	209,344	(166,129)
Cash and Cash Equivalents, Beginning	129,492	295,621

Cash and Cash Equivalents, Ending	$338,836	$129,492

Supplemental disclosures of noncash investing and financing activities:
Capitalized lease obligations incurred in the purchase of equipment	$32,900	$18,148

Supplemental disclosure of cash paid during the year:
Interest paid	$98,556	$91,469

Income tax paid	$5,263	$4,707

The Accompanying Notes are an Integral Part of These Combined Financial Statements.

BENEFOOT, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies consistently applied in the preparation of the accompanying combined financial statements are as follows:

  1.
  The Company

    Benefoot, Inc. ("Benefoot") designs, manufacturers and distributes foot and gait-related biomechanical products. Benefoot's primary products include custom made prescription orthotic devices, custom made sandals and non-custom made orthotic devices. Foot orthoses are contoured molds made from plastic, graphite leather or composite materials, which are placed in patients' shoes to (i) correct or mitigate abnormalities in their gait, and (ii) relieve symptoms associated with foot or postural malalignment. Benefoot markets its products primarily to the professional footcare market, as well as to other markets, including podiatrists, orthopedists, chiropractors, physical therapists, certified orthotists and prosthetists.

    Benefoot Professional Products, Inc. ("BPI"; BPI and Benefoot are collectively referred to as the "Company"), an affiliated entity of Benefoot, markets and distributes non-custom footwear products including standard comfort shoes manufactured by well-known shoe manufacturers, as well as custom made insoles for diabetic patients. BPI markets and distributes its products through a variety of sources, including shoe sample kiosks which are placed in the waiting rooms of podiatrists. The products of BPI are sold to professional footcare providers and directly to the patients of professional footcare providers.

  2.
  Combination

    The combined financial statements include the accounts of Benefoot, Inc. and Benefoot Professional Products, Inc. Intercompany balances and transactions have been eliminated.

  3.
  Cash and Cash Equivalents

    Cash and cash equivalents consist of cash in banks and other highly liquid investments with a maturity of three months or less.

  4.
  Accounts Receivable

    The Company uses the allowance method of accounting for bad debts for financial statement purposes and the direct write-off method for income tax purposes.

  5.
  Inventory

    Inventory is stated at the lower of first-in first out (FIFO) cost or market.

  6.
  Property and Equipment

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method for financial statement purposes and accelerated methods for income tax purposes over the estimated useful lives of the assets. Major expenditures for property acquisitions and those expenditures that substantially increase useful lives are capitalized. Expenditures for maintenance, repairs, and minor replacements are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation or amortization are removed from the accounts and resulting gains or losses are included in income.

    The lives on which depreciation and amortization are computed are as follows:

Displays	7 years
Furniture and fixtures	7 years
Machinery and equipment	5-7 years
Office equipment	5-7 years
Leasehold improvements	40 years
  7.
  Organization Costs

    Organization costs are amortized on a straight-line basis over five years.

  8.
  Income Taxes

    Benefoot, Inc. and Benefoot Professional Products, Inc. have elected to be treated as small business corporations under Sub-Chapter "S" of the Internal Revenue Code. Under Sub-Chapter "S" profits and losses are passed directly to shareholders for inclusion in their personal tax returns. Accordingly, no provision for federal income taxes is included in the accompanying combined financial statements.

    The Company also files income tax returns in thirty-eight states. The "S" elections are in effect in fourteen of those states and, accordingly, like the federal, no provision for income taxes attributable to those states has been provided. Income taxes attributable to the remaining states where Sub-Chapter "S" elections are not available, or where the Company has not elected to be a Sub-Chapter "S" corporation, have been provided for in the accompanying combined financial statements.

    Deferred federal income taxes are not applicable to the Company due to its Sub-Chapter "S" status. Deferred state income taxes are not material.

  9.
  Research and Development Costs

    Research and development costs related to both future and present products are charged to operations as incurred. Research and development costs were $18,400 and $12,900 for the years ended December 31, 2001 and 2000, respectively.

  10.
  Concentration of Risk

    Substantially all of the Company's revenues are derived from direct sales of its products to licensed healthcare professionals. The largest market segment is Doctors of Podiatric Medicine (DPM).

    Cash on deposit with a banking institution exceeds the $100,000 FDIC insured limit.

    Purchases from three vendors comprised approximately 61% of total purchases for the year ended December 31, 2001. Purchases from two vendors comprised approximately 54% of total purchases for the year ended December 31, 2000. 28% of accounts payable were to two vendors at December 31, 2001 and 18% were to one different vendor at December 31, 2000.

  11.
  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  12.
  Fair Value of Financial Instruments

    Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, long-term debt and lease obligations are reflected in the accompanying combined balance sheets at amounts considered by management to reasonably approximate fair value.

  13.
  Compensated Absences

    Employees of the Company are entitled to compensation for unused vacation time after one year of service. For the year ended December 31, 2001, the Company made an accrual for unused vacation time. For the year ended December 31, 2000, the Company has not accrued unused vacation time since the amount cannot be reasonably estimated.

    With respect to sick and personal time, the Company provides a certain number of days to each employee on an annual basis with a limited carryover of days from year to year. Upon termination of employment, the Company does not provide any compensation for unused personal and sick time. For the years ended December 31, 2001 and 2000, the Company did not accrue any amount for unused sick and personal time since such amounts cannot be reasonably estimated.

  14.
  Revenue Recognition

    The Company recognizes revenue when its products are shipped. Revenue derived from extended warranty contracts is deferred and included in income over the warranty period (twenty-four months) on a straight-line basis. Revenues from royalties are recognized when received.

  15.
  Foreign Currency Transactions

    The Company maintains a bank account in Toronto, Canada, which is maintained in Canadian dollars. The Company's books maintain the bank account in U.S. Dollars. Foreign currency gains and losses are recognized when funds are transferred from the Canadian bank account to the U.S. bank account. The book balance is adjusted each month using the month-end exchange rate. Foreign currency losses were $6,596 and $4,471 for the years ended December 31, 2001 and 2000, respectively.

  16.
  Royalty Income

    The Company receives royalty income from Ortolab, AB for the use of software for the manufacture of orthotics. Although their written agreement expired by its terms on December 31, 1999, both the Company and Ortolab, AB are operating as if the agreement remains in effect. Royalty income was $15,096 and $25,956 for the years ended December 31, 2001 and 2000, respectively.

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  17.
  Reclassifications

    Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform to the presentation in the current year financial statements.

NOTE B—INVENTORY

Inventory consists of the following:

	2001	2000
Raw materials	$239,570	$191,068
Work-in-progress	3,821	0
Finished goods	427,282	352,913

Total Inventory	670,673	543,981
Less: Allowance for obsolescence	26,382	21,522

Net Inventory	$644,291	$522,459

NOTE C—PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	2001	2000
Displays	$146,094	$143,130
Furniture and fixtures	24,807	21,451
Machinery and equipment	169,884	136,984
Office equipment	157,089	157,366
Leasehold improvements	87,193	84,379

	585,067	543,310
Less: Accumulated depreciation	337,764	289,979

	$247,303	$253,331

Depreciation expense for the years ended December 31, 2001 and 2000 was $62,238 and $58,321, respectively.

NOTE D—LONG-TERM DEBT

Long-term debt consists of the following:

	2001	2000
Note payable to a finance company, due in 96 monthly installments of $9,476, including interest at 16.89%, beginning in February, 1997 and maturing in January, 2005. All assets of the Company have been pledged as collateral, along with personal guarantees of the officers.	$271,848	$333,829
Revolving line of credit from a bank due in monthly installments of the greater of 2% of the outstanding principal balance or $250, including interest at prime plus 2.25%. Any outstanding principal is due October 24, 2004. All assets of the Company have been pledged as collateral, along with personal guarantees of the officers.	63,452	0
Note payable to a related party with varying interest rates. The loan was repaid in 2002.	8,000	60,000

	343,300	393,829
Less: Current maturities	94,960	61,981

Long-term debt	$248,340	$331,848

As of December 31, 2001, Long-term debt matures as follows:

December 31, 2002	$94,960
2003	97,406
2004	141,589
2005	9,345

$343,300

NOTE E—CAPITALIZED LEASE OBLIGATIONS

Capitalized lease obligations consist of the following:

	2001	2000
A capitalized lease obligation for computer equipment due in monthly installments of $479, including interest at 15.07% per annum, maturing in July, 2002.	$3,622	$8,047
A capitalized lease obligation for computer software and equipment due in monthly installments of $1,058, including interest at 9.75% per annum, maturing in March, 2004.	25,551	0
A capitalized lease obligation for computer equipment due in monthly installments of $137 including interest at 16.95% per annum, maturing in May, 2002.	780	2,051
A capitalized lease obligation for computer software and telephone equipment due in monthly installments of $428 including interest at 12.76% per annum, maturing in February, 2002.	842	5,537
A capitalized lease obligation for computer equipment due in monthly installments of $875, including interest at 40.19% per annum, maturing in February 2003.	9,655	15,034

	40,450	30,669
Less: Current maturities	23,903	16,329

Capitalized lease obligations	$16,547	$14,340

As of December 31, 2001 future minimum payments required under capitalized lease obligations are as follows:

December 31, 2002	$28,700
2003	14,443
2004	3,173

46,316
Less: Amount representing interest	5,866

$40,450

Office equipment and machinery under capital leases included in property and equipment are as follows:

	2001	2000
Office equipment	$39,665	$39,665
Machinery	52,992	20,092

	92,657	59,757
Less: Accumulated depreciation	41,591	26,075

	$51,066	$33,682

NOTE F—WARRANTY RESERVE

The Company offers a multi-tiered warranty on its foot orthotics. Some foot orthotics are covered by an unconditional guaranty of satisfaction for sixty days. In addition, the Company will repair or adjust any orthotic as necessary for six months following the sale. If the customer is not satisfied with those products for any reason, they will be repaired or may be returned for full credit. Certain components of the Company's foot orthotics are also guaranteed for life against breakage. The Company has recorded a warranty reserve of $81,000 and $78,000 at December 31, 2001 and 2000, respectively.

NOTE G—DEPOSITS PAYABLE

The Company maintains a footwear program under which footwear is sold through medical professionals. Under the program, a refundable security deposit is required for the display and shoe samples that are provided. The deposit is refundable upon meeting certain minimum order volumes for twelve consecutive months or upon termination of participation in the program. Deposits payable were $83,410 and $89,530 at December 31, 2001 and 2000, respectively.

NOTE H—LEASE COMMITMENTS

The Company leases vehicles and office equipment under noncancelable operating leases. The leases expire at various dates through 2003. The Company is responsible for equipment maintenance.

As of December 31, 2001 future minimum rental payments required under the operating leases are as follows:

December 31, 2002	$10,174
2003	2,481

Total Future Minimum Payments Required	$12,655

Rental expense for vehicles and office equipment for the years ended December 31, 2001 and 2000 was $18,237 and $18,604, respectively.

The Company leases its facilities and additional warehouse space under operating leases which both expire in April, 2002. (See Note M-2.) The leases require payment of utilities, real estate taxes, insurance and repairs. As of December 31, 2001 the future minimum rental payments required under the operating leases are $44,723.

Rental expense for the facilities and additional warehouse space for the years ended December 31, 2001 and 2000 was $142,407 and $121,958, respectively.

NOTE I—401(K) AND PROFIT SHARING PLAN

In 1993, the Company established a 401(k) and Profit Sharing Plan that covers all qualified employees. The provisions of the Plan allow employees to defer a portion of their annual compensation. The Company may make matching contributions at its discretion. The Company did not contribute to the Plan for the years ended December 31, 2001 and 2000.

NOTE J—ACQUISITION COSTS

During the year ended December 31, 2001, the Company incurred costs totaling $2,200 related to acquiring a new product line. The Company decided against this acquisition.

During the year ended December 31, 2000, the Company incurred costs totaling $97,151 related to a potential acquisition that did not occur. These costs are included in the combined statements of operations.

NOTE K—PATENT AND TECHNOLOGY LICENSE AGREEMENTS

Effective January 1, 1996, Benefoot, Inc. entered into a Patent License Agreement with a minority shareholder. Under the terms of the Agreement, Benefoot, Inc. was provided with a limited, exclusive, royalty-free license relating to two United States patents owned by the minority shareholder in connection with the use of the ScanCast 3D product. Simultaneously with the Patent License Agreement, Benefoot, Inc. entered into a Technology License Agreement with a company controlled by two minority shareholders, which provided for a limited, exclusive, royalty-free license to certain proprietary technology in connection with the use of the ScanCast 3D product. Each of these agreements shall remain in effect for the entire useful lives of the patents unless terminated earlier in accordance with the provisions of each agreement.

NOTE L—RELATED PARTY TRANSACTIONS

The Company has outstanding long-term debt to family members of one of the majority shareholders. This debt is discussed more fully in Note D.

The Company entered into a Patent License Agreement with one of the minority shareholders, and a Technology License Agreement with a company controlled by two minority shareholders. These Agreements are discussed more fully in Note K.

NOTE M—SUBSEQUENT EVENTS

1.    Asset Purchase Agreement

On January 18, 2002, the Company entered into a non-binding Term Sheet with Langer, Inc. ("Langer") to sell substantially all of its assets, including, but not limited to, all inventory, furniture, fixtures, equipment, consumer lists, patents, trademarks, trade names, including the name Benefoot, service marks and other intellectual property rights and intangible assets, prepaid expenses, cash, security deposits, accounts receivable, supply and distribution agreements, and goodwill of the Company. Pursuant to the terms of the Term Sheet, Langer will assume certain liabilities of the Company. There can be no assurances that the transaction will be completed.

2.    Lease Commitments

On April 11, 2002, the Company extended the lease on its facilities to August 31, 2002. The minimum rental payments required under the operating lease is $9,381 per month.

On April 8, 2002, the Company extended the lease on its warehouse to July 31, 2002. The minimum rental payments required under the operating lease is $1,872 per month.

BENEFOOT, INC. AND AFFILIATE
COMBINED BALANCE SHEETS

MARCH 31, 2002 AND 2001

ASSETS

	2002	2001
Current Assets
Cash and cash equivalents (Note A-3 and A-10)	$241,303	$135,214
Accounts receivable, net of allowance for doubtful accounts of $20,000 and $35,000 for 2002 and 2001, respectively (Note A-4)	775,418	865,492
Inventory (Note A-5 and B)	622,081	615,169
Prepaid expenses	61,121	46,146
Other receivables	6,012	14,046

Total Current Assets	1,705,935	1,676,067

Property and Equipment, net of accumulated depreciation of $352,106 and $303,711 for 2002 and 2001, respectively (Notes A-6 and C)	232,961	278,278

Other Assets
Security deposits	10,858	7,058
Organization costs, net of accumulated amortization of $2,401 and $1,836 for 2002 and 2001, respectively (Note A-7)	421	986

Total Other Assets	11,279	8,044

Total Assets	$1,950,175	$1,962,389

See Accompanying Notes.

BENEFOOT, INC. AND AFFILIATE
COMBINED BALANCE SHEETS (Continued)

MARCH 31, 2002 AND 2001

LIABILITIES AND STOCKHOLDERS' EQUITY

	2002	2001
Current Liabilities
Current maturities of long-term debt (Note D)	$89,296	$126,184
Current maturities of capitalized lease obligations (Note E)	20,999	26,778
Accounts payable and accrued expenses	805,122	910,411
Payroll and other taxes payable	49,275	49,594
Loans from shareholders	5,769	1,952
Customer deposits	33,391	48,990
Unearned revenue (Note A-14)	163,614	152,978
Warranty reserve (Note F)	80,000	79,000

Total Current Liabilities	1,247,466	1,395,887

Long-Term Liabilities
Unearned revenue (Note A-14)	51,019	49,593
Deposits payable (Note G)	81,760	88,630
Long-term debt (Note D)	225,083	293,110
Capitalized lease obligations (Note E)	12,047	33,046

Total Long-Term Liabilities	369,909	464,379

Total Liabilities	1,617,375	1,860,266

Commitments and Contingencies (Note H)
Stockholders' Equity
Common stock—Benefoot, Inc. (no-par value; 7,500 shares authorized, 200 shares issued and outstanding)	147,287	147,287
Common stock—Benefoot Professional Products, Inc. (no-par value; 200 shares authorized, 103.95 shares issued and outstanding)	1,000	1,000
Retained earnings (accumulated deficit)	184,513	(46,164)

Total Stockholders' Equity	332,800	102,123

Total Liabilities and Stockholders' Equity	$1,950,175	$1,962,389

See Accompanying Notes.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

	2002	2001
Net Revenue	$1,739,382	$1,736,606
Cost of Sales	973,024	941,882

Gross Profit	766,358	794,724

Operating Expenses
Officers' salaries	179,200	97,500
Selling	256,557	239,043
Shipping	139,326	159,208
General and administrative	165,538	183,993
Interest	18,921	22,859

Total Operating Expenses	759,542	702,603

Income Before Income Taxes	6,816	92,121
Income Taxes (Note A-8)	42	84

Net Income	$6,774	$92,037

See Accompanying Notes.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

	Common Stock	Retained Earnings (Accumulated Deficit)	Total
Balance—
December 31, 2000	$148,287	$(138,201)	$10,086
Net income	0	92,037	92,037

Balance—
March 31, 2001	$148,287	$(46,164)	$102,123

Balance—
December 31, 2001	$148,287	$177,739	$326,026
Net income	0	6,774	6,774

Balance—
March 31, 2002	$148,287	$184,513	$332,800

See Accompanying Notes.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

	2002	2001
Cash Flows From Operating Activities:
Net Income	$6,774	$92,037
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	14,484	13,875
Provision for doubtful accounts receivable	0	6,000
Warranty reserve	(1,000)	1,000
Unearned revenue	(1,806)	(1,305)
Changes in Assets and Liabilities
Increase in accounts receivable	(30,248)	(89,159)
Decrease (Increase) in inventory	22,210	(92,710)
Decrease (Increase) in prepaid expenses	5,023	(8,191)
Decrease in other receivables	874	4,400
Decrease in security deposits	0	2,602
(Decrease) Increase in accounts payable and accrued expenses	(75,363)	52,502
Increase in payroll and other taxes payable	7,141	16,286
Decrease in deposits payable	(1,650)	(900)
Decrease in loans from shareholders	(5,489)	(11,154)
(Decrease) Increase in customer deposits	(2,158)	4,498

Net Cash Used In Operating Activities	(61,208)	(10,219)
Cash Flows From Investing Activities:
Acquisition of property and equipment	0	(5,779)

Net Cash Used In Investing Activities	0	(5,779)

See Accompanying Notes.

BENEFOOT, INC. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

	2002	2001
Cash Flows From Financing Activities:
Proceeds from bank revolving line of credit	0	50,000
Principal payments of long-term debt	(28,921)	(24,535)
Payment of capitalized lease obligations	(7,404)	(3,745)

Net Cash (Used In) Provided by Financing Activities	(36,325)	21,720

Net (Decrease) Increase in Cash and Cash Equivalents	(97,533)	5,722
Cash and Cash Equivalents, Beginning	338,836	129,492

Cash and Cash Equivalents, Ending	$241,303	$135,214

Supplemental disclosures of noncash investing and financing activities:
Capitalized lease obligations incurred in the purchase of equipment	$0	$32,900

Supplemental disclosure of cash paid during the year:
Interest paid	$19,137	$23,048

Income tax paid	$4,059	$4,158

See Accompanying Notes.

BENEFOOT, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS

MARCH 31, 2002 AND 2001

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies consistently applied in the preparation of the accompanying combined financial statements are as follows:

  1.
  The Company

    Benefoot, Inc. ("Benefoot") designs, manufacturers and distributes foot and gait-related biomechanical products. Benefoot's primary products include custom made prescription orthotic devices, custom made sandals and non-custom made orthotic devices. Foot orthoses are contoured molds made from plastic, graphite leather or composite materials, which are placed in patients' shoes to (i) correct or mitigate abnormalities in their gait, and (ii) relieve symptoms associated with foot or postural malalignment. Benefoot markets its products primarily to the professional footcare market, as well as to other markets, including podiatrists, orthopedists, chiropractors, physical therapists, certified orthotists and prosthetists.

    Benefoot Professional Products, Inc. ("BPI"; BPI and Benefoot are collectively referred to as the "Company"), an affiliated entity of Benefoot, markets and distributes non-custom footwear products including standard comfort shoes manufactured by well-known shoe manufacturers, as well as custom made insoles for diabetic patients. BPI markets and distributes its products through a variety of sources, including shoe sample kiosks which are placed in the waiting rooms of podiatrists. The products of BPI are sold to professional footcare providers and directly to the patients of professional footcare providers.

  2.
  Combination

    The combined financial statements include the accounts of Benefoot, Inc. and Benefoot Professional Products, Inc. Intercompany balances and transactions have been eliminated.

  3.
  Cash and Cash Equivalents

    Cash and cash equivalents consist of cash in banks and other highly liquid investments with a maturity of three months or less.

  4.
  Accounts Receivable

    The Company uses the allowance method of accounting for bad debts for financial statement purposes and the direct write-off method for income tax purposes.

  5.
  Inventory

    Inventory is stated at the lower of first-in first out (FIFO) cost or market based on the Company's perpetual inventory system.

  6.
  Property and Equipment

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method for financial statement purposes and accelerated methods for income tax purposes over the estimated useful lives of the assets. Major expenditures for property acquisitions and those expenditures that substantially increase useful lives are capitalized. Expenditures for maintenance, repairs, and minor replacements are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation or amortization are removed from the accounts and resulting gains or losses are included in income.

    The lives on which depreciation and amortization are computed are as follows:

Displays	7 years
Furniture and fixtures	7 years
Machinery and equipment	5-7 years
Office equipment	5-7 years
Leasehold improvements	40 years
  7.
  Organization Costs

    Organization costs are amortized on a straight-line basis over five years.

  8.
  Income Taxes

    Benefoot, Inc. and Benefoot Professional Products, Inc. have elected to be treated as small business corporations under Sub-Chapter "S" of the Internal Revenue Code. Under Sub-Chapter "S" profits and losses are passed directly to shareholders for inclusion in their personal tax returns. Accordingly, no provision for federal income taxes is included in the accompanying combined financial statements.

    The Company also files income tax returns in thirty-eight states. The "S" elections are in effect in fourteen of those states and, accordingly, like the federal, no provision for income taxes attributable to those states has been provided. Income taxes attributable to the remaining states where Sub-Chapter "S" elections are not available, or where the Company has not elected to be a Sub-Chapter "S" corporation, have been provided for in the accompanying combined financial statements.

    Deferred federal income taxes are not applicable to the Company due to its Sub-Chapter "S" status. Deferred state income taxes are not material.

  9.
  Research and Development Costs

    Research and development costs related to both future and present products are charged to operations as incurred. Research and development costs were $5,115 and $3,190 for the three months ended March 31, 2002 and 2001, respectively.

  10.
  Concentration of Risk

    Substantially all of the Company's revenues are derived from direct sales of its products to licensed healthcare professionals. The largest market segment is Doctors of Podiatric Medicine (DPM).

    Cash on deposit with a banking institution exceeds the $100,000 FDIC insured limit.

    Purchases from four vendors comprised approximately 74% of total purchases for the three months ended March 31, 2002. Purchases from three vendors comprised approximately 59% of total purchases for the three months ended March 31, 2001. 28% of accounts payable were to two vendors at March 31, 2002 and 18% were to one different vendor at March 31, 2001.

  11.
  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  12.
  Fair Value of Financial Instruments

    Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, long-term debt and lease obligations are reflected in the accompanying combined balance sheets at amounts considered by management to reasonably approximate fair value.

  13.
  Compensated Absences

    Employees of the Company are entitled to compensation for unused vacation time after one year of service. For the three months ended March 31, 2002, the Company made an accrual for unused vacation time. For the three months ended March 31, 2001, the Company has not accrued unused vacation time since the amount cannot be reasonably estimated.

    With respect to sick and personal time, the Company provides a certain number of days to each employee on an annual basis with a limited carryover of days from year to year. Upon termination of employment, the Company does not provide any compensation for unused personal and sick time. For the three months ended March 31, 2002 and 2001, the Company did not accrue any amount for unused sick and personal time since such amounts cannot be reasonably estimated.

  14.
  Revenue Recognition

    The Company recognizes revenue when its products are shipped. Revenue derived from extended warranty contracts is deferred and included in income over the warranty period (twenty-four months) on a straight-line basis. Revenues from royalties are recognized when received.

  15.
  Foreign Currency Transactions

    The Company maintains a bank account in Toronto, Canada, which is maintained in Canadian dollars. The Company's books maintain the bank account in U.S. Dollars. Foreign currency gains and losses are recognized when funds are transferred from the Canadian bank account to the U.S. bank account. The book balance is adjusted each month using the month-end exchange rate. Foreign currency losses were $1,210 and $1,404 for the three months ended March 31, 2002 and 2001, respectively.

  16.
  Royalty Income

    The Company receives royalty income from Ortolab, AB for the use of software for the manufacture of orthotics. Although their written agreement expired by its terms on

    December 31, 1999, both the Company and Ortolab, AB are operating as if the agreement remains in effect. Royalty income was $0 and $7,436 for the three months ended March 31, 2002 and 2001, respectively.

NOTE B—INVENTORY

Inventory based on the Company's perpetual inventory system consists of the following:

	2002	2001
Total Inventory	648,463	636,691
Less: Allowance for obsolescence	26,382	21,522

Net Inventory	$622,081	$615,169

NOTE C—PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	2002	2001
Displays	$146,094	$146,094
Furniture and fixtures	24,807	21,451
Machinery and equipment	169,884	169,884
Office equipment	157,089	157,367
Leasehold improvements	87,193	87,193

	585,067	581,989
Less: Accumulated depreciation	352,106	303,711

	$232,961	$278,278

Depreciation expense for the three months ended March 31, 2002 and 2001 was $14,343 and $13,734, respectively.

NOTE D—LONG-TERM DEBT

Long-term debt consists of the following:

	2002	2001
Note payable to a finance company, due in 96 monthly installments of $9,476, including interest at 16.89%, beginning in February, 1997 and maturing in January, 2005. All assets of the Company have been pledged as collateral, along with personal guarantees of the officers. (See Note L)	$254,659	$319,294
Revolving line of credit from a bank due in monthly installments of the greater of 2% of the outstanding principal balance or $250, including interest at prime plus 2.25%. Any outstanding principal is due October 24, 2004. All assets of the Company have been pledged as collateral, along with personal guarantees of the officers. (See Note L)	59,720	49,000
Note payable to a related party with varying interest rates. The loan was repaid in March, 2002. (See Note K)	0	51,000

	314,379	419,294
Less: Current maturities	89,296	126,184

Long-term debt	$225,083	$293,110

As of March 31, 2002, Long-term debt matures as follows:

March 31, 2003	$89,296
2004	100,487
2005	124,596

$314,379

NOTE E—CAPITALIZED LEASE OBLIGATIONS

Capitalized lease obligations consist of the following:

	2002	2001
A capitalized lease obligation for computer equipment due in monthly installments of $479, including interest at 15.07% per annum, maturing in July, 2002. (See Note L)	$1,856	$6,900
A capitalized lease obligation for computer software and equipment due in monthly installments of $1,058, including interest at 9.75% per annum, maturing in March, 2004.	22,979	32,900
A capitalized lease obligation for computer equipment due in monthly installments of $137 including interest at 16.95% per annum, maturing in May, 2002. (See Note L)	268	1,723
A capitalized lease obligation for computer software and telephone equipment due in monthly installments of $428 including interest at 12.76% per annum, maturing in February, 2002.	0	4,419
A capitalized lease obligation for computer equipment due in monthly installments of $875, including interest at 40.19% per annum, maturing in February 2003.	7,943	13,882

	33,046	59,824
Less: Current maturities	20,999	26,778

Capitalized lease obligations	$12,047	$33,046

As of March 31, 2002 future minimum payments required under capitalized lease obligations are as follows:

March 31, 2003	$24,508
2004	12,693

37,201
Less: Amount representing interest	4,155

$33,046

Office equipment and machinery under capital leases included in property and equipment are as follows:

	2002	2001
Office equipment	$23,648	$39,665
Machinery	52,992	52,992

	76,640	92,657
Less: Accumulated depreciation	33,347	28,721

	$43,293	$63,936

NOTE F—WARRANTY RESERVE

The Company offers a multi-tiered warranty on its foot orthotics. Some foot orthotics are covered by an unconditional guaranty of satisfaction for sixty days. In addition, the Company will repair or adjust any orthotic as necessary for six months following the sale. If the customer is not satisfied with those products for any reason, they will be repaired or may be returned for full credit. Certain components of the Company's foot orthotics are also guaranteed for life against breakage. The Company has recorded a warranty reserve of $80,000 and $79,000 at March 31, 2002 and 2001, respectively.

NOTE G—DEPOSITS PAYABLE

The Company maintains a footwear program under which footwear is sold through medical professionals. Under the program, a refundable security deposit is required for the display and shoe samples that are provided. The deposit is refundable upon meeting certain minimum order volumes for twelve consecutive months or upon termination of participation in the program. Deposits payable were $81,760 and $88,630 at March 31, 2002 and 2001, respectively.

NOTE H—LEASE COMMITMENTS

The Company leases vehicles and office equipment under noncancelable operating leases. The leases expire at various dates through 2003. The Company is responsible for equipment maintenance.

As of March 31, 2002 future minimum rental payments required under the operating leases are as follows:

March 31, 2003	$6,607
2004	1,551

Total Future Minimum Payments Required	$8,158

Rental expense for vehicles and office equipment for the three months ended March 31, 2002 and 2001 was $4,589 and $4,564, respectively.

The Company leases its facilities and additional warehouse space under operating leases which expire in August, 2002 and July, 2002, respectively. (See Note L-3.) The leases require payment of utilities, real estate taxes, insurance and repairs. As of March 31, 2002 the future minimum rental payments required under the operating leases are $54,391.

Rental expense for the facilities and additional warehouse space for the three months ended March 31, 2002 and 2001 was $38,675 and $29,869, respectively.

NOTE I—401(K) AND PROFIT SHARING PLAN

In 1993, the Company established a 401(k) and Profit Sharing Plan that covers all qualified employees. The provisions of the Plan allow employees to defer a portion of their annual compensation. The Company may make matching contributions at its discretion. The Company did not contribute to the Plan for the three months ended March 31, 2002 and 2001.

NOTE J—PATENT AND TECHNOLOGY LICENSE AGREEMENTS

Effective January 1, 1996, Benefoot, Inc. entered into a Patent License Agreement with a minority shareholder. Under the terms of the Agreement, Benefoot, Inc. was provided with a limited, exclusive, royalty-free license relating to two United States patents owned by the minority shareholder in connection with the use of the ScanCast 3D product. Simultaneously with the Patent License Agreement, Benefoot, Inc. entered into a Technology License Agreement with a company controlled by two minority shareholders, which provided for a limited, exclusive, royalty-free license to certain proprietary technology in connection with the use of the ScanCast 3D product. Each of these agreements shall remain in effect for the entire useful lives of the patents unless terminated earlier in accordance with the provisions of each agreement.

NOTE K—RELATED PARTY TRANSACTIONS

The Company has outstanding long-term debt to family members of one of the majority shareholders. This debt is discussed more fully in Note D.

The Company entered into a Patent License Agreement with one of the minority shareholders, and a Technology License Agreement with a company controlled by two minority shareholders. These Agreements are discussed more fully in Note J.

NOTE L—SUBSEQUENT EVENTS

  1.
  On May 6, 2002, Langer, Inc. acquired substantially all of the assets of the Company for a purchase price of $6 million and assumed certain liabilities of the Company in accordance with the terms and provisions of that certain Asset Purchase Agreement dated as of May 6, 2002 (the "Purchase Agreement"), by and among Langer, Inc., Goodfoot Acquisition Co., Benefoot, Inc., Benefoot Professional Products, Inc., Jason Kraus and Paul Langer. Under the terms of the Asset Purchase Agreement, certain deferred consideration up to a maximum aggregate amount of $1 million is payable to the Company, subject to the achievement of certain financial criteria. Transaction costs of $451,518 have not been accrued on the combined balance sheet.

  2.
  Certain long-term debt and capitalized lease obligations were paid in full on May 6, 2002. See Notes D and E.

  3.
  On April 11, 2002, the Company extended the lease on its facilities to August 31, 2002. The minimum rental payments required under the operating lease is $9,381 per month.

    On April 8, 2002, the Company extended the lease on its warehouse to July 31, 2002. The minimum rental payments required under the operating lease is $1,872 per month.

5,000,000 Shares

LANGER, INC.
Common Stock

PROSPECTUS

                      , 2005

Piper Jaffray
Ryan Beck & Co.
Wm Smith Securities, Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.*

Amount
Securities and Exchange Commission registration fee	$5,464
NASD registration fee	4,813
Blue sky fees and expenses	30,000
Transfer agent and registrar fee	28,750
Printing expenses	200,000
Accountant fees and expenses	245,000
Counsel fees and expenses	450,000
Miscellaneous	199,973

Total	$1,164,000

*
All such amounts are estimates, other than the Securities and Exchange Commission registration fee.

Item 14.    Indemnification of Directors and Officers

We are a Delaware corporation. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any current or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Our certificate of incorporation provides that we shall, to the fullest extent permitted by the DGCL, indemnify all persons acting as officers and directors of Langer from and against all expenses, liabilities, or other matters covered by the DGCL.

As permitted by the DGCL, our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (d) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a)-(d), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

We have also entered into separate indemnification agreements with each of our directors and executive officers which provide significant additional protection to such persons. In addition, we have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

We believe that our certificate of incorporation and bylaw provisions, our directors and officers liability insurance policy and our indemnification agreements are necessary to attract and retain qualified persons to serve as our directors and officers.

Item 15.    Recent Sales of Unregistered Securities

On November 16, 2004, we issued a warrant to purchase 10,000 shares of our common stock to Wm Smith Securities, Incorporated, as consideration for private placement services rendered to us in connection with the sale of our 7% senior subordinated notes due September 30, 2004. Such warrants have an exercise price of $0.02 per share, subject to adjustment under certain circumstances, and are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of the 7% senior subordinated notes, or (ii) September 30, 2005. These warrants expire September 30, 2009 and will not be exercisable until such time as our stockholders shall have approved the issuance of our common stock underlying these warrants in satisfaction of The Nasdaq Marketplace Rules. Such warrants were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933. We have agreed to use our best efforts to file a shelf registration statement for the shares underlying these warrants by December 31, 2005.

As of November 12, 2004, we issued 16,302 shares of our common stock as consideration for recruitment services including future services provided, or to be provided, by DHR International, Inc.

The shares of common stock were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

On November 12, 2004, we granted to: (i) Kanders & Company, Inc., a company controlled by Warren B. Kanders, Chairman of our Board of Directors, options to purchase 240,000 shares of common stock; (ii) W. Gray Hudkins, our Chief Operating Officer, options to purchase 150,000 shares of our common stock and 40,000 shares of restricted stock; and (iii) Steven Goldstein, our Executive Vice President, options to purchase 60,000 shares of common stock, and also options to purchase 40,000 shares of common stock under the 2001 Stock Option Plan which share are registered under our Registration Statement on Form S-8 which was filed on December 5, 2003). The options are exercisable at $7.50 per share, vesting in three equal annual installments commencing on the first anniversary of the date of grant. The shares of restricted stock granted to Mr. Hudkins will vest in three equal annual installments commencing on the first anniversary of the grant date. Such non-plan options and restricted stock were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

On September 30, 2004, as part of the purchase price for the outstanding capital stock of Silipos, we issued to SSL International plc, the seller of Silipos, the following two notes: (i) $7,500,000 principal amount of 5.5% secured promissory note due March 31, 2006; and (ii) $3,000,000 principal amount of 5.5% promissory note due December 31, 2009. These notes were issued pursuant to an exemption provided by Section 4(2) of the Securities Act, as amended. No underwriter was used in connection with the issuance of these notes.

On September 30, 2004, we sold 7% senior subordinated notes due September 30, 2007 in the aggregate principal amount of $5,500,000, together with warrants to purchase an aggregate of 110,000 shares of our common stock (the "Warrants") pursuant to a Note and Warrant Purchase Agreement dated September 30, 2004 by and among us and ten accredited investors. The Warrants have an exercise price of $0.02 per share, subject to adjustment under certain circumstances, and are exercisable commencing the earlier of (i) six months after the refinancing or prepayment of the 7% senior subordinated notes, or (ii) September 30, 2005. The Warrants expire September 30, 2009. However, the Warrants will not be exercisable until such time as our stockholders shall have approved the issuance of our common stock underlying the Warrants in satisfaction of The Nasdaq Marketplace Rules. The proceeds were used to pay the cash portion of the purchase price for the outstanding capital stock of Silipos, Inc. The 7% senior subordinated notes and Warrants were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933. Under the Note and Warrant Purchase Agreement, we have agreed to use our best efforts to file a shelf registration statement for the shares underlying the Warrants by December 31, 2005.

On October 1, 2004, we issued 780 shares of our common stock as consideration for certain consulting services. The shares of common stock were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

On January 13, 2003, we issued 107,611 shares of our common stock as partial consideration for the acquisition of all of the issued and outstanding shares of Bi-Op Laboratories Inc. The shares of common stock were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

On May 6, 2002, we issued 61,805 shares of our common stock as partial consideration for the acquisition of substantially all of the assets and liabilities of Benefoot, Inc., and Benefoot Professional Products, Inc. In connection with the acquisition, we issued an additional 3,090 shares of our common stock pursuant to a consulting agreement. The shares of common stock were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

On October 31, 2001, pursuant to a Convertible Subordinated Note Purchase Agreement, dated as of October 31, 2001, we completed the sale of $14,589,000 principal amount of our 4% Convertible Subordinated Notes, due August 31, 2006 (the "Convertible Notes"), in a private placement. The Convertible Notes are convertible at any time into shares of our common stock at a conversion price of $6 per share, subject to anti-dilution protections, and are subordinated to our senior indebtedness. The Convertible Notes were sold pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933.

Item 16.    Exhibits and Financial Statement Schedule

A.
Exhibits

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement.††††
3.1
Agreement and Plan of Merger dated as of May 15, 2002, between Langer, Inc., a New York corporation, and Langer, Inc., a Delaware corporation (the surviving corporation), incorporated herein by reference to Appendix A of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
3.2
Certificate of Incorporation, incorporated herein by reference to Appendix B of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
3.3
By-laws, incorporated herein by reference to Appendix C of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
4.1	Specimen of Common Stock Certificate, incorporated herein by reference to our Registration Statement of Form S-1 (File No. 2-87183).
5.1	Opinion of Kane Kessler, P.C.
10.1
Employment Agreement between Langer, Inc. and Andrew H. Meyers, dated as of February 13, 2001, incorporated herein by reference to, Exhibit 10.6 of our Annual Report on Form 10-K filed on May 29, 2001 (File No. 000-12991).+
10.2	Employment Agreement between Langer, Inc. and Steven Goldstein, dated as of November 15, 2004.†
10.3	Consulting Agreement between Langer, Inc. and Kanders & Company, Inc., dated November 12, 2004.†+
10.4	Option Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(G) to the Schedule TO (File Number 005-36032).+
10.5
Registration Rights Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(I) to the Schedule TO (File Number 005-36032).
10.5.1
Registration Rights Agreement dated February 13, 2001 between Langer, Inc. and Langer Partners LLC, Andrew H. Meyers, Jonathan Foster and Greg Nelson, incorporated herein by reference to Exhibit (d)(1)(D) to Schedule TO (File Number 005-36032), filed January 10, 2001.
10.6	Indemnification Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(J) to the Schedule TO (File Number 005-36032).

10.7
Letter Agreement among Langer, Inc., OrthoStrategies, OrthoStrategies Acquisition Corp, Steven V. Ardia, Thomas I. Altholz, Justin Wernick, and Kenneth Granat, dated December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(K) to the Schedule TO (File Number 005-36032).
10.8	Letter Agreement between Langer, Inc. and Daniel Gorney, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(O) to the Schedule TO (File Number 005-36032).
10.9	Letter Agreement between Langer, Inc. and Thomas Archbold, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(P) to the Schedule TO (File Number 005-36032).
10.10	Letter Agreement between Langer, Inc. and Ronald J. Spinelli, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d) (1) (Q) to the Schedule TO (File Number 005-36032).
10.11	The Company's 2001 Stock Incentive Plan incorporated herein by reference to Exhibit 10.18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.+
10.12	Langer Biomechanics Group Retirement Plan, restated as of July 20, 1979 incorporated by reference to our Registration Statement of Form S-1 (File No. 2-87183).
10.13
Agreement, dated March 26, 1992, and effective as of March 1, 1992, relating to our 401(k) Tax Deferred Savings Plan incorporated by reference to our Form 10-K for the fiscal year ended February 29, 1992
10.14
Consulting Agreement between Langer, Inc. and Stephen V. Ardia, dated November 29, 2000 incorporated by reference to Exhibit 10.21 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.+
10.15
Our Promissory Note in favor of Andrew H. Meyers, dated February 13, 2001 incorporated by reference to Exhibit 99.1 of our Form 8-K Current Report, filed with the Securities and Exchange Commission on February 28, 2001.
10.16
Form of Indemnification Agreement for Langer, Inc.'s executive officers and directors, incorporated by reference to Exhibit 10.23 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.
10.17	Copy of Lease related to Langer, Inc.'s Deer Park, NY facilities incorporated by reference to Exhibit 10(f) of our Annual Report on Form 10-K for the fiscal year ended February 28, 1993.
10.17.1	Copy of Amendment to Lease of Langer, Inc.'s Deer Park, NY facility dated February 19, 1999.††
10.18
Asset Purchase Agreement, dated May 6, 2002, by and among Langer, Inc., GoodFoot Acquisition Co., Benefoot, Inc., Benefoot Professional Products, Inc., Jason Kraus, and Paul Langer, incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2002.
10.19
Registration Rights Agreement, dated May 6, 2002, among Langer, Inc., Benefoot, Inc., Benefoot Professional Products, Inc., and Dr. Sheldon Langer, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.

10.20
Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot, Inc., incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.21
Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot Professional Products, Inc., incorporated herein by reference to Exhibit 10.3 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.22
Stock Purchase Agreement, dated January 13, 2003, by and among Langer, Inc., Langer Canada Inc., Raynald Henry, Micheline Gadoury, 9117-3419 Quebec Inc., Bi-Op Laboratories Inc., incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2003.
10.23
Employment Agreement between Langer, Inc. and Joseph Ciavarella dated as of February 16, 2004, incorporated herein by reference to Exhibit 10.33 of our Annual Report on Form 10-K for the year ended December 31, 2003.+
10.24
Option Agreement between Langer, Inc. and Joseph P. Ciavarella dated as of March 24, 2004, incorporated herein by reference to Exhibit 10.34 of our Annual Report on Form 10-K for the year ended December 31, 2003.+
10.25
Stock Purchase Agreement, dated as of September 22, 2004, by and among Langer, Inc., LRC North America, Inc., SSL Holdings, Inc., and Silipos, Inc., incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.26
Stock Pledge and Agency Agreement, dated September 30, 2004, by and among Langer, Inc., SSL Holdings, Inc., and Pepper Hamilton LLP., incorporated herein by reference to Exhibit 4.4 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.27
$7,500,000 Secured Promissory Note due March 31, 2006, incorporated herein by reference to Exhibit 4.5 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.27.1	Amended and restated $7,500,000 secured promissory note due March 31, 2006.†††
10.28
$3,000,000 Promissory Note due December 31, 2009, incorporated herein by reference to Exhibit 4.6 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.28.1	Amended and restated $3,000,000 promissory note due December 31, 2009.†††
10.29
Note and Warrant Purchase Agreement, dated September 30, 2004, by and among Langer, Inc., and the investors named therein, incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.30
Form of 7% Senior Subordinated Note due September 30, 2007, incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004

10.31
Form of Warrant to purchase shares of the common stock of Langer, Inc., incorporated herein by reference to Exhibit 4.3 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.32
Supply Agreement, dated as of August 20, 1999, by and between Silipos, Inc., and Poly-Gel, L.L.C. incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004.
10.33	Employment Agreement between Langer, Inc. and W. Gray Hudkins, dated as of November 15, 2004.†+
10.34
Amendments dated as of November 12, 2004, October 28, 2004, August 31, 2004, May 28, 2004, March 30, 2004, January 30, 2004 and December 1, 2003, to Employment Agreement dated as of February 13, 2001, between us and Andrew H. Meyers.†+
10.35	Stock Option Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004.†+
10.36	Stock Option Agreement between Langer, Inc. and Steven Goldstein, dated November 12, 2004†+
10.37	Restricted Stock Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004†+
10.38
Form of 4% Convertible Subordinated Note due August 31, 2006, incorporated by reference to Exhibit 99.3 of our Current Report on Form 8-K Filed with the Securities and Exchange Commission on November 13, 2001.
10.39	Letter Agreement dated October 31, 2001, between Langer Partners, LLC and Oracle Management†
10.40	Stock Option Agreement between Langer, Inc. and Kanders & Company, Inc. dated November 12, 2004.†
10.41
Patent License Agreement, as amended, between Applied Elastomerics, Inc. and SSL Americas, Inc., dated effective November 30, 2001, incorporated herein by reference to Exhibit 10.41 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.
10.42
Assignment and Assumption Agreement, dated as of September 30, 2004, by and between SSL Americas, Inc. and Silipos, Inc., incorporated herein by reference to Exhibit 10.42 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.
10.43
License Agreement, dated as of January 1, 1997, by and between Silipos, Inc. and Gerald P. Zook, incorporated herein by reference to Exhibit 10.43 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.
10.44
Copy of Lease between 366 Madison Inc. and Silipos, Inc., dated April, 1995; Lease Modification and Extension Agreement, dated November 1, 1995; and Second Lease Modification and Extension Agreement, dated December 16, 1997, incorporated herein by reference to Exhibit 10.44 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.

10.45
Copy of Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated May 21, 1998; First Amendment to Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated July 15, 1998; and Second Amendment to Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated March 1, 1999; incorporated herein by reference to Exhibit 10.45 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.
10.46	Settlement agreement and limited release dated March 31, 2005, among Langer, Inc., Silipos, Inc., LRC North America, Inc., and SSL Holdings, Inc.†††
21.1	Subsidiaries of the Registrant, incorporated herein by reference to Exhibit 21.1 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.†
23.1	Consent of Kane Kessler, P.C. (included in Exhibit No. 5.1 to the Registration Statement).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of Trachtenberg & Pauker, LLP
24.1	Powers of Attorney (included on the signature page to the Registration Statement).†

†
incorporated by reference to our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on November 23, 2004.

††
incorporated by reference to Amendment No. 2 of our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on February 11, 2005.

†††
incorporated by reference to Amendment No. 4 of our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on April 14, 2005.

††††
incorporated by reference to Amendment No. 5 of our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on May 24, 2005.

+
this exhibit represents a management contract or compensation plan.

B.
Financial Statement Schedule

LANGER, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Sales Returns and Allowances	Allowance for Doubtful Accounts Receivable	Warranty Reserve	Inventory Reserve	Valuation Allowance for Deferred Tax Assets
At January 1, 2002	$20,944	$43,269	$40,342	$213,906	$1,570,761
Acquired	—	—	80,000	—	—
Additions	7,056	88,348	—	14,018	837,480
Deletions	—	(6,682)	(50,342)	(7,519)	—

At December 31, 2002	28,000	124,935	70,000	220,405	2,408,241
Additions	40,000	117,993	404,538	129,063	16,768
Deletions	—	(18,203)	(404,538)	(39,468)	—

At December 31, 2003	68,000	224,725	70,000	310,000	2,425,009
Additions	—	172,295	332,343	214,000	143,321
Deletions	—	(17,363)	(332,343)	(154,756)	—

At December 31, 2004	$68,000	$379,657	$70,000	$369,244	$2,568,330

Schedules not listed above have been omitted because they are not applicable or the requested information is shown in the consolidated financial statements of the Registrant or the notes thereto.

Item 17.    Undertakings

A.
The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deer Park, State of New York, on this 3rd day of June, 2005.

LANGER, INC.
By:	/s/ ANDREW H. MEYERS Name: Andrew H. Meyers Title: Chief Executive Officer
By:	/s/ JOSEPH P. CIAVARELLA Name: Joseph P. Ciavarella Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ANDREW H. MEYERS Andrew H. Meyers	President, Chief Executive Officer, and Director (Principal Executive Officer)	June 3, 2005
/s/ JOSEPH P. CIAVARELLA Joseph P. Ciavarella	Vice President and Chief Financial Officer (Principal Accounting Officer)	June 3, 2005
* Burtt R. Ehrlich	Director	June 3, 2005
* Jonathan R. Foster	Director	June 3, 2005
* Arthur Goldstein	Director	June 3, 2005
* Warren B. Kanders	Director	June 3, 2005
* Greg Nelson	Director	June 3, 2005
*By:	/s/ ANDREW H. MEYERS Andrew H. Meyers as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement.††††
3.1
Agreement and Plan of Merger dated as of May 15, 2002, between Langer, Inc., a New York corporation, and Langer, Inc., a Delaware corporation (the surviving corporation), incorporated herein by reference to Appendix A of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
3.2
Certificate of Incorporation, incorporated herein by reference to Appendix B of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
3.3
By-laws, incorporated herein by reference to Appendix C of our Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 27, 2002, filed with the Securities and Exchange Commission on May 31, 2002.
4.1	Specimen of Common Stock Certificate, incorporated herein by reference to our Registration Statement of Form S-1 (File No. 2-87183).
5.1	Opinion of Kane Kessler, P.C.
10.1
Employment Agreement between Langer, Inc. and Andrew H. Meyers, dated as of February 13, 2001, incorporated herein by reference to, Exhibit 10.6 of our Annual Report on Form 10-K filed on May 29, 2001 (File No. 000-12991).+
10.2	Employment Agreement between Langer, Inc. and Steven Goldstein, dated as of November 15, 2004.†
10.3	Consulting Agreement between Langer, Inc. and Kanders & Company, Inc., dated November 12, 2004.†+
10.4	Option Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(G) to the Schedule TO (File Number 005-36032).+
10.5
Registration Rights Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(I) to the Schedule TO (File Number 005-36032).
10.5.1
Registration Rights Agreement dated February 13, 2001 between Langer, Inc. and Langer Partners LLC, Andrew H. Meyers, Jonathan Foster and Greg Nelson, incorporated herein by reference to Exhibit (d)(1)(D) to Schedule TO (File Number 005-36032), filed January 10, 2001.
10.6	Indemnification Agreement between Langer, Inc. and Kanders & Company, Inc., dated February 13, 2001, incorporated herein by reference to Exhibit (d)(1)(J) to the Schedule TO (File Number 005-36032).
10.7
Letter Agreement among Langer, Inc., OrthoStrategies, OrthoStrategies Acquisition Corp, Steven V. Ardia, Thomas I. Altholz, Justin Wernick, and Kenneth Granat, dated December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(K) to the Schedule TO (File Number 005-36032).
10.8	Letter Agreement between Langer, Inc. and Daniel Gorney, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(O) to the Schedule TO (File Number 005-36032).
10.9	Letter Agreement between Langer, Inc. and Thomas Archbold, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d)(1)(P) to the Schedule TO (File Number 005-36032).

10.10	Letter Agreement between Langer, Inc. and Ronald J. Spinelli, dated as of December 28, 2000, incorporated herein by reference to Exhibit (d) (1) (Q) to the Schedule TO (File Number 005-36032).
10.11	The Company's 2001 Stock Incentive Plan incorporated herein by reference to Exhibit 10.18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.+
10.12	Langer Biomechanics Group Retirement Plan, restated as of July 20, 1979 incorporated by reference to our Registration Statement of Form S-1 (File No. 2-87183).
10.13
Agreement, dated March 26, 1992, and effective as of March 1, 1992, relating to our 401(k) Tax Deferred Savings Plan incorporated by reference to our Form 10-K for the fiscal year ended February 29, 1992
10.14
Consulting Agreement between Langer, Inc. and Stephen V. Ardia, dated November 29, 2000 incorporated by reference to Exhibit 10.21 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.+
10.15
Our Promissory Note in favor of Andrew H. Meyers, dated February 13, 2001 incorporated by reference to Exhibit 99.1 of our Form 8-K Current Report, filed with the Securities and Exchange Commission on February 28, 2001.
10.16
Form of Indemnification Agreement for Langer, Inc.'s executive officers and directors, incorporated by reference to Exhibit 10.23 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2001.
10.17	Copy of Lease related to Langer, Inc.'s Deer Park, NY facilities incorporated by reference to Exhibit 10(f) of our Annual Report on Form 10-K for the fiscal year ended February 28, 1993.
10.17.1	Copy of Amendment to Lease of Langer, Inc.'s Deer Park, NY facility dated February 19, 1999.††
10.18
Asset Purchase Agreement, dated May 6, 2002, by and among Langer, Inc., GoodFoot Acquisition Co., Benefoot, Inc., Benefoot Professional Products, Inc., Jason Kraus, and Paul Langer, incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2002.
10.19
Registration Rights Agreement, dated May 6, 2002, among Langer, Inc., Benefoot, Inc., Benefoot Professional Products, Inc., and Dr. Sheldon Langer, incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.20
Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot, Inc., incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.21
Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot Professional Products, Inc., incorporated herein by reference to Exhibit 10.3 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 13, 2002.
10.22
Stock Purchase Agreement, dated January 13, 2003, by and among Langer, Inc., Langer Canada Inc., Raynald Henry, Micheline Gadoury, 9117-3419 Quebec Inc., Bi-Op Laboratories Inc., incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2003.
10.23
Employment Agreement between Langer, Inc. and Joseph Ciavarella dated as of February 16, 2004, incorporated herein by reference to Exhibit 10.33 of our Annual Report on Form 10-K for the year ended December 31, 2003.+

10.24
Option Agreement between Langer, Inc. and Joseph P. Ciavarella dated as of March 24, 2004, incorporated herein by reference to Exhibit 10.34 of our Annual Report on Form 10-K for the year ended December 31, 2003.+
10.25
Stock Purchase Agreement, dated as of September 22, 2004, by and among us, LRC North America, Inc., SSL Holdings, Inc., and Silipos, Inc., incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.26
Stock Pledge and Agency Agreement, dated September 30, 2004, by and among Langer, Inc., SSL Holdings, Inc., and Pepper Hamilton LLP., incorporated herein by reference to Exhibit 4.4 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.27
$7,500,000 Secured Promissory Note due March 31, 2006, incorporated herein by reference to Exhibit 4.5 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.27.1	Amended and restated $7,500,000 secured promissory note due March 31, 2006.†††
10.28
$3,000,000 Promissory Note due December 31, 2009, incorporated herein by reference to Exhibit 4.6 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.28.1	Amended and restated $3,000,000 promissory note due December 31, 2009.†††
10.29
Note and Warrant Purchase Agreement, dated September 30, 2004, by and among Langer, Inc., and the investors named therein, incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004.
10.30
Form of 7% Senior Subordinated Note due September 30, 2007, incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.31
Form of Warrant to purchase shares of the common stock of Langer, Inc., incorporated herein by reference to Exhibit 4.3 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2004
10.32
Supply Agreement, dated as of August 20, 1999, by and between Silipos, Inc., and Poly-Gel, L.L.C. incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004.
10.33	Employment Agreement between Langer, Inc. and W. Gray Hudkins, dated as of November 15, 2004.†+
10.34
Amendments dated as of November 12, 2004, October 28, 2004, August 31, 2004, May 28, 2004, March 30, 2004, January 30, 2004 and December 1, 2003, to Employment Agreement dated as of February 13, 2001, between us and Andrew H. Meyers.†+
10.35	Stock Option Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004.†+
10.36	Stock Option Agreement between Langer, Inc. and Steven Goldstein, dated November 12, 2004†+
10.37	Restricted Stock Agreement between Langer, Inc. and W. Gray Hudkins, dated November 12, 2004†+
10.38
Form of 4% Convertible Subordinated Note due August 31, 2006, incorporated by reference to Exhibit 99.3 of our Current Report on Form 8-K Filed with the Securities and Exchange Commission on November 13, 2001.
10.39	Letter Agreement dated October 31, 2001, between Langer Partners, LLC and Oracle Management†

10.40	Stock Option Agreement between Langer, Inc. and Kanders & Company, Inc. dated November 12, 2004.†
10.41
Patent License Agreement, as amended, between Applied Elastomerics, Inc. and SSL Americas, Inc., dated effective November 30, 2001, incorporated herein by reference to Exhibit 10.41 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.
10.42
Assignment and Assumption Agreement, dated as of September 30, 2004, by and between SSL Americas, Inc. and Silipos, Inc., incorporated herein by reference to Exhibit 10.42 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005
10.43
License Agreement, dated as of January 1, 1997, by and between Silipos, Inc. and Gerald P. Zook, incorporated herein by reference to Exhibit 10.43 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.
10.44
Copy of Lease between 366 Madison Inc. and Silipos, Inc., dated April, 1995; Lease Modification and Extension Agreement, dated November 1, 1995; and Second Lease Modification and Extension Agreement, dated December 16, 1997, incorporated herein by reference to Exhibit 10.44 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.
10.45
Copy of Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated May 21, 1998; First Amendment to Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated July 15, 1998; and Second Amendment to Sublease between Calamar Enterprises, Inc. and Silipos, Inc., dated March 1, 1999; incorporated herein by reference to Exhibit 10.45 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.
10.46	Settlement agreement and limited release dated March 31, 2005, among Langer, Inc., Silipos, Inc., LRC North America, Inc., and SSL Holdings, Inc.†††
21.1	Subsidiaries of the Registrant, incorporated herein by reference to Exhibit 21.1 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005.†
23.1	Consent of Kane Kessler, P.C. (included in Exhibit No. 5.1 to the Registration Statement).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of Trachtenberg & Pauker, LLP
24.1	Powers of Attorney (included on the signature page to the Registration Statement).†

†
incorporated by reference to our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on November 23, 2004.

††
incorporated by reference to Amendment No. 2 of our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on February 11, 2005.

†††
incorporated by reference to Amendment No. 4 of our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on April 14, 2005.

††††
incorporated by reference to Amendment No. 5 of our Registration Statement on Form S-1 (File No. 333-120718) filed with the Securities and Exchange Commission on May 24, 2005.

+
this exhibit represents a management contract or compensation plan.